     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2000


                                                      REGISTRATION NO. 333-41692

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        TUMBLEWEED COMMUNICATIONS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           --------------------------

          DELAWARE                         4899                        94-3336053
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL           (IRS EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
      INCORPORATION OR
        ORGANIZATION)

                               700 SAGINAW DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 216-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                            BERNARD J. CASSIDY, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        TUMBLEWEED COMMUNICATIONS CORP.
                               700 SAGINAW DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 216-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

                             GREGORY C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                        525 UNIVERSITY AVENUE, SUITE 220
                          PALO ALTO, CALIFORNIA 94301
                                 (650) 470-4500

                                 ROBERT A. NERO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            INTERFACE SYSTEMS, INC.
                              5855 INTERFACE DRIVE
                           ANN ARBOR, MICHIGAN 48103
                                 (734) 769-5900

                          ALEKSANDRA A. MIZIOLEK, ESQ.
                              DYKEMA GOSSETT PLLC
                             400 RENAISSANCE CENTER
                            DETROIT, MICHIGAN 48243
                                 (313) 568-6800
                           --------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of a subsidiary of the Registrant with and into Interface Systems, Inc. pursuant to the Agreement and Plan of Merger, dated as of June 28, 2000, described in the enclosed proxy statement/ prospectus, have been satisfied or waived.


    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                            INTERFACE SYSTEMS, INC.
                              5855 INTERFACE DRIVE
                           ANN ARBOR, MICHIGAN 48103
                           TELEPHONE: (734) 769-5900


                                                                  August 3, 2000


Dear Shareholder:


    You are cordially invited to attend a special meeting of shareholders of Interface Systems, Inc. to be held on September 1, 2000 at 10:00 a.m., local time, at the Crowne Plaza Hotel, 610 Hilton Boulevard, Ann Arbor, Michigan. THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN INTERFACE.



    At this special meeting you will be asked to vote on an Agreement and Plan of Merger, dated as of June 28, 2000, which we refer to as the Merger Agreement, pursuant to which a subsidiary of Tumbleweed Communications Corp. will merge with and into Interface and Interface will become a wholly-owned subsidiary of Tumbleweed. In the merger, Tumbleweed will issue to Interface shareholders 0.264 of a share of Tumbleweed common stock for each share of Interface common stock that they own. The exchange of Interface common stock for Tumbleweed common stock, other than cash paid for fractional shares, is intended to be tax-free to Interface shareholders for federal income tax purposes. In addition, outstanding Interface employee and director stock options and warrants will be assumed by Tumbleweed.


    You will also be asked to consider and vote upon an amendment to the Interface Systems, Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares. Approval of the amendment to the 1992 Stock Option Plan is not a condition to the consummation of the merger. The increase, requested by Tumbleweed, is intended to allow a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future.


    Your board of directors has unanimously approved the merger and has determined that the Merger Agreement and the merger are in your best interests and recommends that you vote to approve the Merger Agreement and the transactions associated with it at the special meeting. The Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.


    In reaching this determination, your board of directors received the written opinion of Newbury, Piret Companies, Inc. to the effect that, as of the date of such opinion, the exchange ratio is fair, from a financial point of view, to Interface shareholders. A copy of this opinion which sets forth the assumptions made, matters considered, and the scope of review undertaken, is attached to the accompanying proxy statement/ prospectus as Annex F.


    In addition, your board of directors recommends a vote for approval of the amendment to the 1992 Stock Option Plan. The amended and restated 1992 Stock Option Plan is attached to the accompanying proxy statement/prospectus as Annex E.


    We have enclosed a notice of special meeting and a proxy statement/prospectus discussing the proposed merger and the related Merger Agreement and the amendment to the 1992 Stock Option Plan. We encourage you to read these documents carefully. Also enclosed is a proxy card so you can vote on the Merger Agreement and the amendment to the 1992 Stock Option Plan without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. However, you are cordially invited to attend the special meeting in person.

    Thank you for your cooperation.


                                         Very truly yours,

                                         [LOGO]
                                         Robert A. Nero
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                            INTERFACE SYSTEMS, INC.
                              5855 INTERFACE DRIVE
                           ANN ARBOR, MICHIGAN 48103
                           TELEPHONE: (734) 769-5900


     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 1, 2000


                            ------------------------


    A special meeting of our shareholders will be held at the Crowne Plaza Hotel, 610 Hilton Boulevard, Ann Arbor, Michigan on September 1, 2000 at
10:00 a.m., local time. The board of directors of Interface Systems, Inc. asks you to attend this important special meeting to consider and vote upon the following:


    - To approve and adopt the Agreement and Plan of Merger, dated as of June 28, 2000, by and among Tumbleweed Communications Corp., Maize Acquisition Sub, Inc., a direct wholly-owned subsidiary of Tumbleweed, and Interface, pursuant to which Maize Acquisition Sub will be merged with and into Interface with Interface becoming a wholly-owned subsidiary of Tumbleweed.

    - To approve an amendment to the Interface Systems, Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares.

    In the merger, Tumbleweed will issue to Interface shareholders 0.264 of a share of Tumbleweed common stock for each share of Interface common stock that they own. In addition, outstanding Interface employee and director stock options and warrants will be assumed by Tumbleweed. Approval of the amendment to the 1992 Stock Option Plan is not a condition to the consummation of the merger. The increase, requested by Tumbleweed, is intended to allow a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT AT THE SPECIAL MEETING. IN ADDITION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

    In connection with the execution of the Merger Agreement, a group of shareholders of Interface collectively holding 83,081 shares of Interface common stock (representing approximately 1.76% of the outstanding Interface common stock) have entered into voting agreements with Tumbleweed, pursuant to which these shareholders have agreed, among other things, to vote such shares of Interface common stock to approve the Merger Agreement and the transactions associated with it at the special meeting.


    Only shareholders who held their shares of Interface common stock at the close of business on August 1, 2000 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements. The merger cannot be completed unless holders of a majority of the outstanding shares of Interface common stock on the record date affirmatively vote to approve the Merger Agreement.



    Accompanying this notice is a proxy statement/prospectus discussing the proposed merger and the related Merger Agreement and the amendment to the 1992 Stock Option Plan. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the Merger Agreement and the amendment to the 1992 Stock Option Plan without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on August 1, 2000 and bring that evidence to the special meeting. You may also revoke your proxy at any time before the meeting.



                                         By order of the board of directors,
                                         [LOGO]
                                         Brian D. Brooks,
                                         CORPORATE SECRETARY

Date: August 3, 2000

                                   PROSPECTUS
                        TUMBLEWEED COMMUNICATIONS CORP.
                                PROXY STATEMENT
                            INTERFACE SYSTEMS, INC.
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Tumbleweed Communications Corp. and Interface Systems, Inc. have approved a Merger Agreement pursuant to which, if approved by the shareholders of Interface, a subsidiary of Tumbleweed will be merged with and into Interface and Interface will become a wholly-owned subsidiary of Tumbleweed.

    Upon completion of the merger, Interface shareholders will receive 0.264 of a share of Tumbleweed common stock for each share of Interface common stock that they own. The exchange of Interface common stock for Tumbleweed common stock, other than cash paid for fractional shares, is intended to be tax-free to Interface shareholders for federal income tax purposes. In addition, holders of Interface employee and director stock options and warrants will have their options and warrants converted into options and warrants to purchase 0.264 of a share of Tumbleweed common stock for each share of Interface common stock subject to an existing option or warrant. The converted options and warrants will have an exercise price per share equal to the exercise price per share of the existing options and warrants divided by 0.264. Tumbleweed stockholders will continue to own their existing shares after the merger.

    The board of directors of Interface has also approved an amendment to the Interface Systems, Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares. The increase, requested by Tumbleweed, is intended to allow a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future.


    This proxy statement/prospectus is also the prospectus of Tumbleweed regarding the Tumbleweed common stock to be issued to Interface shareholders in exchange for their shares of Interface common stock in connection with the merger. Based on the number of shares of Interface common stock outstanding on June 28, 2000, Tumbleweed will issue approximately 1,245,994 shares of Tumbleweed common stock to Interface shareholders in the merger. Tumbleweed estimates that the shares of Tumbleweed common stock to be issued to Interface shareholders will represent approximately 5.09% of the outstanding common stock of Tumbleweed after the merger based on the shares outstanding on June 30, 2000. As a result, the shares of Tumbleweed common stock held by Tumbleweed stockholders prior to the merger will represent approximately 94.91% of the outstanding common stock of Tumbleweed after the merger. In addition, Tumbleweed will reserve approximately 233,909 shares of Tumbleweed common stock for issuance upon the exercise of converted Interface options and warrants or approximately .84% of the outstanding common stock of Tumbleweed after the merger. Tumbleweed shares to be issued in connection with the merger or upon the exercise of converted Interface options and warrants will be listed, subject to official notice of issuance, on the Nasdaq National Market under the symbol "TMWD." Interface common stock is currently listed on the Nasdaq National Market under the symbol "INTF."


    The merger cannot be completed unless the shareholders of Interface approve the Merger Agreement and the transactions associated with it under the Merger Agreement. Interface has scheduled a special meeting for its shareholders to vote on the Merger Agreement and the transactions associated with it under the Merger Agreement and to approve an amendment to the Interface Systems, Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares. The Interface board of directors has determined that the Merger Agreement and the transactions associated with it are in your best interests. THE INTERFACE BOARD OF DIRECTORS RECOMMENDS THAT INTERFACE SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND

RELATED TRANSACTIONS UNDER THE MERGER AGREEMENT AND TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN. YOUR VOTE IS VERY IMPORTANT.


    Only shareholders who held their shares of Interface at the close of business on August 1, 2000 will be entitled to notice of, and to vote at, the special meeting of Interface and any adjournments or postponements.



    The dates, times and place of the special meeting is as follows:
September 1, 2000, 10:00 a.m. Crowne Plaza Hotel, 610 Hilton Boulevard, Ann Arbor, Michigan.


    This proxy statement/prospectus provides you with detailed information about the proposed Merger Agreement and the transactions associated with it and the amendment to the 1992 Stock Option Plan. This document incorporates important business and financial information about each of Tumbleweed and Interface that is not included in or delivered with this document. You may obtain documents that are filed with the Securities and Exchange Commission and incorporated by reference in this document without charge by requesting them in writing or by telephone from the appropriate party at the addresses listed in "Where You Can Find More Information" on page vi.

    See "Risk Factors" beginning on page 13 for a discussion of certain factors that you should consider in determining how to vote on the Merger Agreement and the transactions associated with it.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TUMBLEWEED COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus, dated August 3, 2000, will be first mailed to shareholders on or about August 4, 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      vi

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............     vii

SUMMARY.....................................................       1
  The Companies.............................................       4
  Our Reasons for the Merger................................       4
  Recommendations to Shareholders...........................       4
  Shareholder Vote Required to Approve the Merger and the
    Amendment to the 1992 Stock Option Plan.................       5
  The Merger Agreement......................................       5
  Stock Option Agreement....................................       6
  Convertible Promissory Note...............................       7
  Anticipated Accounting Treatment..........................       7
  Interests of Persons in the Merger........................       7
  Dissenters' Rights........................................       7
  Risks of the Merger.......................................       7
  Opinions of Financial Advisors............................       7
  Comparative Per Share Market Price Information............       7
  Listing of Tumbleweed Common Stock........................       8
  Delisting of Interface Common Stock.......................       8
  Forward-Looking Statements May Prove Inaccurate...........       8
  Comparative Rights of Stockholders........................       8
  Tumbleweed and Interface Comparative Per Share Data.......       9
  Summary Consolidated Financial Data.......................      11

RISK FACTORS................................................      13
  Risks Related to the Merger...............................      13
  Risks Related to Tumbleweed...............................      14
  Risks Related to Interface................................      24

THE SPECIAL MEETING OF INTERFACE SHAREHOLDERS...............      25
  Date, Time and Place; Purpose of Meeting..................      25
  Record Date...............................................      25
  Voting and Revocation of Proxies..........................      25
  Vote Required to Approve the Merger and the Amendment to
    the 1992 Stock Option Plan..............................      26
  Principal Shareholders....................................      26
  Absence of Appraisal Rights...............................      26
  Solicitation of Proxies...................................      26
  Recommendation of Interface's Board of Directors..........      27

THE MERGER..................................................      28
  General...................................................      28
  Background of the Merger..................................      28
  Reasons for Tumbleweed Engaging in the Merger.............      29
  Reasons for Interface Engaging in the Merger;
    Recommendation of the Interface Board...................      30
  Opinion of Interface's Financial Advisor..................      32
  Anticipated Accounting Treatment..........................      37
  Interests of Persons in the Merger........................      37
  Dissenters' Rights........................................      39
  Resale Restrictions.......................................      39
  Stock Exchange Listing....................................      40
  Delisting and Deregistration of Interface Common Stock....      40
  Treatment of Stock Certificates...........................      40

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT........................................      41
  The Merger................................................      41
  Exchange Procedures.......................................      41
  Corporate Organization and Governance.....................      42
  Representations and Warranties............................      42
  Covenants.................................................      44
  No Solicitation of Transactions...........................      45
  Access to Information.....................................      46
  Indemnification and Insurance.............................      46
  Cooperation and Reasonable Efforts........................      47
  Conditions to the Consummation of the Merger..............      47
  Termination...............................................      48
  Termination Fee and Expenses..............................      48
  Amendment; Extension and Waiver...........................      49

THE STOCK OPTION AGREEMENT..................................      50

THE VOTING AGREEMENTS.......................................      52

THE CONVERTIBLE PROMISSORY NOTE.............................      54

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......      56

PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN................      57

TUMBLEWEED BUSINESS.........................................      60
  Overview..................................................      60
  Industry Background.......................................      60
  The Tumbleweed Solution...................................      60
  Strategy..................................................      62
  Tumbleweed Products.......................................      64
  Tumbleweed Professional Services..........................      65
  Customers and Markets.....................................      66
  Sales.....................................................      67
  Marketing.................................................      68
  Technology................................................      68
  Governmental Regulation...................................      72
  Intellectual Property.....................................      73
  Legal Proceedings.........................................      74
  Competition...............................................      74
  Employees.................................................      75
  Properties and Facilities.................................      75

SELECTED CONSOLIDATED FINANCIAL DATA........................      76

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS--TUMBLEWEED.....................      77

TUMBLEWEED MANAGEMENT.......................................      90
  Executive Officers and Directors..........................      90
  Classified Board of Directors.............................      93
  Board Committees..........................................      93
  Director Compensation.....................................      93
  Compensation Committee Interlocks and Insider
    Participation...........................................      94
  Executive Compensation....................................      94
  Option Grants in Last Fiscal Year.........................      94
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
    Year-End Option Values..................................      95
  Employment Agreements.....................................      96
  Equity Incentive Plans....................................      96
  Limitation of Liability and Indemnification...............      99

                                                                PAGE
                                                              --------
  Certain Relationships and Related Transactions............     100

PRINCIPAL STOCKHOLDERS OF TUMBLEWEED........................     102

DESCRIPTION OF TUMBLEWEED CAPITAL STOCK.....................     104

MAIZE.......................................................     105

COMPARATIVE RIGHTS OF STOCKHOLDERS..........................     106
  Classified Board of Directors.............................     106
  Number of Directors.......................................     106
  Removal of Directors; Filling Vacancies...................     107
  No Stockholder Action by Written Consent; Special
    Meetings................................................     107
  Advance Notice Provisions for Stockholder Nominations and
    Stockholder Proposals...................................     108
  Authorized Capital Stock..................................     110
  Voting Rights.............................................     110
  Preferred Stock...........................................     111
  Amendment of the Certificate and Articles of Incorporation
    and Bylaws..............................................     111
  Business Combinations.....................................     112
  Limitation of Liability of Directors......................     114
  Indemnification of Directors and Officers.................     114

MARKET PRICE AND DIVIDEND INFORMATION.......................     116

INTERFACE MANAGEMENT........................................     118

PRINCIPAL SHAREHOLDERS OF INTERFACE.........................     120

EXPERTS.....................................................     122

LEGAL MATTERS...............................................     122

INDEX TO FINANCIAL STATEMENTS...............................     F-1


ANNEXES:

    A--Agreement and Plan of Merger, dated as of June 28, 2000


    B--Stock Option Agreement, dated as of June 28, 2000


    C--Form of Voting Agreement

    D-- Convertible Subordinated Note Purchase Agreement and Form of Convertible
       Subordinated Note


    E--Amended and Restated Interface Systems, Inc. 1992 Stock Option Plan


    F--Fairness Opinion of Newbury, Piret Companies, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    Tumbleweed and Interface file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

    Tumbleweed filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Tumbleweed common stock to be issued to Interface shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Tumbleweed in addition to being a proxy statement for Interface for its special meeting of shareholders. As allowed by the Securities and Exchange Commission's rules, this proxy statement/ prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the Registration Statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

    The Securities and Exchange Commission allows Interface to "incorporate by reference" information into this proxy statement/prospectus. This means that Interface may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information modified or superseded by information in (or incorporated by reference in) this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. The documents contain important information about Interface and its finances. The following documents of Interface are incorporated by reference:

    - Current Report on Form 8-K filed on July 7, 2000.

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - Definitive Proxy Statement on Schedule 14A filed on January 20, 2000.

    - Current Report on Form 8-K filed on January 4, 2000.

    - Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

    - Annual Report on Form 10-K for the year ended September 30, 1999.

    - Description of Interface's common stock contained in Interface's Registration Statement on Form 10 under the Securities and Exchange Act of 1934, as amended, Number 0-10902.

    Interface is also incorporating by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of its special meeting of shareholders to be held in connection with the merger. Statements contained in documents incorporated by reference may be modified or superseded by later statements in this proxy statement/prospectus or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

    Interface has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Interface, and Tumbleweed has supplied all such information relating to Tumbleweed.

    Tumbleweed or Interface will provide, without charge, a copy of any or all of their documents incorporated by reference in this proxy statement/prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

                           FOR TUMBLEWEED DOCUMENTS:

                        Tumbleweed Communications Corp.
                               700 Saginaw Drive
                         Redwood City, California 94063
                    Attention: Investor Relations Department
                           Telephone: (650) 216-2018

                            FOR INTERFACE DOCUMENTS:

                            Interface Systems, Inc.
                              5855 Interface Drive
                           Ann Arbor, Michigan 48103
                           Attention: Brian D. Brooks
                           Telephone: (734) 769-5900


    If you would like to request documents from Interface, please do so by August 25, 2000 to receive them before the special meeting of stockholders.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT AND THE AMENDMENT TO THE 1992 STOCK OPTION PLAN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 3, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF TUMBLEWEED COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


    This document, the documents of Tumbleweed and Interface incorporated by reference herein and other communications to stockholders and shareholders of Tumbleweed and Interface, respectively, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when Tumbleweed or Interface uses words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Although each of Tumbleweed and Interface believes that the expectations reflected in such forward-looking statements are reasonable, neither can give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein, in documents incorporated by reference and in other communications to stockholders, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors." All forward-looking statements attributable to Tumbleweed are expressly qualified in their entirety by those factors, which may cause actual results to differ materially from expectations described herein. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Amendment No. 2 to the Tumbleweed Registration Statement on
Form S-1 dated July 26, 2000, the Annual Report on Form 10-K for the year ended December 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. All forward-looking statements attributable to Interface are expressly qualified in their entirety by those factors, which may cause actual results to differ materially from expectations described herein. For further information about the risks relating to Interface and its business, we refer you to Interface's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended September 30, 1999, the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND THE AMENDMENT TO THE 1992 STOCK OPTION PLAN, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE PROPOSED MERGER AND THE AMENDMENT TO THE 1992 STOCK OPTION PLAN, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE VI).

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: The proposed merger offers a strategic growth opportunity for each company.
   Currently Tumbleweed and Interface each provide solutions that address specific aspects of a complete communication system for electronic statement presentment. Tumbleweed technology enables businesses to move traditionally paper-based communications online, through added security, reliability and personalization over current messaging networks. Interface's L2i technology enables businesses to transform legacy information sources into online formats. Tumbleweed and Interface believe that each of these market segments is growing and that a presence in each market segment will enhance the ability of the combined company to command a larger share of the electronic statement presentment market as a whole.

    In addition to maintaining the independent solutions, the combined companies would offer customers a single source for a fuller, more integrated suite of business communication products and services. By combining the technology and expertise of each company, the combined companies will provide customers with a single source to satisfy requirements for electronic statement presentment. The integrated technology would enable customers to transform legacy content into online formats, generate personalized messages from the content, add multiple levels of security, deliver the content to recipients, track delivery status, archive historical transactions and enable subsequent secure two-way communications between senders and recipients.

    In addition, in order to continue to focus on its core strategies, Tumbleweed has announced its intention to divest Interface businesses other than L2i. These businesses comprised a substantial majority of the historical operating results of Interface, as more fully described in the pro forma financial statements included elsewhere in this proxy statement/prospectus.

Q: WHAT WILL INTERFACE SHAREHOLDERS RECEIVE IN THE MERGER?

A: Interface shareholders will receive 0.264 of a share of Tumbleweed common stock in exchange for each share of Interface common stock. Tumbleweed will not issue fractional shares that they own. Interface shareholders who would otherwise be entitled to receive a fractional share instead will receive a cash payment based on the market value of the fractional share of Tumbleweed stock on the date of the merger.

    FOR EXAMPLE:

    - IF YOU CURRENTLY OWN 100 SHARES OF INTERFACE COMMON STOCK, THEN AFTER THE MERGER YOU WILL BE ENTITLED TO RECEIVE 26 SHARES OF TUMBLEWEED COMMON STOCK AND A CHECK FOR THE MARKET VALUE OF THE 0.4 FRACTIONAL SHARE.

    - IF YOU CURRENTLY OWN 100 SHARES OF TUMBLEWEED COMMON STOCK, THEN YOU WILL CONTINUE TO OWN THOSE 100 SHARES AFTER THE MERGER.

    Each outstanding stock option and warrant to acquire Interface common stock will be converted into an option or warrant to purchase 0.264 of a share of Tumbleweed common stock for each share of Interface common stock covered by the option or warrant before the merger.

Q: WHAT RISKS SHOULD I CONSIDER?


A: You should review "Risk Factors" on pages 13 through 24.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Tumbleweed and Interface are working towards completing the merger as soon as possible. In addition to shareholder approval, we must satisfy other conditions described in the Merger Agreement. The parties hope to complete the merger before September 30, 2000.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?


A: The exchange of shares by Interface shareholders is intended to be tax-free to Interface shareholders for Federal income tax purposes. However, Interface shareholders may have to pay taxes on cash received for fractional shares. To review the tax consequences to shareholders in greater detail, see page 56.


    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Q: WHAT WILL TUMBLEWEED'S DIVIDEND POLICY BE?

A: Tumbleweed presently anticipates that it will retain any future earnings to finance development and expansion of its business and provide working capital. Tumbleweed does not anticipate paying any cash dividends on Tumbleweed common stock for the foreseeable future. Following the merger, Tumbleweed's board of directors will use its discretion to decide whether to declare dividends and the amount of any dividends.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the Merger Agreement and the transactions associated with it. If the merger is approved by you, Interface will become a wholly-owned subsidiary of Tumbleweed.
    In addition, you are being asked to approve an amendment to the Interface Systems Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares.

    Interface's board of directors has approved the Merger Agreement and the amendment to the 1992 Stock Option Plan and recommends voting FOR approval of the Merger Agreement and the transactions associated with it and FOR approval of the amendment to the 1992 Stock Option Plan.


    For a discussion of the reasons for the merger and the amendment to the 1992 Stock Option Plan, see pages 28 through 40 and pages 57 through 59, respectively.


Q: WHAT DO I NEED TO DO NOW?


A: You should complete, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at your special shareholders' meeting. The Interface meeting will take place on September 1, 2000.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Interface shareholders will receive written instructions for exchanging their stock certificates. Tumbleweed stockholders will keep their certificates because the merger will not require surrender of Tumbleweed stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your Interface shares only if you provide instructions on how to vote. Without instructions your shares will not be voted. Shares that are not voted will be counted as votes against the Merger Agreement and the transactions associated with it and will have no effect on the vote to amend the 1992 Stock Option Plan.

Q: WHO CAN HELP ANSWER FURTHER QUESTIONS?

A: If you would like additional copies of the proxy statement/prospectus, or if you have more questions about the merger, you should contact the appropriate party at the addresses listed in "Where You Can Find More Information" on page vi.


RECENT DEVELOPMENT



    On August 1, 2000, Tumbleweed completed a primary and secondary public offering of 3,000,000 shares of its common stock at a price of $56.00 per share. Of the 3,000,000 shares of common stock, 1,500,000 primary shares were sold by Tumbleweed and 1,500,000 secondary shares were sold by stockholders of Tumbleweed. Tumbleweed will not receive any of the proceeds from the shares sold by its stockholders. Net proceeds to Tumbleweed from the offering of primary shares, estimated by Tumbleweed to be approximately $77.8 million, will be used for working capital and other general corporate purposes. In addition, Tumbleweed may use a portion of the net proceeds to acquire complementary products, technologies or businesses. Except as otherwise indicated, information in this proxy statement/prospectus does not give effect to this public offering.

THE COMPANIES

TUMBLEWEED COMMUNICATIONS CORP.
700 Saginaw Drive
Redwood City, California 94063
Telephone: (650) 216-2000

    Tumbleweed Communications Corp. is a leading provider of advanced messaging solutions for business communications. Tumbleweed's products and services enable businesses to extend existing networks and applications, creating secure online channels for interactive, business-critical communication. Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, is a platform and set of applications for creating secure communications channels between a business and its customers, partners and suppliers. Tumbleweed Messaging Management System, or Tumbleweed MMS, is a comprehensive solution that extends internal e-mail systems to the Internet through centralized management, policy enforcement, filtering and archiving. Used together, Tumbleweed IME and Tumbleweed MMS automatically apply security policies and redirect sensitive e-mail for secure, trackable delivery.

INTERFACE SYSTEMS, INC.
5855 Interface Drive
Ann Arbor, Michigan 48103
(734) 769-5900

    Interface is a leading developer and marketer of e-commerce software solutions for Fortune 1000 companies. Interface is currently completing a transition plan that focused on the movement from the manufacturing of hardware (printers, circuit boards, and peripheral equipment) to the development and marketing of higher margin and higher growth software solutions. Interface is now organized around two software solutions groups: L2i and Cleo.

    Interface's L2i solutions include software products and implementation services that enable large organizations to re-deploy information stored on legacy systems as the foundation for their strategic e-commerce or internet-based applications. Interface's products are geared primarily toward the fast growing online billing and customer statement delivery markets. Interface offers rapid, cost-effective implementation without having to alter the legacy applications. Our list of growing customers includes leaders in the financial services and public utilities industries.

    The Cleo solutions assist companies with the connection of their personal computers to legacy mainframes. This product group also is utilized to manage communications and to transport files from the client mainframe to Electronic Data Interchange or e-commerce networks. Interface has been divesting various businesses and Tumbleweed has announced its intent to divest the Cleo Solutions group as well.

OUR REASONS FOR THE MERGER


    The Tumbleweed and Interface boards of directors have unanimously approved the Merger Agreement and the transactions associated with it, and have determined that the Merger Agreement and the transactions associated with it are in the best interests of their respective shareholders. In reaching their respective decisions, the boards of directors of the two companies considered that the combination of the companies will offer customers a complete communication system for electronic statement presentment.



    To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 28 through 40.


REASONS FOR OPTION PLAN AMENDMENT

    The increase in the number of shares issuable under the 1992 Stock Option Plan, which was requested by Tumbleweed, is intended to allow for a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future.

RECOMMENDATIONS TO SHAREHOLDERS

    The Interface board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve the Merger Agreement and the transactions associated with it. The Interface board of directors also recommends that you vote FOR the amendment to the 1992 Stock Option Plan.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER AND THE AMENDMENT TO THE 1992
  STOCK OPTION PLAN

    The affirmative vote of the holders of a majority of the issued and outstanding shares of Interface common stock is required to approve the Merger Agreement and the transactions associated with it. Your abstention or failure to vote, or your failure to instruct your broker or nominee as to how to vote shares that you own but that are not held in your name, as an Interface shareholder will have the effect of a vote against the Merger Agreement and the transactions associated with it.

    In connection with the execution of the Merger Agreement, a group of shareholders of Interface collectively holding 83,081 shares of Interface common stock, representing approximately 1.76% of the outstanding Interface common stock, have entered into voting agreements with Tumbleweed, pursuant to which these shareholders have agreed, among other things, to vote their shares of Interface common stock to approve the Merger Agreement and the transactions associated with it at the Interface special meeting.

    The affirmative vote of the holders of a majority of the shares of Interface common stock voted in person or by proxy at the Interface special meeting is required to approve the amendment to the 1992 Stock Option Plan. Your abstention or failure to vote, or your failure to instruct your broker or nominee as to how to vote shares that you own but that are not held in your name, as an Interface shareholder will have no effect on such proposal to amend the 1992 Stock Option Plan.


    To review information relating to shareholder votes in greater detail, see "The Special Meeting of Interface Shareholders" on pages 25 through 27.



THE MERGER AGREEMENT (PAGE 41)


    The Merger Agreement is attached as Annex A at the back of this proxy statement/ prospectus. We encourage you to read the Merger Agreement because it is the legal document that governs the proposed merger.

WHAT INTERFACE SHAREHOLDERS WILL RECEIVE IN THE MERGER

    As a result of the merger, Interface shareholders will receive 0.264 of a share of Tumbleweed common stock for each share of Interface common stock that they own. Interface shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional share based on the market value of Tumbleweed common stock on the date of the completion of the merger.

    In addition, at the time the merger is completed, holders of Interface employee and director stock options and warrants will have their options and warrants converted into options or warrants to purchase 0.264 of a share of Tumbleweed common stock for each outstanding share of Interface common stock subject to an existing option or warrant at that time. The exercise price of such converted option or warrant will be adjusted to reflect the exchange ratio.

    DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. WHEN THE MERGER IS COMPLETED, INTERFACE SHAREHOLDERS WILL RECEIVE WRITTEN INSTRUCTIONS FOR EXCHANGING THEIR INTERFACE STOCK CERTIFICATES. TUMBLEWEED STOCKHOLDERS WILL CONTINUE TO HOLD THEIR TUMBLEWEED STOCK CERTIFICATES.

STATUS OF INTERFACE FOLLOWING THE MERGER

    If the merger is approved, a subsidiary of Tumbleweed will merge with and into Interface and Interface will become a wholly-owned subsidiary of Tumbleweed. Shareholders of Interface before the merger will own stock in Tumbleweed after the merger.

OWNERSHIP OF TUMBLEWEED FOLLOWING THE MERGER


    Tumbleweed estimates the shares of Tumbleweed common stock issued to Interface shareholders in the merger will constitute approximately 5.09% of the outstanding common stock of Tumbleweed after the merger, and the current stockholders of Tumbleweed will hold the remaining approximately 94.91% of the outstanding common stock of Tumbleweed after the merger based on shares of Interface outstanding on June 28, 2000 and of Tumbleweed on June 30, 2000.



    CONDITIONS (PAGE 47)


    The merger will not be completed unless certain conditions are met, including the approval of the Merger Agreement and the transactions associated with it by Interface shareholders. Some conditions may be waived.


    NO SOLICITATION OF TRANSACTIONS (PAGE 45)


    Interface has agreed, subject to some exceptions, not to initiate or engage in discussions with a third party regarding a business combination with the third party while the merger is pending.


    TERMINATION (PAGE 48)


    Tumbleweed and Interface may together agree to terminate the Merger Agreement without completing the merger, whether or not Interface shareholders have approved the Merger Agreement.

    The Merger Agreement may also be terminated by the board of directors of either company in other circumstances, including:

    - if the merger is not completed on or before December 15, 2000, except that neither Tumbleweed nor Interface may terminate the Merger Agreement if its breach of the Merger Agreement is the reason the merger has not been completed by that date;

    - if the approval of the shareholders of Interface is not obtained;

    - if any necessary regulatory approvals are not obtained; or

    - if the other party has failed to perform its obligations under the Merger Agreement.

    Tumbleweed may also terminate the Merger Agreement if Interface's board of directors has failed to recommend the merger to its shareholders or has withdrawn or adversely modified or qualified its recommendation of the merger.


    TERMINATION FEE (PAGE 48)


    The Merger Agreement generally requires Interface to pay to Tumbleweed a termination fee of $2.5 million, plus an amount equal to all of the costs and expenses incurred by Tumbleweed in connection with the Merger Agreement and the transactions associated with it, if the agreement is terminated because:

    - Interface's board of directors has failed to recommend the merger to its shareholders or has withdrawn or adversely modified or qualified its recommendation of the merger;

    - the approval of the shareholders of Interface is not obtained (except as described below); or

    - Interface materially breaches other specific obligations under the Merger Agreement.

    The Merger Agreement provides that the $2.5 million fee be reduced to $1 million in the event the Merger Agreement is terminated because the approval of Interface's shareholders is not obtained; provided that an alternative transaction has not been entered into or announced prior to 360 calendar days from the date of such termination.


STOCK OPTION AGREEMENT (PAGE 50)


    In connection with the merger, Interface granted Tumbleweed an option to purchase a number of shares of Interface common stock equal to 19.9% of the total number of shares of Interface common stock issued and outstanding as of June 28, 2000 if an event occurs which would entitle Tumbleweed to terminate the Merger Agreement and which would entitle Tumbleweed to receive a termination fee. Under this option, Tumbleweed would have the right to acquire
939,215 shares of Interface common stock, subject to adjustment, at $13.33 per share.

This option generally terminates upon the completion of the merger or upon termination of the Merger Agreement in specified circumstances. A copy of the stock option agreement is attached as Annex B at the back of this proxy statement/prospectus. We encourage you to read the stock option agreement.


CONVERTIBLE PROMISSORY NOTE (PAGE 54)


    In connection with the merger, Tumbleweed also agreed to purchase an aggregate of $3 million convertible subordinated promissory notes of Interface. The notes are convertible at Tumbleweed's option at any time into shares of Interface common stock. The notes convert automatically if the merger agreement is terminated due to a material breach by Tumbleweed. The initial conversion price is $9.50 per share subject to adjustment upon the occurrence of certain events, including but not limited to stock splits, reverse stock splits and dividends paid on Interface common stock. The notes mature one year from the date of issuance and accelerate upon an event of default, including termination of the merger agreement if Interface shareholders elect not to approve it. Interface also has agreed to register the shares issuable upon conversion of the votes for resale under the Securities Act. The note purchase agreement and a form of the note are attached as Annex D at the back of this proxy statement/ prospectus. We encourage you to read them.


ANTICIPATED ACCOUNTING TREATMENT (PAGE 37)


    We intend that the merger will be accounted for as a purchase.


INTERESTS OF PERSONS IN THE MERGER (PAGE 37)


    In considering the board's recommendations that you vote to approve the merger, you should note that some of the directors and officers of Interface have continuing indemnification against specified liabilities and participate in arrangements that provide them with interests in the merger that are different from, or in addition to, shareholders of Interface generally. The executive officers of Interface have received offers of employment from Tumbleweed which include additional compensation, severance packages and accelerated vesting of Interface stock options. As a result, these directors and officers could be more likely to vote to approve the Merger Agreement than shareholders of Interface generally.


DISSENTERS' RIGHTS (PAGE 39)


    Under Michigan law, Interface shareholders do not have any right to an appraisal of the value of their Interface common stock in connection with the merger.

RISKS OF THE MERGER (PAGE 13)


    In considering whether to approve the Merger Agreement, you should consider various risks of the merger, including the risk of fluctuations in the market price of Tumbleweed common stock, risks associated with the merger and integrating the companies' businesses and the fact that some directors and officers of Interface may have interests in the merger that are different from or in addition to yours. In particular, you should consider the possibility that the proposed concurrent public offering of Tumbleweed may not be completed as contemplated or at all. We urge you to read carefully the factors described in "Risk Factors" on pages 13 through 24 in making your decision.



OPINIONS OF FINANCIAL ADVISOR (PAGE 32)


    In deciding to approve the merger, the board of directors of Interface considered an opinion from its financial advisor Newbury, Piret Companies, Inc. as to the fairness of the exchange ratio, as of the date of the opinion, to the shareholders of Interface from a financial point of view. The opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations set on the scope of the review undertaken, is attached as Annex F to this proxy statement/prospectus. We encourage you to read this opinion.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 116)



    Shares of Tumbleweed common stock and Interface common stock are quoted on the Nasdaq National Market. On June 28, 2000, the last trading day before the announcement of the proposed merger, the Tumbleweed common stock closed at $50.50 per share and the Interface common stock closed at $9.50 per share. On August 2, 2000, the last trading day prior to the date of this proxy statement/ prospectus, Tumbleweed common stock closed at $50.00 per share and Interface common stock closed at $12.63 per share.



LISTING OF TUMBLEWEED COMMON STOCK (PAGE 40)


    The shares of Tumbleweed common stock issued in connection with the merger will be listed on the Nasdaq National Market.


DELISTING OF INTERFACE COMMON STOCK (PAGE 40)


    Following the merger, the Interface common stock will no longer be listed on the Nasdaq National Market.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE VII)

    Each of Tumbleweed and Interface has made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to the specific risks described under "Risk Factors" beginning on page 13 and to the documents referred to under "Where You Can Find More Information" on page vi.


COMPARATIVE RIGHTS OF STOCKHOLDERS (PAGE 106)


    The rights of stockholders of Tumbleweed and shareholders of Interface are currently governed by Delaware and Michigan law, respectively, and the respective certificate and articles of incorporation and bylaws of the two companies. If the merger is completed, the rights of former Interface shareholders who become Tumbleweed stockholders will be determined by Tumbleweed's certificate of incorporation and bylaws, which differ in some respects from Interface's articles of incorporation and bylaws.

                            TUMBLEWEED AND INTERFACE
                           COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data of Tumbleweed and Interface and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting, assuming that 0.264 of a share of Tumbleweed common stock is issued in exchange for each share of Interface common stock in the merger and on an unaudited pro forma as adjusted basis after giving effect to the merger and to the sale of shares of common stock in the Tumbleweed public offering at the public offering price of $56.00 per share, less underwriting discounts and commissions and estimated offering expenses. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial information and the separate historical financial statements of Tumbleweed and Interface and notes thereto, included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma combined and pro forma as adjusted combined financial data are not necessarily indicative of the operating result or financial position that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.


                                                                                           THREE MONTHS
                                                                                              ENDED
                                                             YEAR ENDED DECEMBER 31,        MARCH 31,
                                                          ------------------------------   ------------
                                                            1997       1998       1999         2000
                                                          --------   --------   --------   ------------
HISTORICAL--TUMBLEWEED:
Net loss per share......................................   $(1.90)    $(1.79)    $(1.65)      $(0.43)
Book value per share....................................                         $ 2.43       $ 1.78

                                                                               SIX MONTHS    THREE MONTHS
                                                                                 ENDED          ENDED
                                               YEAR ENDED SEPTEMBER 30,        MARCH 31,      MARCH 31,
                                           --------------------------------    ----------    ------------
                                             1997       1998        1999          2000           2000
                                           --------   --------   ----------    ----------    ------------
HISTORICAL--INTERFACE:
Net loss per share.......................   $(2.47)    $(0.48)     $(0.06)       $(0.68)        $(0.36)
Book value per share.....................                          $ 1.74                       $ 1.12

                                                                                               THREE MONTHS
                                                                  YEAR ENDED                      ENDED
                                                                 DECEMBER 31,                   MARCH 31,
                                                                     1999                          2000
                                                                 ------------                  ------------
PRO FORMA COMBINED NET LOSS PER SHARE:
Per Tumbleweed share.....................                           $(3.45)                       $(1.07)
Equivalent per Interface share...........                            (0.91)                        (0.28)


                                                              MARCH 31,
                                                                2000
                                                              ---------
PRO FORMA COMBINED BOOK VALUE PER SHARE:
Per Tumbleweed share........................................    $4.18
Equivalent per Interface share..............................    $1.10

                                                              MARCH 31,
                                                                2000
                                                              ---------
PRO FORMA AS ADJUSTED COMBINED BOOK VALUE PER SHARE:
Per Tumbleweed share........................................    $6.69
Equivalent per Interface share..............................    $1.77


    The historical book value per share amounts are computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The Interface equivalent combined per share amounts are calculated by multiplying the Tumbleweed combined per share amounts by 0.264 of a share of Tumbleweed common stock for each share of Interface common stock. The pro forma combined net loss per share data gives effect to the acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it occurred at the beginning of each of the pro forma periods presented by combining the results for the year ended December 31, 1999 of Tumbleweed with the results for the year ended
September 30, 1999 of Interface and combining the results for the three months ended March 31, 2000 of Tumbleweed with the same period of Interface.

    The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. The pro forma as adjusted combined book value per share is computed by dividing pro forma as adjusted stockholders' equity by the pro forma as adjusted number of shares of common stock outstanding at the end of the period. The pro forma combined book value and pro forma as adjusted combined book value per share data give effect to Tumbleweed's acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it had occurred on March 31, 2000.

           TUMBLEWEED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                 AND SUMMARY PRO FORMA COMBINED FINANCIAL DATA


    The following financial data, other than the pro forma data, includes the financial data of Tumbleweed, after giving effect to the acquisition of Worldtalk, and excludes the financial data of Interface. The pro forma consolidated statement of operations data gives effect to the acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it occurred at the beginning of the pro forma period presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tumbleweed--Recent Operating Results" for a discussion of the operating results of Tumbleweed and Interface for the period ended June 30, 2000.



                                         YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                               --------------------------------------------   ---------------------------------------
                                                              1999                                    2000
                                                     ----------------------                 -------------------------
                                 1997       1998      ACTUAL     PRO FORMA       1999         ACTUAL       PRO FORMA
                               --------   --------   --------   -----------   -----------   -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue from continuing
  product lines.............   $  4,476   $ 10,575   $ 15,284     $ 18,636      $ 3,269       $  6,610      $  7,931
Total revenue...............     12,056     15,463     16,756       20,108        3,907          6,610         7,931
Gross profit................      7,946     11,213     11,853       14,685        3,003          4,362         5,402
Operating expenses(1).......     19,897     23,456     37,900       71,411        6,090         23,552        34,785
Operating loss..............    (11,951)   (12,243)   (26,047)     (56,726)      (3,087)       (19,190)      (29,383)
Net loss....................    (11,461)   (11,720)   (24,222)     (54,899)      (2,931)       (18,622)      (28,803)
Net loss per share--basic
  and diluted...............      (1.90)     (1.79)     (1.65)       (3.45)       (0.43)         (0.73)        (1.07)
Shares used in calculating
  basic and diluted loss per
  share.....................      6,023      6,549     14,650       15,896        6,889         25,588        26,834



    The pro forma balance sheet data gives effect to the acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it had occurred on March 31, 2000. The pro forma, as adjusted balance sheet data includes the pro forma data and gives effect to the sale of shares of common stock in the Tumbleweed public offering at the public offering price of $56.00 per share, less underwriting discounts and commissions and estimated offering expenses.



                                                                  THREE MONTHS ENDED MARCH 31, 2000
                                                        ------------------------------------------------------
                                                                                                   PRO FORMA
                                                        TUMBLEWEED     INTERFACE     PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------   ------------
                                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................    $46,447        $  931       $ 47,276      $125,026
Total assets..........................................     62,576         7,832        131,428       209,178
Long-term debt, excluding current installments........        858            46            904           904
Total stockholders' equity............................     45,883         5,254        113,316       191,067


------------------------

(1) Includes stock compensation expense of $288,000, $715,000, $3.5 million, $336,000 and $1.1 million for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively.

            INTERFACE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following summary financial data includes the financial data of Interface and excludes the financial data of Tumbleweed. Interface's 1997 financial results include a non-recurring charge of $4.4 million related to the write-off of inventory and capitalized software development costs, and its 1998 financial results include a $2.1 million loss on the disposal of its ISIL distribution business.


                                                                                                         SIX MONTHS
                                                                                                            ENDED
                                                                  YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                              ---------------------------------      -------------------
                                                                1997          1998       1999          1999       2000
                                                              --------      --------   --------      --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $ 19,085      $21,611    $20,169       $10,073    $ 6,395
Cost of revenue.............................................    14,641        9,472      7,899         4,168      1,959
Gross profit................................................     4,444       12,139     12,270         5,905      4,435
Operating expenses..........................................    13,187       11,739     12,537         6,270      7,733
Operating loss..............................................    (8,743)         400       (267)         (365)    (3,298)
Other income (expense), net.................................        37          (45)        43            53        167
Loss before provision for taxes.............................    (8,706)         355       (224)         (312)    (3,131)
Income (loss) from continuing operations....................    (6,605)         767       (265)         (312)    (3,138)
Loss from discontinued operations...........................    (4,274)        (748)        --            --         --
Loss on disposal of discontinued operations.................        --       (2,141)        --            --         --
Net loss....................................................  $(10,879)     $(2,122)   $  (265)      $  (312)   $(3,138)
Net income (loss) per share:
Income (loss) from continuing operations....................  $  (1.50)     $  0.17    $ (0.06)      $ (0.07)   $ (0.68)
Loss from discontinued operations...........................  $  (0.97)     $ (0.65)   $    --       $    --    $    --
Net loss per share..........................................  $  (2.47)     $ (0.48)   $ (0.06)      $ (0.07)   $ (0.68)
Shares used in calculating basic and diluted loss per
  share.....................................................     4,411        4,434      4,481         4,464      4,608


                                                                      SEPTEMBER 30,
                                                              ------------------------------     MARCH 31,
                                                                1997       1998       1999         2000
                                                              --------   --------   --------   -------------
HISTORICAL BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   830    $   301    $ 1,575       $  931
Total assets................................................   28,831     13,177     10,523        7,832
Long-term debt, excluding current portion...................      171        121         70           46
Total stockholders' equity..................................    9,743      7,913      7,919        5,254

                                  RISK FACTORS

    In considering whether to vote in favor of the Merger Agreement and the transactions associated with it, you should consider carefully the following matters.

RISKS RELATED TO THE MERGER

FLUCTUATIONS IN STOCK PRICES COULD DECREASE THE VALUE OF THE TUMBLEWEED COMMON
  STOCK TO BE ISSUED IN THE MERGER.

    Shareholders of Interface will receive 0.264 of a share of Tumbleweed common stock for each share of Interface common stock that they own regardless of any increase or decrease in the price of the common stock of either Tumbleweed or Interface. The price of Tumbleweed common stock at the time of the merger may be higher or lower than its price as of today's date or at the date of the special meeting of shareholders of Interface. The price of Tumbleweed common stock could change due to changes in the business, operations or prospects of Tumbleweed or Interface, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors. As a result, there can be no assurance to Interface shareholders that the value of the 0.264 of a share of Tumbleweed common stock issuable in respect of a share of Interface common stock will equal or exceed the market value of a share of Interface common stock. Shareholders of Interface should obtain current market quotations for Tumbleweed common stock and Interface common stock.

TUMBLEWEED'S EXPECTATIONS MAY NOT BE REALIZED, WHICH COULD HARM THE COMBINED COMPANY'S PROSPECTS.


    In connection with the proposed acquisition of Interface, as of June 30, 2000, Tumbleweed expected to expense up to $2.0 million of acquired in-process research and development, and to record unearned compensation and goodwill and other intangibles of approximately $66.1 million to be amortized over periods ranging from one to three years. Tumbleweed's expectations with respect to these amounts, adjustments and periods are preliminary and therefore subject to substantial subsequent adjustment. Any such adjustment could adversely affect its historical or future operating results.


    In this proxy statement/prospectus, you are presented with pro forma financial statements based on a number of assumptions and adjustments to historical financial information, including adjustments for the divestiture of Interface businesses other than L2i. The pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of Tumbleweed would actually have been if the Interface acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of Tumbleweed. In addition, the transaction will result in significant one-time charges, whether completed or not, and, if completed, will substantially increase the combined company's operating expenses in future periods.

THE INTERFACE BUSINESSES OTHER THAN L2I COMPRISED A SUBSTANTIAL MAJORITY OF THE OPERATING RESULTS OF INTERFACE, AND TUMBLEWEED INTENDS TO DIVEST THESE BUSINESSES.

    The Interface businesses other than L2i comprised a substantial majority of the historical operating results of Interface, as more fully described in the pro forma financial statements included elsewhere in this proxy statement/prospectus. Specifically, the revenue from these businesses comprised approximately $16.8 million or 83% of the revenues of Interface for the year ended September 30, 1999 and $1.7 million or 56% of the revenues of Interface for the three months ended March 31, 2000. In the event that these businesses are successfully divested, the operations of the ongoing business of Interface will be substantially less than the historical operating results that include these businesses. Tumbleweed expects that the amount realized from the sale of these businesses, if successfully completed, will be limited and has assumed no gain or loss in the pro forma presentation. By contrast, if Tumbleweed does not successfully divest these businesses, it will be required to maintain or wind-down these businesses. The costs of doing so could be substantial and would adversely affect future operating results through ongoing realization of unanticipated expenses and one-time disposition charges.

TUMBLEWEED MAY BE UNABLE TO SUCCESSFULLY INTEGRATE INTERFACE INTO ITS BUSINESS OR ACHIEVE THE EXPECTED BENEFITS OF THE ACQUISITION.

    The acquisition of Interface will require integrating Tumbleweed's business with Interface's, including integrating product lines, technologies and distinct corporate cultures. Tumbleweed may not be able to successfully assimilate the personnel, operations and customers of Interface into its business. Additionally, Tumbleweed may fail to maintain the customers it has and those of Interface after the acquisition. Tumbleweed may also fail to achieve the anticipated synergies from the acquisition of Interface, including product development and other operational synergies. The integration process may further strain its existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from its core business objectives. Tumbleweed may not be able to retain various individuals who provide services to Interface that it intends to hire in connection with the acquisition. Tumbleweed's failure to successfully manage the Interface acquisition could seriously harm its operating results.

THE INTERESTS OF INTERFACE OFFICERS AND DIRECTORS IN THE MERGER MAY DIFFER FROM
  OTHER STOCKHOLDERS.

    Some executive officers and directors will receive benefits in connection with the merger that are different from those held by Interface shareholders generally. The executive officers of Interface have received offers of employment from Tumbleweed which include additional compensation, severance packages and, in the event of termination without cause, immediate accelerated vesting of Interface stock options. In addition to his severance package, Robert Nero's offer of employment includes accelerated vesting of stock options to purchase approximately 33,333 shares of Interface common stock at the close of the merger. Also, the Interface officers and directors have continuing indemnification against specified liabilities. As a result, the Interface officers and directors could be more likely to vote to approve the Merger Agreement and the transactions associated with it than Interface shareholders generally.

RISKS RELATED TO TUMBLEWEED

BECAUSE TUMBLEWEED IS IN AN EARLY STAGE OF DEVELOPMENT AND TUMBLEWEED HAS A HISTORY OF LOSSES, IT IS DIFFICULT TO EVALUATE TUMBLEWEED'S BUSINESS AND TUMBLEWEED MAY FACE EXPENSES, DELAYS AND DIFFICULTIES.

    Tumbleweed has only a limited operating history upon which an evaluation can be based. Accordingly, Tumbleweed's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in a similarly early stage of development, particularly companies engaged in new and rapidly evolving markets like secure online communication services. Tumbleweed incurred net losses of $18.6 million in the three months ended
March 31, 2000 and $24.2 million in the year ended December 31, 1999. As of March 31, 2000, Tumbleweed had incurred cumulative net losses of $83.9 million.

TUMBLEWEED ANTICIPATES CONTINUED LOSSES.

    Tumbleweed's success will depend in large part upon its ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with customers and strategic partners. If Tumbleweed does not succeed, its revenue may not increase, and it may not achieve or maintain profitability on a timely basis or at all. In particular, Tumbleweed intends to expend significant financial and management resources on product development, sales and marketing, strategic relationships, technology and operating infrastructure. As a result, Tumbleweed expects to incur additional losses and continued negative cash flow from operations for the foreseeable future.

TUMBLEWEED'S QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

    As a result of Tumbleweed's limited operating history and the emerging nature of the markets in which it competes, Tumbleweed is unable to accurately forecast its revenue or expenses. Tumbleweed's success is dependent upon its ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of its products by its customers and their end-users. Tumbleweed's revenue has fluctuated and its quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses in a given quarter. Tumbleweed's license revenue is comprised entirely of initial license and distribution fees. As a result, Tumbleweed will be required to regularly and increasingly sign additional customers with substantial initial license fees on a timely basis to realize comparable or increased license revenue.

    Tumbleweed's services revenue historically has been comprised almost entirely of implementation, customization and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, Tumbleweed will be required to increase its services revenue in the short term through custom development work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of its services. Unless and until Tumbleweed has developed a significant and recurring transaction-based revenue stream from communications that are sent with its services, its revenue will continue to fluctuate significantly. Accordingly, Tumbleweed may be unable to achieve and recognize quarterly or annual revenue consistent with its historical operating results or expectations.

    In addition, Tumbleweed has experienced, and expects to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

    - the amount and timing of operating costs and capital expenditures relating to its business, operations and infrastructure, including its international operations;

    - its ability to accurately estimate and control costs;

    - the announcement or introduction of new or enhanced products and services in the secure online communications or document delivery markets; and

    - acquisitions that it completes or propose, including Worldtalk and Interface.

    As a result of these factors, Tumbleweed believes that quarter-to-quarter comparisons of its revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because Tumbleweed's staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of its costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If Tumbleweed is unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on its operating results. Moreover, Tumbleweed's operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, Tumbleweed would expect to experience an immediate and significant decline in the trading price of its stock.

A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A HIGH PERCENTAGE OF TUMBLEWEED'S REVENUE AND THE FAILURE TO MAINTAIN OR EXPAND THESE RELATIONSHIPS COULD HARM ITS BUSINESS.

    The loss of one or more of Tumbleweed's major customers, the failure to attract new customers on a timely basis, or a reduction in usage and revenue associated with the existing or proposed customers would harm its business and prospects. Five customers comprised approximately 30% of Tumbleweed's revenue in the first quarter of 2000, and 24% of its revenue in fiscal 1999. Tumbleweed expects that a small number of customers will continue to account for a substantial portion of its revenue for the foreseeable future.

TUMBLEWEED'S SERVICE PROVIDER CUSTOMERS MAY COMPETE WITH IT OR FAIL TO PROMOTE ITS PRODUCT.

    To date, Tumbleweed has generated a significant amount of Tumbleweed IME revenue from contracts with a limited number of service provider customers, which use or intend to use its products for the communication of third-party documents and data. If these customers do not effectively promote the use of Tumbleweed IME to their end-users, the adoption of Tumbleweed's services and the recognition of associated revenue could be limited. Because Tumbleweed's contracts with its service provider customers are non-exclusive, these customers could elect to offer competing secure online communication services to their customers through its existing or future competitors. The service provider customers also may compete with Tumbleweed's secure online communication services through their traditional physical delivery channels.

IF TUMBLEWEED DOES NOT SECURE KEY RELATIONSHIPS WITH ENTERPRISE CUSTOMERS, ITS ACCESS TO BROADER MARKETS WILL BE LIMITED.

    Tumbleweed's enterprise customers, which use or intend to use its products to intelligently manage the incoming and outgoing online communications of their enterprises, are a significant source of its revenue. A key aspect of Tumbleweed's strategy is to access target markets prior to adoption of alternative online distribution solutions by the larger participants in these markets. The failure to secure key relationships with new enterprise customers in targeted markets could limit or effectively preclude Tumbleweed's entry into these target markets, which would harm its business and prospects.

CUSTOMERS IN A PRELIMINARY PHASE OF IMPLEMENTING TUMBLEWEED'S PRODUCTS MAY NOT PROCEED ON A TIMELY BASIS OR AT ALL.

    Some of Tumbleweed's customers are currently in a pre-production or pre-launch stage of implementing its products and may encounter delays or other problems in introducing them. A customer's decision not to do so or a delay in implementation could result in a delay or loss in related revenue or otherwise harm Tumbleweed's businesses and prospects. Tumbleweed cannot predict when any customer that is currently in a pilot or preliminary phase will implement broader use of its services.

THE MARKETS FOR ENHANCED ONLINE COMMUNICATION SERVICES GENERALLY, AND FOR TUMBLEWEED'S PRODUCTS SPECIFICALLY, ARE NEW AND MAY NOT DEVELOP.

    The market for Tumbleweed's products and services is new and evolving rapidly. If the market for Tumbleweed's products and services fails to develop and grow, or if its products and services do not gain broad market acceptance, its business and prospects will be harmed. In particular, Tumbleweed's success will depend upon the adoption and use by current and potential customers and their end-users of secure online communication services. Tumbleweed's success will also depend upon acceptance of its technology as the standard for providing these services. The adoption and use of Tumbleweed's products and services will involve changes in the manner in which businesses have traditionally exchanged information. In addition, sales and marketing of Tumbleweed's products and services is to a large extent under the control of its customers. In some cases, Tumbleweed's customers have little experience with products, services and technology like those offered by us. Tumbleweed's ability to influence usage of its products and services by customers and end-users is limited. For example, the usage of Tumbleweed IME by the end-users of Tumbleweed's service provider customers has been limited to date. Tumbleweed has spent, and intends to continue to spend, considerable resources educating potential customers and their end-users about the value of its products and services. It is difficult to assess, or to predict with any assurance, the present and future size of the potential market for Tumbleweed's products and services, or its growth rate, if any. Moreover, Tumbleweed cannot predict whether its products and services will achieve any market acceptance. Tumbleweed's ability to achieve its goals also depends upon rapid market acceptance of future enhancements of its products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage Tumbleweed's reputation or brand name.

THE MARKETS TUMBLEWEED ADDRESSES ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING, AND IT MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    Tumbleweed may not be able to compete successfully against current and future competitors, and the competitive pressures it faces could harm its business and prospects. Tumbleweed IME is an alternative to traditional mail and courier delivery services, such as those offered by Federal Express Corporation, UPS or the U.S. Postal Service, and to general purpose e-mail applications and services. As such, Tumbleweed competes with these options. Tumbleweed's direct competition comes from other secure online communication service providers of various sizes, some of which have products that are intended to compete directly with our products. Examples of secure online communication service providers include Automatic Data Processing, Inc., Critical Path, Inc., VeriCert.com, e-Parcel, LLC, PostX Corporation and ZixIt Corporation. In addition, companies with which Tumbleweed does not presently directly compete may become competitors in the future, either through the expansion of its products and services or through their product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

TUMBLEWEED FACES TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING WORLDTALK, OR ANY OTHER COMPANY IT MAY ACQUIRE.

    The integration of the Worldtalk Communications Corporation business, including its technology, operations and personnel, has been and will be a complex, time consuming and expensive process that may disrupt Tumbleweed's business if not completed in a timely and efficient manner. Additionally, the integration of any other company or business Tumbleweed may acquire in the future, including Interface, will be a complex, time consuming and expensive process that may disrupt its business if not completed in a timely and efficient manner. Whenever an acquisition is completed, Tumbleweed must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. In particular, Tumbleweed is currently evaluating and upgrading its management information systems and establishing uniformity among its systems and those formerly operated by Worldtalk. Tumbleweed will be required to do the same for any subsequently acquired company, including Interface. Tumbleweed may encounter substantial difficulties, costs and delays involved in integrating the operations of the Worldtalk, Interface, or any other company, including:

    - potential incompatibility of business cultures;

    - perceived adverse changes in business focus;

    - potential conflicts in customer, advertising or strategic relationships;

    - potential failure to complete anticipated sales; and

    - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

    As a result, Tumbleweed may not be successful in integrating Worldtalk, Interface or any other business or technologies it acquires and may not achieve anticipated revenue and cost benefits. Tumbleweed also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify its investment in, or expenses related to, this acquisition. Nor can Tumbleweed guarantee that any anticipated synergies will develop. If Tumbleweed fails to execute its acquisition strategy successfully for any reason, its business will suffer significantly.

TUMBLEWEED'S PRODUCT INTEGRATION EFFORTS MAY BE HINDERED BY A VARIETY OF TECHNICAL FACTORS.

    Tumbleweed faces certain risks associated with the ongoing integration of the Worldtalk technology and proposed integration of Interface technology. For example, because Worldtalk has historically based its products on an NT platform and Tumbleweed has created a platform-independent architecture for the Tumbleweed IME products, the integration of products from Worldtalk may result in unanticipated architectural incompatibilities that would require additional time and engineering resources to resolve. The loss of key engineering personnel from Worldtalk, Interface or any other entities Tumbleweed may acquire may increase the time and resources needed to resolve these and other technical integration issues. Tumbleweed's offices and Interface's offices are in different locations, which may create coordination issues and could increase employee turnover. In addition, the installation of integrated or complementary software products at customer sites may result in difficulties associated with customer-specific installation processes.

TUMBLEWEED HAS EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON ITS RESOURCES AND TUMBLEWEED'S FAILURE TO MANAGE GROWTH COULD CAUSE ITS BUSINESS TO SUFFER.


    Tumbleweed has expanded its operations rapidly and intends to continue this expansion. The number of Tumbleweed's employees increased from 75 as of June 30, 1999 to 258 as of March 31, 2000. This expansion has placed, and is expected to continue to place, a significant strain on managerial and operational resources. To manage any further growth, Tumbleweed will need to improve or replace its existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair Tumbleweed's ability to attract and service customers, and could cause Tumbleweed to incur higher operating costs and delays in the execution of Tumbleweed's business plan. Tumbleweed will also need to continue the expansion of Tumbleweed's operations and employee base. Tumbleweed's management may not be able to hire, train, retain, motivate and manage required personnel. In addition, Tumbleweed's management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If Tumbleweed cannot manage growth effectively, Tumbleweed's business and operating results could suffer.


TUMBLEWEED HAS A LENGTHY SALES AND IMPLEMENTATION CYCLE WHICH COULD HARM TUMBLEWEED'S BUSINESS.

    If Tumbleweed is unable to license its services to new customers on a timely basis or if its existing and proposed customers and their end-users suffer delays in the implementation and adoption of Tumbleweed's services, Tumbleweed's revenue may be limited and business and prospects may be harmed. Tumbleweed's customers must evaluate its technology and integrate its products and services into the products and services they provide. In addition, Tumbleweed's customers may need to adopt a comprehensive sales, marketing and training program in order to effectively implement Tumbleweed IME. Finally, Tumbleweed must coordinate with its customers using its product for third-party communications in order to assist end-users in the adoption of its products in order to generate usage fees. For these and other reasons, the cycle associated with establishing licenses in order to generate initial license fees and implementation of Tumbleweed products in order to generate material transaction-based services revenue can be lengthy. This cycle is also subject to a number of significant delays over which Tumbleweed has little or no control.

A FAILURE TO PROTECT TUMBLEWEED'S INTELLECTUAL PROPERTY MAY SIGNIFICANTLY HARM ITS BUSINESS.

    Tumbleweed currently relies on a combination of patents, trade secrets, copyrights, trademarks and licenses, together with non-disclosure and confidentiality agreements to establish and protect its proprietary rights in its products. Tumbleweed holds certain patent rights with respect to some of its products and currently have a lawsuit pending against The docSpace
Company, Inc. alleging infringement of one of its patents by docSpace. Tumbleweed has filed, and expects in the future to file, additional patent applications. Tumbleweed's existing patents or trademarks, as well as any future patents or trademarks obtained by it, may be challenged, invalidated or circumvented, or its competitors may independently develop or patent technologies that are substantially equivalent or superior to its technology. Further patent or trademark protection may not be obtained, in the United

States or elsewhere, for Tumbleweed's existing or new products, applications or services. In addition, further protection, if obtained, may not be effective. In some countries, meaningful patent or trademark protection is not available.

    To date, Tumbleweed has not received any claims of infringement upon the proprietary rights of third parties. However, third parties could assert infringement claims against it in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against Tumbleweed, which could harm its business.

    Tumbleweed also relies, to some extent, on unpatented trade secrets and other unpatented proprietary information. Tumbleweed's policy is to have employees sign confidentiality agreements, to have selected parties sign non-competition agreements and to have third parties sign non-disclosure agreements. Although Tumbleweed takes precautionary measures to maintain its unpatented proprietary information, others may acquire equivalent information or otherwise gain access to or disclose its proprietary information and it may be unable to meaningfully protect its rights to its proprietary information.

TUMBLEWEED'S EXPANSION INTO INTERNATIONAL MARKETS MAY BE DIFFICULT OR UNPROFITABLE.

    Tumbleweed has recently begun to invest significant financial and managerial resources to expand its sales and marketing operations in international markets and has opened sales offices in Germany, the United Kingdom, Japan, France, Australia, The Netherlands and Sweden. In the first quarter of 2000 and in fiscal 1999, Tumbleweed derived 34% and 41% of its revenue from international operations. However, to date, it has limited experience in international operations and may not be able to compete effectively in international markets. A key component of its long-term strategy is to further expand into international markets, and Tumbleweed must continue to devote substantial resources to its international operations in order to succeed in these markets. In this regard, Tumbleweed may encounter difficulties such as:

    - unexpected changes in regulatory requirements and trade barriers applicable to the Internet or its business;

    - challenges in staffing and managing foreign operations, including employment laws and practices as it expands into continental Europe;

    - seasonal reductions in business activity and economic downturns, in particular, in Europe and Asia;

    - longer payment cycles and problems in collecting accounts receivable;

    - problems associated with the conversion of various European currencies into a single currency, the Euro;

    - legal challenges or regulatory requirements related to the export or import of encryption technologies;

    - differing technology standards; and

    - reduced protection for intellectual property rights in certain countries in which it operates or plans to operate.

    In addition, Tumbleweed's expansion into international markets will increasingly subject it to fluctuations in currency exchange rates. In the future, an increasing number of our contracts may be denominated in currencies other than U.S. dollars. Tumbleweed does not presently engage in hedging or similar transactions to protect it from currency fluctuations. Any of the foregoing difficulties of conducting business internationally could harm Tumbleweed's international operations and, consequently, its business and prospects.

IF TUMBLEWEED DOES NOT PROVIDE ADEQUATE SUPPORT SERVICES TO ITS CUSTOMERS TO IMPLEMENT ITS PRODUCTS, IT MAY LOSE CUSTOMERS OR REALIZE LOWER TRANSACTION VOLUME.

    Tumbleweed's professional services organization assists its customers in implementing its products through software installation, integration with existing customer systems, contract engineering, consulting and training. If the professional services organization does not adequately assess customer requirements or address technical problems, customers may seek to discontinue their relationships with Tumbleweed due to dissatisfaction with the product or its customer support. Furthermore, these customers may realize lower transaction volume than they could have otherwise achieved because they did not fully capitalize on the product in ways that could have been addressed by Tumbleweed's professional services organization. Tumbleweed's products must be integrated with existing hardware and complex software products of its customers or other third parties, and its customers may not have significant experience with the implementation of products similar to its own. In addition, the provision of contract engineering and integration services is an increasingly important aspect of Tumbleweed's strategy to strengthen customer loyalty to its product and company. Therefore, Tumbleweed's business and future prospects significantly depend on the strength of its professional services organization.

PRODUCT PERFORMANCE PROBLEMS, SYSTEM FAILURES AND INTERNET PROBLEMS COULD SEVERELY DAMAGE TUMBLEWEED'S BUSINESS.

    The ability of Tumbleweed's customers to use Tumbleweed-based services depends on stable product performance, and the efficient and uninterrupted operation of the computer and communications hardware as well as the software and Internet network systems that they maintain. Although Tumbleweed's ability to manage the effects of system failures which occur in computer hardware, software and network systems is limited, the occurrences of these failures could harm its reputation, business and prospects. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and the Internet could face similar outages and delays in the future. In addition, an increasing number of its customers require Tumbleweed to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by Tumbleweed, its customers or by an independent third party to which it outsources this function, are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure or other similar events.

IF TUMBLEWEED'S SOFTWARE CONTAINS ERRORS, IT MAY LOSE CUSTOMERS OR EXPERIENCE REDUCED MARKET ACCEPTANCE OF ITS PRODUCTS.

    Tumbleweed's software products are inherently complex and may contain defects and errors that are detected only when the products are in use. In addition, some of Tumbleweed's customers require or may require enhanced customization of our software for their specific needs, and these modifications may increase the likelihood of undetected defects or errors. Further, Tumbleweed often renders implementation, consulting and other technical services, the performance of which typically involves working with sophisticated software, computing and networking systems, and it could fail to meet customer expectations as a result of any defects or errors. As a result, we may lose customers, customers may fail to implement our products more broadly within their organization and it may experience reduced market acceptance of its products. Tumbleweed's products are designed to facilitate the secure transmission of sensitive business information to specified parties outside the business over the internet. As a result, the reputation of its software products for providing good security is vital to their acceptance by customers. Tumbleweed's products may be vulnerable to break-ins, theft or other improper activity that could jeopardize the security of information for which it is responsible. Problems caused by product defects, failure to meet project milestones for services or security breaches could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of research and development resources, harm to Tumbleweed's reputation, or increased insurance, service and warranty costs. To address these problems, Tumbleweed may need to expend significant capital resources that may not have been budgeted.

IF TUMBLEWEED LOSES THE SERVICES OF KEY MANAGEMENT PERSONNEL, INCLUDING CO-FOUNDERS OR KEY SALES EXECUTIVES, ITS ABILITY TO DEVELOP OUR BUSINESS AND SECURE CUSTOMER RELATIONSHIPS WILL SUFFER.


    Tumbleweed is substantially dependent on the continued services and performance of its senior management and other key personnel. The loss of the services of any of its executive officers or other key employees, particularly our co-founders, Jeffrey C. Smith and Jean-Christophe D. Bandini, could significantly delay or prevent the achievement of Tumbleweed's development and strategic objectives. In addition, the loss of key members of Tumbleweed's senior management, including Kerry S. Champion and Shomit A. Ghose, could harm its ability to develop its business. Moreover, the loss of key members of its sales organization, including Donald R. Gammon and Donald N. Taylor, could harm Tumbleweed's ability to secure key relationships contemplated by its business plan. Tumbleweed does not have long-term employment agreements with any of its key personnel. The loss of services of any of our senior management or other key personnel could significantly harm Tumbleweed's business and prospects.


TUMBLEWEED'S EFFORTS TO ESTABLISH, MAINTAIN AND STRENGTHEN ITS BRANDS WILL REQUIRE SIGNIFICANT EXPENDITURES AND MAY NOT BE SUCCESSFUL.

    If the marketplace does not associate Tumbleweed's brands with high quality Internet communication services, it may be more difficult for it to attract new customers or introduce future products and services. The market for Tumbleweed's services is new. Therefore, Tumbleweed's failure to establish brand recognition at this stage could harm its ability to compete in the future with other companies that successfully establish a brand name for their services. Tumbleweed must succeed in its marketing efforts, provide high quality services and increase its user base in order to build its brand awareness and differentiate its products from those of Tumbleweed's competitors. These efforts have required significant expenditures to date. Moreover, Tumbleweed believes that these efforts will require substantial commitments of resources in the future as its brands become increasingly important to its overall strategy and as the market for its services grows.

TUMBLEWEED'S BUSINESS WILL BE HARMED IF IT CANNOT MEET FUTURE CAPITAL NEEDS.

    Tumbleweed will require substantial working capital to fund its business and achieve its goals. Tumbleweed has experienced negative cash flow from operations and it expects to continue to experience significant negative cash flow from operations for the foreseeable future. Tumbleweed believes that its existing capital resources, including the proceeds to it from its proposed public offering, will enable it to maintain its current and planned operations for at least the next 12 months. However, Tumbleweed's capital requirements depend upon several factors, including:

    - the rate of market acceptance of its products and services, including transaction volume;

    - its ability to expand its customer base;

    - its level of expenditures, including expenditures related to sales and marketing;

    - the cost of service and technology upgrades; and

    - any acquisition it elects to pursue.

    If Tumbleweed seeks additional funding to meet its requirements, this funding may not be available on acceptable terms, if at all. If adequate funds are not available, Tumbleweed may be required to curtail significantly or defer one or more of its operating goals or programs. If it raises additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing shareholders. In addition, these equity securities may have rights, preferences or privileges senior to those of the holders of Tumbleweed's common stock. If Tumbleweed raises additional funds through the issuance of debt securities, these new securities would have rights, preferences and privileges senior to those of the holders of its common stock. The terms of these debt securities could also impose restrictions on its operations.

BECAUSE TUMBLEWEED PRODUCTS UTILIZE THE INTERNET, IF USE OF THE INTERNET DOES NOT INCREASE, THE LEVEL OF USE OF ITS PRODUCTS WILL SUFFER.

    If the Internet and other products and services necessary for the utilization of Tumbleweed's products are not sufficiently developed, fewer customers and end-users will use its products and its business will be harmed. In particular, the success of Tumbleweed's products and services will depend on the development and maintenance of adequate Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and other features demanded by users. Moreover, Tumbleweed's success will also depend on the timely development of complementary products or services such as high speed modems for providing reliable Internet access and services and this may not occur. Because the online exchange of information is new and evolving, the Internet may not prove to be a viable platform for secure online communication services in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users and frequency of use, or if its users require increasingly more resources, the Internet infrastructure may not be able to support the demands placed on it. As a result, the performance or reliability of the Internet may be harmed. This in turn could decrease the level of Internet usage and also the level of utilization of Tumbleweed products and services.

ADDITIONAL GOVERNMENT REGULATION RELATING TO THE INTERNET MAY INCREASE COSTS OF DOING BUSINESS OR REQUIRE CHANGES IN TUMBLEWEED'S BUSINESS MODEL.

    Tumbleweed is subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, taxation, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for Tumbleweed products and services and increase its cost of doing business or otherwise harm its business or prospects.

    Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. New state tax regulations may subject Tumbleweed to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Tumbleweed's business, or the application of existing laws and regulations to the Internet and commercial online services could harm its ability to conduct business and harm operating results.

TUMBLEWEED'S PRODUCTS ARE SUBJECT TO IMPORT AND EXPORT CONTROLS, AND IT MAY BE UNABLE TO OBTAIN NECESSARY APPROVALS.

    Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from certain U.S. government agencies. Tumbleweed has obtained approval to export products using up to 128-bit symmetric encryption and 1024-bit public key encryption, including IME Server, IME Desktop, IME Receive Applet, IME Remote API using OmniORB with SSL, MMS WorldWide/56 and MMS Strong WorldWide/128. Tumbleweed is not exporting other products and services that are subject to export control under U.S. law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised, and Tumbleweed may not be able to obtain necessary approval for the export of future products. The inability to obtain required approvals under these regulations could limit Tumbleweed's ability to make international sales. Furthermore, competitors may also seek to obtain approvals to export products that could increase the amount of competition Tumbleweed faces. Additionally, countries outside of the U.S. could impose regulatory restrictions impairing Tumbleweed's ability to import its products into those countries.

COSTS OF COMMUNICATING VIA THE INTERNET COULD INCREASE IF ACCESS FEES ARE
  IMPOSED.

    Certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If these access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for Tumbleweed's services or increase the costs of doing business.

TUMBLEWEED MAY HAVE LIABILITY FOR INTERNET CONTENT.

    As a provider of Internet communication products and services, Tumbleweed faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted online. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could be costly and could require Tumbleweed to implement measures to reduce exposure to this liability. This may require Tumbleweed to expend substantial resources or to discontinue selected service or product offerings.

    Tumbleweed does not and cannot screen all of the content generated by users of its product but may be exposed to liability with respect to this content. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the U.S. Other countries, such as China, regulate or prohibit the transport of telephonic data in their territories. Failure to comply with regulations in a particular jurisdiction could result in fines or criminal penalties or the termination of service in one or more jurisdictions. Moreover, the increased attention focused on liability issues as a result of lawsuits and legislative proposals could impact the growth of Internet use. Liability insurance may not cover claims of these types, or may not be adequate to indemnify against all liability that may be imposed.

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS TUMBLEWEED'S STOCK PRICE.

    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. The institution of this type of litigation against Tumbleweed could result in substantial costs and a diversion of Tumbleweed management's attention and resources, which could harm its business and prospects.

TUMBLEWEED'S MANAGEMENT WILL BE ABLE TO SUBSTANTIALLY INFLUENCE CORPORATE EVENTS BECAUSE THEY OWN A SIGNIFICANT PERCENTAGE OF ITS STOCK.


    Tumbleweed's present directors, executive officers and principal stockholders as a group beneficially own approximately 31.6% of the outstanding common stock. Accordingly, if all or particular stockholders were to act together, they would be able to exercise significant influence over or control the election of Tumbleweed's board of directors, its management and policies and the outcome of particular corporate transactions or other matters submitted to its stockholders for approval, including mergers, consolidations and the sale of all or substantially all of its assets.

TUMBLEWEED'S CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT AN ACQUISITION OF TUMBLEWEED, WHICH COULD DEPRESS ITS STOCK PRICE.

    Tumbleweed's certificate of incorporation and bylaws may inhibit changes of control that are not approved by its board of directors. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In particular, Tumbleweed's certificate of incorporation provides for a classified board of directors and prohibits stockholder action by written consent. These provisions require advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, Tumbleweed is subject to Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of the corporation's outstanding voting stock from engaging in specified business combinations for three years unless specified conditions are satisfied. In addition, Tumbleweed's certificate of incorporation allows its board of directors to issue preferred stock without further stockholder approval. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of Tumbleweed common stock. The provisions of Tumbleweed's certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage or prevent an acquisition or disposition of its business.


FUTURE SALES OF COMMON STOCK BY TUMBLEWEED STOCKHOLDERS COULD DEPRESS TUMBLEWEED'S STOCK PRICE.



    Tumbleweed cannot predict if future sales of its common stock, or the availability of its common stock for sale, will depress the market price for its common stock or its ability to raise capital by offering equity securities. In particular, in the months of April and May 2000, Hikari Tsushin sold a total of approximately 2,363,000 shares and may choose to sell additional shares of Tumbleweed common stock. In addition, on August 1, 2000, Tumbleweed completed a public offering of 3,000,000 shares of its common stock of which 1,500,000 shares were sold by stockholders of Tumbleweed including Hikari Tsushin. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.


RISKS RELATED TO INTERFACE

INTERFACE HAS RECENTLY BEEN NAMED A DEFENDANT IN SEVERAL PURPORTED SECURITIES CLASS ACTION LAWSUITS.


    On July 7, 2000, three complaints were filed by David H. Zimmer, Congressional Securities, Inc. and other plaintiffs against Interface and various additional defendants, including Interface's President and Chief Executive Officer, Robert A. Nero and Fiserv Correspondent Services, Inc., in the United States District Court for the Southern District of New York. For a discussion of the relationship between Congressional Securities, Mr. Zimmer, and Fiserv Correspondent Services, see pages 120-121. The three cases contain substantially similar allegations of false and misleading representations by various defendants allegedly designed to inflate Interface's stock price. The complaints seek relief under the federal securities laws on behalf of purported classes of persons who purchased, held, or sold shares of Interface stock, and under various other causes of action. Recently, all three of the complaints were amended.



    Interface and Mr. Nero have not yet been served process in these actions, but intend vigorously to defend them and seek their dismissal. Although Interface and Mr. Nero believe these actions to be without merit, no prediction of the ultimate outcome can be made at this time and the outcome may harm our business. In addition, Tumbleweed cannot fully assess the merits of the lawsuits at this time and, in any event, the costs in defending these complaints could harm future operating results.

                 THE SPECIAL MEETING OF INTERFACE SHAREHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING


    This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of Interface common stock and by the Interface Board of Directors for use at the special meeting of Interface shareholders. The Interface special meeting will be held at the Crowne Plaza Hotel located at 610 Hilton Boulevard, Ann Arbor, Michigan at 10:00 a.m., local time, on September 1, 2000.


    At the Interface special meeting Interface shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the related transactions under the merger agreement and to approve an amendment to the Interface Systems, Inc. 1992 Stock Option Plan to increase the number of shares issuable under such plan by 900,000 shares from 1,100,000 to 2,000,000 shares. The increase, requested by Tumbleweed, is intended to allow a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future. Management of Interface knows of no other matters to be brought before the Interface special meeting. If any other business should come before the Interface special meeting, the persons named in the proxy, or their authorized substitutes, will vote on this business in accordance with their best judgment.

RECORD DATE


    Interface's Board of Directors has fixed the close of business on August 1, 2000 as the record date. Only Interface shareholders of record on the record date are entitled to notice of and to vote at the Interface special meeting. On the record date, there were 4,721,175 shares of Interface common stock outstanding, held of record by approximately 4,400 shareholders, and entitled to vote at the Interface special meeting.



    A majority, or 2,360,588 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that Interface will adjourn or postpone its special meeting to solicit additional proxies. Each Interface shareholder is entitled to one vote for each share of Interface common stock held as of the record date.


VOTING AND REVOCATION OF PROXIES

    Shares of Interface common stock represented by a properly executed proxy received prior to the vote at the Interface special meeting and not revoked will be voted at the Interface special meeting as directed in the proxy. IF YOU SUBMIT A PROXY AND GIVE NO DIRECTION, THE PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS UNDER THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN. To determine whether a quorum exists for the transaction of business, Interface intends to count as present shares of Interface common stock present in person at the Interface special meeting but not voting, and shares of Interface common stock for which it has received proxies that are marked "abstain."

    The affirmative vote of the holders of a majority of the outstanding shares of Interface common stock entitled to vote on the merger is required to approve and adopt the merger. Therefore, nonvoting shares and abstentions will have the effect of a vote "against" the approval of the merger. In addition, brokers who hold shares in street name for customers who are the beneficial owners of the shares are prohibited from giving a proxy to vote shares held for these customers without specific instructions from their customers. The failure of these customers to provide to their brokers specific instructions with respect to their shares of Interface common stock will have the effect of voting "against" the approval of the merger.

    The affirmative vote of the holders of a majority of the shares of Interface common stock voted in person or by proxy at the Interface special meeting is required to approve the amendment to the 1992 Stock Option Plan. Therefore, nonvoting shares and abstention, and your failure to instruct brokers with respect to your shares of Interface common stock not held in your name will have no effect on the proposal to amend the 1992 Stock Option Plan.

    If sufficient proxies are not obtained to approve the merger, the Interface special meeting will be postponed or adjourned to give Interface additional time to solicit and obtain additional proxies or votes. No proxy which is voted against the proposal to approve and adopt the merger will be voted in favor of this adjournment or postponement.

    You may revoke a proxy at any time prior to its being counted at the Interface special meeting in the following ways:

    - by filing a written notice of revocation bearing a later date than the proxy with Brian D. Brooks, Secretary of Interface at 5855 Interface Drive, Ann Arbor, Michigan 48103;

    - by filing a duly executed proxy bearing a later date than the original proxy; or

    - by appearing at the Interface special meeting in person, notifying the Secretary, and voting by ballot at the Interface special meeting. Your attendance at the Interface special meeting will not in itself constitute the revocation of a proxy.

    Interface shareholders should not send their stock certificates with their proxy cards. After the merger is effective, Interface shareholders will receive instructions and a letter of transmittal for the submission of Interface stock certificates.

VOTE REQUIRED TO APPROVE THE MERGER AND THE AMENDMENT TO THE 1992 STOCK OPTION
  PLAN

    The affirmative vote of the holders of a majority of the shares of Interface common stock outstanding and entitled to vote at the Interface special meeting is necessary to approve the merger. The approval of the merger by Interface's shareholders is a condition to the consummation of the merger.

    The affirmative vote of the holders of a majority of the shares of Interface common stock voted in person or by proxy at the Interface special meeting is necessary to approve the amendment to the 1992 Stock Option Plan. The approval of such amendment is not a condition to the consummation of the merger.

PRINCIPAL SHAREHOLDERS


    As of the record date of the Interface special meeting, 4,721,175 shares of Interface common stock were outstanding and entitled to vote, of which approximately 83,081 shares, or approximately 1.76%, were held by directors and executive officers of Interface, its subsidiaries and their respective affiliates. All of the directors and executive officers of Interface intend to vote their shares for approval of the merger and the amendment to the 1992 Stock Option Plan.


    As of the record date of the Interface special meeting, neither any Tumbleweed director nor any Tumbleweed executive officer beneficially owned shares of Interface common stock. As of the record date of the Interface special meeting, no banking subsidiaries of Tumbleweed, as fiduciaries, custodians or agents, held any shares of Interface common stock under trust agreements or other instruments and agreements.

ABSENCE OF APPRAISAL RIGHTS

    Under Michigan law, Interface shareholders will not be entitled to any appraisal rights in connection with the merger agreement and the transactions with Tumbleweed.

SOLICITATION OF PROXIES


    In addition to soliciting proxies by mail, Interface's directors, officers, and employees may solicit proxies personally without additional compensation. These persons may be reimbursed for out-of-pocket expenses that they incur. In addition, Interface has retained Georgeson Shareholder Communications, Inc., New York, New York, a professional proxy solicitation firm, to assist in soliciting proxies from brokers, bank nominees, institutional holders, and other Interface shareholders. Interface has agreed to pay Georgeson a fee of $8,000 and reimburse Georgeson's reasonable out-of-pocket expenses. Interface and Tumbleweed have agreed to share equally the costs and expenses incurred in connection with filing, printing and mailing of the proxy statement/prospectus. Interface intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation materials to beneficial owners of Interface common stock held of record by those persons.


RECOMMENDATION OF INTERFACE'S BOARD OF DIRECTORS

    The Interface Board of Directors has determined that the merger is in the best interests of Interface and its shareholders and has approved the merger agreement. THE INTERFACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTERFACE'S SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS UNDER THE MERGER AGREEMENT AT THE SPECIAL MEETING. IN ADDITION, THE INTERFACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTERFACE'S SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

    For a discussion of interests of certain members of Interface's management and Board of Directors in the merger other than as Interface shareholders, see "Interests of Certain Persons in the Merger."

                                   THE MERGER

GENERAL

    When the merger becomes effective, Maize Acquisition Sub, Inc., a wholly-owned subsidiary of Tumbleweed, will be merged with and into Interface, with Interface as the surviving corporation. Upon consummation of the merger, Interface will become a wholly-owned subsidiary of Tumbleweed. In the merger, each share of Interface common stock issued and outstanding immediately prior to the merger, without any action on the part of the holder thereof, will be converted into the right to receive 0.264 of a share of Tumbleweed common stock. Cash will be paid in lieu of fractional shares of Tumbleweed common stock. The merger will become effective when a certificate of merger has been filed with the Department of Consumer and Industry Services, Corporations, Securities and Land Development Bureau, of the State of Michigan or at a later time, if agreed upon by Tumbleweed and Interface and specified in the certificate of merger.


    Tumbleweed estimates the shares of Tumbleweed common stock issued to Interface shareholders in the merger will constitute approximately 5.09% of all of the issued and outstanding shares of Tumbleweed common stock after the merger, and the current Tumbleweed stockholders will hold all of the approximately 94.91%, remaining issued and outstanding shares of Tumbleweed common stock after the merger based on the number of shares of Tumbleweed common stock issued and outstanding on June 30, 2000 after giving effect to Tumbleweed's public offering completed August 1, 2000 and the number of shares of Interface common stock issued and outstanding on June 28, 2000.


    When the merger becomes effective, each outstanding and unexercised stock option and warrant to purchase shares of Interface common stock will be converted into an option or warrant to purchase 0.264 of a share of Tumbleweed common stock for each share of Interface common stock subject to the option or warrant. Approximately 4,719,675 shares of Interface common stock were outstanding and approximately 886,018 shares of Interface common stock were subject to outstanding options and warrants on June 28, 2000. Based upon this number, upon consummation of the merger, approximately 1,245,994 shares of Tumbleweed common stock would be issued to the Interface shareholders and approximately 233,909 shares of Tumbleweed common stock would be subject to converted options and warrants. The exercise price per share of Tumbleweed common stock issuable pursuant to each converted option and warrant will equal the exercise price per share of Interface common stock issuable pursuant to each option or warrant divided by 0.264.

BACKGROUND OF THE MERGER

    Between June 1999 and February 2000 Mr. Mark Pastore, VP Corporate Development of Tumbleweed and Mr. Matt Prentice, Alliances Manager of Tumbleweed, had several teleconferences with Mr. Robert Granger, VP Internet Applications Group of Interface and Ms. Prudence Heikkinen, Channel Manager of Interface. During these teleconferences, Messrs. Pastore, Prentice, Granger and Ms. Heikkinen discussed product compatibility, potential customer opportunities, and potential licensing agreements.

    On March 2, 2000, Messrs. Granger, Pastore, and Prentice met at Tumbleweed headquarters in Redwood City and discussed potential licensing agreements between Tumbleweed and Interface.

    On March 20, 2000, Mr. Jeffrey Smith, Chairman and CEO of Tumbleweed,
Mr. Shomit Ghose, Sr. VP of Operations of Tumbleweed, Mr. Kerry Champion, Sr. VP of Product Development of Tumbleweed, and Mr. Robert Nero, President and CEO of Interface, met with Messrs. Pastore and Granger at Tumbleweed headquarters in Redwood City and discussed the potential strategic value of integrating Tumbleweed's IME product and Interface's L2i products.


    On March 30, 2000, Messrs. Pastore, Champion and Mr. Jean-Christophe Bandini, CTO of Tumbleweed and Messrs. Nero, Granger, Mr. Brian Brooks, CFO, Mr. Brian Niemiec, VP Product and Service Delivery, and Mr. Rich Sheridan,
VP Product Development of Interface met at Interface headquarters in Ann Arbor to discuss potential technology integration strategies and business terms for technology licensing agreements and a potential strategic relationship.



    On April 28, 2000, Tumbleweed and Interface entered into a software license agreement through which Tumbleweed licensed Interface's MyCopy product for use with Tumbleweed's IME product.



    From May 31 to June 8, 2000, the parties had telephonic discussions about the potential long term product development possibilities, market opportunities, and potential operating strategies for a combined company.


    On June 13, 2000, Mr. Pastore, Mr. Bernard Cassidy, VP, General Counsel, and Secretary of Tumbleweed and Mr. James Heish, a Tumbleweed consultant, met in Ann Arbor with Messrs. Nero and Brooks of Interface, Mr. Hugh Taylor, Managing Director and Mr. Alan Fullerton, Jr., Associate, of Newbury, Piret Companies, Inc., and Ms. Aleksandra A. Miziolek, Member, of Dykema Gossett PLLC. The parties discussed issues relating to a potential business combination.

    On June 14, 2000, Tumbleweed and Interface signed a mutual confidentiality agreement and an exclusivity agreement, further defined the terms of a potential merger, and each began its formal due diligence review of the other company.

    On June 15, 2000, Tumbleweed formally retained Dain Rauscher Wessels to act in preparing a fairness opinion with a proposed business combination with Interface.

    From June 15 through 28, 2000, each company's management team, outside counsel, and financial advisors met in person or by telephone with their counterparts on a daily basis to conduct due diligence, which included management presentations, customer inquiries, technology reviews, and extensive financial due diligence. During the same time period each company's management team, outside counsel, and financial advisors negotiated the terms of the merger and the transactions associated with the merger. Interface's board of directors met during this period to discuss the status of the negotiations, and the proposed terms of the Merger Agreement with legal counsel and Interface's financial advisors.

    On June 28, 2000, the Tumbleweed board of directors met, considered, and unanimously approved the Merger Agreement, the merger, and the transactions associated with the merger. On June 28, 2000 the Interface board of directors met, considered, and unanimously approved the Merger Agreement, the merger, and the transactions associated with the merger.

    On June 28, 2000, the parties executed and delivered the Merger Agreement. On June 29, 2000, the parties issued a joint press release announcing the proposed merger.

REASONS FOR TUMBLEWEED ENGAGING IN THE MERGER

    The Tumbleweed board of directors has approved the Merger Agreement and the transactions associated with it and has determined that the terms of the Merger Agreement and the merger are fair to and in the best interests of Tumbleweed and its stockholders. During the course of its deliberations, the Tumbleweed board of directors considered, with the assistance of management and its financial and other advisors, a number of factors that it believes makes the merger attractive to Tumbleweed stockholders and could contribute to the success of the combined companies.

    The Tumbleweed board of directors believes the proposed merger offers a timely and strategic growth opportunity for Tumbleweed. If the merger is consummated, Tumbleweed will have an expanded presence in the electronic statement presentment market, extending Tumbleweed's ability to deliver comprehensive solutions for businesses seeking to adapt information residing in legacy information systems for the Internet through secure messaging systems.

    Currently Tumbleweed and Interface each provide solutions that address specific aspects of a complete communication system for electronic statement presentment. Tumbleweed technology enables businesses to move traditionally paper-based communications online, through added security, reliability and personalization over current messaging networks. Interface technology enables businesses to transform legacy information sources into online formats. Tumbleweed believes that each of these market segments is growing and that a presence in each market segment will enhance Tumbleweed's ability to command a larger share of the electronic statement presentment market as a whole.

    In addition to maintaining the independent solutions, the combined companies would offer customers a single source for a fuller, more integrated suite of business communication products and services. By combining the technology and expertise of each company, the combined companies will provide customers with a single source to satisfy requirements for electronic statement presentment. The integrated technology would enable customers to transform legacy content into online formats, generate personalized messages from the content, add multiple levels of security, deliver the content to recipients, track delivery status, archive historical transactions and enable subsequent secure two-way communications between senders and recipients.

    Interface's installed customer base provides Tumbleweed with an additional opportunity. Interface's MyCopy product enables customers to publish electronic statements internally for example, to brokers and customer service representatives inside a brokerage firm. Tumbleweed's products enable customers to distribute electronic statements externally, for example, to customers of the brokerage with access to Internet e-mail accounts. To the extent that the merger results in an increased number of messages sent through the Tumbleweed infrastructure originating from the MyCopy product, Tumbleweed would receive increased transaction revenue.

    In addition, if the merger is consummated, Tumbleweed would potentially benefit from increased sales presence for both company's products, and an expanded technical development and consulting work force based principally in Ann Arbor, Michigan.

    The foregoing discussion of factors considered by the Tumbleweed board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Tumbleweed board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors. After due consideration, the Tumbleweed board of directors approved the merger and determined that the merger is fair to and in the best interests of Tumbleweed and its stockholders.

    The Tumbleweed board of directors also considered a number of uncertainties, including the challenges of combining the businesses of the corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time. For further discussion of these risks, see "Risk Factors."

REASONS FOR INTERFACE ENGAGING IN THE MERGER; RECOMMENDATION OF THE INTERFACE
  BOARD

    The Interface board of directors has approved the Merger Agreement and the transactions associated with it and has determined that the Merger Agreement and the merger are fair to and in the best interests of Interface and its shareholders. During the course of its deliberations, the Interface board of directors considered, with the assistance of management and its financial and other advisors, a number of factors that it believes makes the merger attractive to Interface's shareholders and could contribute to the success of the combined companies.

    The Interface board of directors believes that the merger will result in a combined company that has a significantly greater opportunity than Interface does alone to play a leadership role in the large and growing market for electronic statement presentment. In addition, the combined companies would have greater financial, technological, sales, marketing, and human resources with which to pursue that opportunity. As a result of the merger, Interface shareholders will have an opportunity to participate in the long-term growth of the combined company.

    The Interface board of directors believes the proposed merger will greatly accelerate fulfillment of many of the key elements of Interface's strategic plan that would otherwise have taken at least a year or longer to achieve. Some of these elements are: achievement of a more comprehensive solution for electronic statement presentment, expansion to new vertical markets, greater presence in the brokerage market, expansion of network field sales offices in the United States and Europe, introduction of Interface products into Asia and Australia, divestiture of Interface's remaining non-Internet-related businesses, most notably the Cleo product line, and transition to a recurring revenue model.

    In addition, the Interface board of directors believes that the proposed merger greatly reduces the risks and costs that Interface and Interface's shareholders would incur by independently attempting to execute the next phases of Interface's strategic plan. Risks and costs that would be reduced include those stemming from the need to raise additional working capital to augment the approximately $931,000 of cash reserves available to Interface as of March 31, 2000. Risks also include the difficulty, uncertainty, and management distraction involved in securing capital. Costs also include the fees, interest expense, and shareholder dilution realization by capital raising activities. In addition, the Interface board of directors believes the proposed merger better positions Interface to address competitive risks, because the combined company would be larger, better funded, and more able to respond to competitive threats. Relative to the choice of merging with one of Interface's competitors, the Interface board of directors further believes that the choice of merging with a complementary company provides a more likely path to incremental value for shareholders.

    The combined companies would also provide numerous benefits its customers and prospects. Some of these benefits are: providing Interface's current customers with a means to meet their future requirements with the complementary capabilities of Tumbleweed's products, offering a more complete and comprehensive solution for customers in the electronic statement presentment market, and potentially reducing the sales cycle to new prospects by offering a greater range of capabilities.

    The Interface board of directors also believes that the proposed merger would provide benefit to Interface shareholders in regards to the market for trading their Interface shares. The shares of Tumbleweed common stock issuable to Interface's shareholders in the merger will have a significantly larger market float and average trading volume, and may provide greater liquidity than the current Interface common stock.

    The value of the shares of Tumbleweed common stock that the Interface shareholders will receive in the merger, as calculated on the date the Merger Agreement was signed, represents a premium of approximately 41.3% over the average of the closing market prices of Interface's common stock for the thirty trading days prior to the execution of the Merger Agreement.

    The discussion of factors considered by the Interface board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Interface board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and the individual directors may have given different weight to different factors.

    After due consideration, the Interface board of directors approved the Merger Agreement and the transactions associated with it by unanimous vote and determined that the Merger Agreement and the transactions associated with it were in the best interest of Interface and its shareholders. Accordingly, the Interface board of directors unanimously recommends that the Interface shareholders vote FOR approval of the Merger Agreement and the transactions associated with it.

OPINION OF INTERFACE'S FINANCIAL ADVISOR

    Interface retained Newbury, Piret Companies, Inc. to act as its exclusive financial advisor to render an opinion as to the fairness, from a financial point of view, to the shareholders of Interface, of the exchange ratio.

    THE FULL TEXT OF THE NEWBURY, PIRET OPINION DATED JUNE 28, 2000 SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS SET ON THE SCOPE OF THE REVIEW UNDERTAKEN BY NEWBURY, PIRET IN RENDERING ITS OPINION. THE FULL TEXT OF THE OPINION IS ATTACHED, AS ANNEX F TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED BY REFERENCE IN ITS ENTIRETY. INTERFACE SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO INTERFACE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE CONTEMPLATED MERGER. THE SUMMARY OF THE OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE NEWBURY, PIRET OPINION.

    For the purposes of formulating the Newbury, Piret opinion, Newbury, Piret reviewed, among other things:

    - the draft merger agreement as presented to the board of directors of Interface on June 28, 2000;

    - Annual Reports to Shareholders and Annual Reports on Form 10-K of Interface for the years ended September 30, 1999, 1998, 1997, 1996, and 1995;

    - the Annual Report to Stockholders and the Annual Report on Form 10-K of Tumbleweed for the year ended December 31, 1999;

    - the Prospectus dated August 5, 1999 for Tumbleweed's Initial Public Offering;

    - interim reports to shareholders and Quarterly Reports on Form 10-Q of Interface and Tumbleweed;

    - certain financial estimates and other financial and operating data concerning Interface prepared by the management of Interface;

    - other communications from Interface and Tumbleweed to their respective shareholders; and

    - publicly available assessments of Tumbleweed's financial prospects.

    Newbury, Piret also held discussions with members of the senior managements of Interface and Tumbleweed regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial conditions, and future prospects of their respective companies. In addition, Newbury, Piret reviewed the reported price and trading activity for the Interface common shares and Tumbleweed common shares, reviewed financial and stock market information for various other companies whose securities are publicly traded, compared the financial position and operating results of Interface and Tumbleweed with those of other publicly traded companies that Newbury Piret deemed relevant, reviewed the financial terms of several recent business combinations in the software and Internet industries specifically and in other industries generally, and performed such other studies and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant for the preparation of this opinion.

    Newbury, Piret relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed the accuracy and completeness of this information for purposes of rendering its opinion.

    Newbury, Piret's review of Tumbleweed's future financial performance for purposes of rendering its opinion was limited to discussions with Tumbleweed's management of various research analysts' estimates of Tumbleweed's future financial performance. Newbury, Piret has not made any physical inspection of Tumbleweed properties or assets. In addition, Newbury, Piret has not made an independent evaluation or appraisal of the assets and liabilities of Interface or Tumbleweed or any of their subsidiaries and Newbury, Piret has not been furnished with any such evaluation or appraisal.

    Newbury, Piret also assumed, with the consent of Interface, that the transaction contemplated by the merger agreement will be accounted for as a purchase under U.S. generally accepted accounting principles. Newbury, Piret provided the opinion described herein for the information and assistance of Interface's board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Newbury, Piret's opinion does not constitute a recommendation as to how any Interface shareholder should vote with respect to the merger agreement proposal.

    The following is a summary of the material financial analyses used by Newbury, Piret in connection with providing its opinion to Interface's board of directors on June 28, 2000. Some of the summaries of financial analyses include information presented in tabular format. To more fully understand the financial analyses used by Newbury, Piret, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL STOCK TRADING ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based on periodic historical data regarding average weighted market prices and trading volumes of the Interface common shares. Newbury, Piret reviewed the historical trading prices and volumes for the Interface common shares. In addition, Newbury, Piret analyzed the exchange ratio to be received by Interface shareholders pursuant to the merger agreement in relation to various market prices for the Interface common shares.

    This review included, among other things, Newbury, Piret's analysis of the weighted average market prices of the Interface common shares and the total volume of the Interface common shares traded as a percentage of Interface common shares outstanding during the period from June 29, 1995 to June 28, 2000. These analyses indicated a weighted average market price of $13.12 per share with 1060% of the total outstanding stock of Interface common shares traded in such period. This review also included Newbury, Piret's assessment of the latest twelve months from June 29, 1999, to June 28, 2000. Such analysis indicated a weighted average market price of $20.34 per share, based on the daily closing prices for that period, with 429% of the total outstanding Interface common shares traded in that period. Newbury, Piret also reviewed daily closing prices for the period between May 1, 2000 and June 28, 2000. Such analysis indicated a weighted average market price of $11.83 per share, based on the daily closing prices for that period, with 64% of the total outstanding Interface common shares traded in that period. In addition, Newbury, Piret reviewed daily closing prices for the period between June 1, 2000 and June 28, 2000. Such analysis indicated a weighted average market price of $10.16 per share, based on the daily closing prices for that period, with 31% of the total outstanding Interface common shares traded in that period.

    Newbury, Piret reviewed the closing prices of Interface common stock from June 29, 1995 through June 28, 2000. Newbury, Piret noted that the high closing price for Interface common stock during that period was $73.44 on March 27, 2000, and the low closing price for Interface common stock during that period was $1.50, most recently on October 16, 1998.

    Newbury, Piret also reviewed the closing prices of Tumbleweed common stock from August 6, 1999 through June 28, 2000. Newbury, Piret noted that the high closing price for Tumbleweed common stock during that period was $129.25 on March 14, 2000, and the low closing price for Tumbleweed common stock during that period was $10.25 on August 10, 1999.

    SELECTED COMPANIES ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based upon a comparison of specific financial information of Interface with several comparable public companies. Newbury, Piret reviewed and compared specific financial information relating to Interface to corresponding financial information, ratios and public market multiples for the following four publicly-traded corporations: Alysis, Insci-Statements.com, Mobius, and Xenos Group. These companies were chosen for comparison because they are publicly-traded companies with operations that, for purposes of analysis, may be considered similar to Interface. Newbury, Piret calculated and compared various financial multiples and ratios. Newbury, Piret calculated the multiples of Interface using a price of $9.50 per share, the closing price for the Interface common shares on June 28, 2000. The multiples and ratios for Interface and the comparative companies were based on the most recent publicly available information and recently published research estimates.

    The financial information on the comparable companies reviewed by Newbury, Piret included reported revenues, gross profits, earnings before income, taxes depreciation and amortization, assets, and shareholders' equity for the most recent four quarters and publicly available research analyst reports and estimates, in addition to enterprise value, and ratios between enterprise value and reported and research analyst projected comparable company financial performance. Newbury, Piret determined that, for the purposes of this opinion, the ratios of enterprise value to revenue and gross margin, as an indicator of future profitability potential, were the only relevant ratios using historic financial results.

    The following table presents the ranges for the calculated multiples and ratios for the comparable companies, compared to the values indicated for Interface.

                                                         RANGES FOR    MEDIANS FOR
                                                          SELECTED       SELECTED
                                                         COMPANIES      COMPANIES     INTERFACE
                                                        ------------   ------------   ----------
Enterprise Value/Sales (Most recent four quarters)....  0.8x - 3.3x         2.7x          2.7x
Enterprise Value/Gross Margin (Most recent four
  quarters)...........................................  0.9x - 5.2x         3.7x          4.0x
Enterprise Value/Sales (Most recent quarter)..........  3.7x - 14.5x       13.0x         14.7x
Enterprise Value/Gross Margin (Most recent quarter)...  4.1x - 25.4x       18.8x         18.3x

    Because of inherent differences between the businesses, operations and prospects of Interface and the companies listed above, Newbury, Piret believes that a purely quantitative analysis of the selected companies, without considering qualitative judgments concerning differences between the financial and operating characteristics of Interface and the selected companies that could affect the public trading values of Interface and the selected companies, would not be particularly meaningful in the context of the merger.

    SELECTED TRANSACTIONS ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based upon a comparison of the financial terms of the contemplated merger with the financial terms of several other proposed, pending or completed business combinations. Newbury, Piret analyzed various information relating to 19 selected technology transactions with enterprise values between $20 million and $200 million announced since June 26, 1999, including the merger of Worldtalk Communications with Tumbleweed announced November 18, 1999.

    This analysis focused on the multiples of revenues for each of the selected transactions, as well as measuring premium to stock market prices. The following table presents the range of multiples of the relevant revenues for the selected transactions, and the stock price premiums based on market prices one day, one week, and four weeks prior to announcement of each of the selected transactions, each as compared to the corresponding values indicated for the merger. Revenues were calculated using the reported results for the most recent four quarters leading up the transaction for each of the selected transactions, as well as for the merger.

                                                  MEDIANS FOR      RANGES FOR
                                                   SELECTED         SELECTED
                                                 TRANSACTIONS     TRANSACTIONS     THE MERGER
                                                 -------------   ---------------   -----------
Multiple of Revenues...........................       3.8x        1.1x to 53.6x        3.8x
Premium to One Day Prior Price.................      28.4%       -2.3% to 108.7%      40.3%
Premium to One Week Prior Price................      38.2%       6.3% to 217.0%       49.7%
Premium to Four Week Prior Price...............      58.3%       8.2% to 205.5%       74.8%

    CONTRIBUTION ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based on specific historical operating and financial information comparing Interface's contribution to the combined company resulting from the merger with what Interface's shareholders would receive. Newbury, Piret reviewed specific historical operating and financial information, including, among other things, revenues, gross profits, operating losses, net income, equity value and enterprise value for Interface, Tumbleweed, and the pro forma combined entity resulting from the merger.

    This analysis indicated, and the following table presents, the percentages of sales, gross profits, and operating losses that Interface would have contributed for the year ended December 31, 1999 and the quarter ended
March 31, 2000.

                                                YEAR ENDED        QUARTER ENDED
                                            DECEMBER 31, 1999    MARCH 31, 2000
                                            ------------------   ---------------
Sales.....................................         58.5%              31.3%
Gross Profit..............................         59.9%              35.3%
Operating Losses..........................         11.5%              17.0%

    This analysis also indicated that (a) Interface shareholders would have contributed 3.3% of the equity value and 3.4% of the enterprise value to the combined entity as of June 28, 2000; and (b) Interface shareholders would receive 4.6% of the outstanding common equity of the combined entity and 4.7% of the implied enterprise value of the combined entity after the merger, assuming an exchange ratio for the merger of 0.264.

    HISTORICAL EXCHANGE RATIO ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio range in the merger through comparison to the exchange ratios of the historical daily trading prices for Interface and Tumbleweed common shares. Newbury, Piret reviewed historical daily trading prices for Interface common shares and Tumbleweed common shares for the period beginning with Tumbleweed's Initial Public Offering on August 6, 1999 through June 28, 2000. Newbury, Piret conducted this analysis by dividing the closing price per Interface common share by the closing price per Tumbleweed common share. This analysis indicated, and the following table presents, exchange ratio ranges for the period from August 6, 1999 to June 28, 2000, for the indicated quarterly periods and the most recent 10, 20, and 30 trading days.

PERIOD OF EXCHANGE                                      MEDIAN EXCHANGE    RANGE OF EXCHANGE
RATIO CALCULATION                                            RATIO               RATIOS
------------------                                     -----------------   ------------------
August 6, 1999 through June 28, 2000.................        0.387           0.158 to 0.665
October 1, 1999 through December 31, 1999............        0.378           0.247 to 0.602
January 3, 2000 through March 31, 2000...............        0.437           0.290 to 0.611
April 3, 2000 through June 28, 2000..................        0.254           0.158 to 0.665
10 Trading Days......................................        0.183           0.158 to 0.189
20 Trading Days......................................        0.188           0.158 to 0.247
30 Trading Days......................................        0.200           0.158 to 0.256

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying Newbury, Piret's opinion. In arriving at its fairness determination, Newbury, Piret considered the results of all these analyses. No company or transaction used as a comparable in the above analyses is directly comparable to Interface or Tumbleweed or the contemplated transaction. Newbury, Piret prepared the analyses solely for purposes of allowing it to provide its opinion to Interface's board of directors as to the fairness from a financial point of view of the exchange ratio for the merger to Interface shareholders and these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

    Analyses based upon estimates of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Interface nor Newbury, Piret, nor any other person assumes responsibility if future results are materially different from those estimated.

    As part of its investment banking business, Newbury, Piret is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for strategic advisory and other purposes. Interface selected Newbury, Piret as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions in technology industries. In addition, Newbury, Piret is familiar with Interface, having provided strategic advisory services to Interface from time to time, including having participated in the negotiations leading to the merger agreement.

    Pursuant to its engagement letter dated December 20, 1999, and modified as of June 28, 2000, Interface engaged Newbury, Piret to act as its exclusive financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Interface paid Newbury, Piret a fairness opinion fee of $50,000. In addition, Newbury, Piret will receive an $880,000 fixed fee, which includes $60,000 already paid to Newbury, Piret by Interface, contingent upon the consummation of the proposed merger. This fixed fee represents approximately 1.4% of the aggregate value of the consideration received by Interface shareholders in the merger, assuming the merger is consummated at an exchange ratio of 0.264, and based on $50.50 per share as the closing price of Tumbleweed's stock on June 28, 2000. Interface has further agreed to indemnify Newbury, Piret against specified liabilities, including liabilities under the federal securities laws. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the federal securities laws may not be enforceable.

ANTICIPATED ACCOUNTING TREATMENT

    Tumbleweed will account for the merger as a purchase in accordance with generally accepted accounting principles.

INTERESTS OF PERSONS IN THE MERGER


    In considering the recommendations of the Interface board of directors with respect to the Merger Agreement and the transactions associated with it, shareholders should be aware that certain members of the management of Interface and the Interface board of directors have certain interests in the merger that are in addition to, or different from, the interests of shareholders of Interface generally.


    EMPLOYMENT RELATED INTERESTS

    Following the signing of the Merger Agreement, each of Robert Nero, Brian Brooks, Donald Redding, Robert Granger, Brian Niemiec, Keith Bauserman and Richard Sheridan signed offer letters with Tumbleweed providing these individuals with special employment rights upon completion of the merger. The terms of the offer letters are summarized below.

    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Robert Nero. The letter provides for a base salary of $208,000 per year plus an annual bonus of $104,000, dependent, for calendar year 2000 upon achievement of a sale of the Cleo business prior to December 31, 2000, and thereafter dependent on achievement of mutually agreed objectives. Additionally, until December 31, 2001 Mr. Nero will provide consulting services to Tumbleweed from time to time at a fee to be negotiated by Tumbleweed and Mr. Nero. Tumbleweed will provide Mr. Nero, accelerated vesting of 100% of the Interface options cumulatively granted to Mr. Nero. If Mr. Nero resigns his employment within three months of the effective date of the merger or before January 1, 2001, or Mr. Nero's employment is terminated without cause at any time following the closing of the merger, then Tumbleweed will (i) pay Mr. Nero a lump sum severance payment equivalent to eighteen months' salary from the date of such termination, subject to all applicable withholdings; (ii) provide continued coverage for Mr. Nero and his eligible dependents under the Tumbleweed health care plans then in existence; and (iii) provide for continued use of Mr. Nero's company car. During such severance period, Mr. Nero will be eligible to exercise his vested stock options. The offer letter provides that Mr. Nero's employment is at-will.

    Effective on the consummation of the merger through January 31, 2001, Tumbleweed entered into an offer letter with Brian Brooks. The letter provides for a base salary of $140,400 plus a year 2000 management incentive bonus of $17,500 payable in November, 2000. If Mr. Brooks satisfies the objectives in the agreement, he will receive a completion bonus of $25,000. If Mr. Brooks' employment is terminated without cause, then Tumbleweed will (i) provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Brooks as of June 28, 2000;
(ii) a severance sum equivalent to six months of his annual salary, subject to all applicable withholdings; and (iii) a twelve month outplacement program, subject to mutual approval. The offer letter provides that Mr. Brook's employment is at-will.


    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Donald Redding. The letter provides for a base salary of $120,000 per year plus a possible quarterly bonus of up to $6,000. If
Mr. Redding assists Tumbleweed in the consummation of the sale of the Cleo business prior to December 31, 2000, Mr. Redding will receive a completion bonus of $25,000 plus 1% of any amount over a purchase price of $3,000,000. Upon the sale of the Cleo business prior to December 31, 2000, Tumbleweed will provide Mr. Redding immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Redding as of June 28, 2000 and Mr. Redding and Tumbleweed will enter into a consulting agreement through December 31, 2001. If Tumbleweed is unable to divest the Cleo business or if Mr. Redding's employment is terminated without cause, then


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Tumbleweed will provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Redding as of June 28, 2000 and a severance sum equivalent to six months of his annual salary, subject to all applicable withholdings. The offer letter provides that Mr. Redding's employment is at-will.


    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Robert Granger. The letter provides for a base salary of $130,000 per year plus a possible quarterly bonus of up to $11,250, based on a standard sales management plan. In addition to his existing Interface options, which will become options to purchase Tumbleweed common stock, Mr. Granger was granted 20,000 options to purchase shares of Tumbleweed common stock. If
Mr. Granger's employment is terminated without cause at any time following the closing of the merger, then Tumbleweed will provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Granger as of June 28, 2000. If such termination occurs prior to March 31, 2001, Tumbleweed will also provide six months' base salary, subject to all applicable withholdings. With the exception of the options vesting acceleration, termination of Mr. Granger's employment without cause subsequent to March 31, 2001, would be treated as Tumbleweed would treat the termination of an existing Tumbleweed employee in a similar position. The offer letter provides that Mr. Granger's employment is at-will.

    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Brian Niemiec. The letter provides for a base salary of $141,018 per year plus a possible quarterly bonus of up to $8,815. In addition to his existing Interface options, which will become options to purchase Tumbleweed common stock, Mr. Niemiec was granted 25,000 options to purchase shares of Tumbleweed common stock. If Mr. Niemiec's employment is terminated without cause at any time following the closing of the merger, then Tumbleweed will provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Niemiec as of June 28, 2000. If such termination occurs prior to March 31, 2001, Tumbleweed will also provide six months' base salary, subject to all applicable withholdings. With the exception of the options vesting acceleration, termination of Mr. Niemiec's employment without cause subsequent to March 31, 2001, would be treated as Tumbleweed would treat the termination of an existing Tumbleweed employee in a similar position. The offer letter provides that Mr. Niemiec's employment is at-will.

    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Keith Bauserman. The letter provides for a base salary of $139,925 per year plus a possible quarterly bonus of up to 25% of the base salary. In addition to his existing Interface options, which will become options to purchase Tumbleweed common stock, Mr. Bauserman was granted 20,000 options to purchase shares of Tumbleweed common stock. If Mr. Bauserman's employment is terminated without cause at any time following the closing of the merger, then Tumbleweed will provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Bauserman as of June 28, 2000. If such termination occurs prior to March 31, 2001, Tumbleweed will also provide six months' base salary, subject to all applicable withholdings. With the exception of the options vesting acceleration, termination of Mr. Bauserman's employment without cause subsequent to March 31, 2001, would be treated as Tumbleweed would treat the termination of an existing Tumbleweed employee in a similar position. The offer letter provides that Mr. Bauserman's employment is at-will.

    Effective on the consummation of the merger, Tumbleweed entered into an offer letter with Richard Sheridan. The letter provides for a base salary of $136,517 per year plus a possible quarterly bonus of up to $6,750. In addition to his existing Interface options, which will become options to purchase Tumbleweed common stock, Mr. Sheridan was granted 25,000 options to purchase shares of Tumbleweed common stock. If Mr. Sheridan's employment is terminated without cause at any time following the closing of the merger, then Tumbleweed will provide a severance package consisting of immediate accelerated vesting of 100% of Interface options cumulatively granted to Mr. Sheridan as of June 28, 2000. If such termination occurs prior to March 31, 2001, Tumbleweed will also provide six

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
months' base salary, subject to all applicable withholdings. With the exception of the options vesting acceleration, termination of Mr. Sheridan's employment without cause subsequent to March 31, 2001, would be treated as Tumbleweed would treat the termination of an existing Tumbleweed employee in a similar position. The offer letter provides that Mr. Sheridan's employment is at-will.


    Each offer letter above contains restrictive covenants that have a term through December 31, 2001. Pursuant to the restrictive covenants, the employee will agree not to solicit or attempt to solicit any of Tumbleweed's or Tumbleweed's subsidiaries' suppliers, clients, vendors, suppliers or consultants to terminate their relationship with Tumbleweed. The employee will not induce or attempt to induce any employee, agent or contractor of Tumbleweed or Tumbleweed's subsidiaries to terminate their position for the purpose of consummating a business relationship with the employee or a competitor of Tumbleweed. Finally, the employee will not engage in the business of Tumbleweed's anywhere in the United States except that the employee may own securities in a similar corporation as long as they are not the controlling or beneficial owner of 2% or more of any class of securities of such corporation.


    INDEMNIFICATION AGREEMENTS

    Pursuant to the Merger Agreement, Tumbleweed will maintain in effect all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the time the merger becomes effective existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Interface and its subsidiaries, as provided in their respective organizational documents and any indemnification agreements of Interface. In addition, from and after the time the merger becomes effective, directors and officers of Interface who become directors or officers of Tumbleweed will be entitled to the same indemnification rights and directors' and officers' liability insurance as are provided to other directors and officers of Tumbleweed. The Merger Agreement also provides that for six years after the time the merger becomes effective, Tumbleweed will use commercially reasonable efforts to provide liability insurance covering acts or omissions occurring prior to the time the merger becomes effective with respect to those persons who were covered by Interface's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement. Tumbleweed, however, will not be required to pay more than 150% of the current amount paid by Interface to maintain the insurance.

DISSENTERS' RIGHTS

    No holder of Interface common stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the special meeting.

RESALE RESTRICTIONS

    All shares of Tumbleweed common stock received by Interface shareholders in the merger will be freely transferable, except that shares of Tumbleweed common stock received by persons who are deemed to be "affiliates" of Interface, as that term is defined under the Securities Act of 1933, prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145, or Rule 144 in the case of those persons who become affiliates of Tumbleweed following the merger, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Interface or Tumbleweed generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of such party as well as principal stockholders of that party.

    Pursuant to the Merger Agreement, Interface has agreed to use reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by the affiliate of any shares of Interface common stock issued to the affiliate in the merger. Tumbleweed has also agreed to use

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
reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by its affiliate of any shares of Tumbleweed common stock.

STOCK EXCHANGE LISTING

    It is a condition to the merger that, upon consummation of the merger, the shares of Tumbleweed common stock to be issued by Tumbleweed in connection with the merger be approved for quotation on the Nasdaq National Market subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF INTERFACE COMMON STOCK

    If the merger is consummated, the Interface common stock will no longer meet the requirements for continued inclusion on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. Consequently, shareholders of Interface will no longer be able to trade Interface common stock on the Nasdaq Stock Market.

TREATMENT OF STOCK CERTIFICATES

    After the completion of the merger, each stock certificate previously representing shares of Interface common stock will automatically, with no further action by the holder thereof, represent the right to receive 0.264 of a share of Tumbleweed common stock for each share of Interface common stock represented by the stock certificate. Promptly after the completion of the merger, Equiserve L.P., Tumbleweed's exchange agent, will mail a letter of transmittal with instructions to each holder of record of Interface common stock outstanding immediately prior to the completion of the merger for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of Interface common stock for stock certificates representing shares of Tumbleweed common stock. No stock certificates should be surrendered by any holder of Interface common stock until the holder has received the letter of transmittal and instructions from Equiserve L.P. Tumbleweed stockholders will keep their current certificates as the merger does not require surrender of Tumbleweed stock certificates.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. BECAUSE THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT/PROSPECTUS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE COPY OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS DOCUMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE, BEFORE YOU DECIDE HOW TO VOTE.

THE MERGER

    The Merger Agreement requires that when all closing conditions have been satisfied or waived, Maize Acquisition Sub, Inc., or Maize, will be merged into Interface, with Interface as the surviving corporation. The merger will become effective on the date of filing of a certificate of merger with the Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau, of the State of Michigan or such later date as is specified in the certificate of merger and agreed upon by the parties. This is referred to as the effective time of the merger.

EXCHANGE PROCEDURES

    At the effective time of the merger:

    - each share of Interface common stock issued and outstanding immediately prior to the effective time, other than shares of Interface common stock owned by Tumbleweed, Maize, or any other wholly-owned subsidiary of Tumbleweed will be converted into the right to receive 0.264 shares of Tumbleweed common stock, together with rights associated with the Tumbleweed common stock;

    - all warrants to purchase Interface common stock, whether or not exercisable, shall be assumed by Tumbleweed and shall be subject to, and exercisable upon, the same terms and conditions as under the applicable warrant agreement, except as provided in the Merger Agreement; and

    - shares of Interface common stock owned by Tumbleweed, Maize or any other wholly-owned subsidiary of Tumbleweed will be canceled and no Tumbleweed common stock or other consideration will be delivered in exchange for this cancellation.

    Each outstanding employee and director stock option of Interface common stock will be converted at the effective time of the merger into, and will become an option to purchase 0.264 of a share of Tumbleweed common stock for each share of Interface common stock covered by the option before the merger. After conversion, the exercise price per share of Tumbleweed common stock subject to each option will equal its pre-conversion exercise price per share of Interface common stock divided by 0.264. Such option will have the same terms and conditions as those of the Interface option.

    Promptly after the effective time of the merger, Equiserve L.P., as exchange agent, will mail to each shareholder of record of Interface a letter of transmittal containing instructions for the surrender of certificates representing Interface common stock in exchange for certificates representing Tumbleweed common stock.

    No fractional shares of Tumbleweed common stock will be issued in the merger. Instead of issuing fractional shares of Tumbleweed common stock, the holders of shares of Interface common stock, Tumbleweed will pay cash in an amount, rounded to the nearest whole cent, equal to the fractional amount multiplied by the closing price of a share of Tumbleweed common stock on the Nasdaq National Market at the effective time of the merger.

    Any dividends or other distributions declared or made after the effective time of the merger on shares of Tumbleweed common stock will be paid to holders of Interface common stock only after the stock certificates representing the stock have been surrendered to the exchange agent. No interest will

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
be paid or accrued on cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any.

    If, after six months from the effective time of the merger, a holder of shares of Interface common stock has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing Interface common stock may only look to Tumbleweed to receive its shares of Tumbleweed common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Tumbleweed common stock, if any. None of Tumbleweed, Interface, Equiserve or any other party will be liable to any holder of a certificate formerly representing shares of Interface common stock for Tumbleweed common stock, cash in lieu of fractional shares, or any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If, after two years from the effective time of the merger, a holder of a certificate formerly representing shares of Interface common stock has not surrendered the holder's certificate, then unclaimed shares of Tumbleweed common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Tumbleweed common stock will, to the extent permitted by applicable law, become the property of Interface.

    At the effective time of the merger, the stock transfer books of Interface will be closed and no further transfers of shares of Interface common stock will be made.

CORPORATE ORGANIZATION AND GOVERNANCE

    Upon consummation of the Merger, Interface will become the surviving corporation (the "Surviving Corporation"), and shall continue to be governed by the laws of the State of Michigan and the separate corporate existence of Interface, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The directors and officers of Maize at the effective time of the merger will be the directors and officers of the surviving corporation, until their respective successors are duly elected, appointed or qualified or until their earlier death, removal or resignation in accordance with the articles of incorporation and bylaws of the surviving corporation.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Interface and its subsidiaries, subject to qualifications in the Merger Agreement, relating to the following matters:

    - organization, standing and similar corporate matters;

    - capital structure;

    - the corporate power and authority to execute, deliver and perform the Merger Agreement and the related agreements and to consummate the transactions contemplated by these agreements;

    - the absence of conflicts between organizational documents, bylaws and agreements and the Merger Agreement and the related transactions;

    - the absence of any required governmental and third-party consents, approvals or authorizations other than those specified in the Merger Agreement;

    - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

    - the accuracy of information supplied by Interface in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

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
    - the absence of material changes or events relating to the business of Interface and its subsidiaries since March 31, 2000;

    - the absence of undisclosed liabilities;

    - benefit plans and other employment related matters;

    - the absence of pending or threatened material litigation and compliance with applicable laws;

    - the absence of defaults under organizational documents, material agreements or applicable laws;

    - timely filing of tax returns and other tax related matters;

    - the existence, validity and status of material agreements;

    - matters relating to assets and real property;

    - compliance with environmental laws and regulations;

    - product liability matters;

    - intellectual property matters and Year 2000 compliance;

    - proprietary rights and confidentiality matters;

    - insurance;

    - relationships with suppliers and customers;

    - compliance with employment and labor laws;

    - accounts receivable and inventories shown in the balance sheet of Interface;

    - the absence of affiliated transactions;

    - the receipt of fairness opinions from Interface's financial advisor;

    - the absence of undisclosed brokers and finders;

    - the absence of actions that would prevent the merger from qualifying as a tax-free reorganization;

    - the inapplicability of state anti-takeover laws; and

    - full disclosure to Interface's knowledge.

    The Merger Agreement also contains representations and warranties of Tumbleweed and its subsidiaries, subject to qualifications in the Merger Agreement, relating to the following matters:

    - organization, standing and similar corporate matters;

    - capital structure;

    - the corporate power and authority to execute, deliver and perform the Merger Agreement and the related agreements and to consummate the transactions contemplated by these agreements;

    - the absence of conflicts between organizational documents, bylaws and agreements and the Merger Agreement and the related transactions;

    - the absence of any required governmental and third-party consents, approvals or authorizations other than those specified in the Merger Agreement;

    - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

    - the accuracy of information supplied by Tumbleweed in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

    - the absence of material changes or events relating to the business of Tumbleweed and its subsidiaries since March 31, 2000;

    - the absence of pending or threatened material litigation and compliance with applicable laws;

    - the absence of undisclosed brokers and finders;

    - the absence of actions that would prevent the merger from qualifying as a tax-free reorganization; and

    - the operations of Maize.

    All representations and warranties of Tumbleweed, Interface and Maize will expire at the effective time of the merger.

COVENANTS

    Interface has agreed that, except as provided in the Merger Agreement or with the consent of Tumbleweed, prior to the time the merger becomes effective, it will conduct its business in the ordinary course and will use its best efforts to preserve its business organization and to maintain its existing relationships with customers, suppliers, employees, creditors and business partners.

    Accordingly, Interface agreed that, subject to exceptions generally described below, neither it nor its subsidiaries will, prior to the effective time of the merger, without the consent of Tumbleweed:

    - split, combine or reclassify its common stock or any outstanding capital stock of its subsidiaries, or redeem or repurchase any of its capital stock;

    - amend its articles of incorporation or bylaws or similar organizational documents;

    - declare, set aside or pay any dividend or other distribution on any of its capital stock;

    - issue additional shares of or securities convertible into, or options, warrants or rights to acquire, any capital stock, except issuances pursuant to the exercise of Interface options outstanding on the date of the Merger Agreement in accordance with their present terms;

    - transfer, lease, license, sell, mortgage or encumber any material assets other than in the ordinary course of business;

    - redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    - increase the compensation of directors and officers, or employees other than in the ordinary course of business, or provide any new or change any existing benefit plan or enter into or amend any employment agreement, except in accordance with existing policies of Interface, or make any loan to its directors, officers or employees;

    - modify, amend or terminate any of its material agreements, or waive, release or assign any material rights under these agreements;

    - cause any material insurance policy naming it as a beneficiary to be canceled or terminated without notice to Tumbleweed except in the ordinary course of business;

    - license, transfer or otherwise dispose of any of its intellectual property rights except in the ordinary course of business;

    - cancel any debts or waive any contract rights or other rights of substantial value except in the ordinary course of business;

    - incur or assume any debt or guarantee the debt of others, make any loan or investment in any other person, or enter into or amend any material contract, outside the ordinary course of business;

    - change its accounting method unless required by generally accepted accounting principles, or take any action that would prevent the merger from qualifying as a tax-free reorganization;

    - pay or satisfy any liabilities or obligations outside the ordinary course of business;

    - adopt a plan of liquidation or dissolution, merger or other reorganization;

    - take any action that would cause any of its representations and warranties to become inaccurate at or before the effective time;

    - change its tax accounting methods, or settle or compromise any United States federal, state, local or foreign tax liability; or

    - take, or authorize or propose to take, or agree to take in writing or otherwise, any of the above actions.

    Tumbleweed has also agreed that neither it nor its subsidiaries will, prior to the effective time of the merger, without the consent of Interface:

    - split, combine or reclassify its common stock;

    - amend its certificate of incorporation or bylaws;

    - declare, set aside or pay any dividend or other distribution on any of its capital stock;

    - change its accounting method unless required by generally accepted accounting principles, or take any action that would prevent the merger from qualifying as a tax-free reorganization;

    - take any action that would cause any of its representations and warranties to become inaccurate at or before the effective time; or

    - take, or authorize or propose to take, or agree to take in writing or otherwise, any of the above actions.

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that neither Interface nor any of its subsidiaries, directly or indirectly, may solicit, initiate or encourage, including by furnishing information, or take any other action designed to facilitate any inquiries or proposals relating to an alternative transaction described below, or participate in any discussions or negotiations regarding an alternative transaction. The Merger Agreement defines an alternative transaction to mean:

    - a tender offer or exchange offer to acquire more than 20% of the outstanding shares of Interface common stock;

    - any acquisition or proposed acquisition of Interface or any of its significant subsidiaries by a merger or other business combination, regardless of whether Interface or any of its subsidiaries survives the merger; or

    - any other transaction the consummation of which a third party would acquire control of assets of Interface or any of its subsidiaries, including the equity securities of such subsidiaries, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of Interface common stock.

    The Merger Agreement provides that these restrictions will not prohibit Interface, prior to the approval of the merger by its shareholders, from:

    - complying with Rule 14e-2 and Rule 14d-9 under the Securities and Exchange Act of 1934, as amended, with regard to a bona fide tender offer or exchange offer, which rules require a target company to respond publicly to a tender offer; or

    - participating in negotiations or furnishing information in response to an unsolicited proposal for an alternative transaction if all of the following conditions are met:

       -- the Interface board of directors must have concluded in good faith, after receipt of advice from outside legal counsel, that it must participate in such negotiations or furnish such information in order to comply with its fiduciary duties to the shareholders; and

       -- the board of directors must promptly advise Tumbleweed orally and in writing of any request for information or of any proposal in connection with an alternative transaction, specifying the material terms and conditions of the request or proposal and the identity of the person making that request or proposal.

    Except as described below, neither the Interface board of directors or a committee of the board shall:

    - withdraw, qualify or modify in a manner adverse to Tumbleweed, its approval or recommendation of the Merger Agreement or the merger;

    - approve or recommend an alternative transaction; or

    - enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an alternative transaction.

    However, if, prior to the approval of the merger by its shareholders, the Interface board of directors receives a superior proposal and, the board of directors concludes in good faith, after consulting its outside legal counsel, that it must take such actions in order to comply with its fiduciary duties to the shareholders, the board may withdraw its recommendation or approval of the merger after the fifth business day following Tumbleweed's receipt of written notice, advising Tumbleweed of its intent to approve or recommend the superior proposal.

    For purposes of this covenant, the term superior proposal means any of the alternative transactions described in the definition above, which the Interface board of directors concludes in its good faith judgment, after consulting with its financial advisor, to be more favorable to the shareholders of Interface than the merger.

ACCESS TO INFORMATION

    Subject to existing confidentiality obligations, Interface has agreed to afford Tumbleweed and its representatives reasonable access during normal business hours to its properties, books, contracts, commitments and records.

INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that Tumbleweed agrees to indemnify, at all times after the effective time, directors or officers of Interface or its subsidiaries to the same extent as provided in Interface's certificates of incorporation or bylaws or in indemnity agreements in effect on June 28, 2000.

    In addition, Tumbleweed also agrees to maintain for at least six years after the effective time of the merger directors' and officers' liability insurance policies on the same terms and conditions as

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
Interface's insurance policies in effect on June 28, 2000, which will cover events occurring prior to the effective time of the merger.

COOPERATION AND REASONABLE EFFORTS

    Under the Merger Agreement and subject to the conditions and limitations specified in the Merger Agreement, the parties have agreed to cooperate with each other to take specified actions and to use their reasonable efforts to have the registration statement declared effective as promptly as practicable after its filing.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of Tumbleweed, Maize and Interface to effect the merger are subject to the following conditions:

    - the shareholders of Interface must approve the merger;

    - there may be no order, law, injunction or other legal restraint or prohibition enjoining or preventing the consummation of the merger or the effective operation of the business of Interface after the effective time of the merger;

    - all required regulatory approvals are obtained;

    - the shares of Tumbleweed common stock to be issued in the merger are qualified for inclusion in the Nasdaq National Market; and

    - the registration statement is declared effective and no stop order suspends the effectiveness of the registration statement, and no proceeding for that purpose is initiated or threatened by the Securities and Exchange Commission.

    Tumbleweed and Maize's obligations to effect the merger are subject to the following additional conditions:

    - the representations and warranties of Interface are true and correct when made and as of the effective time in all material respects;

    - Interface has performed in all material respects its obligations required to be performed by it prior to and at the effective time of the merger;

    - Interface has received all necessary consents;

    - the agreements related to the merger shall be valid and complied with in all material respects;

    - since June 28, 2000, no event has occurred that has had, or is reasonably likely to have, a material adverse effect on Interface or its subsidiaries;

    - Tumbleweed has received an opinion of Dykema Gossett PLLC;

    - Interface certifies that specific closing conditions have been satisfied;

    - Interface certifies that neither it nor any of its subsidiaries is a United States real property holding company; and

    - each employee of Interface shall have entered into a proprietary rights and confidentiality agreement and confirmed their status as "at will" employees.

    Interface's obligations to effect the merger are subject to the following additional conditions:

    - the representations and warranties of Tumbleweed and Maize are true and correct when made and as of the effective time in all material respects;

    - each of Tumbleweed and Maize has performed in all material respects its obligations required to be performed by it prior to and at the effective time of the merger;

    - since June 28, 2000, no event has occurred that has had, or is reasonably likely to have, a material adverse effect on Tumbleweed or its subsidiaries;

    - Interface has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP; and

    - Tumbleweed certifies that specific closing conditions have been satisfied.

TERMINATION

    The Merger Agreement provides that at any time prior to the effective time of the merger, the Merger Agreement may be terminated:

    - by mutual written consent of Tumbleweed and Interface if the board of directors of each determines to do so by a vote of a majority of the entire board of directors;

    - by either Tumbleweed or Interface if:

       -- the merger has not been completed on or prior to December 15, 2000, so long as the party seeking to terminate did not prevent the consummation of the merger by failing to perform any of its obligations under the Merger Agreement;

       --  the Interface shareholders fail to approve the merger; or

       -- any court or other governmental body issues a nonappealable final order that has a material adverse effect on Interface or its subsidiaries, or a required regulatory approval is denied, provided the party seeking to terminate the Merger Agreement used commercially reasonable efforts to appeal the order or obtain the approval.

    - by Interface, as long as it is not in material breach of the Merger Agreement, if:

       -- Tumbleweed materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform is incapable of being cured or is not cured within 30 days; or

    - by Tumbleweed, as long as it is not in material breach of the Merger Agreement, if:

       -- Interface materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform is incapable of being cured or is not cured within 30 days; or

       -- at any time prior to Interface's special meeting, Interface's board of directors withdraws, modifies or qualifies in a manner adverse to Tumbleweed, its recommendation that the shareholders approve the merger.

TERMINATION FEE AND EXPENSES

    The Merger Agreement provides that Interface will pay to Tumbleweed a termination fee of $2.5 million plus all costs and expenses incurred by Tumbleweed in connection with the Merger Agreement and the other agreements related to the merger.

    - at any time prior to Interface's special meeting, Interface's board of directors withdraws, modifies or qualifies its recommendation that the shareholders approve the merger, in a manner adverse to Tumbleweed;

    - the Interface shareholders fail to approve the merger (except as described below); or

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
    - Interface materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform is incapable of being cured or is not cured within 30 days.

    Notwithstanding the above, in the event the Merger Agreement is terminated because the approval of Interface's shareholders is not obtained and if an alternative transaction has not been entered into or announced prior to 360 calendar days from the date of such termination, the Merger Agreement provides that the $2.5 million termination fee will be reduced to $1.0 million.

    In addition, except as specifically provided in the Merger Agreement, each party has agreed to bear its own expenses in connection with the Merger Agreement and the other related agreements and transactions contemplated by the Merger Agreement. Interface has agreed not to incur legal, accounting and financial advisory fees and expenses in excess of $1.2 million.

AMENDMENT; EXTENSION AND WAIVER

    The parties may amend the Merger Agreement at any time before or after the approval of the merger by the Interface shareholders. After the approval by the shareholders, the parties may not amend the Merger Agreement without further shareholder approval if the amendment changes the amount or the form of consideration to be issued to Interface shareholders, or which by law requires the further approval of the shareholders.

    At any time prior to the effective time of the merger, any party may, subject to the amendment restrictions described above:

    - extend the time for the performance of any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representation and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

    - waive compliance with any of the agreements or conditions in the Merger Agreement.

    Any extension or waiver described above will be valid if set forth in writing and signed by the parties to be bound.

                           THE STOCK OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE STOCK OPTION AGREEMENT. BECAUSE THE DESCRIPTION OF THE STOCK OPTION AGREEMENT IS A SUMMARY, YOU SHOULD READ CAREFULLY THE ENTIRE COPY OF THE STOCK OPTION AGREEMENT, WHICH IS ATTACHED AS ANNEX B TO THIS DOCUMENT, FOR THE INFORMATION THAT IS IMPORTANT TO YOU.

    GENERAL. Concurrent with the execution of the Merger Agreement, Tumbleweed and Interface entered into a stock option agreement under which Interface granted Tumbleweed an option to purchase a number of shares of Interface common stock equal to 19.9% of the total number of shares of Interface common stock issued and outstanding as of June 28, 2000, together with the associated rights under the Interface rights agreement and subject to adjustment. Under this option, Tumbleweed would have a right to acquire 939,215 shares of Interface common stock, subject to adjustment, at $13.33 per share.

    EXERCISE OF THE OPTION. The option is exercisable at any time after the occurrence of specific events, including any event entitling Tumbleweed to receive the termination fee under the Merger Agreement. Subject to some exceptions, the right to purchase shares under the stock option agreement will expire upon the earliest to occur of:

    - the effective time of the merger;

    - termination of the Merger Agreement by mutual written consent of Tumbleweed and Interface, by either Tumbleweed or Interface if specific conditions as outlined in the Merger Agreement are not met, or by Interface, if Tumbleweed is in material breach of the Merger Agreement; and

    - twelve months following the termination of the Merger Agreement by Tumbleweed, which it is entitled to do under the Merger Agreement if Interface is in material breach of the Merger Agreement or if the Interface board of directors fails to recommend to their shareholders that they approve the Merger Agreement and the related transactions.

    ADJUSTMENTS TO NUMBER OF SHARES AND CLASS OF SHARES. The number and class of securities subject to the option and the purchase price will be adjusted for any change in Interface common stock by reason of a stock dividend, split up, merger, other than pursuant to the Merger Agreement, recapitalization, combination, exchange of shares or similar transaction, so that Tumbleweed will receive, upon exercise of the option, the number and class of shares that Tumbleweed would have received if the option had been exercised immediately prior to the occurrence of the event, or the record date of the event, if applicable.

    If Interface agrees to consolidate with or merge into any person other than Tumbleweed or one of its subsidiaries and Interface will not be the surviving corporation of that consolidation or merger, agrees to permit any person other than Tumbleweed or one of its subsidiaries to merge into Interface which results in the outstanding shares of Interface common stock immediately prior to such merger being less than 50% of the outstanding shares of the merged company, or agrees to sell or otherwise transfer all or substantially all of its assets to any person other than Tumbleweed or one of its subsidiaries, then the agreement governing any of these transactions will provide that the option will, upon the completion of the transaction, be converted into or exchanged for a right to receive the number and class of shares Tumbleweed would have received for Interface common stock if the option had been exercised immediately prior to the consolidation, merger, sale or transfer.

    REPURCHASE RIGHT. The stock option agreement provides that, if Interface consummates an alternative transaction, Tumbleweed is entitled to sell to Interface and Interface is required to purchase from Tumbleweed, all or a portion of the option, or all or any portion of the shares purchased by Tumbleweed, at a price equal to the difference between:

    - the market/tender offer price, as defined in the stock option agreement;
      and

    - the exercise price multiplied by the number of shares purchaseable pursuant to the option.

    In addition, the stock option agreement provides that in no event will Tumbleweed's total profit from the option, including any termination fee paid to Tumbleweed, exceed $2.5 million plus an amount equal to all the costs and expenses incurred by Tumbleweed in connection with the Merger Agreement and, if Tumbleweed's total profit from the option would otherwise exceed such amount, Tumbleweed is required to:

    - reduce the number of shares of Interface common stock subject to the option;

    - deliver shares of Interface common stock previously purchased by Tumbleweed to Interface for cancellation;

    - pay cash to Interface; or

    - any combination of the foregoing, so that Tumbleweed's actually realized total profit from the option including the termination fee paid to Tumbleweed, does not exceed $2.5 million plus an amount equal to all the costs and expenses incurred by Tumbleweed in connection with the Merger Agreement after taking into account the foregoing actions.

    REGISTRATION RIGHTS. Following the termination of the Merger Agreement and exercise of the option, Tumbleweed may request Interface to register any shares purchased under the option under the securities laws and Interface will use its reasonable best efforts to effect this registration in a firm commitment offering, subject to limitations as provided in the stock option agreement.

    EFFECT OF STOCK OPTION AGREEMENT. The stock option agreement is intended to increase the likelihood that the merger will be consummated on the terms set forth in the Merger Agreement. Consequently, some aspects of the stock option agreement may discourage persons who might now or prior to the effective time of the merger be interested in acquiring all or a significant interest in Interface from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Interface common stock than that implicit in the 0.264 exchange ratio or a higher price per share for Interface common stock than the market price.

                             THE VOTING AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE VOTING AGREEMENTS. BECAUSE THE DESCRIPTION OF THE VOTING AGREEMENTS IS A SUMMARY, YOU SHOULD READ CAREFULLY THE ENTIRE COPY OF THE VOTING AGREEMENTS, WHICH IS ATTACHED AS ANNEX C TO THIS DOCUMENT, FOR THE INFORMATION THAT IS IMPORTANT TO YOU.

    Concurrent with the execution of the Merger Agreement, officers and directors of Interface entered into voting agreements with Tumbleweed under which they gave Tumbleweed their irrevocable proxy to vote all the shares of Interface common stock issued and outstanding and beneficially owned by them as of the date of the voting agreements, as well as any shares acquired by them after the date of and prior to the termination of the voting agreements:

    - in favor of the adoption of the Merger Agreement and the approval of other actions contemplated or required by the Merger Agreement or other related agreements; and

    - against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or other related agreements.

    Shareholders of Interface collectively holding 83,081 shares of Interface common stock, representing approximately 1.76% of the outstanding Interface common stock, have entered into voting agreements with Tumbleweed.

    The voting agreements will terminate on the earliest of:

    - termination of the Merger Agreement:

       --  by mutual written consent of Tumbleweed and Interface;

       -- by either Tumbleweed or Interface if specific conditions as outlined in the Merger Agreement are not met; or

       -- by Interface, if Tumbleweed is in material breach of the Merger Agreement.

    - six months following the termination of the Merger Agreement by Tumbleweed, which it is entitled to do under the Merger Agreement if Interface is in material breach of the Merger Agreement or if the Interface board of directors fails to recommend to their shareholders that they approve the Merger Agreement and the related transactions;

    - agreement by Tumbleweed, Interface and the shareholders who are parties to the voting agreement to terminate the voting agreement; or

    - consummation of the merger.

    Each shareholder has agreed in the voting agreement that, prior to the termination of the voting agreement, the shareholder will not, directly or indirectly;

    - sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of any shares of Interface or Tumbleweed common stock beneficially owned by them as of the date of the voting agreements, as well as any shares acquired by them after the date of and prior to the termination of the voting agreements (except as described below);

    - grant any proxy, power of attorney, or enter into a voting agreement or arrangement; or

    - take any other action that would make any representation or warranty of the shareholder untrue or incorrect or have the effect of preventing or disabling the shareholder from performing its obligations under the voting agreement.

    Each shareholder has agreed in the voting agreement that until 90 days after the closing of the merger, the shareholder will not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Tumbleweed common stock, or securities convertible into or exchangeable or exercisable for any shares of Tumbleweed common stock, beneficially owned or controlled by such shareholder as of June 28, 2000 or at any time thereafter without, in each case, the prior written consent of Tumbleweed; provided, that for members of the Interface board of directors, the foregoing prohibitions will not apply to shares sold for the express purpose of covering the exercise price of shareholder options.

    Each shareholder understands that Tumbleweed and Interface entered into the Merger Agreement in reliance upon such shareholder's execution and delivery of the voting agreement. Each shareholder affirms that the irrevocable proxy was given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of its duties under the voting agreement.

                          CONVERTIBLE PROMISSORY NOTE

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE CONVERTIBLE PROMISSORY NOTE AND THE NOTE PURCHASE AGREEMENT. BECAUSE THE DESCRIPTION OF THE CONVERTIBLE PROMISSORY NOTE AND NOTE PURCHASE AGREEMENT IS A SUMMARY, YOU SHOULD READ CAREFULLY THE ENTIRE COPY OF THE CONVERTIBLE PROMISSORY NOTE AND THE NOTE PURCHASE AGREEMENT, WHICH ARE ATTACHED AS ANNEX D TO THIS DOCUMENT, FOR THE INFORMATION THAT IS IMPORTANT TO YOU.

    GENERAL. Concurrent with the execution of the Merger Agreement, Tumbleweed and Interface entered into a note purchase agreement under which Tumbleweed agreed to purchase an aggregate of $3 million of convertible subordinated promissory notes, or notes, of Interface, pursuant to a note purchase agreement.

    CONVERSION INTO INTERFACE COMMON STOCK. The notes are convertible at Tumbleweed's option at any time prior to payment in full of the principal balance of the note into shares of Interface common stock. The notes convert automatically if the Merger Agreement is terminated due to a material breach by Tumbleweed. The notes mature one year from the date of issuance and accelerate upon an event of default, including termination of the Merger Agreement if Interface shareholders elect not to approve it. Interface also has agreed to register the shares issuable upon conversion of the notes for resale under the Securities Act. The initial conversion price is $9.50 per share but is subject to adjustment upon the occurrence of certain events, including but not limited to stock splits, reverse stock splits and dividends paid on Interface common stock. If at any time the Merger Agreement is terminated by Interface pursuant to a material breach of the Merger Agreement by Tumbleweed, the entire principal amount of the notes shall be automatically converted into shares of Interface common stock at the conversion price in effect at that time.

    INTEREST AND PAYMENTS.  Commencing on December 31, 2000, and on each
June 30 and December 31 thereafter until all outstanding principal and interest on the notes has been paid in full, Interface agreed to pay interest at the rate of ten percent (10%) per annum on the principal of the notes then outstanding. In the event that the principal amount of the notes is not paid in full when such amount becomes due and payable, interest at the rate of thirteen percent (13%) shall continue to accrue on the balance of any unpaid principal until such balance is paid.

    EVENTS OF DEFAULT. If any of the following events should occur, then so long as such condition exists, Tumbleweed may declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to Interface:

    - Default in the payment of the principal and unpaid accrued interest of the notes when due and payable if such default is not cured by Interface within ten (10) days after Tumbleweed has given Interface written notice of such default; or

    - The institution by Interface of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Interface, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by Interface in furtherance of any such action; or

    - If, within sixty (60) days after the commencement of an action against Interface seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Interface or all orders or proceedings thereunder affecting the operations or the business of

      Interface stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Interface of any trustee, receiver or liquidator of Interface or of all or any substantial part of the properties of Interface, such appointment shall not have been vacated; or

    - Any declared default of Interface under any indebtedness senior to the note; or

    - Sixty days after either Interface or the Tumbleweed terminates the Merger Agreement under any reason other than a material breach by Tumbleweed of the Merger Agreement.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Interface common stock who exchange their Interface stock for Tumbleweed common stock in the merger. This discussion addresses only such shareholders who hold their Interface stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark-to-market method of accounting, foreign holders, persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or similar derivative securities or otherwise as compensation.

    The following discussion is not binding on the Internal Revenue Service or any court and no ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.

    INTERFACE SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    Interface and Tumbleweed intend to take the position that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code, a holder of Interface stock who exchanges his or her Interface stock solely for Tumbleweed common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash received in lieu of a fractional share of Tumbleweed common stock. Each holder's aggregate tax basis in the Tumbleweed common stock received in the merger will be the same as his or her aggregate tax basis in the Interface stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Tumbleweed common stock received in the merger by a holder of Interface stock will include the holding period of the Interface stock exchanged therefor.

    A holder of Interface stock who receives cash in lieu of a fractional share of Tumbleweed common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis allocable to such fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Interface stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    Each holder of Interface common stock that receives Tumbleweed common stock in the merger will be required to retain records and file with such holder's United States Federal income tax return a statement setting forth specific facts relating to the merger.

                  PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN

    On July 14, 2000, the Board of Directors of Interface unanimously approved an amendment to the Interface Systems, Inc. 1992 Stock Option Plan (the "Plan") to increase the number of shares issuable under the Plan from 1,100,000 to 2,000,00 shares. The Board of Directors of Interface has determined that additional shares should be made available under the Plan if the merger is consummated to attract, retain and motivate highly qualified individuals to serve as employees of Interface. Awards under the Plan are intended to align the interests of employees with those of Interface's shareholders and encourage employees to acquire an ownership interest in Interface. Since stock options granted under the Plan only gain value if the price of the Interface common stock increases above the option exercise price, grants of options to employees under the Plan reflect Interface's philosophy and objective of linking employee compensation to Interface performance. The Plan also may provide compensation incentives that Interface cannot presently provide through salary or bonus. The increase, requested by Tumbleweed, is intended to allow a significantly broader distribution of options among the Interface employees and to help incentivize and retain Interface employees in the future. Except as otherwise described in this proxy statement/prospectus, neither Interface nor Tumbleweed has made any commitments to grant any stock options following consummation of the merger.

    Approval of the amendment to the Plan is not a condition to the consummation of the merger. However, the amendment will only become effective if approved by a majority of the shares of Interface common stock voting on the proposal at the Interface special meeting and if the merger is consummated.

    THE BOARD OF DIRECTORS OF INTERFACE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE PLAN.

GENERAL

    On May 6, 1992, the shareholders of Interface approved the Plan and on August 8, 1997, the shareholders approved an amended and restated Plan. At the annual shareholder meeting held on February 18, 2000, the plan was further amended to increase the number of shares issuable under the Plan from 800,000 to 1,100,000. The Plan is intended to attract and motivate highly qualified individuals to serve as employees of Interface and to encourage employees of Interface and its subsidiaries to acquire an ownership interest in Interface.

    The Plan is administered by the Compensation Committee of the Interface Board of Directors (the "Committee"), which is comprised of no fewer than two non-employee members of the Interface Board of Directors. The Committee is authorized to administer and interpret the Plan and to adopt such rules and regulations as it determines are appropriate. Shares subject to the canceled, forfeited, terminated or expired portion of grants and awards made under the Plan may again be used for grants and awards under the Plan.

    Awards may be made by the Committee to employees as the Committee may select and may be in the form of stock options, restricted stock or performance shares. Options under the Plan to purchase 381,633 shares of Interface common stock are currently outstanding under the Plan.

EXERCISE OF OPTIONS

    The current Plan provides for the issuance of up to 1,100,000 shares of Interface common stock. Persons eligible for awards under the Plan are officers and key employees. Options granted under the Plan may be either incentive stock options under Section 422 of the Code or nonqualified stock options. The exercise price of any option granted under the Plan may be no less than the fair market value per share of Interface common stock on the date of grant. Options granted under the Plan generally are exercisable at a rate of 33% per year after one year from the date of grant and have a term of ten years.

    The purchase price for shares of common stock to be acquired upon exercise of an option granted under the Plan is required to be paid in full, at the time of exercise, in cash, by certified check, bank draft or money order or by tendering to Interface shares of common stock then owned by the option holder.

    In general, if prior to the date that an option first becomes exercisable, the option holder's employment is terminated, with or without cause, or by the act, death, disability, or retirement of the option holder, the option holder's right to exercise the option will terminate. If, on or after the date that an option first becomes exercisable, an option holder's employment is terminated for any reason other than death or disability, the option holder will have the right, prior to the earlier of the expiration of the option or three months after such termination of employment, to exercise the option in effect at the date of exercise. Additionally, if on or after the date that an option becomes exercisable, the option holder dies or becomes disabled while an employee or while the option remains exercisable, the option holder or the executor or administrator of the estate of the option holder, or the persons to whom the option shall have been transferred by will or by the laws of descent and distribution, shall have the right, prior to the earlier of the expiration of the option or one year from the date of the option holder's death or termination due to a disability to exercise the option to the extent that it was exercisable and unexercised on the date of death, subject to any other limitation on exercise in effect at the date of exercise.

    The 1992 Plan provides in the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of Interface, issuance of warrants or other rights to purchase common stock or other securities of Interface, or other similar corporate transaction or event affects the common stock, the Committee may make such adjustments, including in the number or type of shares authorized by the 1992 Plan, as it deems appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1992 Plan. In addition, in the event of a change of control and under such other circumstances as the Committee may designate, options under the Plan may be treated as the Committee may determine (including acceleration of vesting) at the time or at a subsequent date as provided in the stock option agreement reflecting the grant of such options. In connection with the merger, the Committee will adjust the number of shares available for grant under the 1992 Plan in accordance with the exchange ratio in the merger. Accordingly, if this amendment is approved following the merger, the 1992 Plan will have 528,000 shares of Tumbleweed available for grant.

AMENDMENT; TERMINATION

    The Board may generally amend or terminate the 1992 Plan from time to time without shareholder approval; provided, however, that the Board may not amend the 1992 Plan to increase the number of shares available for grant without shareholder approval. No amendment, modification, or termination of the 1992 Plan shall in any manner affect any option granted under the 1992 Plan without the consent of the participant holding the option.

FEDERAL INCOME TAX CONSEQUENCES

    1992 Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of the grant. Management understands that options to be granted under the 1992 Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For nonqualified stock options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case Interface will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to incentive stock options, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if common stock acquired as a result of the exercise of an incentive stock option is disposed of more than two years after the date the option is granted and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such common stock will be treated as capital gain for federal income tax purposes. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a "disqualifying disposition."

    If a participant disposes of shares of common stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such a participant would recognize ordinary income and Interface would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the option price, or (b) the fair market value of the shares at the time of exercise minus the option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts or business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability.

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
                              TUMBLEWEED BUSINESS

OVERVIEW

    Tumbleweed is a leading provider of advanced messaging solutions for business communications. Tumbleweed's products and services enable businesses to extend existing networks and applications, creating secure online channels for interactive, business-critical communication. Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, is a platform and set of applications for creating secure communications channels between a business and its customers, partners, and suppliers. Tumbleweed Messaging Management System, or Tumbleweed MMS, is a comprehensive solution that extends internal e-mail systems to the Internet through centralized management, policy enforcement, filtering and archiving. Used together, Tumbleweed IME and Tumbleweed MMS automatically apply security policies and redirect sensitive e-mail for secure, trackable delivery.

INDUSTRY BACKGROUND

    E-mail has quickly claimed its place as one of the most ubiquitous and utilized forms of business communications. International Data Corporation estimates that the number of electronic mailboxes will grow from approximately 315 million as of July 1999 to over 757 million by 2005. International Data Corporation further estimates that the number of e-mail messages sent worldwide will grow from 5.3 billion per day in 1999 to more than 26 billion per day by 2005.

    Although e-mail, with its wide availability and acceptance, is an ideal mechanism for conducting business exchanges and automating time-intensive business processes, many companies have not yet expanded their use of e-mail beyond internal communication or casual Internet correspondence. Groupware e-mail solutions, like Microsoft Exchange and Lotus Notes, are widely used within an enterprise, but their security and management features do not extend beyond the corporate network. Standard Internet e-mail systems have much broader reach, but lack the security, tracking and archiving functionality required to conduct transactions and deliver sensitive information online. Thus, business processes that may in part be automated and online still rely on physical delivery by first class mail or overnight delivery services, for example, when sensitive communication is involved.

    To take advantage of the e-mail infrastructure already deployed by most companies, businesses need advanced messaging solutions that create managed, secure communication channels on top of Internet e-mail, and extend the features of corporate e-mail networks to enable business-critical Internet communication.

THE TUMBLEWEED SOLUTION

    Tumbleweed offers a variety of comprehensive messaging solutions that seamlessly integrate with existing business systems and networks, enabling our customers to conduct more business over the Internet.

    Tumbleweed's solution consists of two complementary product lines. Tumbleweed IME, Tumbleweed's infrastructure solution for creating secure communication channels, combines advanced security, tracking and personalization features in a single, comprehensive messaging environment. Tumbleweed IME uses public networks to provide efficient business communications over the Internet. Tumbleweed IME enables businesses to build secure, feature-rich interactive communication channels, resulting in the secure delivery of sensitive information to anyone, anywhere, anytime. Tumbleweed MMS enables businesses to safely extend internal e-mail networks to the Internet. Tumbleweed MMS enables businesses to centrally define and enforce Internet communication policies and manage their corporate intellectual assets by filtering content, archiving messages and applying security to e-mail traffic.

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
    Tumbleweed sells Tumbleweed IME and related services to service providers that provide their customers with secure, reliable and trackable communication services for a fee. Tumbleweed also sells Tumbleweed IME products and services directly to enterprises in selected strategic markets, such as the banking, financial services, healthcare and manufacturing industries, enabling them to offer Tumbleweed-based services to their employees, customers, suppliers and partners. The Tumbleweed IME solution provides the following benefits to our customers:

    - COMPREHENSIVE TECHNOLOGY. Tumbleweed IME is designed to provide a secure, efficient and cost-effective method for communicating important information online. Tumbleweed's solution contains all of the core technology, integration tools and professional services necessary to incorporate advanced messaging features into existing environments. Tumbleweed IME can be modified to meet the unique communication needs of specific customers, and can easily be integrated into existing environments. Because Tumbleweed has multiple IME applications available for use with the IME Platform, additional services can be added to an IME environment, enabling businesses to deliver several types of information over a single channel.

    - MULTI-LEVEL SECURITY. In many cases, the reason business-critical information is not communicated online is the lack of security features available in existing e-mail solutions. Through its innovative and unique implementation of industry-standard security technologies, Tumbleweed is able to offer secure online communication services to anyone with e-mail and Internet access. Depending on the needs of the sender, security features can include encryption during transmission and storage, password protection for user authentication, or for highly sensitive communication, certificate-based signing and additional encryption features. Any level of security can easily be employed without requiring the sender and recipient to have the same messaging software.

    - EASY, UNIVERSAL ACCESS. A successful advanced communication system must be able to reach anyone on the Internet. Tumbleweed IME is based on open Internet standards, and requires no proprietary desktop software, protocols or networks. Anyone with an e-mail account and web access can use Tumbleweed's solution to both send and receive messages regardless of which e-mail system they use or the format of the information included. Similarly, Tumbleweed IME can be integrated with an enterprise's existing back office systems to enable automated communication. Because no new application or user interface is needed, there is no costly training or desktop deployment associated with Tumbleweed's solution.

    - PERSONALIZED COMMUNICATION. Communication of important business information such as transaction confirmations or account statements requires message customization for specific recipients. Using Tumbleweed IME, businesses can automatically generate unique messages for each individual, personalized with recipient-specific information and preferences. In addition, Tumbleweed's solution allows senders to create messages targeting specific recipient preferences, demographics and communication history. Tumbleweed IME also enables Tumbleweed's customers to easily incorporate marketing promotions into their business communication.

    - SCALABLE ARCHITECTURE. Tumbleweed IME is designed to accommodate a variety of online communication applications, ranging from small corporate deployments to large enterprise installations supporting global service offerings. Tumbleweed's scalable architecture allows customers to accommodate high transaction volumes and implement desired levels of redundancy. Tumbleweed IME components can be distributed across multiple servers, allowing for an increasingly high volume of transactions while maintaining high standards of performance, reliability and security. The ability to seamlessly handle increasing transaction volumes is a key consideration for customers in deploying an enterprise-class online communication system.

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
    Tumbleweed sells Tumbleweed MMS directly to enterprises in selected strategic markets, such as financial services, healthcare, manufacturing, telecommunications and government. The Tumbleweed MMS solution provides the following benefits to Tumbleweed's customers:

    - IDENTIFICATION AND HANDLING OF SENSITIVE DIGITAL INFORMATION. Using lexicons of keywords, Tumbleweed MMS scans messages and attachments looking for specific information. For example, Tumbleweed MMS can screen for confidential information, such as credit card numbers, medical information or legal advice; proprietary material, like business plans, contracts and sales figures; attachment types that are likely to carry corporate assets or confidential information; or industry-specific terminology, like "guaranteed return" in financial services or diagnostic codes in healthcare. When a policy violation is detected, Tumbleweed MMS can apply a combination of countermeasures to protect the information, the business relationship and the company.

    - MULTI-LEVEL SECURITY. With Tumbleweed MMS Security Manager, organizations can create policies that automatically encrypt potentially sensitive information traveling to and from certain servers using the secure multipurpose Internet mail extension, or S/MIME, public key of each organization. This allows companies to create S/MIME Virtual Private Networks (VPNs) with longer-term business partners, such as law firms, insurance companies, or suppliers. Tumbleweed MMS handles all digital certificates at the server level, eliminating the need to deploy desktop encryption or manage individual public keys. It is also transparent to end users, allowing organizations to enforce encryption policies centrally, while users continue to send messages as they normally would.

    - DYNAMIC ROUTING BASED ON POLICY. Because business relationships are dynamic, it doesn't always make sense to establish an S/MIME VPN, or assume that all parties have S/MIME public keys and S/MIME-compatible e-mail clients. But security solutions are only effective if they apply to everyone within an organization, and everyone sending e-mail into that organization. For ad-hoc communication with individuals, or short-term communication with business partners or customers, Tumbleweed MMS policies can transparently redirect messages to a secure delivery system, such as Tumbleweed IME. Messages that are routed via Tumbleweed IME can be read by any addressee with e-mail and Internet access. No special keys are required. Recipients can also reply to messages using the same secure channel, making Tumbleweed MMS an effective solution that ensures secure two-way communication between a company and the outside world.

STRATEGY

    Tumbleweed's objective is to be the leading provider of online business communication services. Key elements of Tumbleweed's strategy are to:

   ESTABLISH TUMBLEWEED'S PRODUCTS AS THE LEADING INFRASTRUCTURE AND MANAGEMENT SOLUTIONS FOR ONLINE BUSINESS COMMUNICATION.

    Tumbleweed intends to continue to establish Tumbleweed IME as the leading application platform upon which to build business-critical messaging applications. Rather than designing Tumbleweed IME as a point solution for a specific application, Tumbleweed has designed it to be a broad-based application development platform. As such, Tumbleweed IME can be extended to include a number of different applications and includes support for a comprehensive, open application programming interface. Tumbleweed intends to establish Tumbleweed MMS as the leading communication stream management solution. Tumbleweed MMS enables a wide variety of businesses to define and enforce security policies, ensuring the safe and efficient use of corporate e-mail systems. Tumbleweed MMS is scalable and modular, with components optimized for specific business processes and vertical industries. Through Tumbleweed's direct sales force, Tumbleweed is pursuing key accounts in strategic markets.

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
These strategic markets initially include the financial services, healthcare, manufacturing, legal and telecommunications industries.

    INCREASE RECURRING TRANSACTION-BASED REVENUE.

    To increase Tumbleweed's predictable, recurring revenue, Tumbleweed intends to continue to generate additional messaging traffic in Tumbleweed's communication channel. In addition to a software license fee and related professional services fee, Tumbleweed charges its customers a transaction fee based on customer usage as evidenced by the volume of messages sent through Tumbleweed IME and Tumbleweed MMS. Tumbleweed intends to increase message volume by selling additional applications and value-added services to Tumbleweed's installed customer base, selling IME customers MMS products and applications and selling MMS customers IME products and services. Tumbleweed intends to promote the use of policies defined and enforced in Tumbleweed MMS products to drive messaging traffic over Tumbleweed IME platform. In addition, Tumbleweed may acquire complementary businesses to increase Tumbleweed's traffic flow.

    CULTIVATE A CHANNEL OF KEY SERVICE PROVIDERS.

    Tumbleweed intends to leverage its channel of service providers to expand its business into new strategic industry markets as well as to pursue additional general purpose transactions. Tumbleweed's service provider customers are helping to rapidly expand the market for secure online communications through their brand recognition, extensive sales and marketing resources and substantial services competencies.

    ESTABLISH TUMBLEWEED IME AS THE INTERNATIONAL STANDARD FOR SECURE ONLINE
     COMMUNICATION.

    Tumbleweed intends to continue to establish Tumbleweed IME as an international standard for secure online communication services by developing a significant base of enterprise and service provider customers. Tumbleweed also intends to accomplish this by capturing business with the national postal authorities. The national postal authorities present a strategic business opportunity for Tumbleweed. Postal authorities are highly trusted service providers in their respective geographies and are uniquely able to dictate national standards for certified online communication.

    EXPAND INTO ACCOUNTS AFTER FIRST SECURING BUSINESS-CRITICAL APPLICATIONS.

    The sophistication of the Tumbleweed IME and Tumbleweed MMS systems enable Tumbleweed to first target those business-critical applications that require the highest degrees of security and tracking within an enterprise. Having secured these high-value applications, Tumbleweed can then expand its focus to include other messaging applications within the same enterprise. Customers benefit through the ability to use Tumbleweed's solutions as the foundation for all of their enterprise messaging needs, from high-end to low-end applications. Tumbleweed's ability to address the entire spectrum of an enterprise's communication service needs should enable it to compete favorably against those companies whose technologies are primarily only suited to lower-end communications applications.

    PROVIDE COMPREHENSIVE PROFESSIONAL SERVICES.

    Tumbleweed's full outsourcing services enable its customers to reduce their cost of ownership and deployment time of the Tumbleweed solutions, thereby helping reduce Tumbleweed's sales cycle to those enterprises. Enterprise customers have the option of deploying Tumbleweed's products either on their premises or outsourcing the deployment to Tumbleweed. Tumbleweed complements its outsourcing services with a full suite of professional and consulting services. These services are comprehensive, end-to-end and designed to help customers implement Tumbleweed IME-based applications and Tumbleweed MMS as rapidly as possible. The services include business-specific applications consulting, software development, training and education and complete technical support.

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
TUMBLEWEED PRODUCTS

    Tumbleweed offers two complementary product lines.

TUMBLEWEED IME

    Tumbleweed IME combines an advanced software platform and customized applications to establish a vital Internet communication channel between a business and its customers, suppliers and partners. This channel enables businesses both to greatly expand and exploit the communication power of e-mail and to fully integrate existing business processes with the Internet. Once established, the IME channel can be used to securely send sensitive information to anyone with Internet access. When sensitive information is flowing over the Tumbleweed IME channel, deliveries can be personalized, tracked and archived, making business communication more secure.

    Tumbleweed IME enables businesses to deliver secure and personalized outbound information in a variety of ways. This information can be distributed within e-mail messages, on the Internet via the Tumbleweed Secure Inbox, a protected repository for receiving and managing secure online communications, or through a combination of both e-mail and the Internet. IME has the unique and patented capability of taking an e-mail message recipient to a unique web page that is relevant to that recipient. In addition to being a vehicle for secure online communication services, Tumbleweed IME provides features to manage personalized content, track recipient transactions such as receipt or response, and integrate the system into existing back-office processes.

    The Tumbleweed IME Platform includes the core functionality necessary for preparing, securing, delivering and tracking electronic communications, and provides the foundation on which businesses can build one or a series of online communication applications. Because advanced services require high performance and scalability, the Tumbleweed IME Platform has been designed to efficiently handle millions of secure messages daily. The Tumbleweed IME Platform's flexible architecture supports distributed execution of software components, allowing customers to expand the service as their requirements grow. This scalability, combined with advanced security and tracking features, enables customers to use Tumbleweed's technology as the foundation for a variety of online communication services. Once installed, the IME Platform can be used for an array of applications--allowing businesses to quickly develop and deploy multiple services without having to re-invent or re-architect their environments.

    Using the Tumbleweed IME Platform as a foundation, Tumbleweed IME Applications integrate with e-mail and legacy systems, interact with existing applications, and automate transactions and exchanges to provide a complete internal and external communications solution for the enterprise. These applications are built to integrate with and enhance specific business processes. IME STATEMENTS enables financial institutions to automatically send documents such as monthly statements and trade confirmations electronically, directly from back-office databases rather than through a process that involves printing, paper, and storage. IME ALERT and IME PERSONALIZE enable online businesses to customize their communications with customers, increasing the quality and value of the relationship. IME MESSENGER enables individuals to create ad-hoc electronic deliveries of any kind and send them through the secure IME channel. IME ASSIST enables businesses to automate responses to customer inquiries based on the context in which the inquiry is sent. And, IME DEVELOPER allows third parties to create new IME applications of their own.

TUMBLEWEED MMS

    Tumbleweed MMS is a comprehensive solution for managing intellectual property as it travels over the Internet via e-mail. Tumbleweed MMS allows businesses to control both the processes and pathways involved, through options for routing, filtering, monitoring and archiving digital messages and documents. By defining what is allowed in, what is allowed out, and how deliveries are secured and sent, enterprises can enforce Internet communication policies, enabling them to safely extend e-mail

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
networks to the Internet. Tumbleweed MMS provides a complete solution for managing business communications streams.

    Tumbleweed MMS allows administrators and policy-makers to define and enforce security policies to ensure the safe and efficient use of corporate e-mail systems. Policies can be created to apply virus scanning, content control, access control, encryption, and digital signature policies universally across the enterprise. Tumbleweed MMS can also enact policies for secure communications by automatically re-routing sensitive e-mail traffic to Tumbleweed IME.

    Tumbleweed MMS includes a suite of process managers and optional applications that can be quickly configured to define and enforce the policies appropriate to a particular business. MMS CONTENT MANAGER scans messages and attachments for specific words or strings of words. When a policy violation is detected, MMS can take a number of actions, such as block, quarantine, archive, or defer delivery. With MMS ACCESS MANAGER, companies can set policies that restrict e-mail from certain senders or to certain recipients. For example, policies can block inbound messages from known problem or "SPAM" domains, or prevent confidential information from being sent to a competitor's e-mail domain. MMS VIRUS MANAGER uses integrated server-based anti-virus software from Network Associates to detect and optionally clean or strip infected attachments in both incoming and outgoing messages. MMS Enterprise ARCHIVING automatically creates archives for future review. MMS SECURE MESSAGING REDIRECT automatically routes sensitive messages over more secure Tumbleweed IME channels. And MMS MESSAGE MONITOR allows organizations to continuously monitor e-mail activity using graphical reports of measurable statistics, including frequency of policy violations.

TUMBLEWEED PROFESSIONAL SERVICES

    Tumbleweed's professional services organization provides all of the consulting, integration engineering, custom application development, training and educational services and support necessary to build a unique online communication system based on the Tumbleweed products.

    The following are examples of the professional services Tumbleweed offers:

    CUSTOM APPLICATION DEVELOPMENT, which extends the functionality of Tumbleweed's solutions with custom engineering. The result is a unique online communication solution that can be deployed to precisely meet a company's business needs.

    INTEGRATION CONSULTING, which provides the development work required to integrate Tumbleweed's solutions with existing technology infrastructure, including legacy systems, customer databases, support systems, and billing systems.

    DATA CENTER DESIGN AND INSTALLATION, which assists customers in designing communication services based on Tumbleweed's products, including determining hardware requirements, backup processes and failure systems, and physically implementing Tumbleweed's solution in the customer's data center. Tumbleweed's professional services organization also provides ongoing support of the customer's data center.

    TECHNICAL TRAINING AND SUPPORT, which provides the customer with formal training in the administration and operation of Tumbleweed's products and use of the Tumbleweed IME application programming interfaces.

    Professional services are performed for an additional fee and are offered in conjunction with the licensing or deployment of Tumbleweed's products.

    Tumbleweed's products are generally deployed in business-critical environments, where highly responsive customer support is critical to the continuing success of the deployed solution. Tumbleweed maintains a centralized technical support group that is responsible for first-line and second-line customer support as well as distribution of products and documentation updates. This group works

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
closely with Tumbleweed's professional services and product development organizations in order to ensure continuity in the areas of problem resolution and priority response.

    Customers may elect to purchase software upgrades for a fee. Transaction prices include basic support provided by Tumbleweed. Tumbleweed also offers extended customer assistance 24 hours a day, 7 days a week, for those customers requiring around the clock support. Pricing for such support is negotiated separately and is in addition to the standard fees.

CUSTOMERS AND MARKETS

    Tumbleweed's customers are businesses for which Tumbleweed IME has created new opportunities to bring existing communications and business processes online. These customers fall into two broad categories. Service providers use Tumbleweed IME to provide secure, outsourced, online communications services to their business customers. Examples of service providers include Nippon Telegraph & Telephone Corporation, Pitney Bowes, Inc and UPS. Enterprise customers utilize Tumbleweed IME to provide secure online communications services originating within their own enterprise to employees, suppliers, and customers. Examples of enterprise customers include The Chase Manhattan Bank, American Express Travel Related Services Company, Inc., Datek Online Holdings Corp., TD Waterhouse, Travelers Property Casualty, Northern Trust and the European Union--Joint Research Centre.

    Service providers and enterprise customers share many common attributes with respect to software requirements, the professional services necessary to integrate and implement a solution, and the potential for transaction-based fees paid based on usage of Tumbleweed IME. Although both service providers and enterprise customers are using Tumbleweed IME to provide secure online communications services outside the boundaries of their enterprise, the principal distinction between the two groups is market focus. Service providers offer the service on a fee-for-use basis, while enterprise customers typically provide the improved communication services in order to gain business advantage through improved cost, speed, and/or interactivity.

    Tumbleweed has developed multiple channels of distribution worldwide for Tumbleweed MMS products. Tumbleweed's distribution strategy addresses the requirements of small companies and large enterprises alike and matches the appropriate sales and distribution channels to its product offerings. In North America, Tumbleweed has relied primarily on direct field sales, telesales, its professional services organization and value added resellers, such as Ikon Office Solutions, and their service organizations for the license, support and installation of Tumbleweed's products. Internationally, sales are directed by non-exclusive distributors and value added resellers acting in concert with Tumbleweed MMS sales personnel. Tumbleweed MMS customers include Bell Atlantic, Merrill Lynch, E-Trade, Chevron, Nike, the Gap, Time Warner, Blue Cross/Blue Shield, Mass Mutual, Best Foods, Gymboree, Safeway, Kimberly-Clark, John Deere, and Robert Half.

    The following table lists customers who have provided Tumbleweed with over $100,000 of recognized revenue from their use of Tumbleweed IME or over $50,000 of recognized revenue from their use of Tumbleweed MMS. This list excludes the numerous end-user customers, such as Hewlett-Packard, Sears, Roebuck & Co., Alston & Bird LLP, Morrison & Foerster LLP, the New York State Department of Transportation and Jackson National Insurance, that utilize Tumbleweed IME through Tumbleweed's service provider customers.


                 TUMBLEWEED SERVICE PROVIDERS
Cable & Wireless HKT               Prodamus Ltd.
Canada Post                        Salmat Pty. Ltd.
La Poste (France)                  Swiss Post
MessageMedia Inc.                  UPS
Pitney Bowes, Inc.                 United States Postal
Posten SDS (Norway)                Service
                                   UPAQ, Ltd.


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


                         TUMBLEWEED IME ENTERPRISE CUSTOMERS
American Century Services Corporation       IHM
American Express                            Mitsui & Co.
Applicast                                   Northern Trust Company
Canon Information Systems, Inc.             Prudential Securities, Inc.
The Chase Manhattan Bank                    Salomon Smith Barney Holdings Inc.
CommFin, Inc.                               SEB (Enskilda)
Commonwealth of Pennsylvania                Siemens Switzerland Ltd.
Datek Online Holdings Corp.                 Synergy TD Waterhouse Group, Inc.
Diners Club Inc.                            The Travelers Indemnity Company
European Commission (JRC)                   Tokyo Matsushita Computer Corp.
Goldman, Sachs & Co.                        Toppan Forms
Hewlett Packard Japan Co., Ltd.             Toyo Information Systems Co., Ltd.
Hikari Tsushin                              Wachovia Securities, Inc.



                                          TUMBLEWEED MMS CUSTOMERS
Advanced Micro Devices, Inc.      FDA                                        Nike Inc.
Allegro Net                       Fedsure Holdings                           NTL Group Ltd
American Express                  First American Corp.                       Ogilvy & Mather
Amgen, Inc.                       First Citizens Bank & Trust Company        Orrick, Herrington & Sutcliffe
APL Oakland                       First Security Service Co.                 Paccar Incorporated
Avery Dennison                    Florida Power and Light                    Pacificare
AZ Public Service Co.             Freightliner                               Peoplesoft
BC Tel                            Gap Inc.                                   Phelps Dodge
Beckman Coulter, Inc.             Glaxo Welcome, Inc.                        Presbyterian Healthcare
Bell Atlantic                     GSA                                        Services
Brobeck Phleger & Harrison LLP    Halifax Building Society                   Rabbobank Nederland
California Federal Bank           Jacobs Engineering                         Reckitt Benckiser
Canaccord                         JC Bradford                                Robert Half
Catholic Healthcare West          Kimberly Clark                             Royal Bank of Canada
Chevron Corp.                     Kmart Corporation                          SAFECO
CIGNA                             Koch Industries Inc.                       Safeway
Clarica Life                      Lehman Brothers                            Sandia National Laboratories
Cosmair, Inc.                     Mass Mutual Life Insurance Co.             Sutter Health
Credit Suisse First Boston        MBNA                                       Telecom NZ
Deere & Co.                       MediaOne Group, Inc.                       The Associates
Dell Products, L.P.               Merrill Lynch                              Thompson Financial Services
Dunn and Bradstreet               Metropolitan Life Insurance Company        Turner Broadcasting/CNN
Entrust                           National Association of Security Dealers   US Bancorp
E-Trade                           National Semiconductor Corp.               US Clearing/Fleet
                                                                             US Department of Energy


SALES

    Tumbleweed maintains a direct sales force that focuses on signing additional service providers and key enterprise customers in strategic industries, as well as further penetrating existing accounts by selling them new applications. Tumbleweed's sales force is comprised of domestic and international sales groups consisting of a total of 97 employees. Offices in the U.S. currently include Redwood City, California; Santa Clara, California; New York, New York; Mount Laurel, New Jersey; Los Angeles, California; San Ramon, California; Chicago, Illinois; Redmond, Washington; Reston, Virginia; Charlotte, North Carolina and Dallas, Texas. Tumbleweed currently has international offices in Munich, Germany; Hurst, United Kingdom; Tokyo, Japan; Paris, France; Chatswood, Australia; Amersfoot, The Netherlands and Stockholm, Sweden. Tumbleweed's sales force includes field sales engineers and inside sales personnel who support the account executives. Field sales engineers assist Tumbleweed's account executives with technical presentations, customer requirements analysis and initial solution designs.

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
Tumbleweed's inside sales personnel assist the account executives in managing their customer relationships. Tumbleweed's sales effort is augmented by the sales forces of its service providers.

    The sales force also works with value added resellers, or VARs, to sell Tumbleweed MMS products. The typical sales cycle can range from several weeks to six months, but may be significantly longer for large sales.

MARKETING

    Tumbleweed's marketing efforts are organized around three primary areas: product marketing, product management and marketing communications. Product marketing identifies target markets and customer opportunities, then develops the positioning, programs and materials to reach customers and support sales activities. Product marketing is also responsible for branding, corporate identity, and the Tumbleweed website.

    Product management translates customer and market requirements into product plans and works with engineering to ensure completion. Product management also trains salespeople on product information and competition. Marketing communications drives overall market awareness of Tumbleweed and its products through public relations, industry analyst relationships, product reviews, editorial promotion, industry events and executive speaking engagements.

TECHNOLOGY

    TUMBLEWEED IME

    The Tumbleweed IME Platform and Tumbleweed IME Applications have been designed using a distributed object model. This approach ensures that its solutions are able to grow as the number of users and messages increases, simply by adding additional servers, as well as providing enhanced reliability. Tumbleweed's use of an industry standard protocol for computing using multiple central processing units which may be distributed across discrete computing systems, known as the common object request broker architecture, enables it to integrate with systems from a variety of vendors. In addition, Tumbleweed leverages the proven technologies of its partners, such as Oracle databases, Netscape web servers and RSA's security toolkit, in order to provide a foundation for its products.

    Tumbleweed has also developed a robust set of software procedures upon which additional application-specific software functionality can be built, known as application programming interfaces. These procedures enable Tumbleweed to enhance the Tumbleweed IME Platform and Tumbleweed IME Applications as the needs of our service provider customers evolve. Using this set of application programming interfaces, Tumbleweed can also create new Tumbleweed IME Applications, such as solutions suited to specific strategic industries, that run on top of the Tumbleweed IME Platform. Tumbleweed has made these application programming interfaces open and available to Tumbleweed's customers and partners, enabling them to customize the Tumbleweed IME Platform and Tumbleweed IME Applications to suit their individual needs.

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
    [Graphic depicts the Tumbleweed IME architecture, demonstrating how the Tumbleweed IME application programming interfaces interact with the Tumbleweed IME Platform and Tumbleweed IME Applications.]

    As shown above, the Tumbleweed IME Platform is organized into three separate tiers, each of which can run on one or more physical servers. These tiers are:

    - THE GATEWAY TIER, which provides an interface between the Tumbleweed IME Server and the Internet. The gateway tier translates outgoing messages into the appropriate protocols for transfer over the Internet, and translates incoming messages that use these protocols.

    - THE OBJECT TIER, which contains the set of objects which implement the core functionality of the Tumbleweed messaging platform. Each core element of a secure communication transaction, such as a user's account or a secure package, is represented as a unique object within the object tier.

    - THE STORAGE TIER, which uses the servers' underlying data storage and file systems, coupled with a relational database, to maintain objects when they are not in use.

    Tumbleweed IME is a data-driven application architecture. As such, the Tumbleweed IME Personalization Application allows for the dynamic personalization of outbound messages on a per-recipient basis. Profile attributes associated with individual recipients may be stored and used to populate outbound messages with customized content. Tumbleweed IME's extensible data model allows both profile attributes and content data to be stored in the system.

    The security options supported by Tumbleweed IME include encryption between sender and receiver based on the secure sockets layer standard, encryption technology developed by RSA on the server, name/password authentication, and encryption and digital signature based on public key infrastructure. Different security options can be applied depending on the security needs of specific applications. For applications requiring the highest levels of security, Tumbleweed IME is fully integrated with digital certificate and encryption technology from industry-leading vendors such as VeriSign and RSA. These public key infrastructure capabilities allow Tumbleweed IME to provide complete, tamper-proof, end-to-end security for highly sensitive business-to-business and business-to-consumer communications.

    Electronic delivery applications, particularly those under regulatory control, must provide a full range of tracking capabilities to allow for the needs of non-repudiation and compliance reporting. Tumbleweed IME, as a server-based application platform, provides comprehensive tracking and reporting capabilities. These include tracking notification and receipt, recording failed transmissions, and providing all necessary status data and statistics for the messaging application.

    Tumbleweed has assembled an engineering team with expertise in the following technologies and processes:

    - HYPERTEXT TRANSFER PROTOCOL--The set of standards used by computers to transfer hypertext files, i.e. web pages, over the Internet.

    - SIMPLE MAIL TRANSFER PROTOCOL--The standard protocol used for routing e-mail messages over the Internet.

    - JAVA AND C++--Computer languages that are particularly well-suited for developing special programs, called objects, that can communicate with each other using the Internet.

    - COMMON OBJECT REQUEST BROKER ARCHITECTURE--An industry standard protocol that allows distributed software components to interoperate with each other. It enables objects to communicate with one another regardless of what programming language they were written in or on what type of computer they are running.

    - DIGITAL CERTIFICATES--Digital documents, typically containing a public key and a name, that attest to the binding of a public key to an individual or other entity.

    - PUBLIC KEY INFRASTRUCTURE--An evolving, standards-based system which relies on digital certificates to ensure the validity of Internet communications and transactions.

    - SECURE MULTIPURPOSE INTERNET MAIL EXTENSIONS--An e-mail standard used to format complex messages so that they can be sent securely over the Internet.

    - SECURE SOCKETS LAYER--An Internet standard which is used to encrypt data as it is being transmitted over the Internet.

    TUMBLEWEED MMS

    MMS is implemented in C++ as a multi-threaded Windows NT/2000 application. In a typical deployment, MMS is installed on a dedicated Windows machine between the firewall and the internal e-mail server. It consists of the following key components:

    - Simple Mail Transfer Protocol Relay, or SMTP Relay;

    - Policy Engine;

    - Policy Managers; and

    - Directory.

    The MMS SMTP Relay is responsible for routing messages. Like other SMTP relays, the MMS SMTP Relay accepts SMTP connections on TCP port 25 and initiates connections to other SMTP relays to transmit SMTP messages to their destinations or next hops. Between accepting e-mail messages and routing them, the MMS SMTP Relay passes e-mail messages to the MMS policy engine for evaluation. Depending on the result of the evaluation, the MMS policy engine might modify messages (disinfect, annotate, etc.), before returning them to the SMTP Relay. In other cases, it might drop or return messages, or place them in alternate queues (deferred delivery, quarantine, redirect) for special handling.

    The MMS policy engine ensures that specific policies selected by the enterprise are applied to all messages passing through MMS. It prepares messages for evaluation, sends them to the policy managers for evaluation, and determines final message handling based on the results of the individual policy manager analyses. For messages with multiple recipients, the policy engine keeps track of the different recipients and their corresponding policies, and if necessary, creates separate messages for recipients with different policy results. For example, if MMS receives a message with a .gif attachment, and if one of the message recipients has an attachment stripping policy that removes .gif attachments, then MMS will create two copies of the message, one without the attachment for the recipient with the attachment stripping policy and one with the attachment for the other recipient.


    The MMS policy managers evaluate e-mail messages for security threats and other types of content that require special treatment. Each policy manager specializes in a specific countermeasure and is responsible for the policies that carry out that countermeasure. For example, the Virus Manager is responsible for the "Infected Message" policies offered by default in the MMS setup program. The policy managers are:


    - Access Manager;

    - Content Manager;

    - Format Manager;

    - Security Manager; and

    - Virus Manager.

    The policy engine passes each SMTP message to the policy managers. Each policy manager invokes the policies it is responsible for, and recommends a message disposition. In addition, the policy managers might log events or send notifications. Some policy managers handle the same message multiple times for different purposes. After the message has been processed by all the policy managers, the policy engine uses the most restrictive disposition to determine whether or not the message should be delivered normally, dropped, returned to the sender, quarantined, deferred or redirected to another service.

    The MMS Directory contains security policies and other information about users protected by MMS. It includes three types of objects: user records, domain records and folders. User records contain policies that apply to specific users, identified by their e-mail addresses. Domain records contain policies that apply to groups of users that belong to the same domain. Folders contain policies that apply to arbitrary groups of users, domains or other folders.

    The following is a graphical illustration of the Tumbleweed MMS information flow:


                                  [FLOWCHART]

  CONNECTION & ROUTING       MESSAGE MANAGEMENT            EVALUATION
------------------------  ------------------------  ------------------------
- Inbound: accept or      - Determine applicable    - Decompose and evaluate
  reject SMTP connection    policies                 - Decrypt, verify
- Outbound: Partition     - Pass message to policy   - Decompress
 message                    managers for             - Scan, disinfect
- Outbound: Route          decomposition and         - Extract text
  message to next hop       evaluation               - Recommend disposition
                          - Determine final         - Compose
                             message disposition     - Encrypt, sign
                          - Pass message to policy
                           managers for
                           composition

GOVERNMENTAL REGULATION

    Tumbleweed is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, Internet transaction taxation, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. For example, the Federal Communications Commission could determine through one of its ongoing proceedings that the Internet is subject to regulation. Among other possible courses of action, the FCC may determine that Internet service providers are subject to certain access charges or fees for carrying Internet traffic over the public switched telephone network. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for Tumbleweed's products and services and increase Tumbleweed's cost of doing business, or otherwise have a material adverse effect on Tumbleweed's business, financial condition and results of operations.

    Permits or licenses may be required from federal, state, local or foreign governmental authorities to operate or to sell some products on the Internet. Tumbleweed may not be able to obtain these permits or licenses. Tumbleweed may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. It may not be possible to comply with this legislation or these statutes on a commercially reasonable basis, if at all.

    In addition, Tumbleweed's products rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. Tumbleweed has obtained approval to export products using up to 128-bit symmetric encryption and 1024-bit public key encryption, including IME Server, IME Desktop, IME Receive Applet, IME Remote API using OmniORB with SSL, MMS WorldWide/56 and MMS Strong WorldWide/128. Tumbleweed is not exporting other hardware, software or technology that is subject to export control under U.S. law. However, the list of countries and products for which exports are restricted and the related regulatory policies could be revised in the future, and Tumbleweed may not be able to obtain required government approvals


INTELLECTUAL PROPERTY

    Tumbleweed has filed sixteen utility patent applications with the U.S. Patent and Trademark Office and may seek other patents in the future. To date, Tumbleweed has three issued U.S. patents--a utility patent relating to Tumbleweed's fundamental web-based delivery method, a utility patent relating to secure messaging technology and a design patent relating to the user interface of Tumbleweed's products. Tumbleweed has also filed twelve patent applications in foreign jurisdictions.

    Tumbleweed regards its patents and similar intellectual property as critical to its success, and relies on patent law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. Tumbleweed currently has nine registered trademarks worldwide, including the mark Tumbleweed, and is pursuing other key trademarks and service marks in the U.S. and internationally. Despite these precautions, it may be possible for unauthorized third parties to copy particular portions of Tumbleweed's products or reverse engineer or obtain and use information that Tumbleweed regards as proprietary. Some end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights, particularly software based patents, to the same extent as do the laws of the U.S. Tumbleweed's means of protecting its proprietary rights in the U.S. or abroad may not be adequate and competing companies may independently develop similar technology. In particular, Tumbleweed is currently engaged in litigation to enforce its intellectual property rights, which may not be successful and in any event will result in substantial expenditures of resources to pursue.

    The status of U.S. patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents and as the Federal Courts further interpret software-based inventions. The status of foreign protection in the software industry is also not well-defined and evolving. Tumbleweed's patent applications may not be issued with the scope of the claims sought by Tumbleweed, if at all. Tumbleweed's products may infringe patents issued to third parties. In addition, because foreign patent applications are not published until 18 months after filing and patent applications in the U.S. are not publicly disclosed until the patent is issued, U.S. and/or foreign applications may have been filed by third parties that relate to Tumbleweed's software products.

    Third parties could claim infringement by Tumbleweed with respect to current or future products or services. We may increasingly be subject to claims of intellectual property infringement as the number of its competitors grows and the functionality of their products and services increasingly overlap with Tumbleweed's. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit use of Tumbleweed's services or require Tumbleweed to enter into royalty or license agreements. A successful claim of product infringement against Tumbleweed could harm its business and prospects.

LEGAL PROCEEDINGS

    On March 3, 1999, Tumbleweed sued The docSpace Company, Inc. alleging infringement of Tumbleweed's U.S. Patent No. 5,790,790. In its answer, docSpace raised counterclaims alleging, among other things, antitrust violations and unfair competition. On May 3, 1999, docSpace filed a summary judgment motion of non-infringement. On May 27, 1999, the court granted Tumbleweed's request to continue docSpace's summary judgment motion pending further discovery and indicated that docSpace's motion would be rescheduled. On July 14, 1999, the court issued a scheduling order stating that it would conduct a hearing on the proper interpretation of the claims of Tumbleweed's patent, and would afterwards hold a hearing on any motions for summary judgment on the issue of infringement. The court also ordered that discovery on all issues other than claim construction and infringement would be stayed pending resolution of these issues.

    The court held the claim interpretation hearing on November 19, 1999. On December 9, 1999, the court issued an order based on the claims construction hearing essentially adopting Tumbleweed's interpretation of the patent claims. Critical Path, Inc. acquired docSpace on March 9, 2000. On April 24, 2000, Tumbleweed filed a motion for summary judgment that all versions of the docSpace "Express" system infringe Tumbleweed's patent. On the same day, docSpace filed a motion for summary judgment that its current version of "Express" does not infringe Tumbleweed's patent. On July 10, 2000, the court held a hearing on the parties' summary judgment motions.

COMPETITION

    Tumbleweed IME is an alternative to traditional mail and courier delivery services, such as those offered by Federal Express Corporation, UPS or the U.S. Postal Service, and to general purpose e-mail applications and services. As such, Tumbleweed compete with these options. Tumbleweed's direct competition comes from other secure online communication service providers of various sizes, some of which have products that are intended to compete directly with Tumbleweed's products. Examples of secure online communication service providers include Automatic Data Processing, Inc., Critical Path, Inc., VeriCert.com, e-Parcel, LLC, PostX Corporation and ZixIt Corporation. In addition, companies with which Tumbleweed does not presently directly compete may become competitors in the future, either through the expansion of Tumbleweed's products and services or through the other companies' product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

    The market for the Tumbleweed MMS products is intensely competitive and subject to rapid changes. The enterprise security market is characterized by various products and solutions that compete with Tumbleweed's Internet content security and policy management solutions. These include products offered by Content Technologies, Ltd. (which is partially owned by Integralis
Technology, Ltd.) Trend Micro Incorporated, SRA International and TenFour AB. Tumbleweed anticipate competition in the future from other companies in the enterprise security market as the industry continues to grow.

    The market for secure online communication services is new, rapidly evolving and highly competitive. The level of competition is likely to increase as current competitors improve their offerings and as new participants enter the market. Many of Tumbleweed's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Tumbleweed and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of Tumbleweed's competitors may be able to enter into these strategic or commercial relationships on more favorable terms. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines Tumbleweed market and distributes. New technologies and the expansion of existing technologies may increase competitive pressures on Tumbleweed. Furthermore, one of Tumbleweed's service provider customers currently offers to end-users the choice between Tumbleweed's products and the products of one of Tumbleweed's competitors, and other current and future customers may also offer end-users a similar choice. Increased competition may result in reduced operating margins as well as loss of market share and brand recognition. Tumbleweed may be unable to compete successfully against current and future competitors, and competitive pressures faced by Tumbleweed could harm its business and prospects.

EMPLOYEES

    As of March 31, 2000, Tumbleweed employed 258 people worldwide, including 69 in engineering, 97 in sales, 48 in professional services, 19 in marketing and 25 in corporate management and administration. Tumbleweed's employees are not represented by any collective bargaining organization. Tumbleweed has never experienced a work stoppage and considers its relations with its employees to be good.

PROPERTIES AND FACILITIES

    Tumbleweed leases approximately 40,000 square feet for its corporate headquarters located in Redwood City, California under a lease with a term of five years commencing June 8, 1999. Tumbleweed also leases approximately 30,000 square feet of office space in Santa Clara, California, the former headquarters of Worldtalk, under a lease scheduled to terminate in September 2005 and additional office space in New York, NY under a lease that expires in April 2005. Tumbleweed also maintains domestic sales offices in Redwood City, California; Santa Clara, California; New York, New York; Mount Laurel, New Jersey; Los Angeles, California; San Ramon, California; Chicago, Illinois; Redmond, Washington; Reston, Virginia; Charlotte, North Carolina and Dallas, Texas and international offices in Munich, Germany; Hurst, United Kingdom; Tokyo, Japan; Paris, France; Chatswood, Australia; Amersfoot, The Netherlands and Stockholm, Sweden.

                TUMBLEWEED SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tumbleweed" included elsewhere in this proxy statement/prospectus. The following financial data, other than the pro forma data, include the financial data of Tumbleweed, after giving effect to the acquisition of Worldtalk, and exclude the financial data of Interface. Tumbleweed's consolidated pro forma statements of operations data give effect to the acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it occurred at the beginning of each of the pro forma periods presented by combining the results for the year ended
December 31, 1999 of Tumbleweed with the results for the year ended
September 30, 1999 of Interface and combining the results for the three months ended March 31, 2000 of Tumbleweed with the same period of Interface. The pro forma balance sheet data give effect to Tumbleweed's acquisition of Interface (assuming the divestiture of the Interface businesses other than L2i) as if it had occurred on March 31, 2000. The statements of operations data for each of the years in the three-year period ended December 31, 1999 and the balance sheet data at December 31, 1998 and 1999, are derived from Tumbleweed's consolidated financial statements that have been audited by KPMG LLP, independent certified public accountants, included elsewhere in this proxy statement/prospectus. The statements of operations data for the two years ended December 31, 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from Tumbleweed's audited financial statements that are not included in this proxy statement/prospectus. The statements of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data at March 31, 2000, are derived from Tumbleweed's unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. The pro forma statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 and as of March 31, 2000 are derived from the selected unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tumbleweed--Recent Operating Results" for a discussion of the operating results of Tumbleweed and Interface for the period ended June 30, 2000.


                                                        YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                                                                        1999
                                                                               ----------------------
                                     1995       1996       1997       1998      ACTUAL     PRO FORMA
                                   --------   --------   --------   --------   --------   -----------
                                                                                          (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenue from continuing product
  lines..........................  $   818    $   597    $  4,476   $ 10,575   $ 15,284    $ 18,636
Gross profit(1)..................    5,463     11,225       7,946     11,213     11,853      14,685
Operating expenses(2)............    9,157     18,226      19,897     23,456     37,900      71,411
Operating loss...................   (3,694)    (7,001)    (11,951)   (12,243)   (26,047)    (56,726)
Net loss.........................   (3,656)    (6,420)    (11,461)   (11,720)   (24,222)    (54,899)
Net loss per share-basic and
  diluted........................       --      (1.15)      (1.90)     (1.79)     (1.65)   $  (3.45)
Shares used in calculating basic
  and diluted loss per share.....       --      5,592       6,023      6,549     14,650      15,896

                                        THREE MONTHS ENDED MARCH 31,
                                   ---------------------------------------
                                                           2000
                                                 -------------------------
                                      1999         ACTUAL       PRO FORMA
                                   -----------   -----------   -----------
                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenue from continuing product
  lines..........................    $ 3,269      $  6,610      $  7,931
Gross profit(1)..................      3,003         4,362         5,402
Operating expenses(2)............      6,090        23,552        34,785
Operating loss...................     (3,087)      (19,190)      (29,383)
Net loss.........................     (2,931)      (18,622)      (28,803)
Net loss per share-basic and
  diluted........................    $ (0.43)     $  (0.73)     $  (1.07)
Shares used in calculating basic
  and diluted loss per share.....      6,889        25,588        26,834



                                                               YEAR ENDED DECEMBER 31,                       MARCH 31, 2000
                                                 ----------------------------------------------------   -------------------------
                                                   1995       1996       1997       1998       1999       ACTUAL       PRO FORMA
                                                 --------   --------   --------   --------   --------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                                  (IN THOUSANDS)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................  $  3,065   $ 9,682    $10,972    $ 4,556    $60,544      $46,447      $ 47,276
Total assets...................................     5,933    24,658     24,272     12,719     75,683       62,576       131,428
Long-term debt, excluding current
  installments.................................       451       719        132        382      1,017          858           904
Total stockholders' equity (deficit)...........   (11,264)   17,048     14,818      4,437     61,713       45,883       113,316


------------------------------

(1) Includes gross profit from our discontinued product lines.

(2) Includes stock compensation expense of $288,000, $715,000, $3.5 million, $336,000 and $1.1 million for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS--TUMBLEWEED

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT TUMBLEWEED'S PLANS, ESTIMATES AND BELIEFS. TUMBLEWEED'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND THOSE LISTED UNDER "RISK FACTORS."

OVERVIEW

    Tumbleweed is a leading provider of advanced messaging solutions for business communications. Tumbleweed's products and services enable businesses to extend existing networks and applications, creating secure online channels for interactive, business-critical communication. Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, is a platform and set of applications for creating secure communications channels between a business and its customers, partners and suppliers. Tumbleweed Messaging Management System, or Tumbleweed MMS, is a comprehensive solution that extends internal e-mail systems to the Internet through centralized management, policy enforcement, filtering and archiving. Used together, Tumbleweed IME and Tumbleweed MMS automatically apply security policies and redirect sensitive e-mail for secure, trackable delivery.

    On January 31, 2000, Tumbleweed completed the acquisition of Worldtalk Communications Corporation, a leading provider of Internet security and policy management solutions that enable organizations to define and manage electronic mail and web security usage policies to manage the risks and liabilities associated with Internet communications. The business combination has been accounted for as a pooling of interests and, accordingly, Tumbleweed's historical financial statements have been restated to include the accounts and results of operations of Worldtalk.

    Tumbleweed's revenue consists of (i) license revenue (ii) services revenue and (iii) transaction revenue. License revenue consists of initial license fees and the sale of distribution rights. License revenue typically is recognized upon the later of customer acceptance or software shipment. Revenue from the sale of distribution rights is recognized upon the execution of a distribution agreement. Services revenue consists of consulting fees and support and maintenance fees. Consulting fees related to installation are recognized upon acceptance of the installation while all other consulting fees are recognized based on percentage of completion. Support and maintenance fees are paid for ongoing customer support as well as for the right to receive future upgrades of Tumbleweed's products during the term of the maintenance agreement. Revenue from support and maintenance is recognized ratably over the period the support is provided. Transaction revenue is based on the volume of transactions by Tumbleweed's customers, and the related revenue is recognized based on payment schedules and transaction reports from Tumbleweed's customers. A number of Tumbleweed's contracts include minimum transaction volume requirements. In these cases, the minimum guaranteed revenue is recognized when fees are due and payable during those months where transaction volume does not exceed the designated minimums.

    In July 1999, Worldtalk completed the sale of its NetJunction e-mail connectivity and directory integration product line to Wingra Technologies, LLC. Under the terms of the agreement, Wingra has acquired the assets related to the NetJunction product line and has assumed support and development responsibilities for NetJunction customers and resellers with current agreements. As a result of the sale of the NetJunction product line, revenue related to the NetJunction product line is reported as discontinued product line in Tumbleweed's consolidated statement of operations.

    Historically, Tumbleweed's revenue has been concentrated among a few customers, but the customer base contributing to revenue has been diversifying. For the three months ended March 31, 2000 and the year ended December 31, 1999, Tumbleweed's top five customers contributed 30% and 24% of total revenue, respectively. In addition, the constituency of that list is evolving.

    A substantial portion of Tumbleweed's revenue relates to international customers or operations. Most of Tumbleweed's contracts are denominated in U.S. dollars. However, a contract between Tumbleweed's Japanese subsidiary, Tumbleweed Communications K.K., and Hikari Tsushin is denominated in Japanese yen, and, in the future, an increasing number of contracts may be denominated in foreign currencies. Tumbleweed currently does not have hedging or similar arrangements to protect it against foreign currency fluctuations. Therefore, Tumbleweed increasingly may be subject to currency fluctuations, which could harm its operating results in future periods. On May 15, 2000, Tumbleweed repurchased from Hikari 5% of the outstanding stock of Tumbleweed KK, for a price of approximately $700,000.

    During the years ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000, Tumbleweed recorded aggregate deferred stock compensation expense of $10.5 million primarily in connection with the grant of certain stock options which were granted at exercise prices less than the deemed fair value on the grant date. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the options, which is generally four years. Of the total deferred stock compensation expense, $3.5 million, $715,000, $288,000, $1.1 million and $336,000 was amortized in the years ended December 31, 1999, 1998 and 1997, and the three months ended March 31, 2000 and 1999, respectively, and Tumbleweed expects that approximately $2.3 million, $1.8 million, and $1.1 million will be amortized during the remainder of 2000, 2001, and 2002 and thereafter, respectively. The aforementioned amounts do not include any compensation expense that might result from the proposed Interface transaction.

    Tumbleweed's future net income and cash flow may be adversely affected by limitations on its ability to apply net operating losses for federal income tax purposes against taxable income in future periods, including limitations due to ownership changes, as defined in Section 382 of the Internal Revenue Code, arising from the issuances of its stock.


RECENT OPERATING RESULTS



    Tumbleweed recently announced operating results for the six months ended June 30, 2000. Total revenue was $16.7 million, operating loss was $29.0 million, and net loss per share, basic and diluted, was $1.09. As of June 30, 2000, Tumbleweed reported total assets of $56.3 million, cash and cash equivalents of $32.7 million, and long-term debt, excluding current installments, of $660,000. As of April 1, 2000, Tumbleweed also began consolidating the operating results of Tumbleweed Communications K.K. Previously, Tumbleweed used the equity method of accounting, which reflected only royalty revenues generated by Tumbleweed Communications K.K. and Tumbleweed's proportionate share of its operating loss.



    Interface Systems recently announced that for the same six months ended June 30, 2000, net revenues were $5.7 million, operating loss was $4.1 million, and net loss per share, basic and diluted, was $0.89. As of June 30, 2000, Interface Systems reported total assets of $6.9 million, cash and cash equivalents of $231,000, and long-term debt, excluding current installments of $33,000.



    On a pro forma basis, after giving effect to the acquisition of Interface Systems (assuming the divestiture of the Interface businesses other than L2i) as if such transaction had occurred on January 1, 2000, for the six months ended June 30, 2000 total revenue would have been $19.2 million, operating loss would have been $48.5 million, and net loss per share, basic and diluted, would have been $1.78. As of June 30, 2000, on a pro forma basis, total assets would have been $126.6 million, cash and cash equivalents would have been $32.8 million and long-term debt, excluding current installments would


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

have been $693,000. This pro forma financial information does not purport to represent what the consolidated results of operations or financial conditions of Tumbleweed would actually have been if the Interface acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of Tumbleweed.


RESULTS OF OPERATIONS

THREE MONTH PERIODS ENDED MARCH 31, 2000 AND 1999

    REVENUE. Total revenue from continuing product lines for the three months ended March 31, 2000 increased 102% to $6.6 million from $3.3 million (excluding revenue of $638,000 from discontinued products) for the same three months in 1999. Total revenue increased in both periods due to increases in license, services and transaction revenue.

    License revenue for the three months ended March 31, 2000 increased 61% to $4.4 million from $2.7 million for the same three months in 1999. License revenue increased due to a higher number of new customers brought into production and to additional license fees paid by existing customers.

    Services revenue for the three months ended March 31, 2000 increased 170% to $1.5 million from $564,000 for the same three months in 1999. The increase in services revenue was due to an increase in contract development work performed by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees. The increase in contract development work was a direct result of the increase in customers licensing Tumbleweed's products.

    Transaction revenue for the three months ended March 31, 2000 increased to $730,000 from $3,000 for the same three months in 1999. The increase in transaction revenue resulted from minimum transaction fee payments made by new customers who launched IME-based services, and to a lesser extent, transaction fee payments made by existing customers.

    Total revenue from the Tumbleweed IME product line for the three months ended March 31, 2000 increased 474% to $4.0 million from $693,000 for the same three months in 1999 due to increases in license, services, and transaction fees revenue. License revenue from the IME product line for the three months ended March 31, 2000 increased 349% to $2.3 million from $518,000 for the same three months in 1999 due to bringing new customers into production and to additional license fees paid by existing customers. Services revenue from the IME product line for the three months ended March 31, 2000 increased 434% to $923,000 from $172,000 for the same three months in 1999. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees. Transaction fees revenue from the IME product line for the three months ended March 31, 2000 increased to $730,000 from $3,000 for the same three months in 1999. The increase in transaction fees revenue resulted from minimum transaction fee payments made by new customers who launched IME-based services and, to a lesser extent, transaction fee payments from existing customers.

    Total revenue from the Tumbleweed MMS product line remained flat at $2.6 million for both the three months ended March 31, 2000 and the same three months in 1999 (excluding revenue of $638,000 from discontinued products). License revenue from the MMS product line for the three months ended March 31, 2000 decreased 7% to $2.0 million from $2.2 million for the same three months in 1999. MMS revenue for the three months ended March 31, 1999 included a non-recurring commitment with two resellers. Services revenue from the MMS product line for the three months ended March 31, 2000 increased 53% to $600,000 from $392,000 for the same three months in 1999. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees.

    COST OF REVENUE. Cost of revenue is comprised of license cost, services cost and transaction cost. License cost is primarily comprised of royalties paid to third parties for software licensed by

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
Tumbleweed for inclusion in its products. Services cost is comprised primarily of personnel and overhead costs related to customer support and contract development projects. Transaction fees cost is primarily comprised of royalties due on transaction fees revenue and, to a lesser extent, depreciation expense and connectivity costs incurred in generating transaction revenue. Total cost of revenue for the three months ended March 31, 2000 increased 149% to $2.2 million from $904,000 for the same three months in 1999 corresponding to increased revenue during the same period.

    License cost for the three months ended March 31, 2000 increased 128% to $267,000 from $117,000 for the same three months in 1999. License costs increased due to an increase in sales of products containing software licensed from third parties. The increase was not in direct proportion to the increase in license revenue as some of the agreements with third parties contain fixed minimum payments.

    Services cost for the three months ended March 31, 2000 increased 148% to $1.9 million from $782,000 for the same three months in 1999. The increase was primarily due to higher personnel costs supporting an increase in new contract development projects and an increase in facilities-related expenses.

    Transaction fees cost for the three months ended March 31, 2000 was $40,000 compared to $5,000 for the same three months in 1999. The increase in transaction fees cost resulted primarily from royalties paid on transaction fees revenue and, to a lesser extent, depreciation expense and connectivity costs incurred in generating transaction revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised of engineering and related costs associated with the development of Tumbleweed IME and MMS applications, quality assurance and testing. Research and development costs for the three months ended March 31, 2000 increased 58% to $2.8 million from $1.8 million for the same three months in 1999. The increase was primarily because of an increase in personnel needed to support ongoing development of Tumbleweed's products and new applications for its target markets, increases in average salaries for development personnel in order to provide a competitive salary in today's marketplace and increased facilities-related expenses. Tumbleweed expects that research and development expenses will increase in absolute dollars in future periods mainly because of an increase in personnel costs. Tumbleweed anticipates that additional research and development personnel will be required for it to develop and support new projects as it expands the functionality of its platforms, increases the number of vertical applications built for its target markets and integrates its platforms with new messaging applications.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses are primarily comprised of salaries, commissions, travel expenses and costs associated with trade shows, advertising and other marketing efforts. Sales and marketing expenses for the three months ended March 31, 2000 increased 129% to $7.2 million from $3.1 million for the same three months in 1999. The increase in sales and marketing expenses was primarily from increased sales staffing and incentive compensation costs. Tumbleweed expects that sales and marketing expenses will increase in absolute dollars in future periods as it expands into new target markets and geographic areas. Current plans are to significantly increase the number of Tumbleweed's sales and marketing personnel worldwide, as it focuses on extending our position in its target markets throughout 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel and support costs for Tumbleweed's finance, legal, information systems and human resources departments as well as professional fees. General and administrative expenses for the three months ended March 31, 2000 increased 100% to $1.7 million from $816,000 for the same three months in 1999. The increase in general and administrative expenses was due to increased staffing expenses, increased legal fees corresponding to the patent infringement lawsuit Tumbleweed brought against The

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
docSpace Company, Inc., which is still pending, and increased professional fees. Tumbleweed expects that general and administrative expenses will increase in absolute dollars in future periods as it continues to grow its infrastructure in line with its business growth.

    DEFERRED COMPENSATION EXPENSE. Deferred compensation expense is recorded in connection with the grant of certain stock options to non-employees and options granted to employees at exercise prices less than the deemed fair value on the grant date. During the three months ended March 31, 2000, Tumbleweed recorded aggregate deferred stock compensation expense of $1.3 million compared to $2.3 million for the same three months in 1999. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the options, which is generally four years. Of the total deferred stock compensation expense, $1.1 million and $336,000 was amortized in the three months ended March 31, 2000 and 1999, respectively.

    MERGER RELATED AND RESTRUCTURING EXPENSES. Merger related and restructuring expenses, which were recorded in connection with the acquisition of Worldtalk, are primarily comprised of investment banker's fees, legal fees, severance payments and accounting and printer fees. Merger related and restructuring expenses for the three months ended March 31, 2000, were $10.8 million.

    OTHER INCOME, NET. Other income, net, is primarily comprised of interest income earned on investment securities. Other income, net, for the three months ended March 31, 2000 increased 375% to $656,000 from $138,000 for the same three months in 1999 due to increased interest income from cash invested in money market accounts and commercial paper. The increase in cash balances available for investment resulted from proceeds from the issuance of equity securities, including common stock issued in Tumbleweed's initial public offering completed in August 1999.

YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUE. Total revenue increased 45% to $15.3 million in 1999 from $10.6 million in 1998 (excluding revenue of $1.5 million and $4.9 million from discontinued products in 1999 and 1998) due to increases in license, services and transaction revenue. License revenue from continuing product lines increased 25% to $11.3 million in 1999 from $9.0 million in 1998 due to bringing new customers into production and to additional license fees paid by existing customers. Services revenue from continuing product lines increased 122% to $3.0 million in 1999 from $1.4 million in 1998. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees. Transaction revenue from continuing product lines was $981,000 in 1999 compared to zero in 1998. The increase in transaction fees revenue resulted from minimum transaction fee payments made by new customers who launched IME-based services and, to a lesser extent, transaction fee payments from existing customers.

    Total revenue from the IME product line increased 222% to $5.8 million in 1999 from $1.8 million in 1998 due to increases in license revenue, services, and transaction revenue. License revenue from the IME product line increased 285% to $3.4 million in 1999 from $885,000 in 1998 due to bringing new customers into production and to additional license fees paid by existing customers. Services revenue from the IME product line increased 52% to $1.4 million in 1999 from $910,000 in 1998. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees. Transaction revenue from the IME product line was $981,000 in 1999 compared to zero in 1998. The increase in transaction fees revenue resulted from minimum transaction fee payments made by new customers who launched IME-based services and, to a lesser extent, transaction fee payments from existing customers.

    Total revenue from the MMS product line increased 11% to $9.5 million in 1999 from $8.6 million (excluding revenues of $1.5 million and $4.9 million from discontinued products in 1999 and 1998) in 1998. License revenue from the MMS product line decreased 3% to $7.9 million in 1999 from

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
$8.1 million in 1998 due to termination of a Japanese distributor in the third quarter of 1998, resulting in no license revenue from Japan for the first six months of 1999. Services revenue from the MMS product line increased 263% to $1.6 million in 1999 from $449,000 in 1998. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees.

    COST OF REVENUE. Cost of revenue increased 15% to $4.9 million in 1999 from $4.3 million in 1998. License cost decreased 21% to $737,000 in 1999 from $931,000 in 1998. License costs decreased primarily due to reductions in certain royalty and other amortized costs. Services cost increased 23% to $4.1 million in 1999 from $3.3 million in 1998. The increase was primarily due to increased personnel costs supporting an increase in new contract development projects and an increase in facilities-related expenses. Transaction fees cost was $78,000 in 1999 compared to $0 in 1998. The increase in transaction fees cost resulted from royalties due on transaction fees revenue and, to a lesser extent, depreciation expense and connectivity costs incurred in generating transaction fees revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 49% to $8.9 million in 1999 from $6.0 million in 1998. The increase was primarily due to increased head count supporting development of the Tumbleweed IME platforms and new applications developed for Tumbleweed's target markets, increases in average salaries for development personnel and increased facilities related expenses.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 73% to $19.9 million in 1999 from $11.5 million in 1998. The increase in sales and marketing expenses was primarily due to increased sales staffing and incentive compensation costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 6% to $5.6 million in 1999 from $5.2 million in 1998. The increase in general and administrative expenses was due to an increase in legal fees corresponding to the patent infringement lawsuit we brought against The docSpace Company, Inc., which remains pending, as well as increased staffing expenses and professional fees.

    OTHER INCOME, NET. Other income, net, increased 306% to $2.1 million in 1999 from $524,000 in 1998 due to increased cash balances invested in money market accounts and commercial paper. The increase in cash balances available for investment in 1999 resulted from proceeds from the issuance of equity securities, including common stock issued in Tumbleweed's initial public offering completed in August 1999.

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Total revenue increased 28% to $15.5 million in 1998 from $12.1 million in 1997. Approximately 3% of total revenue in 1997 was derived from prior agreements relating to Tumbleweed's Envoy technology that was sold to Novell, Inc., which is excluded from the IME and MMS product line revenues described below. License revenue from continuing product lines increased 120% to $9.0 million in 1998 from $4.1 million in 1997 due primarily to increased sales of Tumbleweed's MMS product lines, which were first shipped in September 1997 and increases in initial license fees from Tumbleweed IME customers. Tumbleweed has recognized revenue from Tumbleweed IME commencing with its launch in July 1997. The level of software license revenue in 1998 was impacted by the termination of the MMS distributor agreement with a Japanese distributor in the third quarter resulting in no MMS software license revenue from the Japanese market in the third and fourth quarters of 1998. Services revenue increased 425% to $1.4 million in 1998 from $259,000 in 1997 due to increases in custom development work performed for Tumbleweed's customers.

    Total revenue from the IME product line increased 722% to $2.0 million in 1998 from $245,000 in 1997. License revenue increased 352% to $885,000 in 1998 from $196,000 in 1997 due to increases in

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initial license fees from customers. Services revenue increased 1,757% to
$910,000 in 1998 from $49,000 in 1997 due to increases in custom development work performed for Tumbleweed's customers.

    Total revenue from the MMS product line increased 128% to $8.6 million in 1998 from $3.7 million (excluding revenue of $4.9 million and $7.6 million from discontinued products in 1998 and 1997) in 1997. License revenue from the MMS product line increased 117% to $8.1 million in 1998 from $3.7 million in 1997. The MMS products were first shipped in September 1997. The level of software license revenue in 1998 was impacted by the termination of the MMS Japanese distributor in the third quarter of 1998 resulting in no software license revenue from the Japanese market in the third and fourth quarters of 1998. Services revenue from the MMS product line increased 49% to $449,000 in 1999 from $9,000 in 1998. The increase in services revenue was due to an increase in contract development work by Tumbleweed's professional services organization, and, to a lesser extent, increases in maintenance fees.

    COST OF REVENUE. Cost of revenue increased 3% to $4.3 million in 1998 from $4.1 million in 1997. License cost decreased 15% to $931,000 in 1998 from $1.1 million in 1997 due to product mix and certain fixed price royalty arrangements with third-party vendors. Services cost increased 10% to $3.3 million in 1998 from $3.0 million in 1997 due to increased personnel costs to support new projects associated with the launch of Tumbleweed IME, partially offset by lower outside contracting expenses associated with the MMS product line.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased 3% to $6.0 million in 1998 from $6.2 million in 1997. The decrease was primarily due to the reduction of headcount dedicated to the MMS product lines early in the second half of 1997.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 16% to $11.5 million in 1998 from $10.0 million in 1997. The increase was primarily due to increased staffing as well as increased spending on marketing programs associated with the launch of Tumbleweed IME and the MMS product lines.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 52% to $5.2 million in 1998 from $3.5 million in 1997. The increase was primarily due to the termination of the distributor agreement with the MMS Japanese distributor which resulted in a $1.7 million allowance for doubtful accounts charge for the full amount owed by the MMS Japanese distributor.

    OTHER INCOME, NET. Other income, net, is primarily comprised of interest income earned on investment securities. Other income, net, decreased 22% to $524,000 in 1998 from $673,000 in 1998 due to fluctuations in the cash and cash equivalent and short-term investments balances, coupled with interest rate fluctuations.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table presents selected unaudited quarterly consolidated statements of operations data for the five quarters ended March 31, 2000. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements and related notes appearing elsewhere in this prospectus. Management also believes that all necessary adjustments have been included in the amounts stated below in order to state fairly the unaudited quarterly results when read in conjunction with Tumbleweed's audited consolidated financial statements and related notes.

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
Results from any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                       THREE MONTHS ENDED
                                            ------------------------------------------------------------------------
                                             MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     MARCH 31,
                                               1999          1999            1999            1999           2000
                                            -----------   -----------   --------------   -------------   -----------
                                                                         (IN THOUSANDS)
Revenue:
  License.................................    $ 2,702       $ 2,382         $ 3,081         $ 3,120       $  4,356
  Services................................        564           491             999             964          1,524
  Transaction fees........................          3           203             318             457            730
                                              -------       -------         -------         -------       --------
  Revenue from continuing product lines...      3,269         3,076           4,398           4,541          6,610
  Discontinued product line...............        638           561             273              --             --
                                              -------       -------         -------         -------       --------
    Total revenue.........................      3,907         3,637           4,671           4,541          6,610

Cost of revenue:
  License cost............................        117           125             248             247            267
  Services cost...........................        782           983           1,246           1,077          1,941
  Transaction fees........................          5            15              24              34             40
                                              -------       -------         -------         -------       --------
    Total cost of revenue.................        904         1,123           1,518           1,358          2,248
                                              -------       -------         -------         -------       --------
Gross profit..............................      3,003         2,514           3,153           3,183          4,362
                                                  77%           69%             68%             70%            66%

Operating expenses:
  Research and development(1).............      1,794         2,077           2,296           2,756          2,843
  Sales and marketing(2)..................      3,144         4,177           5,428           7,168          7,192
  General and administrative(3)...........        816         1,067           2,006           1,635          1,640
  Stock compensation......................        336           969           1,115           1,116          1,074
  Merger related and restructuring
    expenses..............................         --            --              --              --         10,803
                                              -------       -------         -------         -------       --------
    Total operating expenses..............      6,090         8,290          10,845          12,675         23,552
                                              -------       -------         -------         -------       --------
Operating loss............................     (3,087)       (5,776)         (7,692)         (9,492)       (19,190)
Other income (expense), net...............        138           157             956             875            656
                                              -------       -------         -------         -------       --------
Net loss before provision for taxes.......     (2,949)       (5,619)         (6,736)         (8,617)       (18,534)
Provision for (benefits from) taxes.......        (18)           93             136              90             88
                                              -------       -------         -------         -------       --------
Net loss..................................    $(2,931)      $(5,712)        $(6,872)        $(8,707)      $(18,622)
                                              =======       =======         =======         =======       ========

--------------------------

(1) Exclusive of non-cash compensation expense of $140,000, $293,000, $318,000, $298,000 and $274,000 as of March 31, 1999, June 30, 1999, September 30,
    1999, December 31, 1999 and March 31, 2000, respectively.

(2) Exclusive of non-cash compensation expense of $146,000, $545,000, $623,000, $647,000 and $636,000 as of March 31, 1999, June 30, 1999, September 30,
    1999, December 31, 1999 and March 31, 2000, respectively.

(3) Exclusive of non-cash compensation expense of $50,000, $131,000, $174,000, $171,000 and $164,000 as of March 31, 1999, June 30, 1999, September 30,
    1999, December 31, 1999 and March 31, 2000, respectively.

    Revenue from continuing product lines decreased in the quarter ended
June 30, 1999. Revenue from the MMS product line declined $508,000 due to declines in both MMS license and services revenue. MMS license revenue declined due to termination of a Japanese distributor in the third quarter of 1998, resulting in no license revenue from Japan for the first six months of 1999. The decline in MMS revenue was partially offset by an increase in IME license and transaction revenue during the quarter.

    Revenue from continuing product lines increased $1.3 million in the quarter ended September 30, 1999. Revenue from the IME product line increased $677,000 due to increased license fees from new customer contracts and to an increase in services revenue. MMS license revenue also increased during the quarter due to new customer licenses.

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
    Revenue from continuing product lines increased $143,000 in the quarter ended December 31, 1999. IME product line revenue increased $706,000 during the quarter due to increased license fees from new contracts and due to an increase in transaction based fees. The increase in IME revenue was partially offset by a decline of $563,000 in MMS revenue. MMS revenue declined due to lower license fees compared to the third quarter.

    Revenue from continuing product lines for the quarter ended March 31, 2000 increased $2.1 million. IME product line revenue increased $1.6 million due to increased license fees, services fees and transaction fees. MMS product line revenue increased $486,000 due to increased license fees from new customer contracts.

    Gross profit declined as a percentage of sales from 77% in the quarter ended March 31, 1999 to 69% in the quarter ended June 30, 1999. Services costs increased during the period as Tumbleweed added personnel to support new development contracts and anticipated growth in services revenue in future quarters.

    Research and development increased each quarter due to increased headcount supporting the development of the IME and MMS product lines and new applications developed for Tumbleweed's target markets.

    Sales and marketing expenses increased each quarter due to increased sales staffing, the opening of additional sales offices, incentive compensation expenses and increased expenses related to the expansion into international markets.

    General and administrative expenses increased for the quarters ended
June 30, 1999 and September 30, 1999 while decreasing for the quarters ended December 31, 1999 and March 31, 2000. The increases were primarily due to increased legal fees corresponding to the patent infringement lawsuit Tumbleweed filed. The decreases were due primarily to lower staffing expenses.

FLUCTUATIONS IN QUARTERLY RESULTS

    As a result of Tumbleweed's limited operating history and the emerging nature of the markets in which it competes, it is unable to accurately forecast its revenue or expenses. Tumbleweed's success is dependent upon its ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of its products by its customers and their end-users. Tumbleweed's revenue has fluctuated and its quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses in a given quarter. Tumbleweed's license revenue is comprised entirely of initial license and distribution fees. As a result, Tumbleweed will be required to regularly and increasingly sign additional customers with substantial initial license fees on a timely basis to realize comparable or increased license revenue.

    Tumbleweed's services revenue historically has been comprised almost entirely of implementation, customization and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, Tumbleweed will be required to increase its services revenue in the short term through custom development work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of its services. Unless and until Tumbleweed has developed a significant and recurring transaction-based revenue stream from communications that are sent with its services, its revenue will continue to fluctuate significantly. Accordingly, Tumbleweed may be unable to achieve and recognize quarterly or annual revenue consistent with its historical operating results or expectations.

    In addition, sales to a limited number of customers have constituted a majority of Tumbleweed's revenue in any given quarter. In particular, five customers comprised approximately 30% of Tumbleweed's revenue in the three months ended March 31, 2000. Therefore, the deferral or cancellation of an agreement, or a decision not to move from a pilot or preliminary phase into final

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
production by any existing or anticipated customer could harm Tumbleweed's operating results for a quarter or annual period. Tumbleweed has experienced, and expects to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons which are more fully set forth under the caption "Risk Factors -- Tumbleweed's Quarterly Financial Results Are Subject to Significant Fluctuations."

    As a result of these factors, Tumbleweed believes that quarter-to-quarter comparisons of its revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because Tumbleweed's staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of its costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If Tumbleweed is unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on its operating results. Moreover, Tumbleweed's operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, Tumbleweed would expect to experience an immediate and significant decline in the trading price of its stock.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Tumbleweed has financed its operations primarily through the issuance of equity securities. On March 31, 2000, December 31, 1999, December 31, 1998 and December 31, 1997, Tumbleweed had $46.5 million,
$60.5 million, $4.6 million and $11.0 million in cash and cash equivalents, respectively.

    Net cash used in operating activities for the three months ended March 31, 2000 was $12.9 million. Cash used in operating activities was primarily the result of net operating losses which included $10.8 million of merger related and restructuring expenses, offset by certain non-cash charges. Net cash used by operating activities for 1999 was $18.1 million which was primarily the result of a net operating loss, offset by certain non-cash charges and increases in accounts payable and accrued liabilities. Net cash used in operating activities for 1998 was $10.9 million which was primarily the result of a net operating loss, offset by certain non-cash charges and increases in accounts payable and other liabilities, and prepaid expenses and other current assets. Net cash used in operating activities for 1997 was $6.5 million which was primarily the result of a net operating loss, offset by certain non-cash charges and an increase in deferred revenue and a decrease in accounts receivable.

    Net cash used in investing activities for the three months ended March 31, 2000 was $2.1 million. Net cash used in investing activities was primarily the result of capital expenditures related to computer equipment for new employees and sales and services mainframe software. Net cash used in investing activities for 1999 was $2.3 million which was primarily the result of capital expenditures related to increased facilities expansion offset by the sale of short-term investments. Net cash provided by investing activities for 1998 was $3.7 million which was primarily the result of sales and maturities of short-term investments, partially offset by the purchase of short-term investments. Net cash used in investing activities for 1997 was $1.0 million which was primarily the result of capital expenditures related to increased personnel.

    Net cash provided by financing activities for the three months ended
March 31, 2000 was $885,000. Cash provided by financing activities was primarily attributable to proceeds from the exercise of stock options. Net cash provided by financing activities for 1999 was $76.4 million, which was primarily attributable to net proceeds from the issuance of equity securities to investors including Tumbleweed's initial public offering of common stock completed in August 1999 and its Series C financing completed in February 1999. Net cash provided by financing activities for 1998 was $778,000, which was primarily due to an increase in borrowings and proceeds from the issuance of common stock upon the exercise of stock options and sale of Tumbleweed common stock under its employee stock purchase plan. Cash provided by financing activities for 1997 was $8.8 million, which was primarily attributable to net proceeds from the issuance of equity securities to investors.

    As of March 31, 2000 and December 31, 1999, Tumbleweed's principal commitments consisted of obligations outstanding under equipment and operating leases. Tumbleweed's equipment leases require payment of rental fees to third party leasing providers at interest rates of approximately 8.45%. In most cases, Tumbleweed has no obligations to purchase the equipment at the end of the lease term. Tumbleweed's anticipates a substantial increase in capital expenditures consistent with potential growth in operations, infrastructure and personnel.

    In July 1998, Tumbleweed entered into an agreement with a bank, which included a $1.5 million revolving credit facility, with availability based on outstanding accounts receivable, and a $1.75 million equipment loan facility. Borrowings under the credit facility and equipment facility carry interest at the prime rate plus 0.5% and 0.75%, respectively, with interest payable monthly. Borrowings under the equipment facility are due in 36 equal monthly installments and are secured by certain of our assets. As of March 31, 2000 and December 31, 1999, total borrowings under the equipment loan facility were $1.3 million and $1.3 million in the aggregate and $300,000 and $200,000 remained available under the facility, respectively. There were no borrowings under the credit facility as of March 31, 2000 and December 31, 1999.

    In September 1999, Tumbleweed entered into a $525,000 financing arrangement with another company to finance its directors' and officers' liability insurance premium. Borrowings under the loan agreement are payable in nine equal monthly installments. As of March 31, 2000 and December 31, 1999, total debt outstanding under this financing arrangement was $61,000 and $302,000, respectively, and is classified as a current liability.

    In connection with the proposed Interface transaction, Tumbleweed agreed to purchase an aggregate of $3.0 million of convertible subordinated promissory notes of Interface, pursuant to a convertible subordinated note purchase agreement dated June 28, 2000. At Tumbleweed's option, or upon the occurrence of certain other events, the notes are convertible into Interface common stock at an initial conversion price of $9.50 per share, subject to adjustment.

    Tumbleweed's capital requirements depend on numerous factors, including revenue generated from operations and market acceptance of its products and services, the resources devoted to the development of its products and services and the resources devoted to sales and marketing. Tumbleweed has experienced a substantial increase in capital expenditures and operating expenses since inception consistent with relocation and the growth in operations and staffing. Tumbleweed anticipate that these increases will continue for the foreseeable future. Additionally, Tumbleweed expects to make additional investments in technologies, and plans to expand its sales and marketing programs. Tumbleweed believes that its existing capital resources, including the proceeds to it from this offering, will enable it to maintain its current and planned operations for at least the next 12 months. However, Tumbleweed may need to raise funds prior to that time.

    Tumbleweed intends to continue to consider future financing alternatives, which may include the incurrence of indebtedness, additional public or private equity offerings or an equity investment by a strategic partner. However, other than the revolving credit and equipment loan facilities and the insurance premium financing arrangement, Tumbleweed has no present commitments or arrangements assuring it of any future equity or debt financing, and additional equity or debt financing may not be available to it on favorable terms, if at all. Tumbleweed is not aware of seasonal aspects of its business that will affect its business on a short or long-term basis.

YEAR 2000 COMPLIANCE

    Tumbleweed is not aware of any Year 2000 problems in any of its critical systems and products. However, the success to date of Tumbleweed's Year 2000 efforts cannot guarantee that a Year 2000 problem affecting third parties upon which it relies will not become apparent in the future that could harm its business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Tumbleweed transacts business in various foreign currencies. Accordingly, it is subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenue and operating expenses in the United Kingdom and Japan denominated in the respective local currency. To date, Tumbleweed has not entered into any derivative financial instruments or hedging activities.

    Tumbleweed currently does not use financial instruments to hedge operating expenses in the United Kingdom or Japan denominated in the respective local currency. Tumbleweed assesses the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

    Tumbleweed does not use derivative financial instruments for speculative trading purposes, nor does it hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates. Tumbleweed regularly reviews its hedging program and may as part of this review determine at any time to change its hedging program.

INTEREST RATE SENSITIVITY

    The primary objective of Tumbleweed's investment activities is to preserve principal while at the same time maximizing the income it receives from its investments without significantly increasing risk. Some of the securities that Tumbleweed has invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if Tumbleweed holds a security that was issued with a fixed rate equal to the then-prevailing interest rate and the prevailing interest rate later rises, the fair value of our investment will decline. To minimize this risk, Tumbleweed maintains its portfolio of cash equivalents in commercial paper and money market funds. In general, money market funds are not subject to market risk because the interest paid on these funds fluctuates with the prevailing interest rate.

    The following table presents the amounts of Tumbleweed's cash equivalents that are subject to market risk by range of expected maturity and weighted-average interest rates as of March 31, 2000. This table does not include money market funds because these funds are not subject to market risk.

                                 MATURING IN
                        -----------------------------
                        NINETY DAYS     NINETY DAYS       OVER                  FAIR
                          OR LESS       TO ONE YEAR     ONE YEAR    TOTAL      VALUE
                        ------------   --------------   --------   --------   --------
Included in cash and
  cash equivalents....    $16,887           None          None     $16,887    $16,887
Weighted-average
  interest rate.......       6.22%

FIXED INCOME INVESTMENTS

    Tumbleweed's exposure to market risks for changes in interest rates relates primarily to investments in money market funds and securities. Tumbleweed places its investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer.

    Tumbleweed's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents, investments with maturities between three and twelve months are considered to be short-term investments and investments with maturities in excess of twelve months are considered to be long-term investments. For the fiscal year ended December 31, 1999, the weighted average interest rate on the investment portfolio was approximately 5.5%

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting For Derivative Instruments And Hedging Activities. SFAS
No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, Tumbleweed has not entered into any derivative financial instruments or hedging activities.

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101. The SAB summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101, as amended by SAB No. 101B, and any resulting change in accounting principle that a registrant would have to report, is effective no later than the company's fiscal quarter ending December 31, 2000. Tumbleweed does not expect the application of SAB No. 101 to have a material effect on its financial position or results of operations, nor does it expect to report a change in accounting principles resulting from its application.

    In March 2000, FASB issued Financial Interpretation No. 44 ("FIN 44").
FIN 44 clarifies (a) the definition of employee for purposes of applying Accounting Principles Board ("APB") Opinion 25, Accounting For Stock Issued To Employees, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Tumbleweed does not expect the application of FIN 44 to have a material effect on its financial position or results of operations.

                             TUMBLEWEED MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The information table sets forth certain information with respect to Tumbleweed's directors and executive officers as of March 31, 2000:

NAME                                 TITLE                                                AGE
----                                 -----                                              --------
Jeffrey C. Smith...................  Chairman, President and Chief Executive Officer       33
Pehong Chen........................  Director                                              41
Timothy C. Draper(2)...............  Director                                              41
Eric J. Hautemont(1)...............  Director                                              34
Kenneth R. Klein...................  Director                                              40
David F. Marquardt(1)..............  Director                                              50
Standish H. O'Grady(2).............  Director                                              39
Jean-Christophe D. Bandini.........  Chief Technical Officer                               36
Joseph C. Consul...................  Chief Financial Officer and Vice                      40
                                     President--Finance
Kerry S. Champion..................  Senior Vice President--Product Development            37
Shomit A. Ghose....................  Senior Vice President--Operations                     38
Bernard J. Cassidy.................  Vice President, General Counsel and Secretary         45
Michael J. Earhart.................  Vice President--Corporate Marketing                   35
Donald R. Gammon...................  Vice President--North American Sales                  54
Mark R. Pastore....................  Vice President--Corporate Development                 33
Donald N. Taylor...................  Vice President--International Sales                   46
Shinji Eura........................  President--Tumbleweed Communications, K.K.            64

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

--------------------------------------------------------------------------------

    JEFFREY C. SMITH, President and Chief Executive Officer and Chairman of the Board of Directors, is responsible for strategic planning and business development. Before founding Tumbleweed in June 1993, Mr. Smith held various senior positions in research and development with the following firms: Frame Technology from January 1991 to June 1993; Aeon Corp. from January 1990 to January 1991; Hewlett Packard from June 1988 to June 1989; and IBM Scientific Research Center in Palo Alto from June 1987 to June 1988. Mr. Smith served as a lecturer in Software Engineering at Stanford University in 1988 and 1989.
Mr. Smith holds a B.S. in Computer Science from Stanford University.

    PEHONG CHEN has been a Director of Tumbleweed since December 1999. Dr. Chen has been the Chairman of the Board, Chief Executive Officer, and President of Broadvision, Inc. since its incorporation in May 1993. From 1992 to 1993,
Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

    TIMOTHY C. DRAPER has been a Director of Tumbleweed since August 1996.
Mr. Draper is the Founder and Managing Director of Draper Fisher Jurvetson, formed in 1985. He currently serves on the boards of directors of PLX Technology, GoTo.com, and various private companies. Mr. Draper holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from Harvard Business School.

    ERIC J. HAUTEMONT has been a Director of Tumbleweed since October 1996.
Mr. Hautemont is Managing Director of Ridge Ventures LLC, a high technology venture fund dedicated to seed and early stage companies. Before starting Ridge Ventures in June 1998, Mr. Hautemont served as President of Fractal Design Corporation from June 1996 to January 1997. Before Fractal, Mr. Hautemont was co-founder, chairman and CEO of Ray Dream, Inc. from December 1989 to June 1996. He currently serves on the boards of directors of Xenote Corporation, Tincell Corporation and Luckysurf.com. Mr. Hautemont holds a M.Sc. in Computer Science and Applied Mathematics from Enseeiht, University of Toulouse, France.

    KENNETH R. KLEIN has been a Director of Tumbleweed since February 2000. Mr. Klein has been Chief Operating Officer of Mercury Interactive since February of 2000. Prior to that he served as President, North American Operations from July 1998 to February 2000. From April 1995 to July 1998 he served as Vice President of North American Sales. From May 1992 to March 1995, he served as the Company's Western Area Sales Director. From March 1990 to May 1992, Mr. Klein served as Regional Sales Manager for Interactive Development Environments, a CASE tool company. Prior to that Mr. Klein served in a variety of engineering, sales and management roles in the software industry. Mr. Klein holds degrees in electrical engineering and biomedical engineering from the University of Southern California.

    DAVID F. MARQUARDT has been a Director of Tumbleweed since August 1997. Mr. Marquardt is a founding General Partner of August Capital, L.P., formed in 1995, and has been a General Partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since
August 1980. Mr. Marquardt is a director of Microsoft Corporation,
Netopia, Inc. and various privately held companies. Mr. Marquardt received a B.S. in Mechanical Engineering from Columbia University and an M.B.A. from Stanford Graduate School of Business.

    STANDISH H. O'GRADY has been a Director of Tumbleweed since August 1997.
Mr. O'Grady has been a Managing Director of H&Q Venture Associates, LLC, a venture capital firm, since its inception in July 1998. He previously served in various positions with Hambrecht & Quist Group's venture capital department since 1986, including Managing Director from 1994 to 1998. Earlier in his career, Mr. O'Grady was a process engineer with Intel Corporation. Mr. O'Grady is currently a director of various privately held companies. Mr. O'Grady holds a B.S.E. degree in Chemical Engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

    JEAN-CHRISTOPHE D. BANDINI, Chief Technical Officer, serves as Tumbleweed's primary technical architect and oversees product development. Before founding Tumbleweed in 1993, Mr. Bandini was a Senior Software Engineer at Frame Technology from March 1991 to January 1993. Mr. Bandini's industry experience also includes engineering positions at Oracle from August 1989 to February 1991 and at IBM from March 1986 to October 1986. Mr. Bandini holds an Engineering Degree from Ecole Centrale Paris, and an M.S. in Computer Science from Stanford University.

    JOSEPH C. CONSUL, Chief Financial Officer and Vice President--Finance, is responsible for finance, administration, legal and human resources at Tumbleweed. Before joining Tumbleweed in June 1997, Mr. Consul was Vice President, Operations for Fractal Design Corporation from May 1996 to May 1997. From November 1991 to May 1996, Mr. Consul served as Vice President, Finance and Administration, CFO for Ray Dream, Inc. Mr. Consul has also held senior financial management positions at XA Systems Corporation from December 1989 to November 1991 and at Adobe Systems Corporation from February 1987 to
November 1989. Mr. Consul received his M.B.A. from the University of Southern California, his B.S. from San Jose State University and is a licensed C.P.A.

    KERRY S. CHAMPION, Senior Vice President--Product Development, is responsible for all aspects of engineering, including development, quality assurance, documentation and information systems. Before joining Tumbleweed in March 1998, Mr. Champion served as Director of Engineering at Zentek

Technology from January 1997 to December 1997 and served as a Senior Director of Engineering at BroadVision, Inc. from September 1995 to October 1996.
Mr. Champion was one of the initial members of the Gain Technology engineering team from June 1989 to September 1995. Mr. Champion holds a B.S. in Business Administration, with a concentration in Quantitative Methods, from San Francisco State University.

    SHOMIT A. GHOSE, Senior Vice President--Operations, is responsible for consulting services, customer support, marketing and company alliances. Before joining Tumbleweed in November 1998, Mr. Ghose served as Vice President of Engineering and Marketing at Caresoft, Inc. from March 1998 through November 1998 and as Vice President of Marketing at Sky Stream Corp. from October 1997 through February 1998. Mr. Ghose served as Vice President of Worldwide Consulting at BroadVision, Inc. from June 1995 through October 1997 and as Senior Director, Business Development, at nCUBE from April 1990 through
June 1995. Mr. Ghose was an engineer at Sun Microsystems, Inc., from
January 1986 to January 1989 and at Metaphor Computer Systems, a company later acquired by IBM, from February 1983 to January 1986. Mr. Ghose holds a B.A. in Computer Science from the University of California at Berkeley.

    BERNARD J. CASSIDY, Vice President, General Counsel and Secretary, is responsible for the corporate and legal affairs of Tumbleweed. Before joining Tumbleweed in May 1999, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School.

    MICHAEL J. EARHART, Vice President--Corporate Marketing, is responsible for all aspects of marketing, including strategic planning, positioning, industry relations and demand creation. Before joining Tumbleweed in June 1998, Mr. Earhart served as Director of Marketing at Fabrik Communications from July 1996 to June 1998. He has also served as Business Development Director for Server Technologies at Oracle from February 1995 to July 1996, and held various management and strategic marketing positions at Hewlett-Packard from 1987 to 1995. Mr. Earhart holds a B.A. in Economics from the University of California at Santa Barbara.

    DONALD R. GAMMON, Vice President--North American Sales, is responsible for revenue and customer relationships in North America. Before joining Tumbleweed in February 1999, Mr. Gammon served as Executive Vice President of PostX Corporation from May 1997 to December 1998. He has also held senior management positions at the following firms: Interlink Computer Sciences from July 1994 to May 1997; Interactive Systems from November 1987 to April 1999; Inference Corporation from December 1984 to October 1987; and Metier Management Systems from July 1981 to November 1984. Mr. Gammon holds a B.S. in Management/Marketing from Oklahoma State University.

    MARK R. PASTORE, Vice President--Corporate Development, is responsible for strategic technology and marketing and sales alliances. Over the course of Mr. Pastore's tenure at Tumbleweed, he has been responsible for finance and operations, business development, and strategic planning and alliances. Before joining Tumbleweed in September 1993, Mr. Pastore held various strategic marketing and finance positions at Sun Microsystems, Inc. from March 1991 to August 1993. Mr. Pastore holds a B.S. in Values, Technology, Science, and Society from Stanford University.

    DONALD N. TAYLOR, Vice President--International, is responsible for Tumbleweed's international sales organization, including our sales teams in Europe and Japan. Before joining Tumbleweed in January 1999, Mr. Taylor gained extensive experience in international marketing, sales, and operations, through a number of senior executive positions at the following firms: Prism Solutions from August 1995 to October 1998; Oracle from January 1994 to July 1995; Sun Microsystems from November 1991 to December 1993; Netwise from October 1989 to September 1991; and Ingres from January 1987 to August 1989. Mr. Taylor holds a B.A. in History from Williams College.

    SHINJI EURA, President--Tumbleweed Communications, K.K., is responsible for the general management of our Japanese subsidiary. Before joining Tumbleweed in August 1998, Mr. Eura worked from July 1994 to August 1998 at DynaLab Japan Co., where he most recently served as a Director of Business Development. From April 1993 to June 1994, Mr. Eura served as a General Manager at I.S.T. Co. From April 1991 to March 1993, Mr. Eura served as President of System Bank Corporation. From March 1990 to March 1991, Mr. Eura served as Executive Management Director of NIHON UNISYS. Mr. Eura holds a B.S. in Statistics from the Tokyo College of Science.

CLASSIFIED BOARD OF DIRECTORS

    Tumbleweed's certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of Tumbleweed's board of directors will be elected each year. Each of Jeffrey C. Smith, Dr. Pehong Chen and Kenneth R. Klein has been designated a Class I director whose term expires at the 2003 annual meeting of stockholders. Eric J. Hautemont and Timothy C. Draper have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. David F. Marquardt and Standish H. O'Grady have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders.

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of Tumbleweed's directors, officers or key employees.

BOARD COMMITTEES

    Tumbleweed has established an audit committee and a compensation committee. The audit committee reviews Tumbleweed's internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of its independent auditors, the scope of annual audits, fees to be paid to its independent auditors and the performance of its independent auditors. The audit committee consists of Messrs. Draper, Hautemont and O'Grady. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by Tumbleweed. The compensation committee also administers Tumbleweed's stock option and other employee benefit plans. The compensation committee consists of Messrs. Hautemont and Marquardt.

DIRECTOR COMPENSATION

    Tumbleweed reimburses our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of Tumbleweed. Tumbleweed currently does not pay fees to its directors for attendance at meetings or for their services as members of the board of directors.

    On October 15, 1996 and September 15, 1998, the board of directors granted options to purchase an aggregate of 18,000 and 42,000 respectively, shares of common stock to Mr. Hautemont at an exercise price per share of $0.50. On
May 27, 1999, the board of directors granted an option to purchase an aggregate of 60,000 shares of common stock to each continuing director at an exercise price per share of $12.00. On December 1, 1999, Dr. Chen was granted an option to purchase 15,000 shares pursuant to the automatic grant provisions to non-employee directors contained in the Plan at an exercise price per share of $39.75. Also on December 1, 1999 the Board of Directors granted Dr. Chen an option to purchase an additional 85,000 shares at an exercise price per share of $39.75. On February 29, 2000, Kenneth R. Klein was granted an option to purchase 15,000 shares pursuant to the automatic grant provisions to non-employee directors contained in the Plan at an exercise price per share of $71.50. Also on February 29, 2000 the Board of Directors granted Mr. Klein an option to purchase an additional 85,000 shares at an exercise price per share of $71.50, and on May 1, 2000 the Board of Directors granted Mr. Klein an option to purchase an additional 40,000 shares at an exercise price per share of $31.75.

    Each non-employee director elected to the board of directors for the first time will receive upon election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant as well as an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under Tumbleweed's 1999 Omnibus Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee of Tumbleweed serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Tumbleweed's board of directors or compensation committee.

EXECUTIVE COMPENSATION


    The following table indicates information concerning compensation of Tumbleweed's Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers") whose salary and bonus exceeded $100,000 for the year ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION                     LONG-TERM
                                       ---------------------------------------------   COMPENSATION AWARDS
                                                                           OTHER       -------------------
                                                                           ANNUAL          SECURITIES
NAME AND                                           SALARY     BONUS     COMPENSATION       UNDERLYING
PRINCIPAL POSITION                       YEAR       ($)        ($)          ($)            OPTIONS(#)
------------------                     --------   --------   --------   ------------   -------------------
Jeffrey C. Smith
  Founder, Chairman, President and
  Chief Executive Officer............    1999     142,708     14,375           --             60,000

Donald R. Gammon
  Vice President-North American
  Sales..............................    1999     150,167     71,277           --            205,000
Shomit A. Ghose
  Senior Vice President-Operations...    1999     177,876     61,380           --             90,000
Robert A. Krauss
  Vice President-Business
  Development........................    1999     125,500     83,619           --             42,000
Donald Taylor
  Vice President-International.......    1999     163,050    144,651       13,035            195,000


OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning grants of options to purchase Tumbleweed common stock made during the fiscal year ended December 31, 1999 to the named executive officers.

    In the fiscal year ended December 31, 1999, Tumbleweed granted options to purchase up to an aggregate of 2,503,500 shares to employees, directors and consultants. Most of these options were granted under Tumbleweed's 1993 stock option plan at exercise prices equal to the fair market value of its common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Most option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month for the next 36 months.

    The potential realizable values are based on an assumption that the price of Tumbleweed common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Tumbleweed's estimate of future stock price growth of the shares of its common stock.

    With respect to the named executive officers, the option agreements of Donald Gammon, Shomit Ghose and Donald Taylor provide for the acceleration of a portion of their stock options upon the occurrence of specified changes in control of Tumbleweed.

                                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                                                --------------------------                  AT ASSUMED ANNUAL RATE
                                                  PERCENT OF                               STOCK PRICE APPRECIATION
                                 NUMBER         TOTAL OPTIONS                                   FOR OPTION TERM
                              OF SECURITIES       GRANTED TO     EXERCISE                 ---------------------------
                               UNDERLYING         EMPLOYEES        PRICE     EXPIRATION
NAME                        OPTION GRANTED(#)   IN FISCAL YEAR   ($/SHARE)      DATE         5%($)           10%
----                        -----------------   --------------   ---------   ----------   ------------   ------------
Jeffrey C. Smith..........        60,000             2.4%          12.00        2009       $1,172,804     $1,827,495

Donald R. Gammon..........       195,000             7.8%           0.80        2009       $  254,108     $  404,624
                                  10,000             0.4%          22.00        2009       $  358,257     $  570,623

Shomit A. Ghose...........        10,000             0.4%           0.80        2009       $   13,031     $   20,750
                                  80,000             3.2%          22.00        2009       $2,866,855     $4,564,987

Robert A. Krauss..........        10,000             0.4%           0.50        2009       $    8,144     $   12,969
                                  20,000             0.8%           0.80        2009       $   26,062     $   41,500
                                  12,000             0.5%          12.00        2009       $  234,561     $  373,499

Donald N. Taylor..........       140,000             5.6%           0.50        2009       $  114,023     $  181,562
                                  30,000             1.2%           0.80        2009       $   39,093     $   62,250
                                  25,000             1.0%          22.00        2009       $  895,892     $1,426,558

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table describes for the named executive officers the exercisable and unexercisable options held by them as of December 31, 1999. No options were exercised by the named executive officers during the fiscal year ended December 31, 1999.

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                    SHARES                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                  ACQUIRED ON                 ---------------------------   ---------------------------
NAME                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Jeffrey C. Smith................          --           --            --         60,000              --      4,365,000

Donald R. Gammon................          --           --        36,978        168,022       3,104,303     13,893,447

Shomit A. Ghose.................          --           --        65,000        265,000       5,476,250     20,603,250

Robert A. Krauss................          --           --        54,373         67,627       4,580,925      5,553,574

Donald N. Taylor................          --           --            --        195,000              --     15,882,250

    The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $84.75 per share, the fair market value of Tumbleweed common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under Tumbleweed's 1993 stock option plan.

EMPLOYMENT AGREEMENTS

    Except as described below, Tumbleweed has not entered into employment agreements with its named executive officers, and their employment may be terminated at any time at the discretion of its board of directors.

    Effective January 7, 1999, Tumbleweed entered into an employment agreement with Donald Taylor. The agreement provides for a base salary of $185,000 per year, plus a bonus dependent upon the attainment of specified sales targets. The minimum guaranteed bonus is $6,000 for each of the first six months of employment. In addition, Mr. Taylor was granted options to purchase 140,000 shares of common stock. Mr. Taylor's employment is terminable without cause on six months prior written notice.

EQUITY INCENTIVE PLANS

    1993 STOCK OPTION PLAN

    The 1993 stock option plan was adopted by Tumbleweed's board of directors on September 30, 1993, and approved by its stockholders on the same date for the benefit of its officers, directors and consultants. This plan has been amended, most recently on August 3, 1999 to approve an additional 150,000 shares of common stock for issuance under this plan, and this amendment was concurrently approved by Tumbleweed's stockholders. This plan provides for the grant of incentive stock options and nonstatutory stock options. An aggregate of 3,768,500 shares of common stock is reserved for issuance under this plan. As of August 3, 1999, Tumbleweed had granted options to purchase an aggregate of 3,747,016 shares of common stock under this plan. Tumbleweed has not granted options under this plan since its initial public offering.

    In the event of certain mergers or consolidations of Tumbleweed, outstanding options will be assumed or similar options substituted. In the event outstanding options are not assumed or substituted for, these options will terminate if not exercised before the event. In the event of a dissolution or liquidation of Tumbleweed, outstanding options will terminate if not exercised before these events.

    1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 Omnibus Stock Incentive Plan was adopted by Tumbleweed's board of directors on May 27, 1999 and approved by its stockholders on June 22, 1999 for the benefit of its officers, directors, employees, advisors and consultants. This plan was amended with shareholder approval on May 15, 2000 to annually increase the total number of shares reserved for issuance under the plan. This plan now covers an aggregate of 4,381,500 shares of common stock, plus an annual increase to be added on the first day of its fiscal year beginning in 2001 equal to the lesser of (a) 2,000,000 shares or (b) five percent (5%) of the number of outstanding shares on the last day of the immediately preceding fiscal year. As of March 31, 2000, options to purchase an aggregate of 1,712,110 shares of common stock with a weighted-average exercise price of $40.43 were outstanding under this plan. This plan provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock and performance shares. An award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative. Under this plan, awards covering no more than 80% of the shares reserved for issuance under the plan may be granted to any participant in any one year.

    This plan is administered by the compensation committee, although it may be administered by either Tumbleweed's board of directors or any committee of its board of directors. The group authorized to administer the plan is sometimes referred to as the plan administrator. The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants who will receive awards and generally to determine the terms and conditions of those awards.

    Tumbleweed may issue two types of stock options under this plan: incentive stock options, which are intended to qualify under the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The option price of each incentive stock option granted under this plan must be at least equal to the fair market value of a share of common stock on the date the incentive stock option is granted.

    Stock appreciation rights and limited stock appreciation rights may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. A stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value of a share of common stock at the date of exercise over a specified price fixed by the plan administrator. A limited stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right may only be exercised within the 30-day period following a change in control.

    Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and preferred shares generally have all of the rights of a stockholder. During the deferral period, the deferred stock units may be credited with dividend equivalent rights, subject to the terms and conditions imposed by the plan administrator. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make adjustments to the terms of the plan. In particular, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, the plan outstanding awards and the exercise prices. In addition, the plan administrator, in its discretion, may terminate all awards with payment of cash or in-kind consideration.

    The terms of this plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of Tumbleweed's stockholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

    Each non-employee director elected to the board of directors for the first time will receive upon this election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant. These non-employee directors will also receive an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under this plan.

    2000 NSO INCENTIVE STOCK PLAN

    Our 2000 NSO Incentive Stock Plan was adopted by its board of directors on July 10, 2000. This plan qualifies as a "broadly based" plan for purposes of the rules promulgated by the National Association of Securities Dealers, Inc. This plan is for the benefit of Tumbleweed's officers, directors, employees, advisors and consultants and provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, restricted stock, deferred stock, and performance shares or any combination of the foregoing. An aggregate of 500,000 shares of common stock was reserved for issuance under this plan.

    This plan is administered by Tumbleweed's board of directors, although it may be administered by either its board of directors or any committee appointed by its board of directors. The plan administrator may interpret the plan and may prescribe, amend and rescind rules, make all other determinations necessary or desirable for the administration of the plan and generally to determine the terms and conditions of awards granted under the plan. Employees, advisors and consultants of Tumbleweed or of any parent or subsidiary (other than any officer or director of Tumbleweed or of any parent or subsidiary) and those individuals who first become an officer or director of Tumbleweed or of any parent or subsidiary following July 10, 2000, are eligible to receive awards under this plan.

    Tumbleweed may issue non-qualified stock options, or NSOs, under the plan. The stock options granted under the plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. The option price of each stock option granted under the plan must be at least equal to the par value of a share of common stock on the date the stock option is granted.

    Stock appreciation rights, or SARs, may be granted under the plan either alone or in conjunction with all or part of any stock option granted under the plan. An SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator.

    Restricted stock, deferred stock and performance shares may be granted under the plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and preferred shares generally have all of the rights of a stockholder. With respect to deferred stock, during the deferral period, subject to the terms and conditions imposed by the plan administrator, the deferred stock units may be credited with dividend equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting Tumbleweed stock, the plan administrator, in its sole discretion, will make equitable substitution or proportionate adjustments in (i) the aggregate number of shares of Tumbleweed stock reserved for issuance under the plan, (ii) the kind, number and option price of shares of Tumbleweed stock subject to outstanding stock options granted under the plan and (iii) the kind, number and purchase price of shares of Tumbleweed stock subject to outstanding awards of restricted stock, deferred stock and performance shares granted under the plan. In connection with any event described in this paragraph, the plan administrator may provide, in its sole discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

    The terms of the plan provide that the plan administrator may amend, suspend or terminate the plan at any time. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent. The plan will terminate on July 10, 2010.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted Tumbleweed's 1999 employee stock purchase plan, which was approved by its board of directors on May 27, 1999 and approved by its stockholders on June 25, 1999, which allows eligible employees to purchase its common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under this plan for each fiscal year occurring during the term of the plan.

    This plan will be administered by Tumbleweed's board of directors, or a specifically designated committee of the board of directors, which group is sometimes referred to as the plan administrator. The plan administrator may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan, subject to the provisions of the plan.

    This plan contains offering periods that commence on the first trading day on or after May 15 and November 15 of each year and end on the last trading day before the commencement of the next offering period. Employees are eligible to participate if they are employed by Tumbleweed or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under this plan if the employee

    - immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Tumbleweed capital stock, or

    - holds rights to purchase stock under any of Tumbleweed employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

    This plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary, exclusive of any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any of Tumbleweed's employee plans. The maximum number of shares an employee may purchase during a single offering period is 2,500 shares.

    Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under this plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may end their participation in this plan at any time during an offering period. In that event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with Tumbleweed.

    Rights granted under this plan are not transferable by an employee other than by will or the laws of descent and distribution. This plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of Tumbleweed common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. This plan will terminate in 2009. Tumbleweed's board of directors have the authority to amend or terminate this plan, except that no amendment or termination may adversely affect any outstanding rights under this plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Tumbleweed's certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to Tumbleweed or its stockholders;

    - for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware law; or

    - for any transaction from which the director derives an improper personal benefit.

    Tumbleweed's certificate of incorporation and bylaws further provide for the indemnification of its directors and officers to the fullest extent permitted by
Section 145 of the Delaware law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tumbleweed under the foregoing provisions, or otherwise. Tumbleweed has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Tumbleweed has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its charter and bylaws. These agreements, among other things, provide for indemnification of Tumbleweed's directors and executive officers for expenses, judgements, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a directors or executive officer or at Tumbleweed's request. Tumbleweed believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Tumbleweed was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Tumbleweed our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

    - compensation arrangements, which are described above; and

    - the transactions described below.

    SERIES C PREFERRED STOCK FINANCING ROUND. In February and May 1999, Tumbleweed sold shares of Series C preferred stock, at a purchase price of $3.58 per share, to the following investors, among others:

    - 3,914,989 shares of Series C preferred stock to Hikari Tsushin, Inc.;

    - 1,118,569 shares of Series C preferred stock to United Parcel Service General Services Co.;

    - 165,093 shares of Series C preferred stock to August Capital, L.P.;

    - 154,351 shares of Series C preferred stock to Draper Fisher Associates Fund III, or to entities affiliated with it; and

    - 112,159 shares of Series C preferred stock to Adobe Ventures II, L.P.

    SERIES B PREFERRED STOCK FINANCING ROUND. In August and September 1997, Tumbleweed sold shares of Series B preferred stock, at a purchase price of $1.99 per share, to the following investors, among others:

    - 1,762,336 shares of Series B preferred stock to August Capital, L.P.

    - 427,996 shares of Series B preferred stock to Draper Fisher Associates Fund III.

    - 1,258,812 shares of Series B preferred stock to Adobe Ventures II, L.P.

    - 12,588 shares of Series B preferred stock to Jeffrey C. Smith, Tumbleweed's President and Chief Executive Officer, and Chairman of its board of directors.

    Hikari Tsushin, Inc. is a 5% or greater shareholder of us. In August 1999, in connection with Tumbleweed's initial public offering, Hikari was allocated and purchased 400,000 shares of its common stock at $12.00 per share.

    HIKARI LICENSE AGREEMENT. On March 31, 1999, Tumbleweed entered into a one-year license and distribution agreement with Hikari Tsushin, Inc. Between March 31, 1999 and August 31, 1999, Tumbleweed recognized approximately $769,700 of revenue which was associated with the perpetual license fee, transaction fees and distribution rights and which was paid by Hikari to Tumbleweed KK, at that time a wholly-owned Japanese subsidiary of Tumbleweed.

    CHANGES IN OWNERSHIP OF SUBSIDIARY. On August 31, 1999, Tumbleweed KK sold 200 shares of its common stock, representing a 50% ownership interest in Tumbleweed KK, to Hikari for Y350,000,000 (which approximated $3.2 million as of August 31, 1999). Following Hikari's investment, Hikari and Tumbleweed had equal board representation in Tumbleweed KK. On May 15, 2000, Tumbleweed repurchased from Hikari 5% of the outstanding stock of Tumbleweed KK, for a price of Y70,000,000 (which approximated $700,000 as of May 15, 2000).

    LEGAL COUNSEL. Gregory C. Smith, a brother of Jeffrey C. Smith (the President, Chief Executive Officer and Chairman of the Board of Directors of Tumbleweed), is a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which began providing legal services to Tumbleweed in July 1998 and is advising Tumbleweed on the merger. Before that time, Gregory Smith was a partner of the law firm of Cooley Godward LLP, which provided legal services to Tumbleweed as well. During the year ended December 31, 1999, the total fees paid to Skadden, Arps was approximately $1.1 million. The total fees paid to Skadden, Arps in 1998 was $11,281. The total fees paid to Cooley Godward in 1998 and 1997 were $326,442 and $174,515 respectively. Gregory Smith acted as Secretary of Tumbleweed during 1997, 1998 and part of 1999.


    INVESTMENT BANKING. Curtis H. Smith, a brother of Jeffrey C. Smith (the President, Chief Executive Officer and Chairman of the Board of Directors of Tumbleweed), is a Vice President at Credit Suisse First Boston, the lead underwriter of Tumbleweed's public offering completed on August 1, 2000 and financial advisor to Tumbleweed in connection with the acquisition of Worldtalk. Previously, Curtis H. Smith was an Associate at ING Barings, a co-manager in Tumbleweed's initial public offering. Credit Suisse First Boston received a customary portion of the aggregate discount and commissions of Tumbleweed's proposed public offering, as set forth on the cover page of that prospectus, and ING Barings received a customary portion of the aggregate discounts and commissions in the initial public offering, as set forth on the cover page of that prospectus. Credit Suisse First Boston received a customary fee of approximately $3 million in connection with the Worldtalk acquisition.



    INVESTORS' RIGHTS AGREEMENT. Tumbleweed has entered into an investors' rights agreement with all of the purchasers of preferred stock, its founders and certain persons or entities which acquired shares of its common stock in connection with its acquisition of Worldtalk. The agreement provides for registration rights in favor of such persons. Tumbleweed entered into a similar agreement to further indemnify selling stockholders, including Jeffrey C. Smith, Jean-Christophe D. Bandini and Hikari Tsushin, Inc., in its public offering completed August 1, 2000 for liabilities that might arise under the underwriting agreement of the offering. Prior to the public offering Hikari Tsushin beneficially owned more than 5% of Tumbleweed's common stock.


    INDEMNITY AGREEMENTS. Tumbleweed has entered into indemnity agreements with each of its officers and directors.

                      PRINCIPAL STOCKHOLDERS OF TUMBLEWEED

    The following table sets forth certain information with respect to beneficial ownership of Tumbleweed common stock by:

    - Each person or entity who beneficially owns more than 5% of Tumbleweed common stock;

    - Each of Tumbleweed's named executive officers;

    - Each of Tumbleweed's directors; and

    - All executive officers and directors as a group.

    Information with respect to beneficial ownership has been furnished by each director, officer, selling stockholder, or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Tumbleweed Communications Corp., 700 Saginaw Drive, Redwood City, California 94063. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who posses sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.


    Percentage ownership calculations are based on 27,770,104 shares of common stock outstanding as of June 30, 2000 after giving effect to Tumbleweed's public offering completed August 1, 2000.



                                                 NUMBER                  PERCENT
                                                OF SHARES               OF SHARES
BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)        OUTSTANDING
----------------                          ---------------------       --------------
FMR Corp................................        2,790,800(2)               10.6
  82 Devonshire Street
  Boston, Massachusetts 02109

Jeffrey C. Smith........................        1,767,031(3)(4)             6.3
Jean-Christophe D. Bandini..............        1,898,580                   6.8
Donald N. Taylor........................           27,820(4)                  *
Shomit A. Ghose.........................           72,324(4)                  *
Donald R. Gammon........................           87,794(4)(5)               *
Robert A. Krauss........................           39,206(4)                  *
Pehong Chen.............................           15,000(4)                  *
Kenneth Klein...........................           15,000(4)                  *
Tim Draper..............................          382,219(4)(6)             1.3
Eric Hautemont..........................           58,241(4)                  *
David Marquardt.........................          308,544(4)                1.1
Standish O'Grady........................          129,865(4)(7)               *
Executive officers and directors as a
  group (18 persons)....................        5,559,424(8)               18.9


------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Tumbleweed believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.



(2) Excludes 700,000 shares which Tumbleweed believes FMR Corp. acquired in Tumbleweed's public offering completed August 1, 2000.



(3) Includes 260,000 shares held by the Jeffrey C. Smith 1999 Annuity Trust. Mr. Smith is the sole trustee of the trust.



(4) The following table indicates those people whose total number of beneficially owned shares include shares subject to options exercisable within 60 days of June 30, 2000:



                                                              SHARES SUBJECT
                                                                TO OPTIONS
                                                              --------------
Jeffrey C. Smith............................................      15,000
Donald N. Taylor............................................      21,041
Shomit A. Ghose.............................................      72,041
Donald R. Gammon............................................      73,125
Robert A. Krauss............................................      34,706
Pehong Chen.................................................      15,000
Kenneth Klein...............................................      15,000
Tim Draper..................................................      15,000
Eric Hautemont..............................................      38,125
David Marquardt.............................................      15,000
Standish O'Grady............................................      15,000



(5) Includes 500 shares held by Donald R. Gammon; 500 shares held by Bonnie I. Gammon; 500 shares held by Erin A. Gammon; and 500 shares held by Morgan L. Gammon.



(6) Includes 159,858 Shares held by Draper Associates, L.P. Voting and dispositive power over the shares is held by all the general partners of Draper Fisher Jurvetson. Mr. Draper is Managing Director at Draper Fisher Jurvetson and as such may be deemed to share voting and investment power with respect to these shares. However, Mr. Draper disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest arising from his interest in these entities.



(7) Voting and dispositive power over the 21,834 shares held by H&Q Tumbleweed Investors, L.P. is held by all members of H&Q Adobe Venture Management II, LLC Voting and dispositive power over 6,883 shares held by H&Q Adobe Venture Management II, LLC is held by all its members. Mr. O'Grady is a member of H&Q Venture Associates, L.L.C. and may be deemed to share voting and investment power with respect to these shares. However, Mr. O'Grady disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in these entities.



(8) Includes shares issuable upon the exercise of stock options exercisable within 60 days of June 30, 2000.


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                    DESCRIPTION OF TUMBLEWEED CAPITAL STOCK

    Tumbleweed's certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes information regarding Tumbleweed capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, Tumbleweed's certificate of incorporation and its bylaws.

COMMON STOCK

    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of Tumbleweed's securities. In the event of any liquidation, dissolution or winding-up of Tumbleweed's affairs, holders of common stock will be entitled to share ratably in its assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which Tumbleweed may issue in the future.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. Tumbleweed cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of Tumbleweed without further action by the stockholders.

    Upon the consummation of this offering, no shares of preferred stock will be outstanding, and Tumbleweed has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Some of Tumbleweed's stockholders have rights with respect to the registration of their shares under the Securities Act of 1933, as amended. Under the terms of the agreements providing registration rights, if Tumbleweed proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. These registration rights have been waived with respect to this offering. Holders of these rights may also require Tumbleweed to file a registration statement under the Securities Act at its expense with respect to their shares of common stock, and Tumbleweed is required to use its best efforts to effect this registration, subject to conditions and limitations. Furthermore, stockholders with

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registration rights may require Tumbleweed to file additional registration statements on Form S-3, subject to conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW

    Tumbleweed is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - before the date of the business combination, the transaction is approved by the board of directors of the corporation,

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock, or

    - on or after the date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Tumbleweed's board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    Equiserve L.P. will serve as Transfer Agent and Registrar for Tumbleweed common stock. Its phone number is (781) 575-2000.

LISTING

    Tumbleweed common stock has been approved for quotation and trading on the Nasdaq Stock Market's National Market under the trading symbol "TMWD."

                                     MAIZE

    Maize Acquisition Sub, Inc. is a newly formed wholly-owned subsidiary of Tumbleweed, incorporated in Delaware on June 19, 2000 for the sole purpose of effecting the transactions contemplated by the Merger Agreement. Prior to the consummation of the merger, Maize will not engage in any activity other than activities related to the transactions contemplated by the Merger Agreement. Maize's principal executive offices are located at 700 Saginaw Drive, Redwood City, California 94063, and its telephone number is (650) 216-2000.

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                       COMPARATIVE RIGHTS OF STOCKHOLDERS

    Tumbleweed is incorporated under the laws of the State of Delaware. Interface is incorporated under the laws of the State of Michigan. As a result of the Merger, holders of Interface common stock will become stockholders of Tumbleweed and the rights of all such former Interface shareholders will thereafter be governed by the Amended Restated Certificate of Incorporation of Tumbleweed, or the Tumbleweed certificate, the Tumbleweed bylaws and Delaware law. The rights of the holders of Interface common stock are currently governed by the Interface Articles of Incorporation, as amended, or the Interface articles, Interface bylaws and Michigan law. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Tumbleweed and shareholders of Interface, sets forth some of the differences between Delaware law and Michigan law, the Tumbleweed certificate and the Interface articles and between the Tumbleweed bylaws and the Interface bylaws. This summary is qualified in its entirety by reference to the full text of each of those documents and Delaware law and Michigan law. For information as to how such documents may be obtained, see "Where You Can Find More Information."

CLASSIFIED BOARD OF DIRECTORS

    Delaware law and Michigan law provide that a corporation's board of directors may be divided into various classes with staggered terms of office. The Tumbleweed certificate provides for classified boards. Pursuant to the Tumbleweed certificate, the board of directors are divided into three classes of directors, with each class consisting of one-third of the total number of directors, with any remaining directors to be included in such group or groups as the board of directors designates. One class of directors is elected each year for a three-year term. The Interface certificate does not provide for classified boards.

    Classification of directors has the effect of making it more difficult for stockholders to change the composition of the boards of directors. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in the majority of the boards of directors. A delay like this may help ensure that directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, have sufficient time to review the proposal, as well as any available alternatives to the proposal, and to act in what they believe to be the best interests of the stockholders.

    The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Tumbleweed, even though such a transaction could be beneficial to Tumbleweed, or its stockholders. The classification of the board of directors might also increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS

    Under Delaware law and Michigan law, unless a corporation's certificate or articles of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate or articles of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If the certificate or articles of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

    The Tumbleweed certificate provides that the number of directors will be fixed by the Tumbleweed board of directors, but in no event will be less than one nor more than ten. The authorized number of directors for the Tumbleweed board of directors currently is seven.

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    Interface's bylaws provide that the board of directors shall consist of not less than 3 nor more than 12 directors. The number of directors on the Interface board of directors is currently six.

REMOVAL OF DIRECTORS; FILLING VACANCIES

    Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Tumbleweed certificate provides that subject to the rights, if any, of the holders of shares of preferred stock and provided that Tumbleweed is not subject to Section 2115 of the California General Corporation Law, or the CGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of Tumbleweed's outstanding capital stock entitled to vote generally in the election of directors. During such time or times that Tumbleweed is subject to Section 2115(b) of the CGCL, the board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of stockholders or, if greater, the number of directors for whom removal is being sought, were then being elected. Whenever the holders of any one or more classes or series of preferred stock issued by Tumbleweed shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Tumbleweed certificate.

    The Tumbleweed certificate provides that any vacancy occurring in the Tumbleweed board of directors for any reason other than an increase in the number of directors may be filled by a majority of the remaining members of the Tumbleweed board of directors, even if less than a quorum, or by a sole remaining director. Any vacancy occurring by reason of an increase in the number of directors may only be filled by action of a majority of the Tumbleweed board of directors provided that a quorum is present.

    Under Michigan law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The vote for removal must be by a majority of shares entitled to vote at an election of directors except that the articles of incorporation may require a higher vote for removal without cause. Unless otherwise limited by the articles of incorporation, a vacancy resulting from an increase in the number of directors, may be filled by the shareholders or directors. If the directors remaining in office constitute fewer than a quorum, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

    Interface's articles of incorporation provide that any director or the entire board of directors may be removed, but only for cause, and only by the affirmative vote of holders of a majority of the outstanding shares then entitled to vote at an election of directors given at a meeting specifically called for that purpose. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Under Delaware law, unless otherwise provided for in a corporation's certificate of incorporation, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by stockholders of the corporation having

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not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    The Tumbleweed certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent of stockholders. The Tumbleweed bylaws provide that special meetings of stockholders can be called only by the Chairman of the board of directors, Tumbleweed board of directors or a committee of the Tumbleweed board of directors. Stockholders are not permitted to call a special meeting or to require that the Tumbleweed board of directors call a special meeting of stockholders. As a result of the foregoing provisions, a stockholder may not force stockholder consideration of a proposal over the opposition of the Chairman of the board of directors and the Tumbleweed board of directors by calling a special meeting of stockholders prior to the time the Chairman of the board of directors, the Tumbleweed board of directors or a committee of the Tumbleweed board of directors believes such consideration to be appropriate.

    Under Michigan law, the articles of incorporation may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken are signed by the holders of outstanding shares having not less than a minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to take the corporate action were presented and voted. The Interface articles of incorporation do not provide for such action.

    Interface's bylaws provide that action required or permitted at any meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if all the shareholders entitled to vote consent in writing. Additionally, Interface's bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the board of directors, the Chairman of the board or the President.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Tumbleweed bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before a meeting of stockholders of Tumbleweed, which we refer to as the Tumbleweed stockholder notice procedure.

    The Tumbleweed stockholder notice procedure provides that only persons who are nominated at the direction of the Tumbleweed board of directors, by any nominating committee or person appointed by the Tumbleweed board of directors, or by a stockholder who has given timely written notice to the Secretary of Tumbleweed prior to the meeting at which directors are to be elected, will be eligible for election as a director of Tumbleweed. The Tumbleweed stockholder notice procedure provides that at an meeting only such business may be conducted as has been brought before the meeting by or at the direction of the Tumbleweed board of directors or by a stockholder who has given timely written notice to the Secretary of Tumbleweed of such stockholder's intention to bring such business before such meeting. Under the Tumbleweed stockholder notice procedure, to be timely, notice of stockholder nominations must be received by Tumbleweed:

    - in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and

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    - in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    To be timely, notice of stockholder proposals must be received by Tumbleweed not less than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    Under the Tumbleweed stockholder notice procedure, a stockholder's notice to Tumbleweed proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the proposed nominee, the class and number of shares of stock of Tumbleweed which are beneficially owned by the proposed nominee, the principal occupation of the proposed nominee and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. Under the Tumbleweed stockholder notice procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Tumbleweed beneficially owned by such stockholder, any material interest of such stockholder in the business so proposed and a representation that the stockholder intends to appear at the meeting in person or by proxy. If the nomination or business was not brought before the meeting in accordance with the Tumbleweed stockholder notice procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by stockholders, the Tumbleweed stockholder notice procedure affords the Tumbleweed board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Tumbleweed board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Tumbleweed stockholder notice procedure provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Tumbleweed board of directors, provides the Tumbleweed board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Tumbleweed board of director's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of any such business.

    The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Tumbleweed and its stockholders.

    The Interface bylaws also establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of shareholders of Interface.

    For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary and such

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other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of Interface not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Interface.

    This shareholder's notice must set forth:

    - as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

    - as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

    - as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such shareholder, as they appear on Interface's books, and of such beneficial owner, and the class and number of shares of Interface that are owned beneficially and held of record by such shareholder and such beneficial owner.

    In the event that the number of directors to be elected to the board of directors of Interface is increased and there is no public announcement by Interface naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by Interface.

AUTHORIZED CAPITAL STOCK

    Delaware law and Michigan law require that a corporation's certificate or articles of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The authorized capital stock of Tumbleweed consists of 100,000,000 shares of Tumbleweed common stock, par value $0.001 per share, and 10,000,000 shares of Tumbleweed preferred stock, par value $0.001 per share. The authorized capital stock of Interface consists of 25,000,000 shares of Interface common stock, no par value.

VOTING RIGHTS

    The holders of Tumbleweed common stock are entitled to one vote for each share held on all matters and, except as otherwise provided in Tumbleweed's certificate with respect to the Tumbleweed preferred stock, will have the exclusive right to vote for the election of directors and for all other purposes.

    The holders of Interface common stock are entitled to one vote for each share held on all matters.

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PREFERRED STOCK

    Pursuant to the Tumbleweed certificate, the Tumbleweed board of directors is authorized to provide for the issuance of shares of Tumbleweed preferred stock, in one or more classes or series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

    The Interface articles of incorporation do not authorize Interface to issue shares of preferred stock.

    Tumbleweed believes that the ability of the board of directors to issue one or more series of preferred stock provides Tumbleweed with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise.

    Although neither board of directors has any intention at the present time of doing so, it could issue a series of Tumbleweed preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The boards of directors will make any determination to issue such shares based on their judgments as to the best interests of Tumbleweed or Interface and their respective stockholders. The boards of directors, in so acting, could issue preferred stock having terms that discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some of the stockholders might believe to be in the stockholders' best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF THE CERTIFICATE AND ARTICLES OF INCORPORATION AND BYLAWS

    Delaware law allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under Delaware law, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by Delaware law and the provision of the certificate of incorporation requiring such greater vote also provide that such provision cannot be altered, amended or repealed except by such greater vote.

    Under Delaware law, the power to adopt, amend or repeal a corporation's by-laws resides with the stockholder entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation.

    The Tumbleweed certificate contains no provisions requiring a vote greater than that specified by Delaware law to amend the Tumbleweed certificate. The Tumbleweed certificate provides that the Tumbleweed board of directors is expressly authorized to adopt, alter and repeal the Tumbleweed bylaws. The affirmative vote of at least a majority of the Tumbleweed board of directors shall be

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required to adopt, alter or repeal the Tumbleweed bylaws. The Tumbleweed bylaws may also be adopted, altered and repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors.

    Under Michigan law, a corporation may amend its articles of incorporation if the amendment contains only provisions that might lawfully be contained in the original articles of incorporation filed at the time of making the amendment. Unless the articles of incorporation provide otherwise, the board may adopt certain amendments to the corporation's articles of incorporation without shareholder action. Other amendments of the articles of incorporation must be approved by shareholder action. Notice of a meeting setting forth the proposed amendment or a summary of the changes to be effected by the proposed amendment shall be given to each shareholder of record entitled to vote on the proposed amendment within the time and in the manner provided by Michigan law for giving notice of meetings of shareholders. The proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment and, in addition, if any class or series of shares is entitled to vote on the proposed amendment as a class, the affirmative vote of a majority of the outstanding shares of each such class or series. If the amendment would increase or decrease the aggregate number of authorized shares of the class, or alter or change the powers, preferences or special rights of the shares of the class or other classes so as to affect the class adversely, the holders of the outstanding shares of the class may vote as a class upon the proposed amendment, whether or not entitled to vote by the articles of incorporation. If a proposed amendment would alter or change the powers, preferences or special rights of a class so as to affect adversely one or more series of a class, but not the entire class, then only the shares of the one or more series affected by the amendment shall as a group be considered a single class.

    Michigan law provides that the shareholders or the board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw shall not be altered or repealed by the board.

    The Interface articles provide that the shareholders shall not have the right to amend or repeal any or all provisions of the bylaws, unless so adopted by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of stock generally entitled to vote in the election of directors.

BUSINESS COMBINATIONS

    Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written

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      consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Except as specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of any such person.

    Under certain circumstances, Section 203 of the Delaware General Corporation Law may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

    The Tumbleweed certificate does not exclude Tumbleweed from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring a corporation to negotiate in advance with the corporation's board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

    Chapter 7A of the Michigan Business Corporation Act provides that business combinations between covered Michigan business corporations, or their subsidiaries and an interested shareholder or its affiliate can be consummated only if approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two-thirds of the votes of each class of stock other than voting shares beneficially owned by the interested shareholder or its affiliate or associate, unless five years have elapsed after the person involved became an interested shareholder and unless certain fair price and other conditions are satisfied. The board of directors may exempt business combinations with a particular interested shareholder by resolution adopted prior to the time the interested shareholder attained that status.

    Under Michigan law, an interested shareholder is defined as the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, or an affiliate of the corporation which was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation within the preceding two years.

    Chapter 7B of the Michigan Business Corporation Act provides that, "control shares" of a corporation subject to Chapter 7B that are acquired in a control share acquisition have no voting rights except as granted by the corporation. "Control shares" are shares that, when added to all shares previously owned by a stockholder, increase such stockholder's voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of the corporation. A control share acquisition must be approved by a majority of the votes cast by the corporation's shareholders entitled to vote, excluding shares owned by the acquirer and certain officers and directors.

    Chapters 7A and 7B of the Michigan Business Corporation Act, like the anti-takeover provisions under Delaware Law, may discourage persons seeking to acquire control of a corporation from proceeding without negotiating the terms of such acquisition with the Board of Directors.


    The Interface articles of incorporation do not exclude the restrictions imposed under Michigan law with regard to business combinations.

LIMITATION OF LIABILITY OF DIRECTORS

    Delaware law and Michigan law permit a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. The Tumbleweed certificate includes such a provision to the maximum extent permitted by law. The Interface certificate contains an analogous provision.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law and Michigan law permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware law provides that a corporation may advance expenses of defense, upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate, and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred.

    Michigan law has a similar provision that provides expenses incurred by a person in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding, upon written affirmation of the person's good faith belief that the person has met the applicable standard of conduct set forth in the bylaws and a written undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation. A director need not affirm a good faith belief that the director has met the applicable standard of conduct if the articles of incorporation include a provision eliminating or limiting the liability of a director, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Michigan Corporation Business Act Section 551 or intentionally violated a criminal law. Delaware and Michigan both permit a corporation to purchase and maintain liability insurance for its directors and officers. Delaware law provides that no indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

    The Tumbleweed bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Tumbleweed, or is or was serving at the request of Tumbleweed as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by Tumbleweed to the full extent permitted by Delaware law if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Tumbleweed. The indemnification rights conferred by the Tumbleweed bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Tumbleweed is authorized to purchase and maintain (and Tumbleweed maintains) insurance on behalf of its directors and officers.

    Additionally, the Tumbleweed bylaws provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director, officer employee or agent may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by Tumbleweed, as authorized by Delaware law.

    The Interface bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

    Additionally, the Interface bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders.

    The Interface bylaws provide that indemnification rights conferred by the Interface bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under a contractual arrangement with Interface. Interface is authorized to purchase and maintain (and Interface maintains) insurance on behalf of its directors and officers.

    The Interface bylaws provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding, upon written affirmation of the person's good faith belief that the person has met the applicable standard of conduct set forth in the bylaws and a written undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by Interface. A director need not affirm a good faith belief that the director has met the applicable standard of conduct if the articles of incorporation include a provision eliminating or limiting the liability of a director, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Michigan Corporation Business Act
Section 551 or intentionally violated a criminal law.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Each of the Tumbleweed common stock and the Interface common stock is listed and quoted on the Nasdaq National Market. The following table sets forth the high and low trading prices per share of each of the Tumbleweed common stock and Interface common stock as reported on the Nasdaq National Market, based on published financial sources:


                                                             TUMBLEWEED                  INTERFACE
                                                            COMMON STOCK                COMMON STOCK
                                                               PRICES                      PRICES
                                                       ----------------------      ----------------------
                                                         HIGH          LOW           HIGH          LOW
                                                       --------      --------      --------      --------
1997
  First Quarter......................................       --            --        $ 6.38        $3.63
  Second Quarter.....................................       --            --          5.38         2.63
  Third Quarter......................................       --            --          4.63         2.88
  Fourth Quarter.....................................       --            --          3.50         2.10

1998
  First Quarter......................................       --            --          3.75         2.31
  Second Quarter.....................................       --            --          3.38         2.63
  Third Quarter......................................       --            --          3.19         1.50
  Fourth Quarter.....................................       --            --          6.50         1.50

1999
  First Quarter......................................       --            --          4.38         1.94
  Second Quarter.....................................       --            --          3.63         1.63
  Third Quarter......................................   $30.50       $ 10.25         10.88         3.13
  Fourth Quarter.....................................    89.50         17.75         26.88         8.13

2000
  First Quarter......................................   136.00         48.00         82.00        22.00
  Second Quarter.....................................   112.00         28.88         71.48         6.19
  Third Quarter (through August 2, 2000).............    65.31         38.00         16.63        10.13


    On June 28, 2000, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, the reported high and low sale prices per share and closing price per share of Tumbleweed common stock and Interface common stock on the Nasdaq were as follows:

                                                        HIGH       LOW       CLOSE
                                                      --------   --------   --------
Tumbleweed..........................................    53.00      49.88      50.50
Interface...........................................     9.75       8.50       9.50


    On August 2, 2000, the last full trading day prior to the date of this proxy statement/prospectus, the reported high and low sale prices per share and closing price per share of Tumbleweed common stock and Interface common stock on Nasdaq were as follows:



                                                        HIGH       LOW       CLOSE
                                                      --------   --------   --------
Tumbleweed..........................................    51.38      47.75         50
Interface...........................................    13.31      12.13      12.63


    Stockholders are urged to obtain current market quotations for shares of Tumbleweed common stock and Interface common stock.

    Tumbleweed presently anticipates that it will retain any future earnings to finance the development and expansion of its business and provide working capital. Interface has not declared or paid dividends since 1996 and anticipates that it will retain any future earnings to finance the development and expansion of its business and provide working capital. Neither Tumbleweed nor Interface anticipates paying any cash dividends on their common stock for the foreseeable future. The terms of Tumbleweed's and Interface's existing credit facilities prohibit the payment of dividends in specified circumstances.

                              INTERFACE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The information table sets forth certain information with respect to Interface's directors and executive officers as of July 12, 2000:

NAME                                                      TITLE                          AGE
----                                 -----------------------------------------------   --------
Robert A. Nero.....................  Director, President and Chief Executive Officer      54
Garnel F. Graber...................  Director                                             69
Bruce E. Rhoades...................  Director                                             52
David C. Seigle....................  Director                                             60
Lloyd A. Semple....................  Director                                             61
Thomas L. Thomas...................  Director                                             57
Keith N. Bauserman.................  Vice President of Channel Sales                      56
Brian D. Brooks....................  Chief Financial Officer                              37
Robert F. Granger..................  Vice President of L2i Sales                          48
Brian G. Niemiec...................  Vice President of Product & Service Delivery         39
Richard B. Sheridan................  Vice President of Product Development                42
Donald D. Redding..................  Vice President of Cleo Solutions Group               59

    Mr. Nero was appointed President and Chief Executive Officer of the Company in January 1997. Mr. Nero also serves on the Board of Directors of Quality Communications Inc. Prior to that time, he was, from 1994 to 1996, President of Bell & Howell PSC and, from 1989 to 1994, Vice President of Legent Corp.

    Mr. Graber retired in 1994, prior to which time he was Chairman and Chief Executive Officer of Applied Dynamics International for at least the five years preceding the date of his retirement. Mr. Graber currently serves on the Board of Directors and Compensation Committee of Nematron Corporation.

    Mr. Rhoades is a Corporate Vice President for Bell & Howell Company. Previously, from 1995 to 1999, he was President of Bruce E. Rhoades Consulting, Inc. Prior to that time, Mr. Rhoades was, from 1992 to 1995, Vice President of Strategy and Business Development of Lexis-Nexis, Inc., an electronic information retrieval company and a division of Mead Corp.

    Mr. David C. Seigle has been an Affiliated Executive of Black Diamond Capital, LLC since November 1998. Mr. Seigle has been a director of Field Centrix Corp. since February 1998. From 1996 until 1998 he was the President of Technology Edge, Inc. Prior to his retirement in 1991, Mr. Seigle was Vice President of File Net Corporation, a manufacturer of document image processors.

    Mr. Semple has been an attorney with Dykema Gossett PLLC for 36 years and Chairman of such law firm since January 1, 1996. Dykema Gossett provides legal services to the Company. Mr. Semple also serves as the Chairman, Trustee and Chair of the Compensation Committee of the Detroit Medical Center, a non-profit health care provider.

    Mr. Thomas retired in 1999. Prior to his retirement, Mr. Thomas was Chairman of Creative Solutions, Inc. since July 1998 and was its President and Chief Executive Officer from 1990 to 1998. Creative Solutions, Inc. is a leading supplier of a full line of integrated tax, accounting and office management software products for small and medium-sized accounting firms. Currently, Mr. Thomas is a director of both the Ohio State University Research Foundation and Innovative IT.

    Mr. Bauserman was appointed Vice President of Channel Sales of the Company in 1994 after having served as the Company's National Sales Manager from 1992 to 1994.

    Mr. Brooks was appointed Chief Financial Officer of the Company in November 1999. Prior to joining the Company, Mr. Brooks was a Vice President of Finance of Interim Services, a human resources consulting firm, from 1997 to 1999; and Vice President of Finance (1996-1997) and Controller (1992-1996) of Aim Executive Holdings, also a human resources consulting firm.

    Mr. Granger was appointed Vice President of Marketing of the Company in July 1998 after having served as a sales account executive since October 1997. Prior to joining the Company, Mr. Granger was Vice President of Sales of HUBLink, Inc. from 1995 to 1997, and served as Senior Account Manager at Legent Corporation from 1992 to 1995.

    Mr. Niemiec was appointed Vice President of Product & Service Delivery of the Company in 1999 after having served as a Company Vice President since 1998. Prior to joining the Company, Mr. Niemiec was President of Bright Ideas Group, a consulting firm, from 1996 to 1998, and Senior Vice President of Operations of National Tech Team, a computer services firm, from 1990 to 1996.

    Mr. Sheridan was appointed Vice President of Development of the Company in July 1998 after having served as Director of OASIS/Printer development (effective October 1997) and Manager of Cleo EN product development since September 1990.

    Mr. Redding was appointed Vice President of Cleo Products Group of the Company in November 1999. Mr. Redding had served as Vice President of Cleo Communications, a division of the Company, until May 1995. Prior to rejoining the Company, Mr. Redding was Vice President/Director of Engineering and Operations for Applied Intelligent Systems, Inc.

                      PRINCIPAL SHAREHOLDERS OF INTERFACE

    The following table sets forth information with respect to the beneficial ownership of Interface common stock by:

    - Each shareholder known by Interface to be the beneficial owner of more than 5% of Interface's common stock;

    - Each director and executive officer; and

    - All current directors and executive officers as a group.

    Applicable percentage ownership in the following table is based on 4,720,675 shares of Interface common stock outstanding as of June 30, 2000. The table treats as outstanding, for purposes of calculating each specific shareholder's percent ownership, all shares subject to options held by the shareholder that are exercisable within 60 days after June 30, 2000. Except as noted below, the address for each person listed on the table is c/o Interface Systems, Inc., 5855 Interface Drive, Ann Arbor, Michigan 48103. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws.

                                                                COMMON STOCK OF
                                                              COMPANY BENEFICIALLY
NAME OF BENEFICIAL OWNER                                            OWNED(1)            PERCENT
------------------------                                      --------------------      --------
Congressional Securities, Inc. and David H. Zimmer .........         450,000(2)           9.53%
  2 Martin Dale Road
  Greenwich, CT 06830
Garnel F. Graber............................................          69,554(3)           1.47
Robert A. Nero..............................................         196,667(4)           4.17
Bruce E. Rhoades............................................          21,100(5)           *
David C. Seigle.............................................          27,100(6)           *
Lloyd A. Semple.............................................          23,100(7)           *
Thomas L. Thomas............................................          17,000(8)           *
Keith N. Bauserman..........................................          51,888(9)           1.10
Robert F. Granger...........................................          42,844(10)          *
Richard B. Sheridan.........................................          48,332(11)          1.02
Donald D. Redding...........................................           1,163              *
Brian G. Niemiec............................................          14,509(12)          *
Brian D. Brooks.............................................             724              *
All executive officers and directors as a group                      513,981(13)         10.89
  (12 persons)..............................................

------------------------

*   Less than one percent

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.


 (2) Based on information reported by Congressional Securities, Inc. ("CSI") and David H. Zimmer, the beneficial ownership of CSI is by virtue of its investment discretion and voting power over accounts of its customers, including David H. Zimmer, Chief Executive Officer of CSI. CSI and
     Mr. Zimmer claim shared voting and dispositive power with respect to the 450,000 shares. CSI and Mr. Zimmer filed separate Schedules 13G pursuant to Rule 13d-1(b) and Rule 13d-1(c), respectively, with respect to the shared beneficial ownership of the 450,000 shares. On May 10, 2000, Fiserv Correspondent Services, Inc. ("FCS"), a securities clearing firm, filed a

     Schedule 13G indicating dispositive power over 503,583 shares as a result of defaults in certain margin accounts. FCS has informed Interface that all such margin accounts were established by CSI for its customers and/or
     Mr. Zimmer and that all of such 503,583 shares have been sold pursuant to the applicable margin agreements and in accordance with securities industry practice. On July 24, 2000, FCS filed an amended Schedule 13G indicating that it ceased to be the beneficial owner of any shares of Interface common stock.


 (3) Includes 27,100 shares which Mr. Graber has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (4) Includes 181,667 shares which Mr. Nero has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the 1992 Stock Option Plan and 15,000 shares beld by Mr. Nero's wife. Mr. Nero shares voting and dispositive power with respect to the 15,000 shares.

 (5) Includes 21,100 shares which Mr. Rhoades has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (6) Includes 27,100 shares which Mr. Seigle has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (7) Includes 21,100 shares which Mr. Semple has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (8) Includes 16,000 shares which Mr. Thomas has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan.

 (9) Includes 41,000 shares which Mr. Bauserman has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the 1992 Stock Option Plan.

 (10) Includes 40,333 shares which Mr. Granger has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the 1992 Stock Option Plan.

 (11) Includes 42,167 shares which Mr. Sheridan has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the 1992 Stock Option Plan.

 (12) Includes 45,000 shares which Mr. Niemiec has, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options under the 1992 Stock Option Plan.

 (13) Includes 430,900 shares which certain directors and executive officers have, or within 60 days of June 30, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Directors Plan and the 1992 Stock Option Plan.

                                    EXPERTS

    The consolidated financial statements of Tumbleweed as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule have been included herein and in the Registration Statement on Form S-4 and this proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated balance sheets of Interface and its subsidiaries as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the three-year period ended September 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in the Registration Statement on Form S-4 and this proxy statement/ prospectus in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS


    Skadden, Arps, Slate, Meagher & Flom LLP will issue an opinion about the validity of the shares of Tumbleweed common stock to be issued by Tumbleweed pursuant to the merger. Two attorneys at Skadden, Arps beneficially own a total of approximately 40,244 shares of the common stock, of which approximately 39,146 shares are owned by Gregory C. Smith, brother of Jeffrey C. Smith, the President, Chief Executive Officer and Chairman of the Board of Directors of Tumbleweed. Dykema Gossett PLLC, counsel to Interface, will issue an opinion about the federal income tax consequences of the merger.

                         INDEX TO FINANCIAL STATEMENTS

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES


                                                                PAGE
                                                              --------
Report of KPMG LLP, Independent Auditors....................     F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998
  and March 31, 2000 (unaudited)............................     F-3

Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997 and the three months
  ended March 31, 2000 and 1999 (unaudited).................     F-4

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999, 1998 and 1997 and the
  three months ended March 31, 2000 (unaudited).............     F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997 and the three months
  ended March 31, 2000 and 1999 (unaudited).................     F-7

Notes to Consolidated Financial Statements..................     F-8

                       INTERFACE SYSTEMS, INC.
                           AND SUBSIDIARIES

                                                                PAGE
                                                              --------
Report of Arthur Andersen LLP, Independent Auditors.              F-29

Consolidated Balance Sheets as of September 30, 1999 and
  1998 and March 31, 2000 (unaudited).......................    F-30

Consolidated Statements of Operations for the years ended
  September 30, 1999, 1998 and 1997 and the six months ended
  March 31, 2000 and 1999 (unaudited).......................    F-31

Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended September 30, 1999, 1998 and 1997 and
  the six months ended March 31, 2000 (unaudited)...........    F-32

Consolidated Statements of Cash Flows for the years ended
  September 30, 1999, 1998 and 1997 and the six months ended
  March 31, 2000 and 1999 (unaudited).......................    F-33

Notes to Consolidated Financial Statements..................    F-34

          PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro Forma Condensed Combined Financial Information:

Introduction................................................    F-49

Pro Forma Condensed Combined Balance Sheet at March 31,
  2000......................................................    F-50

Pro Forma Condensed Combined Statement of Operations for the
  year ended December 31, 1999..............................    F-51

Pro Forma Condensed Combined Statement of Operations for the
  three months ended March 31, 2000.........................    F-52

Notes to Pro Forma Condensed Combined Financial
  Information...............................................    F-53

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tumbleweed Communications Corp.:

    We have audited the accompanying consolidated balance sheets of Tumbleweed Communications Corp. (the Company) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tumbleweed Communications Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                                    /s/ KPMG LLP

San Francisco, California
January 17, 2000

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1999       1998        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $60,544    $ 4,556      $46,447
  Short-term investments....................................       --      2,166           --
  Accounts receivable, net of allowance for doubtful
    accounts of $816, $1,840 and $516, respectively.........    5,182      3,241        4,980
  Prepaid expenses and other current assets.................    3,574        779        3,134
                                                              -------    -------      -------
    Total current assets....................................   69,300     10,742       54,561
Property and equipment, net.................................    3,485      1,428        5,001
Other assets................................................    2,898        549        3,014
                                                              -------    -------      -------
    Total assets............................................  $75,683    $12,719      $62,576
                                                              =======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,878    $   923      $ 5,514
  Current installments of long-term debt....................      840        506          594
  Accrued liabilities.......................................    6,398      3,867        6,822
  Deferred revenue..........................................    2,579      2,604        2,639
                                                              -------    -------      -------
    Total current liabilities...............................   12,695      7,900       15,569
Long-term debt, excluding current installments..............    1,017        382          858
Other long-term liabilities.................................      258         --          266
                                                              -------    -------      -------
    Total liabilities.......................................   13,970      8,282       16,693
                                                              -------    -------      -------
Commitments

Stockholders' equity:
  Preferred stock, $0.001 par value; 10,000,000 shares
  authorized, zero issued or outstanding as of December 31,
  1999 and 1998 and March 31, 2000..........................       --         --           --
Convertible preferred stock (29,000,000 shares authorized):
Series A, $0.001 par value; zero, 2,700,000, and zero shares designated as of December 31, 1999 and 1998 and
  March 31, 2000, respectively; zero, 2,657,971, and zero
  shares issued and outstanding as of December 31, 1999 and
  1998 and March 31, 2000, respectively; (aggregate
  liquidation preference of $3,668 as of December 31,
  1998).....................................................       --          3           --
Series B, $0.001 par value; zero, 4,250,000, and zero shares designated as of December 31, 1999 and 1998 and
  March 31, 2000, respectively; zero, 4,065,960, and zero
  shares issued and outstanding as of December 31, 1999 and
  1998 and March 31, 2000, respectively; (aggregate
  liquidation preference of $8,105 as of December 31,
  1998).....................................................       --          4           --
Series C, $0.001 par value; zero, 6,000,000, and zero shares designated as of December 31, 1999 and 1998 and
  March 31, 2000, respectively; zero shares issued and
  outstanding as of December 31, 1999 and 1998 and
  March 31, 2000............................................       --         --           --
Common stock, $0.001 par value; 100,000,000 shares
  authorized, 25,423,718, 6,994,189 and 25,830,098 shares
  issued and outstanding as of December 31, 1999 and 1998
  and March 31, 2000, respectively..........................       26          7           26
Additional paid-in capital..................................  132,167     47,001      134,764
Deferred compensation expense...............................   (5,283)    (1,548)      (5,105)
Accumulated other comprehensive income (loss)...............       53         (2)          70
Accumulated deficit.........................................  (65,250)   (41,028)     (83,872)
                                                              -------    -------      -------
    Total stockholders' equity..............................   61,713      4,437       45,883
                                                              -------    -------      -------
    Total liabilities and stockholders' equity..............  $75,683    $12,719      $62,576
                                                              =======    =======      =======

          See accompanying notes to consolidated financial statements.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,              MARCH 31,
                                                       ------------------------------   -------------------------
                                                         1999       1998       1997        2000          1999
                                                       --------   --------   --------   -----------   -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
Revenue:
  License............................................  $ 11,285   $  8,996   $  4,097    $  4,356       $ 2,702
  Services...........................................     3,018      1,359        259       1,524           564
  Transaction fees...................................       981         --         --         730             3
  Sale of technology.................................        --        220        120          --            --
                                                       --------   --------   --------    --------       -------
      Revenue from continuing product lines..........    15,284     10,575      4,476       6,610         3,269
  Discountinued product line.........................     1,472      4,888      7,580          --           638
                                                       --------   --------   --------    --------       -------
      Total revenue..................................    16,756     15,463     12,056       6,610         3,907
Cost of revenue
  License............................................       737        931      1,090         267           117
  Services...........................................     4,088      3,319      3,020       1,941           782
  Transaction fees...................................        78         --         --          40             5
                                                       --------   --------   --------    --------       -------
      Total cost of revenue..........................     4,903      4,250      4,110       2,248           904
                                                       --------   --------   --------    --------       -------
      Gross profit...................................    11,853     11,213      7,946       4,362         3,003
Operating expenses:
  Research & development (exclusive of non-cash
  compensation expense of $1,049, $249 and $84 in
  1999, 1998 and 1997, respectively, and $274 and
  $140 as of March 31, 2000 and 1999,
  respectively)......................................     8,923      5,975      6,154       2,843         1,794
  Sales & marketing (exclusive of non-cash
  compensation expense of $1,961, $300 and $102 in
  1999, 1998 and 1997, respectively, and $636 and
  $146 as of March 31, 2000 and 1999,
  respectively)......................................    19,917     11,546      9,988       7,192         3,144
  General & administrative (exclusive of non-cash
  compensation expense of $526, $166 and $102 in
  1999, 1998 and 1997, respectively, and $164 and $50
  as of March 31, 2000 and 1999, respectively).......     5,524      5,220      3,467       1,640           816
  Stock compensation.................................     3,536        715        288       1,074           336
  Merger related and restructuring expenses..........        --         --         --      10,803            --
                                                       --------   --------   --------    --------       -------
      Total operating expenses.......................    37,900     23,456     19,897      23,552         6,090
                                                       --------   --------   --------    --------       -------
      Operating loss.................................   (26,047)   (12,243)   (11,951)    (19,190)       (3,087)
Other income, net....................................     2,126        524        673         656           138
                                                       --------   --------   --------    --------       -------
  Net loss before provision for taxes................   (23,921)   (11,719)   (11,278)    (18,534)       (2,949)
  Provision for (benefit from) taxes.................       301          1        183          88           (18)
                                                       --------   --------   --------    --------       -------
  Net loss...........................................   (24,222)   (11,720)   (11,461)    (18,622)       (2,931)
Other comprehensive income (loss)--translation
  adjustment.........................................        55         (2)        --          17             4
                                                       --------   --------   --------    --------       -------
  Comprehensive loss.................................  $(24,167)  $(11,722)  $(11,461)   $(18,605)      $(2,927)
                                                       ========   ========   ========    ========       =======
Net loss per share--basic and diluted................  $  (1.65)  $  (1.79)  $  (1.90)   $  (0.73)      $ (0.43)
                                                       ========   ========   ========    ========       =======
Weighted average shares--basic and diluted...........    14,650      6,549      6,023      25,588         6,889
                                                       ========   ========   ========    ========       =======

          See accompanying notes to consolidated financial statements.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND THREE MONTHS ENDED MARCH 31,
                                2000 (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            CONVERTIBLE PREFERRED STOCK
                                         ------------------------------------------------------------------
                                               SERIES A               SERIES B               SERIES C             COMMON STOCK
                                         --------------------   ---------------------   -------------------   --------------------
                                          SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT
                                         ---------   --------   ----------   --------   --------   --------   ---------   --------
BALANCES, DECEMBER 31, 1996............  2,657,971      $3              --     $ --        --        $ --     6,710,400      $7
  Issuance of Series B preferred stock,
    net of issuance costs of $47.......         --      --       4,065,960        4        --          --            --      --
  Issuance of Series B preferred stock
    warrant............................         --      --              --       --        --          --            --      --
  Issuance of common stock to
    nonemployees.......................         --      --              --       --        --          --            --      --
  Deferred compensation expense on
    stock option grants................         --      --              --       --        --          --            --      --
  Amortization of deferred compensation
    expense............................         --      --              --       --        --          --            --      --
  Repayment of stockholders' notes
    receivable.........................         --      --              --       --        --          --            --      --
  Issuance of common stock upon
    exercise of stock options..........         --      --              --       --        --          --        38,559      --
  Purchases under Employee Stock
    Purchases Plan.....................         --      --              --       --        --          --        32,240      --
  Repurchase of common stock...........         --      --              --       --        --          --       (19,500)     --
  Net loss.............................         --      --              --       --        --          --            --      --
                                         ---------      --      ----------     ----       ---        ----     ---------      --
BALANCES, DECEMBER 31, 1997............  2,657,971       3       4,065,960        4        --          --     6,761,699       7
  Issuance of common stock to
    nonemployees.......................         --      --              --       --        --          --            --      --
  Issuance of common stock upon
    exercise of stock options..........         --      --              --       --        --          --       204,150      --
  Purchases under Employee Stock
    Purchases Plan.....................         --      --              --       --        --          --        40,300      --
  Repurchase of common stock...........         --      --              --       --        --          --       (11,960)     --
  Issuance of Series C preferred stock
    warrant............................         --      --              --       --        --          --            --      --
  Foreign currency translation
    adjustment.........................         --      --              --       --        --          --            --      --
  Deferred compensation expense on
    stock option grants................         --      --              --       --        --          --            --      --
  Amortization of deferred compensation
    expense............................         --      --              --       --        --          --            --      --
  Net loss.............................         --      --              --       --        --          --            --      --
                                         ---------      --      ----------     ----       ---        ----     ---------      --
BALANCES, DECEMBER 31, 1998............  2,657,971       3       4,065,960        4        --          --     6,994,189       7


                                                                                        ACCUMULATED
                                         ADDITIONAL   STOCKHOLDER       DEFERRED           OTHER
                                          PAID-IN         NOTE        COMPENSATION     COMPREHENSIVE     ACCUMULATED
                                          CAPITAL      RECEIVABLE       EXPENSE        INCOME (LOSS)       DEFICIT
                                         ----------   ------------   --------------   ---------------   -------------
BALANCES, DECEMBER 31, 1996............   $ 35,496       $ (265)        $   (382)          $ --           $ (17,847)
  Issuance of Series B preferred stock,
    net of issuance costs of $47.......      8,024           --               --             --                  --
  Issuance of Series B preferred stock
    warrant............................         28           --               --             --                  --
  Issuance of common stock to
    nonemployees.......................          7           --               --             --                  --
  Deferred compensation expense on
    stock option grants................        469           --             (469)            --                  --
  Amortization of deferred compensation
    expense............................         --           --              288             --                  --
  Repayment of stockholders' notes
    receivable.........................         --          265               --             --                  --
  Issuance of common stock upon
    exercise of stock options..........        204           --               --             --                  --
  Purchases under Employee Stock
    Purchases Plan.....................        462           --               --             --                  --
  Repurchase of common stock...........        (13)          --               --             --                  --
  Net loss.............................         --           --               --             --             (11,461)
                                          --------       ------         --------           ----           ---------
BALANCES, DECEMBER 31, 1997............     44,677           --             (563)            --             (29,308)
  Issuance of common stock to
    nonemployees.......................          8           --               --             --                  --
  Issuance of common stock upon
    exercise of stock options..........        217           --               --             --                  --
  Purchases under Employee Stock
    Purchases Plan.....................        358           --               --             --                  --
  Repurchase of common stock...........        (14)          --               --             --                  --
  Issuance of Series C preferred stock
    warrant............................         55           --               --             --                  --
  Foreign currency translation
    adjustment.........................         --           --                              (2)                 --
  Deferred compensation expense on
    stock option grants................      1,700           --           (1,700)            --                  --
  Amortization of deferred compensation
    expense............................         --           --              715             --                  --
  Net loss.............................         --           --               --             --             (11,720)
                                          --------       ------         --------           ----           ---------
BALANCES, DECEMBER 31, 1998............     47,001           --           (1,548)            (2)            (41,028)


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
BALANCES, DECEMBER 31, 1996............   $   17,012
  Issuance of Series B preferred stock,
    net of issuance costs of $47.......        8,028
  Issuance of Series B preferred stock
    warrant............................           28
  Issuance of common stock to
    nonemployees.......................            7
  Deferred compensation expense on
    stock option grants................           --
  Amortization of deferred compensation
    expense............................          288
  Repayment of stockholders' notes
    receivable.........................          265
  Issuance of common stock upon
    exercise of stock options..........          204
  Purchases under Employee Stock
    Purchases Plan.....................          462
  Repurchase of common stock...........          (13)
  Net loss.............................      (11,461)
                                          ----------
BALANCES, DECEMBER 31, 1997............       14,820
  Issuance of common stock to
    nonemployees.......................            8
  Issuance of common stock upon
    exercise of stock options..........          217
  Purchases under Employee Stock
    Purchases Plan.....................          358
  Repurchase of common stock...........          (14)
  Issuance of Series C preferred stock
    warrant............................           55
  Foreign currency translation
    adjustment.........................           (2)
  Deferred compensation expense on
    stock option grants................           --
  Amortization of deferred compensation
    expense............................          715
  Net loss.............................      (11,720)
                                          ----------
BALANCES, DECEMBER 31, 1998............        4,437

          See accompanying notes to consolidated financial statements.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                          CONVERTIBLE PREFERRED STOCK
                                     ---------------------------------------------------------------------
                                           SERIES A                SERIES B                SERIES C              COMMON STOCK
                                     ---------------------   ---------------------   ---------------------   ---------------------
                                       SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                     ----------   --------   ----------   --------   ----------   --------   ----------   --------
  Issuance of common stock upon
    exercise of stock options......          --       --             --       --             --        --       877,893       1
  Issuance of Series B preferred
    stock in exchange for
    services.......................          --       --         15,000       --             --        --            --      --
  Issuance of Series C preferred
    stock and warrants net of
    issuance costs of $1,337.......          --       --             --       --      5,586,003         5            --      --
  Issuance of Series C preferred
    stock in exchange for
    services.......................          --       --             --       --          6,500        --            --      --
  Issuance of common stock
    warrant........................          --       --             --       --             --        --            --      --
  Issuance of common stock upon
    exercise of warrants...........          --       --             --       --             --        --        94,610      --
  Purchases under Employee Stock
    Purchase Plan..................          --       --             --       --             --                  39,000
  Foreign currency translation
    adjustment.....................          --       --             --       --             --        --            --      --
  Deferred compensation expense on
    stock option grants............          --       --             --       --             --        --            --      --
  Amortization of deferred
    compensation expense...........          --       --             --       --             --        --            --      --
  Conversion of preferred stock to
    common stock...................  (2,657,971)      (3)    (4,080,960)      (4)    (5,592,503)       (5)   12,331,434      12
  Gain on sale of TKK subsidiary...          --       --             --       --             --        --            --      --
  Repurchase of common stock.......          --       --             --       --             --        --            --      --
  Issuance of common stock--IPO,
    net of issuance costs of
    $4,855.........................          --       --             --       --             --        --     4,219,592       5
  Issuance of common stock for
    equity financing...............          --       --             --       --             --        --       867,000       1
  Net loss.........................          --       --             --       --             --        --            --      --
                                     ----------     ----     ----------     ----     ----------    ------    ----------     ---
BALANCES, DECEMBER 31, 1999........          --       --             --       --             --        --    25,423,718      26
  Issuance of commons stock upon
    exercise of stock options
    (unaudited)....................          --       --             --       --             --        --       406,380      --
  Foreign currency translation
    adjustment (unaudited).........          --       --             --       --             --        --            --      --
  Deferred compensation expense on
    stock option grants
    (unaudited)....................          --       --             --       --             --        --            --      --
  Deferred compensation expense on
    stock option vesting
    acceleration (unaudited).......          --       --             --       --             --        --            --      --
  Amortization of deferred
    compensation expense
    (unaudited)....................          --       --             --       --             --        --            --      --
  Net Loss (unaudited).............          --       --             --       --             --        --            --      --
                                     ----------     ----     ----------     ----     ----------    ------    ----------     ---
BALANCES, MARCH 31, 2000
 (UNAUDITED).......................          --     $ --             --     $ --             --    $   --    25,830,098     $26
                                     ==========     ====     ==========     ====     ==========    ======    ==========     ===


                                                                                    ACCUMULATED
                                     ADDITIONAL   STOCKHOLDER       DEFERRED           OTHER                            TOTAL
                                      PAID-IN         NOTE        COMPENSATION     COMPREHENSIVE     ACCUMULATED    STOCKHOLDERS'
                                      CAPITAL      RECEIVABLE       EXPENSE        INCOME (LOSS)       DEFICIT          EQUITY
                                     ----------   ------------   --------------   ---------------   -------------   --------------
  Issuance of common stock upon
    exercise of stock options......      1,247          --               --              --                 --            1,248
  Issuance of Series B preferred
    stock in exchange for
    services.......................         54          --               --              --                 --               54
  Issuance of Series C preferred
    stock and warrants net of
    issuance costs of $1,337.......     18,748          --               --              --                 --           18,753
  Issuance of Series C preferred
    stock in exchange for
    services.......................         23          --               --              --                 --               23
  Issuance of common stock
    warrant........................        127          --               --              --                 --              127
  Issuance of common stock upon
    exercise of warrants...........        270          --               --              --                 --              270
  Purchases under Employee Stock
    Purchase Plan..................        311          --               --              --                 --              311
  Foreign currency translation
    adjustment.....................         --          --               --              55                 --               55
  Deferred compensation expense on
    stock option grants............      7,271          --           (7,271)             --                 --               --
  Amortization of deferred
    compensation expense...........         --          --            3,536              --                 --            3,536
  Conversion of preferred stock to
    common stock...................         --          --               --              --                 --               --
  Gain on sale of TKK subsidiary...      1,491          --               --              --                 --            1,491
  Repurchase of common stock.......        (36)         --               --              --                 --              (36)
  Issuance of common stock--IPO,
    net of issuance costs of
    $4,855.........................     45,769          --               --              --                 --           45,774
  Issuance of common stock for
    equity financing...............      9,891          --               --              --                 --            9,892
  Net loss.........................         --          --               --              --            (24,222)         (24,222)
                                      --------        ----          -------             ---           --------         --------
BALANCES, DECEMBER 31, 1999........    132,167          --           (5,283)             53            (65,250)          61,713
  Issuance of commons stock upon
    exercise of stock options
    (unaudited)....................      1,290          --               --              --                 --            1,290
  Foreign currency translation
    adjustment (unaudited).........         --          --               --              17                 --               17
  Deferred compensation expense on
    stock option grants
    (unaudited)....................      1,032          --           (1,032)             --                 --               --
  Deferred compensation expense on
    stock option vesting
    acceleration (unaudited).......        275          --              136              --                 --              411
  Amortization of deferred
    compensation expense
    (unaudited)....................         --          --            1,074              --                 --            1,074
  Net Loss (unaudited).............         --          --               --              --            (18,622)         (18,622)
                                      --------        ----          -------             ---           --------         --------
BALANCES, MARCH 31, 2000
 (UNAUDITED).......................   $134,764        $ --          $(5,105)            $70           $(83,872)        $ 45,883
                                      ========        ====          =======             ===           ========         ========

          See accompanying notes to consolidated financial statements.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,              MARCH 31,
                                                              ------------------------------   -------------------------
                                                                1999       1998       1997        2000          1999
                                                              --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(24,222)  $(11,720)  $(11,461)   $(18,622)      $(2,931)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Compensation for grant of non-employee stock options
        and warrant issuances...............................       464          8         34         411            78
      Amortization of deferred compensation.................     3,536        715        288       1,074           336
      Depreciation and amortization.........................     1,161      1,030        894         447           247
      Change in allowance for doubtful accounts.............    (1,024)     1,719         --          --            --
      Amortization of debt discount.........................        --         12         --          --            43
      Changes in operating assets and liabilities:
          Accounts receivable...............................    (1,202)    (1,640)     2,281         202           224
          Prepaid expenses and other current assets.........    (2,000)       298       (414)        440           (84)
          Accounts payable and other liabilities............     5,103        452       (870)      3,068           (42)
          Deferred revenue..................................        44     (1,798)     2,732          60          (792)
                                                              --------   --------   --------    --------       -------
            Net cash used in operating activities...........   (18,140)   (10,924)    (6,516)    (12,920)       (2,921)
                                                              --------   --------   --------    --------       -------
Cash flows from investing activities:
  Purchase of property and equipment........................    (3,246)      (524)      (872)     (1,963)         (277)
  Cash transferred to TKK...................................      (683)        --         --          --            --
  Purchase of short-term investments........................        --    (56,383)    (7,418)         --            --
  Sales and maturities of short-term investments............     2,166     60,632      7,030          --         1,666
  Other assets..............................................      (580)         7        247        (116)           18
                                                              --------   --------   --------    --------       -------
            Net cash (used in) provided by investing
            activities......................................    (2,343)     3,732     (1,013)     (2,079)        1,407
                                                              --------   --------   --------    --------       -------
Cash flows from financing activities:
  Increase in borrowings....................................     2,103        560        243          --         1,167
  Repayments of borrowings..................................    (1,639)      (343)      (351)       (405)       (1,107)
  Proceeds from the issuance of preferred stock and
  warrants, net.............................................    18,493         --      8,028          --        14,949
  Proceeds from the issuance of common stock, net...........    55,666         --         --          --            --
  Repurchase of common stock................................       (36)       (14)       (13)         --            --
  Issuance of common stock upon exercise of stock options...     1,248        217        204       1,290           301
  Issuance of common stock under Employee Stock Purchase
  Plan......................................................       311        358        462          --            --
  Issuance of common stock upon exercise of warrants........       270         --         --          --            --
  Payments on stockholder note payable......................        --         --        (19)         --            --
  Repayment of shareholder receivable.......................        --         --        265          --            --
                                                              --------   --------   --------    --------       -------
            Net cash provided by financing activities:......    76,416        778      8,819         885        15,310
                                                              --------   --------   --------    --------       -------
Effect of exchange rate fluctuations........................        55         (2)        --          17             4
                                                              --------   --------   --------    --------       -------
Net (decrease) increase in cash and cash equivalents........    55,988     (6,416)     1,290     (14,097)       13,800
Cash and cash equivalents, beginning of period..............     4,556     10,972      9,682      60,544         4,556
                                                              --------   --------   --------    --------       -------
Cash and cash equivalents, end of period....................  $ 60,544   $  4,556   $ 10,972    $ 46,447       $18,356
                                                              ========   ========   ========    ========       =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $     97   $     79   $     92    $     39       $    82
                                                              ========   ========   ========    ========       =======
Noncash investing and financing activities:
  Issuance of warrants and options for services, debt
    issuance costs or equity offering costs.................  $    464   $     63   $     34    $     --       $    --
                                                              ========   ========   ========    ========       =======
  Equipment acquired under capital lease agreement..........  $     85   $     --   $    110    $     --       $    --
                                                              ========   ========   ========    ========       =======
  Deferred compensation expense associated with stock option
  activity..................................................  $  7,271   $  1,700   $    469    $  1,307       $ 2,326
                                                              ========   ========   ========    ========       =======
  Issuance of debt to acquire insurance contract............  $    525   $     --   $     --    $     --       $    --
                                                              ========   ========   ========    ========       =======

          See accompanying notes to consolidated financial statements.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Tumbleweed Communications Corp. ("Tumbleweed" or "the Company"), a Delaware corporation initially incorporated in California in June 1993, is a leading provider of internet infrastructure for business messaging worldwide. We offer two product lines: Tumbleweed Integrated Messaging Exchange (IME) and Tumbleweed Messaging Management System (MMS). Tumbleweed IME is a comprehensive set of products and services that enables businesses to use e-mail and the Web for secure, trackable online communication. In addition to our core IME technology, Tumbleweed offers applications aimed at specific vertical markets and common business processes, and an extensive development toolkit for building customized online services. Tumbleweed IME is a scalable, feature rich communication solution, and serves as the foundation for online business services offered by our customers. Tumbleweed MMS is a set of e-mail management products and services that enables businesses to protect valuable corporate information on the Internet. MMS enables businesses to set and enforce policies for security, archiving, distribution, monitoring and regulatory compliance related to Internet e-mail. Using MMS, companies can set policies to apply content control, encryption, access control, attachment management, virus scanning and digital signature policies that are administered centrally and universally across an enterprise. MMS can also enable centralized control over communications security policies by automatically re-routing e-mail traffic that should be sent securely to Tumbleweed IME.

    On January 31, 2000, the Company completed its acquisition of Worldtalk Communications Corp. ("Worldtalk"). Under the terms of the merger agreement, each Worldtalk share of common stock has been converted into 0.26 of a share of the Company's common stock. A total of 3,798,398 shares of the Company's common stock was exchanged for 14,609,374 shares of Worldtalk common stock. The business combination was accounted for as a pooling of interests and, accordingly, the Company's historical financial statements have been restated to include the accounts and results of operations of Worldtalk.

    In March of 1994, the Company sold a technology known as Envoy to Novell, Inc. pursuant to an asset transfer, and the Company thereafter effected a substantial distribution to its stockholders. In connection with this sale, the Company retained the rights to derivative payments from various agreements that were acquired by Novell, Inc. for specified periods of time. The proceeds from this asset transfer were used for general corporate purposes, including the initial development of Tumbleweed IME. Virtually all of the Company's revenue recognized before June of 1997, which marked the initial launch of Tumbleweed IME, was derived from these agreements. The Company ceased recognizing revenue under these agreements in the first quarter of 1997, and does not anticipate recognizing any additional revenue under these agreements in the future since management believes that Novell, Inc. has discontinued distribution of products utilizing Envoy technology. As a result, revenue recognized for periods before June of 1997 is not indicative of the Company's operating results in subsequent periods. In addition, in 1998 and 1997, the Company recognized revenue derived from a sale of ancillary technology to a third party.

    On June 28, 1999, the Company filed with the California Secretary of State to officially change its name to Tumbleweed Communications Corp. from Tumbleweed Software Corporation. The board of directors and shareholders approved the name change on June 23, 1999 and June 28, 1999, respectively.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On May 27, 1999, the board of directors approved the Company's reincorporation in the state of Delaware. On August 2, 1999, the reincorporation was completed. The Certificate of Incorporation of the Delaware successor corporation authorizes 100 million shares of common stock, $0.001 par value per share, and 10 million shares of preferred stock, $0.001 par value per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

    In August 1999, the Company sold 4,219,592 shares of its common stock (of which 219,592 shares were sold pursuant to the Underwriters' over-allotment option) through its initial public offering (IPO). Net proceeds from the offering were approximately $45.8 million after deducting the underwriting discount and other offering expenses. At the time of the IPO, all of the Company's outstanding preferred stock automatically converted into 12,331,434 shares of common stock.

    The Company maintains its headquarters in Redwood City, California. During 1999, the Company incorporated subsidiaries in the United Kingdom, Germany, and France. During the three months ended March 31, 2000, the Company incorporated subsidiaries in Australia, the Netherlands and Sweden.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Worldtalk, and the Company's wholly owned subsidiary in the United Kingdom, in addition to the United Kingdom's wholly owned subsidiaries in France, Germany, Australia, the Netherlands and Sweden. In addition, the Company's consolidated financial statements include its former wholly owned subsidiary in Japan until August 31, 1999, when it became an equity method investee. All significant intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL DATA

    The unaudited consolidated financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any future period.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. As of December 31, 1999 and 1998, the Company had $47.1 million and $604,000 in money market accounts, respectively. As of December 31, 1999 and 1998, the Company had $11.9 million and $3.9 million in commercial paper. As of March 31, 2000, the Company had $27.3 million in money market accounts and $16.9 million in commercial paper.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.
SFAS No. 115 requires entities to classify investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. The Company generally has classified its short-term investment securities as available-for-sale and accounts for them at estimated fair value. As of December 31, 1998, short-term investments consisted of commercial paper due within one year or less. Realized and unrealized gains and losses were not significant for 1999, 1998 and 1997 and the three months ended March 31, 2000 and 1999, respectively. The cost of securities sold is based on the specific identification method.

PROPERTY AND EQUIPMENT

    Depreciation and amortization of property and equipment, which is stated at cost, is computed using the straight-line method over the estimated useful life of the asset, which is 3 to 5 years for computers, furniture and equipment and the shorter of the estimated useful life of the asset or the remaining lease term for leasehold improvements. Equipment under capital lease is amortized over the shorter of the estimated useful life of the asset or the lease term.

CAPITALIZED SOFTWARE

    Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for the Company's software development have not been material.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents generally consist of money market funds with qualified financial institutions. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers' financial conditions and maintains allowances for credit losses, when necessary.

REVENUE RECOGNITION

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, SOFTWARE REVENUE RECOGNITION. Effective January 1, 1998, the Company adopted SOP 97-2. SOP 97-2 generally requires revenue recognized from software arrangements to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, consulting, training, installation, or post-contract customer support. Fair values are based upon vendor specific objective evidence. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist, or until all elements of

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the arrangement are delivered. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

    In February 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF SOP 97-2. The SOP deferred the effective date for applying the provisions regarding vendor-specific objective evidence of fair value. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 98-4.

    The Company's customer contracts are generally multiple-element arrangements; that is, they involve the Company providing a combination of products and services to a customer. Revenue is allocated to the various elements based on the relative fair values of the elements. Revenue allocated to the various elements is recognized when the basic revenue recognition criteria are met for that element or group of elements.

    License revenue consists of initial license fees and the sale of distribution rights. License revenue typically is recognized upon shipment of the software. Revenue from the sale of distribution rights is recognized upon the execution of a distribution agreement. Service fee revenue consists of consulting fees and support and maintenance fees. Consulting fees related to installation are recognized upon acceptance of the installation while all other consulting fees are recognized based on percentage of completion. Support and maintenance fees are paid for ongoing customer support as well as for the right to receive future upgrades to the Company's products during the term of the maintenance agreement. Revenue from support and maintenance is recognized ratably over the period the support is provided. Transaction fees are based on the volume of transactions by the Company's customers, and the related revenue is recognized based on payment schedules and transaction reports from the Company's customers. A number of the Company's contracts include minimum transaction volume requirements. In these cases, the minimum guaranteed revenue is recognized when fees are due and payable during those months where transaction volume does not exceed the designated minimums.

    Technology revenue relates to the sale of certain intellectual property. The Company recognized technology revenue as the payments were collected.

    The Company provides limited warranty rights to its customers, which are accounted for in accordance with SFAS No. 5, ACCOUNTING FOR CONTINGENCIES. Estimated warranty obligations are provided by charges to operations in the period in which the related revenue is recognized. To date, the estimated warranty obligations have not been considered significant.

    In December 1998, the Accounting Standards Executive Committee issued
SOP 98-9, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS, which requires recognition of revenue using the residual method in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through the Company's year ending December 31, 1999. As a result of the provisions of

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SOP 98-9, the Company did not have a material change to its accounting for revenue through December 31, 1999.

ADVERTISING

    The Company expenses advertising costs as incurred. Total advertising expense was $399,000, $565,000, and $489,000 for 1999, 1998, and 1997,
respectively.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. As such, compensation expense is recorded for fixed plan stock options on the date of grant when the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuance or sales of common stock. Options granted to consultants and other non-employees are considered compensatory and are accounted for at fair value pursuant to SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company discloses the pro forma effects of using the fair value method of accounting for all stock-based compensation arrangements in accordance with SFAS No. 123 (See Note 6.).

NET LOSS PER SHARE

    Net loss per share is calculated in accordance with SFAS No. 128, EARNINGS PER SHARE. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise outstanding shares of common stock issued to certain officers (see Note 6) but subject to ratable repurchase by the Company if such officers do not remain employees through August 1999, and incremental common and preferred shares issuable upon the exercise of stock options and warrants and upon the conversion of Series A, Series B, and Series C preferred stock. The following potential

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) common shares have been excluded from the determination of diluted net loss per share for all periods because the effect of such shares would have been anti-dilutive (in thousands):

                                                                                              THREE MONTHS
                                                                                                  ENDED
                                                             YEARS ENDED DECEMBER 31,           MARCH 31,
                                                          ------------------------------   -------------------
                                                            1999       1998       1997       2000       1999
                                                          --------   --------   --------   --------   --------
Shares issuable under stock options.....................   4,475       3,116     2,212      4,496      3,207
Shares of restricted stock subject to repurchase........      --         197       535         --        113
Shares issuable pursuant to warrants or rights to
  purchase convertible preferred stock..................      --          61        40         --         --
Shares issuable pursuant to warrants or rights to
  purchase common stock.................................     540          14         7        540         14
Shares of convertible preferred stock on an
  "as-if-converted" basis...............................      --       6,724     6,724         --        120
                                                           -----      ------     -----      -----      -----
                                                           5,015      10,112     9,518      5,036      3,454
                                                           =====      ======     =====      =====      =====

    As of December 31, 1999, 1998, 1997 and March 31, 2000 and 1999, the
weighted average exercise prices of stock options were $9.39, $3.45, $5.36, $18.03 and $3.21, respectively. As of December 31, 1999, 1998, 1997 and
March 31, 2000 and 1999, the weighted average exercise prices of warrants or rights to purchase common stock outstanding were $27.04, $2.87, $2.50, $27.04 and $3.58, respectively.

OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income (loss) consists entirely of cumulative translation adjustments resulting from the Company's application of its foreign currency translation policy. The tax effects of translation adjustments were not significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's cash, cash equivalents, marketable securities, accounts receivable, accounts payable and equipment line approximate their carrying values due to the short maturity or variable-rate structure of those instruments.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    The functional currency for each foreign subsidiary is its respective local currency. Accordingly, all assets and liabilities related to these operations are translated at the current exchange rates at the end of each period. The resulting cumulative translation adjustments are recorded directly to the accumulated other comprehensive income (loss) account in stockholders' equity. Revenues and expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses are included in results of operations. These amounts were not significant in 1999, 1998, 1997 and the three months March 31, 2000 and 1999. At March 31, 2000, December 31, 1999 and December 31, 1998, no foreign currency translation exposures were hedged.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. SFAS No.133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, Tumbleweed has not entered into any derivative financial instruments or hedging activities.

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101. The SAB summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101, as amended by SAB No. 101B, and any resulting change in accounting principle that a registrant would have to report, is effective no later than the company's fiscal quarter ending December 31, 2000. Tumbleweed does not expect the application of SAB No. 101 to have a material effect on its financial position or results of operations, nor do we expect to report a change in accounting principle resulting from its application.

    In March 2000, FASB issued Financial Interpretation No. 44 ("FIN 44"). FIN 44 clarifies (a) the definition of employee for purposes of applying Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees,
(b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Tumbleweed does not expect the application of FIN 44 to have a material effect on its financial position or results of operations.

(2) FINANCIAL STATEMENT COMPONENTS

    A summary of property and equipment as of December 31, 1999 and 1998, follows (in thousands):

                                                                1999       1998
                                                              --------   --------
Office furniture............................................   $1,601     $  771
Computers and equipment.....................................    5,457      3,679
Leasehold improvements......................................      691        111
                                                               ------     ------
                                                                7,749      4,561
Less accumulated depreciation...............................    4,264      3,133
                                                               ------     ------
                                                               $3,485     $1,428
                                                               ======     ======

    Property and equipment as of December 31, 1999 and 1998 includes equipment under capital leases of approximately $85,000 and $1.5 million and related accumulated amortization of approximately $12,000 and $1.5 million, respectively.

    A summary of accrued liabilities as of December 31, 1999 and 1998, follows (in thousands):

                                                                1999       1998
                                                              --------   --------
Accrued compensation........................................   $2,801     $1,542
Professional fees...........................................    1,632      1,100
Accrued sales and foreign taxes.............................      399        114
Other.......................................................    1,566      1,111
                                                               ------     ------
                                                               $6,398     $3,867
                                                               ======     ======

    Other income, net consisted of the following (in thousands):

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
Interest income........................................   $1,761      $622       $782
Interest expense.......................................     (200)     (108)      (109)
Equity loss in TKK.....................................      (22)       --         --
Miscellaneous income...................................      587        10         --
                                                          ------      ----       ----
                                                          $2,126      $524       $673
                                                          ======      ====       ====

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(3) RELATED PARTY TRANSACTIONS

HIKARI TSUSHIN

    In February 1999, the Company issued 3,914,989 shares of Series C preferred stock at a price of $3.58 to Hikari Tsushin ("Hikari"), a Japanese company, resulting in gross proceeds to the Company of approximately $14.0 million. In August 1999, in connection with the initial public offering, Hikari purchased 400,000 shares of common stock at $12.00 per share, resulting in gross proceeds to the Company of approximately $4.8 million. As of December 31, 1999, Hikari owns approximately 20% of the Company's outstanding common stock.

    On March 31, 1999, Tumbleweed KK (TKK), a wholly-owned Japanese subsidiary of the Company until August 31, 1999 when it became an equity investee, entered into a one-year License and Distribution Agreement with Hikari. A summary of the terms of this agreement is as follows:

    - TKK granted Hikari a perpetual license to use the Company's product in consideration of a one-time, non-refundable fee of Y30,000,000 (which approximated $251,000 as of March 31, 1999).

    - Hikari was granted distribution rights to sell the Company's products to third parties in consideration of a one-time, non-refundable fee of Y20,000,000 (which approximated $167,000 as of March 31, 1999).

    - Beginning on April 1, 1999, Hikari began making quarterly, non-refundable prepaid transaction fees of Y23,625,000 (which approximated $231,000 as of December 31, 1999). The quarterly transaction fees are based on quarterly minimum volume commitments, and will be recognized as revenue in the quarter that the amounts are due and payable. The Company recognized $331,000 in transaction fees from Hikari during 1999.

    On July 1, 1999, the Company entered into a Technology License Agreement with TKK. A summary of the terms of this agreement is as follows:

    - The Company granted TKK a five year, non-exclusive license to use Tumbleweed IME products in connection with the marketing and sub-licensing of Tumbleweed IME products in Japan.

    - Beginning on July 1, 1999, and as consideration for the license grant, TKK is obligated to pay the Company a royalty based on license and transaction fees revenue achieved by TKK. The royalty rate begins at 60% of TKK's net license revenue in 1999, declining to 55% in 2000 and 50% in 2001 and thereafter. The Company's management believes that these terms approximate arms-length rates for such sublicensing activities.

    - During the term of the agreement, the Company will provide maintenance and support services to TKK. The Company receives an annual fee of $100,000 for the services.

    On August 31, 1999, TKK sold 200 shares of its common stock, representing a 50% ownership interest in TKK, to Hikari for Y350,000,000 (which approximated $3.2 million as of August 31, 1999). Following Hikari's investment, Hikari and the Company have equal board representation in TKK. As a result of the equity transaction and the change in board constituency, the Company no longer believes that it has control of TKK. Consequently, beginning September 1, 1999, the Company began accounting

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(3) RELATED PARTY TRANSACTIONS (CONTINUED) for its investment in TKK on the equity method of accounting rather than the consolidation method. Because TKK sold shares to Hikari, the Company's share of the book value of TKK's net assets exceeded the carrying amount of the investment by $1.49 million. As a result the Company has recorded $1.49 million in additional paid-in capital in 1999.

    Prior to selling a 50% ownership interest in TKK on August 31, 1999, the Company recorded consolidated revenues from third-party customers of TKK of $914,000, $0, and $0 in 1999, 1998 and 1997, respectively. Hikari has historically been a significant customer of TKK, representing approximately 84%, 0%, and 0% of TKK's third party revenues recorded during the aforementioned periods. Subsequent to the divestiture on August 31, 1999, the Company recorded $300,000 in royalties received from TKK based on license revenue TKK earned from Hikari and an additional $17,000 in service revenue resulting from support and maintenance the Company provided directly to Hikari. The total amount due from Hikari was $17,000 as of December 31, 1999. There were no amounts due by the Company to Hikari as of December 31, 1999. During the three months ended
March 31, 2000, the Company recorded revenues from TKK of approximately
$367,000.

OTHER RELATED PARTY TRANSACTIONS

    In July 1999, in exchange for marketing and publicity services, the Company issued a warrant to a customer to acquire 100,000 shares of the Company's common stock. The warrant is exercisable immediately in three tranches: 50,000 shares at an exercise price of $20 per share; 25,000 shares at an exercise price of $30 per share; and 25,000 shares at an exercise price of $40 per share (see
Note 6). In June 1999, the Company entered into a license agreement and a consulting agreement with this customer and recorded revenues of $374,000 in 1999 and deferred revenues of $650,000 as of December 31, 1999. The total amount due from this customer was $650,000 and total amount due by the Company to this customer was $72,000 as of December 31, 1999.

    In conjunction with various financing arrangements in 1994, 1995, 1998 and 1999 the Company issued warrants to purchase 447 shares of common stock at prices ranging from $0.39 per share to $4.72 per share and 2 shares of Series B redeemable preferred stock now exercisable for common stock in lieu of the preferred stock at $0.58 per share. Of these warrants to purchase common stock, 433 related to an equity financing with affiliates of Hilal Capital Management and others completed in July 1999. A total of 440 warrants to purchase common stock remain available through December 31, 1999. These warrants expire at various dates through July 7, 2006.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(4) DEBT

    Long-term debt at December 31, 1999 and 1998 and March 31, 2000 consisted of the following:

                                                                 DECEMBER 31,       MARCH 31,
                                                              -------------------   ---------
                                                                1999       1998       2000
                                                              --------   --------   ---------
Equipment loan facilities...................................   $1,335      $510      $1,211
Financing arrangement for directors' and officers' insurance
  premium...................................................      302        --          61
Capital leases..............................................       85       128          76
Term facility...............................................      135       250         104
                                                               ------      ----      ------
Total long-term debt........................................    1,857       888       1,452
Less current portion........................................      840       506         594
                                                               ------      ----      ------
Total long-term portion.....................................   $1,017      $382      $  858
                                                               ======      ====      ======

REVOLVING CREDIT FACILITY

    In July 1998, the Company entered into a debt agreement with a bank, which includes a $1.5 million revolving credit facility. Borrowings under the revolving credit facility bear interest at the prime rate plus 0.5%, with interest payable monthly and an unamortized discount of $43,000. At March 31, 2000, there were no outstanding borrowings under the revolving credit facility. Under the terms of the revolving credit facility, availability is based on outstanding accounts receivable of which $1.4 million was available to the Company at March 31, 2000. The revolving credit facility expires in July 2000.

EQUIPMENT LOAN FACILITIES

    In July 1998, the Company entered into a debt agreement with a bank, which includes a $750,000 equipment loan facility. In June 1999, the Company obtained a second equipment loan facility in the amount of $1.0 million with the same bank. The first equipment loan in the amount of $750,000 expires in December 2001 and the second equipment loan in the amount of $1.0 million expires in December 2002. Borrowings under both equipment loan facilities bear interest at prime rate plus 0.75% and are due and payable in 36 equal monthly installments and are secured by certain assets of the Company. As of March 31, 2000, total borrowings under both equipment loan facilities were $1.2 million in the aggregate and $500,000 remained available under the facilities. The weighted average interest rate for the equipment loans was 8.45%, 8.5%, 9.75%, and 8.45% for 1999, 1998 and the three months ended March 31, 2000 and 1999, respectively. (See Note 8 for future minimum payments.)

BRIDGE LOAN FACILITY

    In November 1998, the Company obtained a $1.5 million bridge loan facility from the same bank from which the Company obtained its revolving credit facility and equipment loan facilities. Under the terms of the bridge loan facility, availability is based on several factors, including the proposed amount of the Company's Series C equity financing. In addition, the bridge loan facility prohibited the

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(4) DEBT (CONTINUED)
Company from making additional borrowings against the revolving credit facility until the maturity date or February 1999. Borrowings under the Bridge Loan Facility were due the earlier of (i) the closing of the Company's Series C preferred stock financing; (ii) 90 days from the initial loan; or
(iii) April 30, 1999. In connection with the Bridge Loan Facility, the Company issued a warrant to purchase preferred stock with a fair value of $55,000, which was amortized over the term of the Bridge Loan Facility (see Note 6). Borrowings under the Bridge Loan Facility bear interest at prime rate plus 1% and are payable monthly. Upon the closing of the February 1999 Series C preferred stock financing, the Company repaid all outstanding borrowings against the bridge loan facility. The weighted average interest rate for the bridge loan facility was 8.8% for 1999, 1998, and for the three months ended March 31, 2000 and 1999.

LOAN AND SECURITY AGREEMENT

    On December 30, 1998, the Company entered into a loan and security agreement comprised of a $1.5 million line of credit, which expired on December 29, 1999 and a $250,000 term facility, which expires on December 29, 2000, bearing interest at the prime rate (9.5% and 7.75% as of December 1999 and 1998) plus 0.25% and prime rate plus 0.50%, respectively. The agreement is collateralized by the assets of the Company, contains certain financial covenants and restricts the Company's ability to incur other indebtedness and pay dividends. As of December 31, 1999 and 1998, there were no outstanding balances under the line of credit agreement. Borrowings under the term facility were $135,000 and $0 as of December 31, 1999 and 1998, respectively, and $104,000 as of March 31, 2000.

FINANCING ARRANGEMENT FOR DIRECTORS' AND OFFICERS' INSURANCE PREMIUM

    In September 1999, the Company entered into a $525,000 financing arrangement with another company to finance its directors' and officers' liability insurance premium. Borrowings under the loan agreement are payable in nine equal monthly installments of $60,000. As of March 31, 2000, total debt outstanding under this financing arrangement was $61,000 and is classified as a current liability. The weighted average interest rate for the financing arrangement for directors' and officers' insurance was 7.5% for both 1999 and the three months ended March 31, 2000.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES

    The difference between the amount of income tax expense recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% for the years ended December 31, 1999, 1998 and 1997, are as follows (in thousands):

                                                                1999       1998       1997
                                                              --------   --------   --------
Statutory federal income tax benefit........................  $(8,133)   $(3,984)   $(3,835)
Net operating losses not benefited..........................    6,945      3,755      3,692
State income tax............................................       --          1         37
Nondeductible stock compensation expense....................    1,188        229         84
Foreign income tax expense..................................      301         --        115
Other.......................................................       --         --         90
                                                              -------    -------    -------
Income tax expense..........................................  $   301    $     1    $   183
                                                              =======    =======    =======

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1999 and 1998, are presented below (in thousands):

                                                                1999       1998
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $16,516    $ 8,014
  Tax credit carryforwards..................................    2,260      1,730
  Reserves and accruals not currently deductible............    2,373      1,209
  Deferred research and development costs...................    2,022      3,889
  Other.....................................................       --        (69)
                                                              -------    -------
                                                               23,171     14,773
Less valuation allowance....................................   23,171     14,773
                                                              -------    -------
  Net deferred tax assets...................................  $    --    $    --
                                                              =======    =======

    The Company believes that sufficient uncertainty exists with respect to future realization of these deferred tax assets; therefore, it has established a valuation allowance against all deferred tax assets.

    The net change in the valuation allowance for the year ended December 31, 1999, was an increase of approximately $8.4 million.

    As of December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $44.1 million and $18.5 million, respectively.

    The net operating loss carryforwards expire in the years 2008 through 2019 for federal income tax purposes and the years 2000 through 2004 for California income tax purposes.

    As of December 31, 1999, the Company has federal and California research and development tax credit carryforwards of approximately $1.3 million and $1.0 million, respectively. The research and development tax credit carryforwards for federal income tax purposes expire in the years 2012 through

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES (CONTINUED)
2019. The research and development tax credit carryforwards for California income tax purposes can be carried forward indefinitely.

    The Company's future ability to utilize the net operating loss and research credit carryforwards may be subject to limitations in the event of ownership changes as defined in the Internal Revenue Code.

(6) STOCKHOLDERS' EQUITY

    CONVERTIBLE PREFERRED STOCK

    In August 1999, the Company sold 4,219,592 shares of its common stock (of which 219,592 shares were sold pursuant to the Underwriters' over-allotment option) through its initial public offering (IPO). At the time of the IPO, all of the Company's outstanding preferred stock automatically converted into 12,331,434 shares of common stock.

    STOCK REPURCHASE AGREEMENTS

    On August 16, 1996, stock repurchase agreements were signed with the Company's Chief Technical Officer and Chief Executive Officer (the Officers). Under these agreements, the Company could repurchase a ratable portion of the shares of common stock held by the Officers if the Officers terminated their employment with the Company at any time prior to August 16, 1999. The common stock was issued for the value of services rendered, at a value of $0.001 per share. The repurchase price would be $0.005 per share, and the total number of shares available for repurchase by the Company was reduced ratably over the three-year term of the agreements. The number of shares subject to repurchase by the Company as of December 31, 1999 and 1998, was zero and approximately 197,000, respectively.

    1993 STOCK OPTION PLAN

    On September 30, 1993, the Company adopted the 1993 Stock Option Plan. During 1999 and 1998, the board of directors approved an amendment to the plan to increase the number of shares authorized for issuance by 650,000 shares and 1,000,000 shares, respectively, to a total of 3,768,500 authorized shares.

    Under the plan, the exercise price for incentive options is at least 100% of the fair market value on the date of grant. The exercise price for nonqualified stock options is at least 85% of the fair market value on the date of grant. Options generally expire in 10 years. Vesting periods are determined by the board of directors and generally provide for 25% of the options to vest on the first anniversary date of the grant with the remaining options vesting monthly over the following 36 months.

    1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 Omnibus Stock Incentive Plan (the Incentive Plan) was approved by stockholders on August 3, 1999, for the benefit of the officers, directors, key employees, advisors and consultants of the Company. An aggregate of 4,381,500 shares of common stock is reserved for issuance under the

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
Incentive Plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan (the Purchase Plan) was approved by stockholders on August 3, 1999, which allows eligible employees to purchase common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan for each fiscal year occurring during the term of the Purchase Plan (the Purchase Plan will terminate in 2009).

    A summary of stock option activity follows:

                                                                                         WEIGHTED-
                                                               OPTIONS                    AVERAGE
                                                              AVAILABLE      OPTIONS     EXERCISE
                                                              FOR GRANT    OUTSTANDING     PRICE
                                                              ----------   -----------   ---------
Balances, December 31, 1996.................................   3,273,404    1,617,748     $ 4.78
Authorized..................................................     750,000           --         --
Granted.....................................................  (1,033,116)   1,033,116       8.88
Exercised...................................................          --      (38,559)      5.29
Canceled....................................................     400,512     (400,512)     12.13
                                                              ----------    ---------     ------
Balances, December 31, 1997.................................   3,390,800    2,211,793       5.36
Authorized..................................................   2,000,000           --         --
Granted.....................................................  (1,616,130)   1,616,130       2.40
Exercised...................................................          --     (204,150)      1.08
Canceled....................................................     508,103     (508,103)      9.33
                                                              ----------    ---------     ------
Balances, December 31, 1998.................................   4,282,773    3,115,670       3.45
Authorized..................................................   5,031,500           --         --
Granted.....................................................  (2,887,186)   2,887,186      13.32
Exercised...................................................          --     (877,893)      1.42
Canceled....................................................     650,376     (650,376)      9.15
                                                              ----------    ---------     ------
Balances, December 31, 1999.................................   7,077,463    4,474,587     $ 9.39
                                                              ==========    =========     ======

Options vested as of December 31, 1999......................                  893,660
                                                                            =========

Weighted-average fair value of options granted during the
year:
  1999......................................................   $6.44
                                                               =====
  1998......................................................   $1.19
                                                               =====
  1997......................................................   $3.93
                                                               =====

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding as of December 31, 1999:

                                   AVERAGE
                                  REMAINING
   EXERCISE        NUMBER      CONTRACTUAL LIFE     NUMBER
    PRICES       OUTSTANDING       (YEARS)        EXERCISABLE
--------------   -----------   ----------------   -----------
$0.50.........    1,623,000           8.1           640,762
0.77 -  0.80..      735,715           9.3            43,505
1.92..........          455           5.9               455
7.69 - 11.06..      283,430           9.3            43,787
       11.54 -
17.13.........      988,002           8.7           151,631
       17.73 -
26.00.........      565,170           9.8             3,900
       30.77 -
41.00.........      223,470           9.7             8,775
       49.04 -
57.25.........       45,345           9.8               845
81.44.........       10,000          10.0                --
--------------    ---------          ----           -------
       $0.50 -
81.44.........    4,474,587           8.8           893,660
==============    =========          ====           =======

    STOCK-BASED COMPENSATION

    The Company uses the intrinsic value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees. Compensation cost has been recognized for fixed stock option issuances in the accompanying consolidated financial statements because the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. The Company has recorded deferred compensation expense of $7.3 million, $1.7 million and $469,000, for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options granted in the years ended December 31, 1999, 1998 and 1997, respectively. These amounts are being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation of approximately $3.5 million, $715,000 and $288,000 was recognized in the years ended December 31, 1999, 1998 and 1997, respectively. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
forth in SFAS No. 123, the Company's net losses for the years ended
December 31, 1999, 1998, and 1997, would have been as follows (in thousands, except per share amounts):

                                                                1999       1998       1997
                                                              --------   --------   --------
Net loss as reported........................................  $(24,222)  $(11,720)  $(11,461)
APB No. 25 compensation expense recorded....................     3,536        715        288
Additional stock-based compensation under SFAS No. 123......    (3,052)    (1,171)    (1,896)
                                                              --------   --------   --------
Net loss pro forma..........................................  $(23,738)  $(12,176)  $(13,069)
                                                              ========   ========   ========
Basic and diluted net loss per share as reported............  $  (1.65)  $  (1.79)  $  (1.90)

Basic and diluted net loss per share pro forma..............  $  (1.62)  $  (1.86)  $  (2.17)

    For the year ended December 31, 1999, the fair value of options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted average assumptions: no dividend yield; risk-free interest rate of 5.42%, volatility factor of the expected market price of the Company's common stock of 78.0%, and a weighted-average expected life of the option of 2.0 years for all options granted prior to the IPO and 1.0 year for all options granted subsequent to the IPO. The fair value for the 1999 stock purchases under the Employee Stock Purchase Plan was estimated using the Black-Scholes model, with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 5.08%; volatility factor of the expected market price of the Company's common stock of 78.0%; and the expected life of the purchase period (August 1999 through May 2000). For the years ended December 31, 1998 and 1997, the fair value of options was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 5.02% and 6.11%, respectively; and an expected life of four years.

    WARRANTS

    In connection with the Company's sale of certain technology rights to a third party in December 1997, the Company licensed the rights back from the third party in exchange for a warrant to purchase 40,000 shares of the Company's Series B convertible preferred stock at an exercise price of $2.50 per share. The warrant expired upon the closing of the IPO offering of the Company's common stock. Using the Black-Scholes option pricing model, the Company calculated the value of the warrant based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 5.75%; expected volatility of 55%. The resultant expense of $28,000 is included in research and development expenses in 1997.

    In connection with the November 1998 Bridge Loan Facility (see Note 4), the Company issued a warrant to acquire 20,973 shares of Series C preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $2.65 per share, for a total of $55,000, based on the following assumptions: no dividends; contractual term of 10 years; risk-free interest rate of 4.86%; expected volatility of 60%. The value of the warrant was amortized over the term of the Bridge Loan Facility. The warrant expires upon the earlier of
(i) November 2008; (ii) five years from the closing of

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
an initial public offering; or (iii) the closing of an acquisition of the Company in which the Company's stock is sold for at least three times the initial exercise price. In December 1999, an option for a cash-less exercise was completed resulting in the issuance of 19,107 shares of the Company common stock and eliminating the outstanding warrant balance.

    In connection with the February 1999 Series C financing, the Company's financial advisor earned the right to receive a warrant to acquire 58,725 shares of Series C convertible preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $1.99 per share, for a total of $117,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.75%; expected volatility of 60%. The value of the warrant is included as an issuance cost of the Series C financing. The warrant was exercised at the time of the IPO in August 1999.

    In connection with the May 1999 Series C financing, the Company issued a warrant to acquire 16,778 shares of Series C convertible preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant was valued at $8.51 per share, for a total of $143,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.79%; expected volatility of 60%. The value of the warrant was included as an issuance cost of the Series C financing. The warrant was exercised at the time of the IPO in August 1999.

    In July 1999, in exchange for marketing and publicity assistance from a customer, the Company issued a warrant to acquire 100,000 shares of its common stock. The warrant is exercisable immediately in three tranches: 50,000 shares at an exercise price of $20 per share; 25,000 shares at an exercise price of $30 per share; and 25,000 shares at an exercise price of $40 per share. Using the Black-Scholes option pricing model, the total fair value of the warrant was estimated to be $127,000, based on the following assumptions: no dividends; contractual term of three years; risk-free interest rate of 4.8%; and expected volatility of 60%. The fair value of the warrant was charged to sales and marketing expense in the third quarter of 1999. In June 1999, the Company entered into a license agreement and a consulting agreement with the customer for a total of $355,000.

    In conjunction with various financing arrangements in 1994, 1995, 1998 and 1999 the Company issued warrants to purchase 447,000 shares of common stock at prices ranging from $5.77 per share to $69.85 per share and 2 shares of Series B redeemable preferred stock now exercisable for common stock in lieu of the preferred stock at $8.62 per share. Of these warrants to purchase common stock, 433,000 related to an equity financing with affiliates of Hilal Capital Management and others completed in July 1999. A total of 440,000 warrants to purchase common stock remain available through December 31, 1999. These warrants expire at various dates through July 7, 2006.

(7) EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan that allows eligible employees to contribute a percentage of their compensation, limited to $10,000 in 1999 and 1998. The Company made no contributions in 1999 and 1998. Beginning April 1, 2000, the Company will match each eligible employee's contribution dollar for dollar up to 4% of the employee's salary. The Company matching contributions and earnings thereon vest immediately.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(8) COMMITMENTS

LEASE COMMITMENTS

    The Company leases its facilities and certain equipment under operating lease agreements. The facilities leases expire at various dates through 2004. The Company also leases certain equipment under capital lease agreements. These leases expire at various dates through 2003. Future minimum lease payments as of December 31, 1999, are as follows (in thousands):

                                                             OPERATING   CAPITAL
YEAR ENDING DECEMBER 31,                                      LEASES      LEASES
------------------------                                     ---------   --------
2000.......................................................   $1,980       $34
2001.......................................................    1,897        26
2002.......................................................    1,900        26
2003.......................................................    1,944         8
2004.......................................................    1,757        --
Thereafter.................................................      377        --
                                                              ------       ---
Future minimum lease payments..............................   $9,855        94
                                                              ======
Less amount representing interest..........................                  9
                                                                           ---
                                                                            85
Less current portion.......................................                 32
                                                                           ---
Long-term portion..........................................                $53
                                                                           ===

    Total rent expense under operating leases for the years ended December 31, 1999, 1998 and 1997, was $1.9 million, $942,000 and $799,000, respectively.

ROYALTY AGREEMENTS

    During 1997 and 1998, the Company entered into royalty agreements with various companies whereby the Company was granted a right to sublicense certain software technology. Under the terms of the agreements, the Company pays royalties based on the number of software licenses sold or a percentage of revenue. Royalty expense under these agreements in 1999, 1998 and 1997 was approximately $223,000, $128,000 and $39,000, respectively, and was recorded as cost of revenue.

(9) SEGMENT INFORMATION

    The Company has adopted the provisions of SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

    The Company's chief operating decision-maker is considered to be the Company's Chief Executive Officer. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenue by geographic region for purposes of making operating

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company operates in a single operating segment.

    Revenue information regarding operations in the different geographic regions is as follows (in thousands):


                                                                                        THREE MONTHS
                                                                                            ENDED
                                                       YEARS ENDED DECEMBER 31,           MARCH 31,
                                                    ------------------------------   -------------------
                                                      1999       1998       1997       2000       1999
                                                    --------   --------   --------   --------   --------
United States.....................................  $ 9,084    $ 6,919     $2,895     $4,348     $1,980
Europe:
  Belgium.........................................      663        560         --         --        108
  Switzerland.....................................      663         --         --        685         --
  Other...........................................    2,947      2,429      1,403        791        717
Asia:
  Japan...........................................    1,479         --         --        384        439
  Hong Kong.......................................       --         --         --        322         --
  Taiwan..........................................       58        667        178         --         --
  Australia.......................................      390         --         --         80         --
  Other...........................................       --         --         --         --         25
                                                    -------    -------     ------     ------     ------
Total revenue from continuing product lines.......  $15,284    $10,575     $4,476     $6,610     $3,269
                                                    =======    =======     ======     ======     ======


    Revenue and net loss information for the Company's product lines is as follows (in thousands):


                                                                                 THREE MONTHS
                                                                                     ENDED
                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                             ------------------------------   -------------------
                                               1999       1998       1997       2000       1999
                                             --------   --------   --------   --------   --------
Revenue:
  IME......................................  $  5,777   $  2,015   $    245   $  3,974   $    693
  MMS......................................     9,507      8,560      3,747      2,636      2,576
  Other....................................        --         --        484         --         --
                                             --------   --------   --------   --------   --------
    Revenue from continuing product
      lines................................    15,284     10,575      4,476      6,610      3,269

Discontinued product line..................     1,472      4,888      7,580         --        638
                                             --------   --------   --------   --------   --------
    Total revenue..........................  $ 16,756   $ 15,463   $ 12,056   $  6,610   $  3,907
                                             ========   ========   ========   ========   ========
Net loss:
  IME and other............................  $(16,416)  $ (6,590)  $ (4,691)  $(10,955)  $ (2,056)
  MMS and discontinued products............    (7,806)    (5,130)    (6,770)    (7,667)      (875)
                                             --------   --------   --------   --------   --------
    Total net loss.........................  $(24,222)  $(11,720)  $(11,461)  $(18,622)  $ (2,931)
                                             ========   ========   ========   ========   ========

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
    Revenue aggregating 7%, 6%, 0%, 1% and 11% of total revenue for the years ended December 31, 1999, 1998 and 1997 and for the three months ended March 31, 2000, respectively, was generated from two customers who, or whose 50% stockholders, are stockholders of Tumbleweed, and whose ownership percentages as of March 31, 2000 were 17% and 4%, respectively.

    Substantially all of the Company's long-lived assets are located in the United States.

(10) SUBSEQUENT EVENTS (UNAUDITED)

    On May 15, 2000, the Company repurchased from Hikari 5% of the outstanding stock of Tumbleweed KK, for a price of Y70,000,000.

    On June 28, 2000, the Company entered into a merger agreement providing for the acquisition of Interface Systems, Inc. Pursuant to the merger agreement, each outstanding share of Interface common stock will be converted into the right to receive 0.264 of a share of the Company's common stock upon the closing of the merger, and the Company will assume all outstanding options and warrants of Interface. The Company will account for the transaction under the purchase method of accounting. In connection with the transaction, the Company agreed to purchase an aggregate of $3.0 million of convertible subordinated promissory notes of Interface, pursuant to a convertible subordinated note purchase agreement dated June 28, 2000. At the Company's option, or upon the occurrence of certain events, the notes are convertible into Interface common stock at an initial conversion price of $9.50 per share, subject to adjustment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Interface Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Interface Systems, Inc. (a Michigan corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interface Systems, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP

Detroit, Michigan
October 29, 1999 (except with
respect to the matters discussed in
Notes 12 and 14, as to which date
is July 7, 2000)

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,
                                                        -------------------------    MARCH 31,
                                                           1999          1998          2000
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS

Current assets:
  Cash and cash equivalents...........................  $ 1,575,139   $   301,206   $   931,201
  Accounts receivable, less allowance for doubtful
    accounts of $101,555, $129,381 and $88,789 at
    September 30, 1999, 1998 and March 31, 2000,
    respectively......................................    3,689,511     4,162,320     2,655,961
  Refundable income taxes.............................        6,723     1,507,634            --
  Inventories.........................................      915,977     2,218,887       527,499
  Current portion of note receivable..................           --            --         6,751
  Prepaid expenses and other..........................      303,676       243,957       311,172
                                                        -----------   -----------   -----------
    Total current assets..............................    6,491,026     8,434,004     4,432,584
Property and equipment, net...........................    3,188,071     3,443,349     2,407,446
Goodwill, net.........................................      789,140       974,888       696,266
Software development costs, net.......................           --        90,549            --
Note receivable.......................................           --            --       262,972
Other assets..........................................       55,194       234,280        32,713
                                                        -----------   -----------   -----------
                                                        $10,523,431   $13,177,070   $ 7,831,981
                                                        ===========   ===========   ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable.......................................  $        --   $ 1,350,000   $        --
  Accounts payable....................................      912,018     1,392,146       877,718
  Accrued expenses....................................    1,140,155     1,666,940     1,132,865
  Deferred revenue....................................      431,252       684,406       472,027
  Current portion of long-term debt...................       50,200        50,200        50,200
                                                        -----------   -----------   -----------
    Total current liabilities.........................    2,533,625     5,143,692     2,532,810
Long-term debt, less current portion..................       70,633       120,633        45,633

Commitments

Stockholders' equity (see Note 6):
  Common stock, no par value, 12,500,000, 12,500,000
    and 25,000,000 shares authorized at September 30,
    1999, 1998 and March 31, 2000 (unaudited),
    respectively; 4,539,529, 4,452,349 and
    4,686,432 shares issued and outstanding at
    September 30, 1999, 1998 and March 31, 2000
    (unaudited), respectively.........................   11,324,418    11,059,810    11,799,884
  Accumulated other comprehensive loss................      (53,117)      (59,824)      (56,106)
  Accumulated deficit.................................   (3,352,128)   (3,087,241)   (6,490,240)
                                                        -----------   -----------   -----------
    Total stockholders' equity........................    7,919,173     7,912,745     5,253,538
                                                        -----------   -----------   -----------
                                                        $10,523,431   $13,177,070   $ 7,831,981
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        YEARS ENDED SEPTEMBER 30,           SIX MONTHS ENDED MARCH 31,
                                 ----------------------------------------   ---------------------------
                                    1999          1998           1997           2000           1999
                                 -----------   -----------   ------------   ------------   ------------
                                                                            (UNAUDITED)    (UNAUDITED)
Net revenues...................  $20,169,116   $21,610,542   $ 19,084,624   $ 6,394,575    $10,073,228
Cost of revenues...............    7,899,004     9,471,755     14,641,081     1,959,428      4,167,813
                                 -----------   -----------   ------------   -----------    -----------
    Gross profit...............   12,270,112    12,138,787      4,443,543     4,435,147      5,905,415
Expenses:
  Product development..........    3,854,576     3,735,002      3,718,807     1,436,844        804,320
  Selling, general and
    administrative.............    8,682,677     8,004,242      9,467,720     6,296,076      5,466,485
                                 -----------   -----------   ------------   -----------    -----------
    Operating income (loss)
      from continuing
      operations...............     (267,141)      399,543     (8,742,984)   (3,297,773)      (365,390)
Interest expense...............      (23,164)      (85,496)       (79,512)      (14,791)       (17,112)
Other income...................       66,009        40,672        116,568       181,175         70,855
                                 -----------   -----------   ------------   -----------    -----------
    Income (loss) from
      continuing operations
      before income taxes......     (224,296)      354,719     (8,705,928)   (3,131,389)      (311,647)
Income tax (benefit)
  provision....................       40,591      (412,243)    (2,100,810)        6,723             --
                                 -----------   -----------   ------------   -----------    -----------
Income (loss) from continuing
  operations...................     (264,887)      766,962     (6,605,118)   (3,138,112)      (311,647)
Loss from discontinued
  operations...................           --      (748,243)    (4,273,964)           --             --
Loss on disposal of
  discontinued operations......           --    (2,140,262)            --            --             --
                                 -----------   -----------   ------------   -----------    -----------
    Net loss...................  $  (264,887)  $(2,121,543)  $(10,879,082)  $(3,138,112)   $  (311,647)
                                 ===========   ===========   ============   ===========    ===========
Basic and diluted income (loss)
  per share:
  Income (loss) from continuing
    operations.................  $     (0.06)  $      0.17   $      (1.50)  $     (0.68)   $     (0.07)
  Loss from discontinued
    operations.................           --         (0.65)         (0.97)           --             --
                                 -----------   -----------   ------------   -----------    -----------
Net loss per share.............  $     (0.06)  $     (0.48)  $      (2.47)  $     (0.68)   $     (0.07)
                                 ===========   ===========   ============   ===========    ===========
Weighted average shares
  outstanding..................    4,480,842     4,434,083      4,411,328     4,607,993      4,463,867
                                 ===========   ===========   ============   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           ACCUMULATED
                                     COMMON STOCK             OTHER         RETAINED
                                -----------------------   COMPREHENSIVE     EARNINGS                    COMPREHENSIVE
                                 SHARES       AMOUNT          LOSS         (DEFICIT)        TOTAL           LOSS
                                ---------   -----------   -------------   ------------   ------------   -------------
Balance, September 30,
  1996.......................   4,535,879   $11,575,651     $(236,051)    $  9,913,384   $ 21,252,984
  Net loss...................          --            --            --      (10,879,082)   (10,879,082)  $(10,879,082)
  Sale of stock..............      16,566        51,768            --               --         51,768
  Retirement of stock........    (127,495)     (637,477)           --               --       (637,477)
  Foreign currency
    translation..............          --            --       (45,390)              --        (45,390)       (45,390)
                                ---------   -----------     ---------     ------------   ------------   ------------
  Comprehensive loss.........                                                                           $(10,924,472)
                                                                                                        ============
Balance, September 30,
  1997.......................   4,424,950    10,989,942      (281,441)        (965,698)     9,742,803
  Net loss...................          --            --            --       (2,121,543)    (2,121,543)  $ (2,121,543)
  Sale of stock..............      27,399        69,868            --               --         69,868
  Foreign currency
    translation..............          --            --       221,617               --        221,617        221,617
                                ---------   -----------     ---------     ------------   ------------   ------------
  Comprehensive loss.........                                                                           $ (1,899,926)
                                                                                                        ============
Balance, September 30,
  1998.......................   4,452,349    11,059,810       (59,824)      (3,087,241)     7,912,745
  Net loss...................          --            --            --         (264,887)      (264,887)  $   (264,887)
  Sale of stock..............      87,180       264,608            --               --        264,608
  Foreign currency
    translation..............          --            --         6,707               --          6,707          6,707
                                ---------   -----------     ---------     ------------   ------------   ------------
  Comprehensive loss.........                                                                           $   (258,180)
                                                                                                        ============
Balance, September 30,
  1999.......................   4,539,529    11,324,418       (53,117)      (3,352,128)     7,919,173
  Net loss (unaudited).......          --            --            --       (3,138,112)    (3,138,112)  $ (3,138,112)
  Sale of stock
    (unaudited)..............     146,903       475,466            --               --        475,466
  Foreign currency
    translation
    (unaudited)..............          --            --        (2,989)              --         (2,989)        (2,989)
                                ---------   -----------     ---------     ------------   ------------   ------------
  Comprehensive loss
    (unaudited)..............                                                                           $ (3,141,101)
                                                                                                        ============
Balance, March 31, 2000
  (unaudited)................   4,686,432   $11,799,884     $ (56,106)    $ (6,490,240)  $  5,253,538
                                =========   ===========     =========     ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS ENDED
                                                           YEARS ENDED SEPTEMBER 30,                   MARCH 31,
                                                    ----------------------------------------   -------------------------
                                                       1999          1998           1997          2000          1999
                                                    -----------   -----------   ------------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $  (264,887)  $(2,121,543)  $(10,879,082)  $(3,138,112)  $  (311,647)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
  Depreciation and amortization...................    1,019,758     1,866,555      3,170,787      403,464        558,040
  Inventory write-off and obsolescence
    provision.....................................      312,500       445,580      2,811,573           --             --
  Loss on disposal of fixed assets................       38,269         9,785         52,639           --             --
  Deferred income taxes...........................           --      (140,000)      (895,000)          --             --
  Gain on sale of IGK.............................           --            --             --      (36,736)            --
  Loss on disposal of discontinued operations.....           --     2,140,262             --           --             --
  Gain on sale of securities......................           --            --        (74,777)          --             --
  Write-off of software development costs.........           --            --      1,616,358           --             --
  Change in operating assets and liabilities:
    Accounts receivable...........................      472,809      (881,774)      (701,182)     633,608        809,432
    Refundable income taxes.......................    1,500,911      (325,452)       195,911        6,723      1,459,874
    Inventories...................................      990,410     1,177,280        246,880      (37,447)       577,523
    Prepaid expenses and other....................      (59,719)      574,068       (328,265)     (27,427)       (54,354)
    Other assets..................................      178,136       (59,517)      (119,750)      22,481          1,774
    Accounts payable..............................     (480,128)     (346,450)       207,047      199,752       (121,881)
    Accrued expenses..............................     (526,785)      247,072        (10,020)     (44,479)      (530,461)
    Deferred revenue..............................     (253,154)       45,697        358,006       40,775        (75,686)
      Discontinued operations--non-cash charges
        and working capital changes...............           --     1,056,317      2,124,241           --             --
                                                    -----------   -----------   ------------   -----------   -----------
  Net cash provided by (used in) operating
    activities....................................    2,928,120     3,687,880     (2,224,634)  (1,977,398)     2,312,614
                                                    -----------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of IGK.......................           --            --             --    1,078,556             --
  Proceeds received on note issued on sale of
    IGK...........................................           --            --             --       80,277             --
  Additions to property and equipment.............     (525,502)     (289,134)      (487,047)    (272,850)      (233,886)
  Proceeds from disposal of discontinued
    operations....................................           --     3,121,500             --           --             --
  Investing activities of discontinued
    operations....................................           --            --       (300,790)          --             --
  Additions to software development costs.........           --            --       (953,675)          --             --
  Change in notes receivable......................           --            --         86,581           --             --
  Proceeds from sale of securities................           --            --        177,612           --             --
                                                    -----------   -----------   ------------   -----------   -----------
  Net cash provided by (used in) investing
    activities....................................     (525,502)    2,832,366     (1,477,319)     885,983       (233,886)
                                                    -----------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
  Net borrowings (repayments) under notes
    payable.......................................   (1,350,000)   (7,290,611)     2,949,065           --     (1,350,000)
  Reduction of long-term debt.....................      (50,000)      (50,000)       (66,361)     (25,000)       (25,000)
  Proceeds from sale of common stock..............      264,608        69,868             --      475,466         44,056
                                                    -----------   -----------   ------------   -----------   -----------
  Net cash provided by (used in) financing
    activities....................................   (1,135,392)   (7,270,743)     2,882,704      450,466     (1,330,944)
                                                    -----------   -----------   ------------   -----------   -----------
Effect of exchange rate changes on cash...........        6,707       221,617        (45,390)      (2,989)        49,632
                                                    -----------   -----------   ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.....................................    1,273,933      (528,880)      (864,639)    (643,938)       797,416
Cash and cash equivalents, beginning of period....      301,206       830,086      1,694,725    1,575,139        301,206
                                                    -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents, end of period..........  $ 1,575,139   $   301,206   $    830,086   $  931,201    $ 1,098,622
                                                    ===========   ===========   ============   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................  $    23,164   $    85,496   $     79,512   $   14,791    $    17,112
                                                    ===========   ===========   ============   ===========   ===========
  Cash refunded for income taxes..................  $(1,558,668)  $        --   $ (1,323,683)  $       --    $(1,558,221)
                                                    ===========   ===========   ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS. Interface Systems, Inc. (the "Company") primarily develops and sells software-based tools and solutions to integrate legacy systems with Internet technology, distribute mainframe documents, and provide host connectivity. The Company specializes in Internet bill presentment and payment, as well as electronic delivery of statements and other legacy content to the Internet, fax, e-mail, and other destinations. The Company operates primarily in the United States and Europe.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of Interface Systems, Inc. and its wholly-owned subsidiaries, IGK Industries, Inc. ("IGK") and Interface Systems
International, Ltd. ("ISIL"). All significant intercompany transactions and balances have been eliminated in consolidation.

    As discussed in Note 2, in May 1998, the Company sold substantially all assets and certain liabilities of the ISIL distribution business. Accordingly, the assets, liabilities and operating results of ISIL have been presented as a discontinued operation in the accompanying consolidated financial statements.

    FOREIGN CURRENCY TRANSLATION. Assets and liabilities of the Company's foreign operations are translated at exchange rates in effect on the balance sheet date, and revenue and expenses are translated using a weighted average exchange rate during the period. Cumulative adjustments resulting from translation of financial statements are reflected as a separate component of stockholders' equity.

    REVENUE RECOGNITION. Revenues from product sales are recognized upon shipment to the customer. Lease and service revenues are recognized ratably over the contractual period or as the services are performed. Revenues from licenses of software products are recognized when the product is shipped and the Company has no further obligation to the customer. Deferred revenue represents advance billings on service contracts.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are expensed in the period incurred. These costs, representing development salaries, fringe benefits, other direct expenses and a portion of the Company's overhead, are included in the accompanying consolidated financial statements as product development costs.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents includes investments in highly liquid financial instruments with maturities of ninety days or less.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES. Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market, and consist of the following:

                                                  SEPTEMBER 30,        MARCH 31,
                                              ---------------------   -----------
                                                1999        1998         2000
                                              --------   ----------   -----------
                                                                      (UNAUDITED)
Finished goods..............................  $ 64,386   $  897,050     $     --
Purchased parts.............................   557,703      650,346      527,499
Work-in-process.............................   293,888      293,590           --
Service and demo............................        --      377,901           --
                                              --------   ----------     --------
                                              $915,977   $2,218,887     $527,499
                                              ========   ==========     ========

    PROPERTY AND EQUIPMENT. Additions to property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets: building and improvements--33 years; and machinery and equipment--3 to 10 years. The components of property and equipment are as follows:

                                                SEPTEMBER 30,         MARCH 31,
                                           -----------------------   -----------
                                              1999         1998         2000
                                           ----------   ----------   -----------
                                                                     (UNAUDITED)
Land.....................................  $  231,383   $  231,383   $  231,383
Buildings and improvements...............   2,406,039    2,397,603    1,692,854
Machinery and equipment..................   4,721,948    4,865,444    3,265,245
                                           ----------   ----------   ----------
                                            7,359,370    7,494,430    5,189,482
Less--accumulated depreciation...........   4,171,299    4,051,081    2,782,036
                                           ----------   ----------   ----------
                                           $3,188,071   $3,443,349   $2,407,446
                                           ==========   ==========   ==========

    GOODWILL. Goodwill represents the cost in excess of fair value of the net assets of businesses acquired and is being amortized using the straight-line method over 15 years. Accumulated amortization expense at September 30, 1999, 1998 and March 31, 2000, was $1,899,272, $1,713,524 and $1,992,146,
respectively. Goodwill amortization expense totaled $185,748, $185,748 and $260,532 for the years ended September 30, 1999, 1998 and 1997, respectively, and is included in selling, general and administrative expense in the accompanying consolidated statements of operations. Goodwill amortization expense totaled $92,874 for the six months ended March 31, 2000 and 1999.

    IMPAIRMENT OF LONG-LIVED ASSETS. In fiscal 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires an evaluation of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. During the third quarter of fiscal 1997, management's evaluation indicated that the goodwill related to the Company's investment in its operations in the United Kingdom was impaired and, consequently, the $1,456,320 carrying value of the related goodwill was written off as a component of the loss from discontinued operations during fiscal 1997.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SOFTWARE DEVELOPMENT COSTS. The costs of developing new software products are capitalized after technological feasibility is established which the Company defines as having a working model that has been confirmed by testing. The ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives and changes in software and hardware technology. With the increase in frequency of product upgrades and a reduction in the time between establishing technological feasibility and general release to the public, the Company expects that it will not capitalize any software development costs in the future.

    Amortization of capitalized software development costs is provided on a product-by-product basis using the straight-line method over the remaining estimated economic lives of the respective products or three years, whichever is less. Accumulated amortization was $3,003,596, $2,913,047 and $3,003,596 at September 30, 1999, 1998 and March 31, 2000, respectively. Amortization expense was $90,549, $784,103 and $2,033,210 for the years ended September 30, 1999,
1998 and 1997, respectively, and is included in cost of revenues in the accompanying consolidated statements of operations. Amortization expense was $0 and $46,466 for the six months ended March 31, 2000 and 1999, respectively.

    On an ongoing basis, management reviews the valuation and amortization of capitalized software development costs. As part of its review, management considers the value of future cash flows attributable to the capitalized development costs in evaluating potential impairment of the asset. Based on such review, the Company wrote off $1,616,358 of capitalized software development costs as a component of cost of revenues during fiscal 1997. No such costs were written off in fiscal 2000, 1999 or 1998.

    STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosures of stock options granted during fiscal 2000, 1999 and 1998 in accordance with the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 8).

    CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. At times, such cash and equivalents in banks are in excess of the respective financial institution's FDIC insurance limit. With respect to accounts receivable, the Company attempts to minimize credit risk by reviewing all customers' credit history before extending credit and by monitoring customers' credit exposure on a continuing basis. The Company establishes an allowance for possible losses on accounts receivable based upon factors surrounding the credit risk of specific customers, historical trends and other information.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The amounts reported for cash and cash equivalents, accounts receivable, accounts payable, notes payable and accrued expenses approximate fair value due to the short maturity of these items.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME (LOSS) PER SHARE. Income (loss) per share amounts have been calculated using the weighted average number of shares of common stock outstanding during the period. Outstanding stock options do not have a dilutive effect on income (loss) per share for any periods presented due to the net loss. In fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share." No amounts from prior periods needed to be restated to conform to the requirements of SFAS No. 128.

    In 1999, 1998 and 1997, the dilutive effect of certain stock options outstanding for the purchase of 818,202, 696,867 and 531,767 shares, respectively, were not included in the calculation of diluted earnings per share due to the net loss for those periods as doing so would have been anti-dilutive. For the six months ended March 31, 2000, the excluded options were 811,118 shares.

    COMPREHENSIVE INCOME. Effective October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. The difference between net income (loss), as reported in the accompanying consolidated statements of operations, and comprehensive income (loss) is the foreign currency translation adjustment for the respective periods. The accumulated other comprehensive loss consists solely of the cumulative translation adjustment as presented in the accompanying consolidated balance sheets.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS. The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company is required to adopt the provisions of SFAS 133 in fiscal 2000. The Company expects the adoption will not affect results of operations or financial statements.

    RECLASSIFICATIONS. For comparative purposes, certain amounts reported in prior years' financial statements have been reclassified to conform to current year presentations.

2. SALE OF INTERFACE SYSTEMS INTERNATIONAL LTD. DISTRIBUTION BUSINESS; DISCONTINUED OPERATIONS

    In May 1998, the Company sold substantially all assets and certain liabilities of its ISIL distribution business to Fayrewood plc for approximately $3.1 million cash. The liabilities not assumed by Fayrewood include the lease on the building in the United Kingdom (see Note 9) and certain accounts payable of approximately $385,000. The sale resulted in a loss of $2,140,262. The sale did not include the assumption by Fayrewood of all of ISIL's liabilities, and therefore, no assurances can be given that claims will not be made against the Company in the future arising out of ISIL's former operations. In management's opinion, such claims will not have a material adverse effect on the Company's financial condition and results of operations.

    The operating results of ISIL have been segregated from continuing operations and reported as a separate line item on the Company's consolidated statement of operations. The Company has restated

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

2. SALE OF INTERFACE SYSTEMS INTERNATIONAL LTD. DISTRIBUTION BUSINESS; DISCONTINUED OPERATIONS (CONTINUED)
its prior financial statements to present the operating results of ISIL as a discontinued operation. Net revenues of the ISIL distribution business totaled $38.8 million and $62.8 million, for fiscal 1998 and 1997, respectively.

3. LINE OF CREDIT

    The Company had a $3.5 million bank credit facility that expired on February 28, 2000. As of September 30, 1999, there were no borrowings outstanding under this facility. Advances bore interest at the bank's prime rate (8.25% at September 30, 1999) plus 1%, were payable on demand and were collateralized by substantially all of the Company's assets. The amount available for borrowing at any time was based on borrowing base formulas relating to levels of accounts receivable, inventories and other bank covenants. Under such formulas, the entire facility was available to the Company as of September 30, 1999.

    In May 2000, the Company completed the renewal of its bank credit facility expanding the borrowing capability from $3.5 to $5.0 million. The new credit facility expires on May 31, 2001. Advances bear interest at the bank's prime rate (9.0% at March 31, 2000) plus 1%, are payable on demand and are collateralized by substantially all of the Company's assets. The amount available for borrowing at any time is based on borrowing base formulas relating to levels of accounts receivable and other bank covenants. Under such formulas, $4.2 million was available to the Company at March 31, 2000.

    Under the terms of the credit agreement, the Company is required to maintain certain minimum working capital, net worth and profitability levels and other specific financial ratios. In addition, the credit agreement prohibits the payment of cash dividends and contains certain restrictions on the Company's ability to borrow money or purchase assets or interests in other entities without the prior written consent of the bank. At March 31, 2000, the Company was in compliance with the new bank covenants.

4. LONG-TERM DEBT

    Long-term debt consists of an installment loan payable to a bank in monthly installments of $4,167 plus interest at the bank's prime rate (8.25% at September 30, 1999) plus 1%, due February 2002, and is collateralized by substantially all of the Company's assets. Long-term debt consists of the following:

                                                  SEPTEMBER 30,
                                               -------------------    MARCH 31,
                                                 1999       1998        2000
                                               --------   --------   -----------
                                                                     (UNAUDITED)
Installment loan payable.....................  $120,833   $170,833     $95,833
Less--current maturities.....................    50,200     50,200      50,200
                                               --------   --------     -------
                                               $ 70,633   $120,633     $45,633
                                               ========   ========     =======

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

5. RETIREMENT PLAN

    The Company has a 401(k) plan covering substantially all United States employees. The Company matches 100% of the amount contributed by participants, up to 4% of participant compensation, and may make additional contributions as approved by the Board of Directors. The Company recognized approximately $242,676, $211,247, and $274,000 of expense related to this plan for the years ended September 30, 1999, 1998 and 1997, respectively. The Company recognized approximately $122,000 and $99,000 of expense for the six months ended
March 31, 2000 and 1999, respectively.

6. STOCKHOLDERS' EQUITY

    In March 1998, the Company changed its state of incorporation from Delaware to Michigan. In connection therewith, the number of shares of Common Stock authorized was changed from 20,000,000 to 12,500,000 and the par value of the Common Stock was changed from $0.10 to no par value. In February 2000, the Company increased the number of shares of authorized Common Stock from 12,500,000 to 25,000,000.

    In January 1997, the Company acquired 127,495 shares of its Common Stock valued at $637,477, upon the default in payment of all principal and interest due and owing as of such date by a former officer of the Company under the terms of a note payable owed by such officer to the Company. The value of the shares is equal to all indebtedness which was owed to the Company at the time of default. In August 1997, the Company issued 16,566 shares of common stock to employees in exchange for accrued vacation.

7. EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Company's Board of Directors in February 1998. A total of 225,000 shares of common stock have been reserved for issuance under the ESPP. The ESPP provides that the Company will sell shares to employees who elect to participate in the ESPP at a price equal to 85% of the lesser of the fair market value of the common stock on the first or last trading day of the six month period beginning either June 1 or December 1. Under the ESPP, the Company issued 40,688, 36,549 and 27,399 shares of common stock in fiscal 2000, 1999 and 1998, respectively.

8. STOCK OPTIONS

    The Company currently grants stock options under two plans, the 1992 Stock Option Plan (the "1992 Plan") and the 1993 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Company had previously granted options under the 1982 Stock Option Plan ("the 1982 Plan"), which expired in 1992. At September 30, 1999, options to purchase 12,700 shares of common stock were outstanding and exercisable under the 1982 Plan. In fiscal 1998, the Company also granted non-qualified stock options to employees and to an employee director upon his retirement to purchase 40,100 shares of common stock. At September 30, 1999, options to purchase 33,900 shares of common stock were outstanding and 24,500 were exercisable under these non-qualified grants.

    The 1992 Plan provides for the grant of both incentive stock options and non-qualified options to officers and key employees. Options under the 1992 Plan are granted at not less than market price on the date of grant, are exercisable at the rate of 33% per year after one year from the date of grant and

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

8. STOCK OPTIONS (CONTINUED)
have a term of ten years. The 1992 Plan has 800,000 shares of common stock authorized for grant which was increased to 1,100,000 in February 2000. At September 30, 1999, 105,567 shares were available for grant, 644,102 were outstanding and 261,969 were exercisable under the 1992 Plan.

    Effective June 10, 1997, the Company offered current option holders except for executive officers the opportunity to exchange outstanding options for an equal number of options of the Company's common stock, at a price of $4 per share (market price $3). Option holders representing 106,067 shares of common stock accepted this offer and the Company canceled the previous options and granted new options under the 1992 Plan. The options vest over three years effective from the new date of grant.

    The Directors Plan provides for the grant to non-employee directors of options to purchase up to 175,000 shares of common stock. The Plan provides for discretionary grants with vesting determined at the time of grant. Options are granted at market price on the date of grant and have a term of ten years. At September 30, 1999, 47,500 shares were available for grant, 127,500 were outstanding and exercisable under the Directors Plan.

    The following table summarizes stock option activity through March 31, 2000:

                                                      NUMBER     WEIGHTED AVERAGE
                                                     OF SHARES    EXERCISE PRICE
                                                     ---------   ----------------
Balance, September 30, 1996........................   408,666         $ 6.86
  Granted..........................................   419,268           3.94
  Canceled.........................................  (296,167)          7.10
                                                     --------
Balance, September 30, 1997........................   531,767           4.59
  Granted..........................................   295,900           2.67
  Canceled.........................................  (130,800)          3.93
                                                     --------
Balance, September 30, 1998........................   696,867           3.90
  Granted..........................................   212,100           2.94
  Exercised........................................   (50,631)          3.61
  Canceled.........................................   (40,134)          3.93
                                                     --------
Balance, September 30, 1999........................   818,202           3.67
  Granted (unaudited)..............................   118,300          16.45
  Exercised (unaudited)............................  (108,215)          3.77
  Canceled (unaudited).............................   (17,169)          3.31
                                                     --------
Balance, March 31, 2000 (unaudited)................   811,118           5.49
                                                     ========

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

8. STOCK OPTIONS (CONTINUED)
    The following table summarizes information about options outstanding at September 30, 1999:

                                             OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                             ----------------------------------------------------   ----------------------------
           RANGE                             WEIGHTED AVERAGE         WEIGHTED                       WEIGHTED
        OF EXERCISE            NUMBER      CONTRACTUAL REMAINING      AVERAGE         NUMBER         AVERAGE
          PRICES             OUTSTANDING       LIFE (YEARS)        EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------------------  -----------   ---------------------   --------------   -----------   --------------
$ 2.25.....................    121,600              8.89               $ 2.25          40,766         $ 2.25
  2.75-4.13................    612,702              8.18                 3.50         304,003           3.75
  4.75-5.38................     62,000              4.89                 5.16          62,000           5.16
  7.19.....................      1,500              5.11                 7.19           1,500           7.19
 11.00-16.25...............     20,400              6.32                12.31          20,400          12.31
                               -------                                                -------
  Total....................    818,202              7.98               $ 3.67         428,669         $ 4.23
                               =======                                                =======

    The following table summarizes information about options outstanding at March 31, 2000:

                                             OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                             ----------------------------------------------------   ----------------------------
           RANGE                             WEIGHTED AVERAGE         WEIGHTED                       WEIGHTED
        OF EXERCISE            NUMBER      CONTRACTUAL REMAINING      AVERAGE         NUMBER         AVERAGE
          PRICES             OUTSTANDING       LIFE (YEARS)        EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------------------  -----------   ---------------------   --------------   -----------   --------------
$ 2.25.....................    114,566              8.39               $ 2.25          33,535         $ 2.25
  2.75-4.13................    534,402              7.65                 3.55         370,711           3.73
  4.31-5.38................     25,500              3.56                 5.28          25,500           5.28
  7.19-7.50................        250              4.61                 7.19             250           7.19
 11.00-16.25...............    124,400              9.01                13.74          20,400          12.31
 37.50.....................     12,000              9.88                37.50          12,000          37.50
                               -------                                                -------
  Total....................    811,118              7.87               $ 5.49         462,396         $ 4.97
                               =======                                                =======

STOCK-BASED COMPENSATION

    Using the intrinsic value method of accounting for the value of stock options granted during fiscal 2000, 1999, 1998 and 1997, no compensation cost was recorded in the accompanying consolidated statements of operations. Had compensation cost been determined based on the fair value at the date of grant for awards in fiscal 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123,

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

8. STOCK OPTIONS (CONTINUED)
income (loss) from continuing operations and income (loss) per share from continuing operations would have been reduced (increased) to the pro forma amounts indicated below:

                                                                      SIX MONTHS
                                             YEAR ENDED                  ENDED
                                           SEPTEMBER 30,               MARCH 31,
                                 ----------------------------------   -----------
                                   1999        1998        1997          2000
                                 ---------   --------   -----------   -----------
                                                                      (UNAUDITED)
Income (loss) from continuing
  operations:
  As reported..................  $(264,887)  $766,962   $(6,605,118)  $(3,138,112)
  Pro forma....................  $(668,630)  $412,716   $(6,749,711)  $(3,565,601)
Income (loss) per share from
  continuing operations:
  As reported..................  $   (0.06)  $   0.17   $     (1.50)  $     (0.68)
  Pro forma....................  $   (0.15)  $   0.09   $     (1.53)  $     (0.77)

    The weighted average estimated fair value of stock options granted during fiscal 2000, 1999, 1998 and 1997 was $11.39, $1.61, $1.42 and $2.32,
respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The following weighted average assumptions were used in valuing the option grants:

                                                                                      SIX
                                                                                     MONTHS
                                                            YEAR ENDED               ENDED
                                                          SEPTEMBER 30,            MARCH 31,
                                                  ------------------------------   ----------
                                                    1999       1998       1997        2000
                                                  --------   --------   --------   ----------
Expected life (years)...........................     3.0        3.0        3.0          3.0
Risk free interest rate.........................     5.0%       5.5%       6.3%         6.1%
Expected stock price volatility.................    79.0%      78.8%      67.8%       107.7%
Expected dividend yield.........................     0.0%       0.0%       0.0%         0.0%

9. COMMITMENTS

    The Company has various non-cancelable operating leases which require future minimum rental payments in excess of one year as follows: 2000--$133,000; 2001--$65,000; 2002--$24,000; and 2003--$2,500. Rent expense under all leases for the years ended September 30, 1999, 1998 and 1997 was approximately $241,000, $296,000 and $338,000, respectively. Rent expense for the six months ended March 31, 2000 and 1999, was approximately $85,000 and $69,000, respectively.

    In connection with the sale of the ISIL distribution business, the Company assumed the operating lease obligation for ISIL's former office building. The building lease has future minimum payments of approximately $177,000 per year and expires in April 2020. The building has been sublet through April 2003 on the same terms and conditions as the master lease. The Company believes that it will continue to be able to sublease the office building throughout the master lease period and that its

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

9. COMMITMENTS (CONTINUED)
ultimate exposure will not have a material impact on the consolidated financial statements. Therefore, no liability has been recorded in the accompanying consolidated balance sheets for this lease.

10. INCOME TAXES

    A summary of income (loss) from continuing operations before income taxes and components of the provision (benefit) for income taxes is as follows:

                                                                                      SIX MONTHS
                                                            YEAR ENDED                   ENDED
                                                           SEPTEMBER 30,               MARCH 31,
                                                -----------------------------------   -----------
                                                  1999        1998         1997          2000
                                                ---------   ---------   -----------   -----------
                                                                                      (UNAUDITED)
Income (loss) from continuing operations
  before income taxes:
  Domestic....................................  $(122,179)  $ 581,628   $(7,572,504)  $(2,965,105)
  Foreign.....................................   (102,117)   (226,909)   (1,133,424)     (166,284)
                                                ---------   ---------   -----------   -----------
                                                $(224,296)  $ 354,719   $(8,705,928)  $(3,131,389)
                                                =========   =========   ===========   ===========
Provision (benefit) for income taxes:
  Current--federal............................  $  40,591   $(272,243)  $(1,205,810)  $     6,723
  Deferred--federal...........................         --    (140,000)     (895,000)           --
                                                ---------   ---------   -----------   -----------
                                                $  40,591   $(412,243)  $(2,100,810)  $     6,723
                                                =========   =========   ===========   ===========

    A reconciliation of the consolidated income tax provision (benefit) at the Federal statutory rate and the consolidated income tax provision (benefit) at the Company's effective rate is as follows:

                                                                                      SIX MONTHS
                                                             YEAR ENDED                  ENDED
                                                           SEPTEMBER 30,               MARCH 31,
                                                 ----------------------------------   -----------
                                                   1999       1998         1997          2000
                                                 --------   ---------   -----------   -----------
                                                                                      (UNAUDITED)
Federal statutory provision (benefit)..........  $(76,000)  $ 121,000   $(2,960,000)  $(1,065,000)
Utilization of tax benefits....................        --    (336,000)           --            --
Increase to (reduction of) taxes provided in
  prior years..................................    40,591    (272,243)           --         6,723
Losses without tax benefit.....................    25,000          --       682,000     1,026,000
Amortization of goodwill.......................    63,000      63,000        63,000        32,000
Other..........................................   (12,000)     12,000       114,190         7,000
                                                 --------   ---------   -----------   -----------
Consolidated income tax provision (benefit)....  $ 40,591   $(412,243)  $(2,100,810)  $     6,723
                                                 ========   =========   ===========   ===========

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

10. INCOME TAXES (CONTINUED)

    Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the Company's deferred taxes are as follows:

                                               SEPTEMBER 30,          MARCH 31,
                                         -------------------------   -----------
                                            1999          1998          2000
                                         -----------   -----------   -----------
                                                                     (UNAUDITED)
Deferred tax liabilities--
Depreciation and amortization..........  $  (260,000)  $  (375,000)  $  (226,000)
Deferred tax assets--
  Net operating loss carry forwards....    3,069,000     3,044,000     4,116,000
  Receivable and inventory reserves....      174,000       311,000       170,000
  Accrued liabilities..................       44,000       107,000        15,000
  Tax credits..........................      354,000       162,000       431,000
                                         -----------   -----------   -----------
    Gross deferred income taxes........    3,381,000     3,249,000     4,506,000
Valuation allowance....................   (3,381,000)   (3,249,000)   (4,506,000)
                                         -----------   -----------   -----------
    Net deferred income taxes..........  $        --   $        --   $        --
                                         ===========   ===========   ===========

    The Company has pre-tax net operating loss carryforwards of approximately $12,100,000 available for tax reporting purposes which can be used to offset its future taxable income whereby $8,954,000 of the loss carryforward expires in 2018, $134,000 expires in 2019 and $3,012,000 expires in 2020. The related deferred tax benefit is fully offset by a valuation allowance as management does not believe that realization of the tax benefit is more likely than not.

11. GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION

    Effective in fiscal 1999, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Under the provisions of SFAS No. 131, the Company operates in one segment--the development, marketing and support of software products and computer peripherals. The Company operates in two geographic regions: the United States and Europe.

    Management evaluates business segment performance based on income from continuing operations.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

11. GEOGRAPHIC AND INDUSTRY SEGMENT INFORMATION (CONTINUED)
    The following table shows net revenues, net income (loss) and identifiable assets by geographic region:

                                              YEAR ENDED                      SIX MONTHS ENDED
                                             SEPTEMBER 30,                       MARCH 31,
                                ---------------------------------------   ------------------------
                                   1999          1998          1997          2000         1999
                                -----------   -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
Net revenues:
  United States...............  $18,893,190   $20,321,710   $18,505,583   $5,999,608   $ 9,524,388
  Europe......................    2,013,197     1,726,486     1,927,508      456,295       956,064
  Intercompany................     (737,271)     (437,654)   (1,348,467)     (61,328)     (407,224)
                                -----------   -----------   -----------   ----------   -----------
                                $20,169,116   $21,610,542   $19,084,624   $6,394,575   $10,073,228
                                ===========   ===========   ===========   ==========   ===========

                                                  SEPTEMBER 30,          MARCH 31,
                                            -------------------------   -----------
                                               1999          1998          2000
                                            -----------   -----------   -----------
Identifiable assets:
  United States...........................  $11,365,644   $12,196,307   $ 8,772,083
  Europe..................................    1,260,997     1,208,934     1,007,122
  Discontinued business...................           --            --            --
  Eliminations............................   (2,103,210)     (228,171)   (1,947,224)
                                            -----------   -----------   -----------
                                            $10,523,431   $13,177,070   $ 7,831,981
                                            ===========   ===========   ===========

    One Cleo Enterprise Networking products customer accounted for 13% of 1998 consolidated net revenue. No customer accounted for more than 10% of consolidated net revenue in fiscal 2000, 1999 or 1997.

12. SUBSEQUENT EVENTS

    On December 22, 1999, the Company sold its subsidiary, IGK Industries, Inc. for $1,450,000 which resulted in a small gain. The purchaser acquired all assets and assumed all current liabilities of IGK. Also included in the sale was the building that houses IGK's operations which was owned by the Company and leased to IGK. See Note 14 for unaudited pro forma data related to this transaction.

    On June 28, 2000, the Company entered into a merger agreement with Tumbleweed Communications Corp. ("Tumbleweed") whereby the Company agreed to merge with a newly formed subsidiary of Tumbleweed. The Company's stockholders are expected to receive 0.264 shares of Tumbleweed common stock for each share of the Company's common stock. In addition, outstanding options and warrants will be converted into options or warrants to purchase 0.264 shares of Tumbleweed common stock with an appropriate adjustment to the exercise price to reflect the exchange ratio. In connection with the merger, the Company granted Tumbleweed an option to purchase 19.9% of the total number of shares of the Company issued and outstanding at June 28, 2000 if an event occurs which would entitle Tumbleweed to terminate the merger agreement and which would entitle Tumbleweed to receive a termination fee. In connection with the merger, Tumbleweed also agreed to purchase $3,000,000 of convertible subordinate promissory notes of the Company.

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

12. SUBSEQUENT EVENTS (CONTINUED)
    On July 7, 2000, several parties, including Congressional Securities, Inc. and David H. Zimmer, filed complaints against the Company, its President and Chief Executive Officer and certain other third parties. The complaints generally allege that the Company and its officers intentionally made statements containing material omissions or misrepresentations in an effort to induce plaintiffs to purchase stock in the Company. The complaints allege violations of the federal securities laws and other complaints allege fraudulent and negligent misrepresentation, defamation and tortious interference with business relations. The complaints seek compensatory and punitive damages allegedly incurred as a result of the decline in the market price of shares of the Company's common stock after a dramatic stock market correction that occurred in April 2000. On July 17, 2000, at least one of the complaints was amended. These actions are in a preliminary stage and the Company and its named officer have not yet been served process in these actions. However, the Company believes that these actions are without merit, and the Company and its named officer intend to vigorously defend these claims. Although the final resolution of this litigation cannot be presently determined, management of the Company does not believe it will have a material adverse effect on the Company's business, or the future consolidated financial statements, although such adverse effects could be possible.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of selected quarterly financial data for the years ended September 30, 1999 and 1998.

                                                      QUARTER ENDED
                                    -------------------------------------------------     FISCAL
                                     DEC. 31,    MARCH 31,     JUNE 30,    SEPT. 30,       YEAR
                                    ----------   ----------   ----------   ----------   -----------
1999
Net revenues......................  $5,211,186   $4,862,042   $5,201,865   $4,894,023   $20,169,116
Gross profit......................   3,109,747    2,795,668    3,205,635    3,159,062    12,270,112
Net income (loss).................     130,098     (441,745)     228,753     (181,993)     (264,887)
Net earnings (loss) per share.....        0.03        (0.10)        0.05        (0.04)        (0.06)

                                                      QUARTER ENDED
                                    -------------------------------------------------     FISCAL
                                     DEC. 31,    MARCH 31,     JUNE 30,    SEPT. 30,       YEAR
                                    ----------   ----------   ----------   ----------   -----------
1998
Net revenues......................  $5,623,214   $5,066,318   $4,826,340   $6,094,670   $21,610,542
Gross profit......................   3,231,276    2,730,135    2,806,289    3,371,087    12,138,787
Income (loss) from continuing
  operations:
  Income (loss)...................     151,652       21,287      (66,858)     660,881       766,962
  Income (loss) per share.........        0.03         0.01        (0.02)        0.15          0.17
Net income (loss).................     (62,628)  (2,303,676)     (66,858)     311,619    (2,121,543)
Net earnings (loss) per share.....       (0.01)       (0.52)       (0.02)        0.07         (0.48)

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

14. PRO FORMA DATA (UNAUDITED)

    The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1999, and unaudited pro forma consolidated condensed statement of operations for the year then ended, give pro forma effect to the disposition of IGK as if it had occurred as of October 1, 1998. The unaudited pro forma consolidated condensed balance sheet and statement of operations do not purport to be indicative of the financial position or the results of operations of the Company had the transaction actually been completed as of October 1, 1998, or which may be obtained in the future. The pro forma effects of this disposition for the six months ended March 31, 2000 are not material.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                  HISTORICAL        HISTORICAL                       PRO
                                                   INTERFACE           IGK           PRO FORMA      FORMA
                                                 SYSTEMS, INC.   INDUSTRIES, INC.   ADJUSTMENTS   HISTORICAL
                                                 -------------   ----------------   -----------   ----------
Current Assets:
  Cash and cash equivalents....................     $ 1,575           $   --           $1,100       $ 2,675
  Accounts receivable, net.....................       3,690              359              106         3,437
  Inventories..................................         916              466               --           450
  Prepaid expenses and other...................         310               12               --           298
                                                    -------           ------           ------       -------
    Total current assets.......................       6,491              837            1,206         6,860
                                                    -------           ------           ------       -------
Property and equipment, net....................       3,188              509             (224)        2,455
Goodwill, net..................................         789               --               --           789
Note receivable................................          --               --              270           270
Other assets...................................          55               --               --            55
                                                    -------           ------           ------       -------
                                                    $10,523           $1,346           $1,252       $10,429
                                                    =======           ======           ======       =======
Current Liabilities:
  Accounts payable.............................     $   912           $   92           $   --       $   820
  Accrued expenses.............................       1,190               65               --         1,125
  Deferred revenue.............................         431               --               --           431
                                                    -------           ------           ------       -------
    Total current liabilities..................       2,533              157               --         2,376
                                                    -------           ------           ------       -------
Long-term debt.................................          71               --               --            71
Stockholders' Equity:
  Common stock.................................      11,324              450              450        11,324
  Accumulated deficit..........................      (3,352)             739              802        (3,289)
  Accumulated other comprehensive loss.........         (53)              --               --           (53)
                                                    -------           ------           ------       -------
    Total stockholders' equity.................       7,919            1,189            1,252         7,982
                                                    -------           ------           ------       -------
                                                    $10,523           $1,346           $1,252       $10,429
                                                    =======           ======           ======       =======

                    INTERFACE SYSTEMS, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999 ARE
                                   UNAUDITED)

14. PRO FORMA DATA (UNAUDITED) (CONTINUED)
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  HISTORICAL        HISTORICAL                       PRO
                                                   INTERFACE           IGK           PRO FORMA      FORMA
                                                 SYSTEMS, INC.   INDUSTRIES, INC.   ADJUSTMENTS   HISTORICAL
                                                 -------------   ----------------   -----------   ----------
Net revenues...................................     $20,169           $2,717         $      --      $17,452
Cost of revenues...............................       7,899            2,400                --        5,499
                                                    -------           ------         ---------      -------
  Gross profit.................................      12,270              317                --       11,953
Product development............................       3,854               --                --        3,854
Selling, general & administrative..............       8,683              419                --        8,264
                                                    -------           ------         ---------      -------
  Loss from operations.........................        (267)            (102)               --         (165)
Other income...................................          43               --                26           69
                                                    -------           ------         ---------      -------
  Loss before taxes............................        (224)            (102)               26          (96)
Income tax provision (credit)..................          41               (4)               --           45
                                                    -------           ------         ---------      -------
Loss from continuing operations................     $  (265)          $  (98)        $      26      $  (141)
                                                    =======           ======         =========      =======
Basic loss per share...........................     $ (0.06)                                        $ (0.03)
                                                    =======                                         =======
Weighted average shares outstanding............       4,481                                           4,481
                                                    =======                                         =======

    The above pro forma consolidated condensed financial statements include the following pro forma adjustments:

    (1) Recognition of twelve months of interest income on the note receivable from the sale.

    (2) Removal of the building owned by ISI that was sold in the transaction.

    (3) Recognition of the proceeds from the disposition of IGK.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The selected unaudited pro forma condensed combined financial information for Tumbleweed set forth below gives effect to the acquisition of Interface Systems, Inc. ("Interface"). The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial information of Tumbleweed and Interface and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed combined balance sheet as of March 31, 2000 gives effect to the acquisition of Interface as if it occurred on that date. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisition as if it occurred on the first day of each of those periods under the purchase method of accounting by combining the results for the year ended December 31, 1999 of Tumbleweed with the results for the year ended September 30, 1999 of Interface, and combining the results for the three months ended March 31, 2000 of Tumbleweed with the same period of Interface. The selected unaudited pro forma condensed combined financial information reflects certain adjustments, including adjustments to reflect the amortization of goodwill resulting from the acquisition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 reflects the elimination of the results of operations of Interface's non-L2i businesses from October 1, 1998 to September 30, 1999 and from January 1, 2000 to March 31, 2000. The unaudited pro forma condensed combined statements of operations and balance sheet do not include the financial results and accounting for the Company's additional investment in Tumbleweed KK because the additional investment and Tumbleweed's resulting change to consolidation accounting were not deemed significant. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of Tumbleweed and Interface included elsewhere in this prospectus. The pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of Tumbleweed would actually have been if the Interface acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of Tumbleweed.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 2000

                                 (IN THOUSANDS)


                                                    INTERFACE    NON-L2I     PRO FORMA    PRO FORMA
                                       TUMBLEWEED    SYSTEMS    BUSINESSES      L2I      ADJUSTMENTS   PRO FORMA
                                       ----------   ---------   ----------   ---------   -----------   ---------
                                                     ASSETS
CURRENT ASSETS:
  Cash...............................   $ 46,447     $   931     $  (102)     $   829     $     --     $ 47,276
  Accounts Receivable................      4,980       2,656        (979)       1,677           --        6,657
  Other Current Assets...............      3,134       1,109        (585)         524           --        3,658
                                        --------     -------     -------      -------     --------     --------
    TOTAL CURRENT ASSETS.............     54,561       4,696      (1,666)       3,030           --       57,591
                                        --------     -------     -------      -------     --------     --------
NET PROPERTY & EQUIPMENT.............      5,001       2,407        (166)       2,241        1,400        8,642
GOODWILL AND INTANGIBLES.............         --         696        (696)          --       61,536       61,536
OTHER ASSETS.........................      3,014          33          (1)          32           --        3,046
NET ASSETS HELD FOR DISPOSAL.........         --          --       1,656        1,656       (1,043)         613
                                        --------     -------     -------      -------     --------     --------
      TOTAL ASSETS...................   $ 62,576     $ 7,832     $  (873)     $ 6,959     $ 61,893     $131,428
                                        ========     =======     =======      =======     ========     ========

                                              LIABILITIES & EQUITY
CURRENT LIABILITIES:
  Notes Payable......................   $    594     $    50     $    --      $    50     $     --     $    644
  Accounts Payable...................      5,514         878        (214)         664           --        6,178
  Accrued Liabilities................      6,822       1,133        (474)         659           --        7,481
  Deferred Revenue...................      2,639         471        (207)         264         (264)       2,639
                                        --------     -------     -------      -------     --------     --------
    TOTAL CURRENT LIABILITIES........     15,569       2,532        (895)       1,637         (264)      16,942
                                        --------     -------     -------      -------     --------     --------
LONG TERM DEBT:......................                                                                        --
  Long Term Debt.....................        858          46          --           46           --          904
  Other Long term Liabilities........        266          --          --           --           --          266
                                        --------     -------     -------      -------     --------     --------
    TOTAL LONG TERM DEBT.............      1,124          46          --           46           --        1,170
                                        --------     -------     -------      -------     --------     --------
    TOTAL LIABILITIES................     16,693       2,578        (895)       1,683         (264)      18,112
                                        --------     -------     -------      -------     --------     --------
SHAREHOLDERS' EQUITY.................                                                                        --
  Par Value..........................         26      11,800          --       11,800      (11,799)          27
  Additional Paid-in Capital.........    134,764          --          --           --       71,687      206,451
  Deferred Compensation Expense......     (5,105)         --          --           --       (2,255)      (7,360)
  Translation Gain (Loss)............         70         (56)         22          (34)          34           70
  Retained Earnings (Deficit)........    (83,872)     (6,490)         --       (6,490)       4,490      (85,872)
                                        --------     -------     -------      -------     --------     --------
    TOTAL STOCKHOLDERS' EQUITY.......     45,883       5,254          22        5,276       62,157      113,316
                                        --------     -------     -------      -------     --------     --------
      TOTAL LIABILITIES &
        STOCKHOLDERS' EQUITY.........   $ 62,576     $ 7,832     $  (873)     $ 6,959     $ 61,893     $131,428
                                        ========     =======     =======      =======     ========     ========

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   INTERFACE        NON-L2I
                                   TUMBLEWEED       SYSTEMS       BUSINESSES
                                   YEAR ENDED     YEAR ENDED      YEAR ENDED
                                  DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   PRO FORMA     PRO FORMA
                                      1999           1999            1999           L2I       ADUSTMENTS     PRO FORMA
                                  ------------   -------------   -------------   ----------   -----------   -----------
License Fees....................    $ 11,285        $12,647         $ 9,849       $ 2,798      $     --      $ 14,083
Transaction Fees................         981             --              --            --            --           981
Services and Support Fees.......       3,018          1,992           1,623           369            --         3,387
Other...........................       1,472          5,530           5,345           185            --         1,657
                                    --------        -------         -------       -------      --------      --------
NET REVENUE.....................      16,756         20,169          16,817         3,352            --        20,108

License.........................         737          2,672           2,609            63            --           800
Transaction.....................          78             --              --            --            --            78
Services........................       4,088          1,030             733           297            --         4,385
Other...........................          --          4,197           4,037           160            --           160
                                    --------        -------         -------       -------      --------      --------
COST OF REVENUES................       4,903          7,899           7,379           520            --         5,423
                                    --------        -------         -------       -------      --------      --------
GROSS PROFIT....................      11,853         12,270           9,438         2,832            --        14,685
                                    --------        -------         -------       -------      --------      --------
OPERATING EXPENSES:
  Research and Development......       8,923          3,855           2,312         1,543            --        10,466
  Sales and Marketing...........      19,917          5,392           1,893         3,499            --        23,416
  General & Administrative......       5,524          3,290             671         2,619            21         8,164
  Stock Compensation............       3,536             --              --            --         1,127         4,663
  Acquired in-process research
    and development.............          --             --              --            --         2,000         2,000
  Goodwill and other intangibles
    amortization................          --             --              --            --        22,702        22,702
                                    --------        -------         -------       -------      --------      --------
TOTAL OPERATING EXPENSES........      37,900         12,537           4,876         7,661        25,850        71,411
                                    --------        -------         -------       -------      --------      --------
OPERATING PROFIT (LOSS).........     (26,047)          (267)          4,562        (4,829)      (25,850)      (56,726)
                                    --------        -------         -------       -------      --------      --------
  OTHER INCOME, NET.............       2,126              2              --             2            --         2,128
                                    --------        -------         -------       -------      --------      --------
LOSS BEFORE PROVISION FOR INCOME
  TAXES.........................     (23,921)          (265)          4,562        (4,827)      (25,850)      (54,598)
                                    --------        -------         -------       -------      --------      --------
Income Tax Expense..............         301             --              --            --            --           301
                                    --------        -------         -------       -------      --------      --------
NET INCOME (LOSS) AFTER TAX.....    $(24,222)       $  (265)        $ 4,562       $(4,827)     $(25,850)     $(54,899)
                                    ========        =======         =======       =======      ========      ========
Net loss per share--basic and
  diluted.......................    $  (1.65)                                                                $  (3.45)
Shares used in computing net
  loss per share--basic and
  diluted.......................      14,650                                                                   15,896

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES

                          PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   INTERFACE    NON-L2I     PRO FORMA    PRO FORMA
                                      TUMBLEWEED    SYSTEMS    BUSINESSES      L2I       ADUSTMENTS   PRO FORMA
                                      ----------   ---------   ----------   ----------   ----------   ---------
License Fees........................   $  4,356     $ 1,957      $1,181      $   776      $    --     $  5,132
Transaction Fees....................        730          11          --           11           --          741
Services and Support Fees...........      1,524         685         151          534           --        2,058
Other...............................         --         322         322           --           --           --
                                       --------     -------      ------      -------      -------     --------
NET REVENUE.........................      6,610       2,975       1,654        1,321           --        7,931

License.............................        267         318         318           --           --          267
Transaction.........................         40          --          --           --           --           40
Services............................      1,941         281          --          281           --        2,222
Other...............................         --         274         274           --           --           --
                                       --------     -------      ------      -------      -------     --------
COST OF REVENUES....................      2,248         873         592          281           --        2,529
                                       --------     -------      ------      -------      -------     --------
GROSS PROFIT........................      4,362       2,102       1,062        1,040           --        5,402
                                       --------     -------      ------      -------      -------     --------
OPERATING EXPENSES:.................
Research and Development............      2,843         752          84          668           --        3,511
Sales and Marketing.................      7,192       1,448         157        1,291           --        8,483
General & Administrative............      1,640       1,590         279        1,311            5        2,956
Stock Compensation..................      1,074          --          --           --          282        1,356
Acquired in-process research and
  development.......................         --          --          --           --        2,000        2,000
Goodwill and other intangibles
  amortization......................         --          --          --           --        5,676        5,676
Merger related expenses.............     10,803          --          --           --           --       10,803
                                       --------     -------      ------      -------      -------     --------
TOTAL OPERATING EXPENSES............     23,552       3,790         520        3,270        7,963       34,785
                                       --------     -------      ------      -------      -------     --------
OPERATING PROFIT (LOSS).............    (19,190)     (1,688)        542       (2,230)      (7,963)     (29,383)
                                       --------     -------      ------      -------      -------     --------
  OTHER INCOME, NET.................        656          12          --           12           --          668
                                       --------     -------      ------      -------      -------     --------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME
  TAXES.............................    (18,534)     (1,676)        542       (2,218)      (7,963)     (28,715)
                                       --------     -------      ------      -------      -------     --------
Income Tax Expense..................         88          --          --           --           --           88
                                       --------     -------      ------      -------      -------     --------
NET INCOME (LOSS) AFTER TAX.........   $(18,622)    $(1,676)     $  542      $(2,218)     $(7,963)    $(28,803)
                                       ========     =======      ======      =======      =======     ========
Net loss per share--basic and
  diluted...........................   $  (0.73)                                                      $  (1.07)

  Shares used in computing net loss
    per share--basic and diluted....     25,588                                                         26,834

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                               NOTES TO PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

    The Company entered into an agreement on June 28, 2000 to purchase the common stock and assume stock options and warrants of Interface Systems, Inc. in a transaction planned to be accounted for under the purchase method of accounting. The preliminary estimate of the total purchase price is approximately $74.7 million consisting of cash surrendered of $3.0 million, approximately 1.25 million shares of the Company's common stock (with a fair value of approximately $64.1 million) the assumption of outstanding stock options with a fair value of approximately $4.1 million, and transaction costs of approximately $3.5 million.

    The Interface historical financials have been adjusted to reflect the Company's assumed divestiture of Interface's non-L2i operations and product lines assuming such divestitures had occurred as of the beginning of the periods presented. Interface's non-L2i net assets have been reflected in the pro forma combined balance sheet as net assets held for disposal. Interface's non-L2i operations are reflected in the pro forma combined statements of operations using the following allocation guidelines:

    - Revenues and expenses directly attributable to non-L2i operations and products;

    - For centralized functions that served all of Interface's operations, costs were allocated to non-L2i operations and products based on headcount and certain activity measures such as revenue; and

    - For corporate level activities, all costs not directly attributable to non-L2i operations were allocated to L2i operations.

    Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of March 31, 2000 and statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 are as follows:

1.  To reflect the preliminary allocation of the estimated purchase price.


    The total estimated purchase price for the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. The preliminary allocation has resulted in unearned stock compensation of approximately $2.3 million, purchased in-process research and development estimated to be $2.0 million, and estimated goodwill and identified intangible assets of $61.5 million which are being amortized over periods ranging from one to three years. The net assets held for disposal have been adjusted to their estimated net realizable value. This allocation is subject to change pending a final analysis of the value of the assets acquired and liabilities assumed.


2. To reflect amortization of goodwill and other intangible assets resulting from the acquisition.

3.  To reflect the acquisition of all of the outstanding stock of Interface.

4. Basic and diluted net loss per share has been adjusted to reflect the issuance of approximately 1.25 million shares of the Company's common stock as if these shares had been outstanding for the entire period. Dilutive options and warrants are excluded from the computation as their effect is antidilutive.

                                                                         ANNEX A

                                   AGREEMENT

                                      and

                                 PLAN OF MERGER

                                  by and among

                        TUMBLEWEED COMMUNICATIONS CORP.,

                          MAIZE ACQUISITION SUB, INC.

                                      and

                            INTERFACE SYSTEMS, INC.

                               TABLE OF CONTENTS

ARTICLE I MERGER...................................................................    1

         Section 1.1   THE MERGER..................................................    1
         Section 1.2   EFFECTIVE TIME..............................................    2
         Section 1.3   CLOSING.....................................................    2
         Section 1.4   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........    2

ARTICLE II CONVERSION OF SHARES....................................................    2

         Section 2.1   CONVERSION OF SHARES........................................    2
         Section 2.2   SURRENDER OF CERTIFICATES...................................    3
         Section 2.3   NO FRACTIONAL SHARES........................................    3
         Section 2.4   NO DIVIDENDS................................................    3
         Section 2.5   RETURN TO PARENT............................................    4
         Section 2.6   COMPANY OPTION PLANS........................................    4
         Section 2.7   COMPANY WARRANTS............................................    5
         Section 2.8   STOCK TRANSFER BOOKS........................................    5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY..............................    6

         Section 3.1   ORGANIZATION................................................    6
         Section 3.2   CAPITALIZATION..............................................    6
                       CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
         Section 3.3   ACTION......................................................    7
         Section 3.4   CONSENTS AND APPROVALS; NO VIOLATIONS.......................    8
         Section 3.5   SEC REPORTS AND FINANCIAL STATEMENTS........................    8
         Section 3.6   ABSENCE OF CERTAIN CHANGES..................................    9
         Section 3.7   NO UNDISCLOSED LIABILITIES..................................    9
         Section 3.8   INFORMATION IN PROXY STATEMENT/PROSPECTUS...................   10
         Section 3.9   EMPLOYEE BENEFIT MATTERS....................................   10
         Section 3.10  LITIGATION; COMPLIANCE WITH LAW.............................   11
         Section 3.11  NO DEFAULT..................................................   12
         Section 3.12  TAXES.......................................................   12
         Section 3.13  CONTRACTS...................................................   13
         Section 3.14  ASSETS; REAL PROPERTY.......................................   13
         Section 3.15  ENVIRONMENTAL MATTERS.......................................   13
         Section 3.16  PRODUCT LIABILITY...........................................   14
         Section 3.17  INTELLECTUAL PROPERTY.......................................   14
         Section 3.18  PROPRIETARY RIGHTS AND CONFIDENTIALITY AGREEMENTS...........   16
         Section 3.19  INSURANCE...................................................   16
         Section 3.20  SUPPLIERS AND CUSTOMERS.....................................   17
         Section 3.21  LABOR MATTERS...............................................   17
         Section 3.22  ACCOUNTS RECEIVABLE; INVENTORY..............................   17
         Section 3.23  TRANSACTIONS WITH AFFILIATES................................   18
         Section 3.24  OPINION OF FINANCIAL ADVISOR................................   18
         Section 3.25  BROKERS OR FINDERS..........................................   18
         Section 3.26  TAX MATTERS.................................................   18
         Section 3.27  STATE TAKEOVER STATUTES.....................................   18
         Section 3.28  FULL DISCLOSURE.............................................   18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................   19

         Section 4.1   ORGANIZATION................................................   19
         Section 4.2   CAPITALIZATION..............................................   19

         Section 4.3   AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION......   19
         Section 4.4   CONSENTS AND APPROVALS; NO VIOLATIONS.......................   20
         Section 4.5   INFORMATION IN PROXY STATEMENT/PROSPECTUS...................   20
         Section 4.6   SEC REPORTS AND FINANCIAL STATEMENTS........................   20
         Section 4.7   ABSENCE OF CERTAIN CHANGES..................................   21
         Section 4.8   LITIGATION; COMPLIANCE WITH LAW.............................   21
         Section 4.9   BROKERS OR FINDERS..........................................   22
         Section 4.10  TAX MATTERS.................................................   22
         Section 4.11  OPERATIONS OF SUB...........................................   22

ARTICLE V COVENANTS................................................................   22

         Section 5.1   INTERIM OPERATIONS OF THE COMPANY...........................   22
         Section 5.2   INTERIM OPERATIONS OF PARENT................................   24
         Section 5.3   ACCESS TO INFORMATION.......................................   24
         Section 5.4   CONSENTS AND APPROVALS......................................   25
         Section 5.5   EMPLOYMENT AGREEMENTS.......................................   25
         Section 5.6   NO SOLICITATION BY THE COMPANY..............................   25
         Section 5.7   SHAREHOLDERS' MEETING.......................................   27
         Section 5.8   PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT..........   27
         Section 5.9   ADDITIONAL AGREEMENTS.......................................   28
         Section 5.10  PUBLICITY...................................................   28
         Section 5.11  NOTIFICATION OF CERTAIN MATTERS.............................   28
         Section 5.12  DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION......   28
         Section 5.13  AFFILIATE AGREEMENTS........................................   29
         Section 5.14  COOPERATION.................................................   29
         Section 5.15  LETTERS OF ACCOUNTANTS......................................   30
         Section 5.16  CONSENTS OF ACCOUNTANTS.....................................   30
         Section 5.17  SUBSEQUENT FINANCIAL STATEMENTS.............................   30
         Section 5.18  NASDAQ QUALIFICATION........................................   30
         Section 5.19  EMPLOYEE PLANS AND ARRANGEMENTS.............................   30

ARTICLE VI CONDITIONS..............................................................   31

         Section 6.1   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.................   31
         Section 6.2   CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB.............   31
         Section 6.3   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................   32

ARTICLE VII TERMINATION............................................................   32

         Section 7.1   TERMINATION.................................................   32
         Section 7.2   EFFECT OF TERMINATION.......................................   33
         Section 7.3   AMENDMENT...................................................   34
         Section 7.4   EXTENSION; WAIVER...........................................   34

ARTICLE VIII MISCELLANEOUS.........................................................   34

         Section 8.1   FEES AND EXPENSES...........................................   34
         Section 8.2   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............   35
         Section 8.3   NOTICES.....................................................   35
         Section 8.4   INTERPRETATION..............................................   35
         Section 8.5   COUNTERPARTS................................................   36
                       ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF
         Section 8.6   OWNERSHIP...................................................   36
         Section 8.7   SEVERABILITY................................................   36
         Section 8.8   GOVERNING LAW...............................................   36
         Section 8.9   ASSIGNMENT..................................................   36

EXHIBITS

A    Form of Voting Agreement

B-1  Form of Non-Competition Agreement

B-2  Form of Employment Agreement

C    Form of Option Agreement

D-1  Form of Certificate of Merger

D-2  Form of Delaware Certificate of Merger

E    Form of Affiliate Agreement

F-1  Form of Dykema Gossett PLLC Opinion

F-2  Form of Skadden, Arps, Slate, Meagher & Flom LLP Opinion

                             INDEX OF DEFINED TERMS

Acquisition Agreement.......................................       5.7(b)
Agreement...................................................     Preamble
Alternative Transaction.....................................       5.7(a)
Ancillary Agreements........................................     Recitals
Assertion...................................................         5.12
Audit.......................................................      3.11(j)
Certificate of Merger.......................................          1.2
Certificates................................................       2.1(d)
Closing.....................................................          1.3
Closing Date................................................          1.3
Code........................................................     Recitals
Company.....................................................     Preamble
Company Agreement...........................................       3.3(c)
Company Balance Sheet.......................................         3.21
Company Benefit Plans.......................................       3.8(a)
Company Board...............................................       3.3(b)
Company Common Stock........................................       2.1(a)
Company Financial Statements................................          3.4
Company Option Plans........................................          2.6
Company Options.............................................          2.6
Company SEC Documents.......................................          3.4
Special Meeting.............................................       5.7(a)
Company Shareholder Approval................................       3.3(a)
Company Warrants............................................          2.7
Confidentiality Agreement...................................          5.3
DGCL........................................................          1.1
Disclosure Schedule.........................................  Article III
Effective Time..............................................          1.2
Employment Agreements.......................................     Recitals
Environmental Claims........................................         3.14
Environmental Laws..........................................         3.14
ERISA.......................................................       3.8(a)
Exchange Act................................................       3.3(c)
Exchange Agent..............................................          2.2
Exchange Ratio..............................................       2.1(a)
GAAP........................................................          3.4
Governmental Entity.........................................       3.3(c)
HMO.........................................................       3.8(d)
Indemnified Liability.......................................         5.12
Indemnified Parties.........................................         5.12
Indemnified Party...........................................         5.12
Indemnitors.................................................         5.12

Intellectual Property.......................................      3.16(a)
IRS.........................................................       3.8(a)
License Agreements..........................................      3.16(b)
Licensed Software...........................................      3.16(k)
Liens.......................................................       3.2(c)
material adverse effect.....................................          3.1
Materials of Environmental Concern..........................         3.14
Merger......................................................          1.1
Merger Consideration........................................       2.1(a)
Merger Filing...............................................          1.2
Michigan Secretary of State.................................          1.2
Millennial Date Data........................................      3.16(k)
Non-Competition Agreements..................................     Recitals
Option Agreement............................................     Recitals
Parent......................................................     Preamble
Parent Common Stock.........................................       2.1(a)
Parent Preferred Stock......................................       4.2(a)
Parent Registration Statement...............................       5.8(a)
Parent SEC Documents........................................          4.6
Proxy Statement/Prospectus..................................       5.8(a)
Real Property...............................................         3.11
Requisite Regulatory Approvals..............................          5.4
Restraints..................................................       6.1(b)
Rights......................................................       3.2(b)
SEC.........................................................          3.4
Securities Act..............................................          3.4
Software....................................................      3.16(j)
Sub.........................................................     Preamble
Subsequent Determination....................................       5.6(b)
Subsidiary..................................................          3.1
Superior Proposal...........................................       5.6(b)
Surviving Corporation.......................................          1.1
System......................................................      3.16(l)
Tax.........................................................      3.11(j)
Tax Authority...............................................      3.11(j)
Tax Returns.................................................      3.11(j)
Taxes.......................................................      3.11(j)
Third Party.................................................       5.6(a)
Third Party Expenses........................................          8.1
Trade Secrets...............................................      3.16(a)
Trademarks..................................................      3.16(a)
Voting Agreements...........................................     Recitals

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 28, 2000, by and among Tumbleweed Communications Corp., a Delaware corporation ("PARENT"), Maize Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("SUB"), and Interface Systems, Inc., a Michigan corporation (the "COMPANY").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, a strategic business combination between the Company and Parent upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company, having determined that such combination is desirable, has approved the transactions contemplated by this Agreement and the Ancillary Agreements (as defined below);

    WHEREAS, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent and each of the directors, executive officers and other designated employees of the Company have entered into a Voting Agreement in the form of EXHIBIT A hereto (the "VOTING AGREEMENTS"), pursuant to which, among other things, such persons agree to vote in favor of approval and adoption of this Agreement; (ii) the Company and certain key employees of the Company identified in SCHEDULE B hereto have entered into non-competition agreements (the "NON-COMPETITION AGREEMENTS") in the form of EXHIBIT B-1 hereto, and employment agreements (the "EMPLOYMENT AGREEMENTS") in the form of EXHIBIT B-2 hereto, the effectiveness of which are conditioned upon the consummation of the transactions contemplated hereby; and
(iii) Parent and the Company have entered into an Option Agreement in the form of EXHIBIT C hereto (the "OPTION AGREEMENT"), pursuant to which, among other things, the Company grants to Parent an option to purchase newly issued shares of Company Common Stock representing nineteen and nine-tenths percent (19.9%) of the total outstanding shares of Company Common Stock (the Voting Agreements, the Non-Competition Agreements, the Employment Agreements and the Option Agreement are collectively referred to herein as the "ANCILLARY AGREEMENTS"); and

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger (as defined in Section 1.1 hereof) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, and other good and valuable consideration, set forth herein and in the Ancillary Agreements, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                     MERGER

    Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company and Sub shall consummate a merger (the "MERGER") pursuant to which (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation (the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the laws of the State of Michigan and (c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

    Pursuant to the Merger, (a) the Articles of Incorporation set forth in the Certificate of Merger (as defined in Section 1.2 hereof), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (b) the By-laws, in the form of ANNEX A hereto, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, such Articles of Incorporation and such By-laws. The Merger shall have the effects set forth in the Michigan Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL").

    Section 1.2 EFFECTIVE TIME. Parent, Sub and the Company will cause (i) a certificate of merger (the "CERTIFICATE OF MERGER") in the form of EXHIBIT D-1 hereto, to be filed on the Closing Date (as defined in Section 1.3 hereof) (or on such other date as Parent and the Company may agree) with the Department of Consumer and Industry Services, Corporations Bureau, of the State of Michigan (the "MICHIGAN DEPARTMENT") as provided in the MBCA, and (ii) a certificate of merger (the "DELAWARE CERTIFICATE OF MERGER") in the form of EXHIBIT D-2 hereto, to be filed on the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger and any other documents necessary to effect the Merger in accordance with the MBCA are duly filed with the Michigan Department (the "MERGER FILING") or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

    Section 1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at 8:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, or such other date or place as agreed to in writing by the parties hereto.

    Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.1  CONVERSION OF SHARES.

    (a) Each share of common stock, no par value per share ("COMPANY COMMON STOCK"), of the Company issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .264 (the "EXCHANGE RATIO") of a fully paid and nonassessable share (the "MERGER CONSIDERATION") of common stock, par value $.001 per share, of Parent (the "PARENT COMMON STOCK").

    (b) Each share of common stock, par value $.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

    (c) Any shares of Company Common Stock that are owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 3.1) of Parent shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

                                   Annex A-2

    (d) On and after the Effective Time, holders of certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, shall cease to have any rights as shareholders of the Company, except the right to receive, subject to Section 2.5 hereof, the Merger Consideration (and cash in lieu of any fractional share as contemplated by Section 2.3) for each share of Company Common Stock held by them.

    Section 2.2 SURRENDER OF CERTIFICATES. At or promptly after the Effective Time, Parent shall make available to Equiserve L.P., or a bank reasonably acceptable to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, (i) cash in an amount sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3, and (ii) certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to
Section 2.1 hereof. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate or Certificates to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificate(s) so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share as contemplated by Section 2.3) for each share of Company Common Stock formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of, Parent. If a certificate representing Parent Common Stock is to be issued or a cash payment in lieu of fractional share interests is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

    Section 2.3 NO FRACTIONAL SHARES. (a) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock ( after aggregating all shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder"s Certificate or Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq Stock Market on the date the Merger became effective.

    (b) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver the Merger Consideration, whether in the form of Parent Common Stock or cash in lieu of fractional shares, or both to each holder of a Certificate or Certificates which have been surrendered.

    Section 2.4 NO DIVIDENDS. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Dividends or other distributions with a record date after the Effective Time payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of unsurrendered Certificates. Following surrender of any previously unsurrendered Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent

                                   Annex A-3

Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the date of payment of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, the amount of such dividends or other distributions payable with respect to such whole shares of Parent Common Stock.

    Section 2.5 RETURN TO PARENT. Any shares of Parent Common Stock made available to the Exchange Agent and not exchanged for Certificates within six
(6) months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates formerly representing shares of Company Common Stock and unclaimed at the end of such six (6) month period shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of the Merger Consideration, cash in lieu of fractional share interests, and any such dividends or distributions with respect to its shares of Parent Common Stock. Notwithstanding the foregoing, none of Parent, the Exchange Agent, the Surviving Corporation or any other party shall be liable to any holder of a Certificate formerly representing shares of Company Common Stock for any Merger Consideration, cash in lieu of fractional share interests or dividends or distributions properly delivered to a public official pursuant to applicable property, escheat or similar laws. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration (or funds with respect to fractional shares) payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    Section 2.6 COMPANY OPTION PLANS. At the Effective Time, all options (the "COMPANY OPTIONS") then outstanding, whether or not vested and exercisable, under the Company's 1982 Stock Option Plan, 1992 Stock Option Plan, 1993 Stock Option Plan for Non-Employee Directors and the Company's Employee Stock Purchase Plan, in each case as in effect on the date hereof (collectively, the "COMPANY OPTION PLANS"), shall be assumed by Parent. Each Company Option assumed by Parent, other than Company Options issued pursuant to the Company's Employee Stock Purchase Plan, shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (a) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to
(i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (b) the option price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that each of the foregoing actions may be taken and effected by the Company without the consent of any holder of Company Options. Each assumed purchase right under the Company's Employee Stock Purchase Plan shall continue to have, and be subject to, the terms and conditions set forth in the Company's Employee Stock Purchase Plan and the documents governing the assumed purchase right, except that the purchase price of such shares of Parent Common Stock for each respective purchase date under each assumed purchase right shall be the lower of
(i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of Company Common Stock on the offering date of each assumed offering period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the Parent Common Stock on each purchase date of each assumed offering period occurring after the Effective Time (with the number of shares rounded to the nearest whole share and the purchase price rounded to the nearest whole cent). The assumed purchase rights shall be exercised at such times following the Effective Time as set forth in the Company's Employee

                                   Annex A-4

Stock Purchase Plan and each participant shall, accordingly, be issued shares of Parent Common Stock at such times pursuant to the Company's Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan shall terminate with the exercise of the last assumed purchase right, and no additional purchase rights shall be granted under the Company's Employee Stock Purchase Plan following the Effective Time. Parent agrees that from and after the Effective Time, employees of the Surviving Corporation may participate in Parent's employee stock purchase plan, subject to the terms and conditions of such plan.

    The adjustment provided herein with respect to Company Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). The duration, vesting schedule, exercisability and other terms of each Company Option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Company in the Company Option Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Parent. Except as set forth in Section 3.2(d) of the Disclosure Schedule (as defined in Article III hereof), vesting of Company Options shall not be accelerated as a result of the Merger. Continuous employment with the Company or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time. As soon as reasonably practicable, but in no event later than thirty (30) days after the Effective Time, Parent will issue to each holder of an assumed Company Option notice of the foregoing assumption by Parent.

    Parent shall file with the SEC, no later than thirty (30) business days after the Effective Time, a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 2.6.

    Section 2.7 COMPANY WARRANTS. At the Effective Time, all warrants to purchase Company Common Stock (the "COMPANY WARRANTS") then outstanding, whether or not exercisable, shall be assumed by Parent. Each Company Warrant assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable warrant agreement issued thereunder, except that
(a) each assumed Company Warrant shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (b) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant shall be an amount equal to (i) the price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that each of the foregoing actions may be taken and effected by the Company without the consent of any holder of Company Warrants.

    Section 2.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and/or certificates representing Parent Common Stock pursuant to this Article II.

                                   Annex A-5

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as set forth in the disclosure schedule prepared and signed by the Company and delivered to Parent simultaneously with the execution hereof (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Sub all of the statements contained in this Article III. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross reference.

    Section 3.1 ORGANIZATION. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation or organization and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, businesses, results of operations, assets, liabilities, properties or prospects of such entity (or, if used with respect thereto, of such group of entities taken as a whole), it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (i) a change in the market price or trading volume of Company Common Stock or Parent Common Stock, as the case may be, (ii) conditions affecting the economy of the United States of America as a whole,
(iii) conditions affecting generally the industry in which Parent or the Company, as applicable, operates, or (iv) changes after the date hereof in laws or regulations applicable to Parent or the Company, as the case may be.
Section 3.1 of the Disclosure Schedule, sets forth a complete list of the names, jurisdiction of incorporation or other formation and capitalization of each of the Company's Subsidiaries and the jurisdictions in which the Company and each of its Subsidiaries are qualified to do business.

    Section 3.2  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of the date hereof, (i) 4,719,675 shares of Company Common Stock were issued and outstanding, (ii) 1,275,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options pursuant to the Company Option Plans and (iii) no shares of Company Common Stock were reserved for issuance upon the exercise of Company Warrants. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and

                                   Annex A-6
nonassessable, were issued in compliance with applicable law, and are not subject to any preemptive or similar rights.

    (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule and other than pursuant to the Option Agreement, there are not now, and at the Effective Time there will not be, any (i) outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "RIGHTS") to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries, (ii) outstanding security of any kind convertible into or exchangeable for such capital stock or (iii) voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries, and, in the case of each of clause (i), (ii) and (iii), there is not now any agreement, contract, commitment or arrangement to which the Company or any of its Subsidiaries is a party or is bound to issue or enter into, as applicable, any of the foregoing.

    (c) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company, free and clear of any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing (collectively, "LIENS").

    (d) Section 3.2(d) of the Disclosure Schedule sets forth a listing of
(i) all outstanding Company Options as of the date hereof, which schedule shows the portion of each Company Option which is then vested, the vesting and acceleration provisions thereof, if any, the date upon which each Company Option expires and whether or not such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code;
(ii) all outstanding Company Warrants as of the date hereof, which schedule shows the portion of each Company Warrant which is exercisable and the date upon which each Company Warrant expires; and (iii) each outstanding Company Option and Company Warrant that will accelerate, in whole or in part, pursuant to its terms as a result of the transactions contemplated hereby, which schedule summarizes the terms of acceleration pursuant to such Company Option, Company Warrant or Company Option Plan.

    Section 3.3  CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
ACTION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to obtaining approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY SHAREHOLDER APPROVAL"), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Company and, assuming each of this Agreement and such Ancillary Agreements constitutes a valid and binding obligation of the other parties hereto and thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive

                                   Annex A-7
and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (b) The Board of Directors of the Company (the "COMPANY BOARD") has duly and validly approved and taken all corporate action required to be taken by such Company Board for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and resolved to recommend that the shareholders of the Company approve and adopt this Agreement. The Company Shareholder Approval is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and to consummate the Merger. The Company has taken all actions necessary with respect to the entering into of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements so as to render inapplicable to such transactions the restrictions on business combinations contained in Chapter 7A of the MBCA.

    Section 3.4  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as disclosed in
Section 3.4 of the Disclosure Schedule and except for the Company Shareholder Approval, the Merger Filing, and filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act and state blue sky laws, neither the execution, delivery or performance of this Agreement or any Ancillary Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "GOVERNMENTAL ENTITY"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "COMPANY AGREEMENT") or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and will not materially impair the ability of the Company to consummate the transactions contemplated hereby or by the Ancillary Agreements.

    Section 3.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since June 1, 1995 under the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT") (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (the "COMPANY FINANCIAL STATEMENTS") (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Company SEC Documents include all the documents that

                                   Annex A-8
the Company was required to file with the SEC since June 1, 1995. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. The Company has not received notice (written or oral) from and, to its knowledge, is not under any review by any Governmental Entity in connection with its revenue recognition policies and procedures. Without limiting the foregoing, for any period after December 31, 1998, the Company has complied in all material respects with Statement of Position 97-2 (Software Revenue Recognition), as amended by Statement of Position 9804.

    Section 3.6 ABSENCE OF CERTAIN CHANGES. Except as and to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, since March 31, 2000, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course. From March 31, 2000 through the date of this Agreement, there has not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth in Section 3.6 of the Disclosure Schedule, since March 31, 2000 neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

    Section 3.7 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.7 of the Disclosure Schedule, since March 31, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that (a) have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or (b) would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000. Section 3.7 of the Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, any of the Ancillary Agreements, the Merger or the other transactions contemplated hereby or thereby.

                                   Annex A-9

    Section 3.8 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Proxy Statement/Prospectus (as defined in Section 5.8 hereof) (or any amendment thereof or supplement thereto) will not, at the date mailed to Company shareholders or at the times of the Special Meeting (as defined in Section 5.7(b) hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub specifically for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Parent Registration Statement (as defined in Section 5.8 hereof) will, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus specifically, as to information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 3.9  EMPLOYEE BENEFIT MATTERS.

    (a) All employee benefit plans and other incentive, compensation or benefit agreements or arrangements covering any current or former employee or director of, or consultant to, the Company or any Subsidiary are listed in Section
3.9(a) of the Disclosure Schedule (the "COMPANY BENEFIT PLANS"). True and complete copies of the Company Benefit Plans, trusts and reports and summaries required under the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the favorable determination letter from the Internal Revenue Service (the "IRS") for each plan intended to be qualified under Section 401(a) of the Code, have been provided to the Purchaser. Except as set forth in
Section 3.9(a) of the Disclosure Schedule, each Company Benefit Plan has been administered and maintained in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code. Each Company Benefit Plan intended to be qualified under Section
401(a) of the Code has been determined by the IRS to be so qualified and to the knowledge of the Company no event has occurred that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred (and to the knowledge of the Company no transaction has occurred which could reasonably be expected to give rise to) any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Benefit Plan. To the knowledge of the Company, there are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, claims against or otherwise involving any of the Company Benefit Plans. No Company Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and to the knowledge of the Company, no such audit or investigation is pending or threatened. All material contributions and other payments required to be made as of the date of this Agreement to, or pursuant to, the Company Benefit Plans have been made or accrued for in the Company Financial Statements. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 4001 of ERISA has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or
Section 412 of the Code, including, without limitation, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA), and neither the Company nor any such entity has at any time incurred or could reasonably expect to incur any liability under Title IV of ERISA.

    (b) The consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, employment or severance agreement, trust, loan or other compensation or benefits agreement or arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of

                                   Annex A-10
indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director, agent or consultant of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company, any of its Subsidiaries, the Purchaser or any of their respective affiliates with respect to any employee, officer or director of the Company or its Subsidiaries will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code and no amount of any such payment or benefit will fail to be deductible by the Company by reason of Section 162(m) of the Code.

    (c) Neither the Company nor any of its Subsidiaries (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon or with respect to periods following his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code. All amounts of deferred compensation benefits under any Company Benefit Plan have been properly accrued for in the Financial Statements.

    (d) With respect to each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, all material claims incurred (including claims incurred but not reported) by employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability in Section 3.9(d) of the Disclosure Schedule.

    Section 3.10  LITIGATION; COMPLIANCE WITH LAW.

    (a) There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. The foregoing includes, without limitation, actions pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know-how, Software (as defined in Section 3.17(j)) or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

    (b) The Company and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (1) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (2) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.

                                   Annex A-11

    Section 3.11 NO DEFAULT. The business of the Company and each of its Subsidiaries has not been and is not being conducted in default or violation of any term, condition or provision of (i) its respective articles of incorporation or bylaws or similar organizational documents, (ii) any Company Agreement or
(iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or relating to any of the property owned, leased or used by them, or applicable to their business, excluding from the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. No investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

    Section 3.12  TAXES.

    (a) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

    (b) The Company and each of its Subsidiaries has paid, or where payment is not yet due, has established an adequate accrual in accordance with GAAP for the payment of, all Taxes for all periods ending through the date hereof.

    (c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

    (d) No federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the knowledge of the Company, no such Audit is threatened.

    (e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, the Tax Returns of the Company and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired), and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited.

    (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

    (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes.

    (h) Except as set forth in Section 3.12(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) and is not subject to Treas. Reg. 1.1502-6 for any period.

                                   Annex A-12

    (i) Neither the Company nor any of its Subsidiaries is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (j) "AUDIT" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. "TAX" or "TAXES" means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "TAX AUTHORITY" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "TAX RETURNS" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

    Section 3.13 CONTRACTS. Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries. Section 3.13 of the Disclosure Schedule sets forth a true and complete list of (i) all Company Agreements entered into by the Company or any of its Subsidiaries and included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 that have been altered, amended or otherwise modified in any manner, and
(ii) all non-competition agreements imposing restrictions on the ability of the Company or any of its Subsidiaries to conduct business in any jurisdiction or territory.

    Section 3.14 ASSETS; REAL PROPERTY. The Company and its Subsidiaries have all assets, properties, rights and contracts necessary to permit the Company and its Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not have a material adverse effect on the Company and its Subsidiaries. The Company SEC Documents accurately identify all material real property or material interests in material real property owned by the Company and its Subsidiaries (the "REAL PROPERTY"). The Company or its Subsidiaries has good and marketable title to the real property owned by them, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, easements, rights-of-way or other encumbrances and restrictions of any nature whatsoever, except as described in Section 3.14 of the Disclosure Schedule and those that do not adversely affect the value of such real property.

    Section 3.15 ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, (a) the Company and its Subsidiaries are in compliance in all material respects with federal, state, local and foreign laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("MATERIALS OF ENVIRONMENTAL CONCERN"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "ENVIRONMENTAL LAWS"), and including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which the any of them is responsible, and there is no pending or threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any

                                   Annex A-13

Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, "ENVIRONMENTAL CLAIMS"), except where such Environmental Claims would not have a material adverse effect or otherwise require disclosure in the Company SEC Documents; and
(c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a material adverse effect or otherwise require disclosure in the Company SEC Documents. All permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries pursuant to any Environmental Laws are identified in Section 3.15 of the Disclosure Schedule. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

    Section 3.16 PRODUCT LIABILITY. Except as described in Section 3.16 of the Disclosure Schedule, there are not presently pending or, to the knowledge of the Company, threatened any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company and its Subsidiaries, which if adversely determined, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended to its customers any written non-uniform product warranties, indemnifications or guarantees.

    Section 3.17  INTELLECTUAL PROPERTY.

    (a) The Company or its Subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "TRADEMARKS"); patents; copyrights (including any registrations, renewals and applications for any of the foregoing); Software; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "TRADE SECRETS," and together with the foregoing, the "INTELLECTUAL PROPERTY") used in or necessary for the conduct of the Company and each Subsidiaries' business as currently conducted or contemplated to be conducted.

    (b) Section 3.17(b)(1) of the Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications;
(2) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks; (3) copyright registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). Section
3.17(b)(2) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property that call for the payment or receipt of more than $25,000, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the "LICENSE AGREEMENTS"), indicating for each the title, the parties, the date executed and the Intellectual Property covered thereby.

                                   Annex A-14

    (c) The Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all Liens, and the Company or a Subsidiary of the Company, as noted in Section 3.17(c) of the Disclosure Schedule is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed in Section 3.17(c) of the Disclosure Schedule.

    (d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, the Intellectual Property owned by the Company or any Subsidiary and, to the best of the Company's knowledge, any Intellectual Property used by the Company, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in
Section 3.17(d) of the Disclosure Schedule, or, to the best of the Company 's knowledge, against any Intellectual Property licensed to the Company or its Subsidiaries.

    (e) The conduct of the Company's and its Subsidiaries' business as currently conducted or planned to be conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Except as set forth in Section 3.17(e) of the Disclosure Schedule, there are no claims or suits pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any notice of a third party claim or suit (1) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

    (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which (1) restrict the Company's or its Subsidiaries' rights to use any Intellectual Property, (2) restrict the Company's or its Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned or controlled by the Company or any of its Subsidiaries. The Company or its Subsidiaries has not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the knowledge of the Company, any other party under any such License Agreement.

    (g) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including, except as set forth in
Section 3.17(g) of the Disclosure Schedule, requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. Except as set forth in Section 3.17(g) of the Disclosure Schedule, to the knowledge of the Company, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

    (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and, except as set forth in Section
3.17(h) of the Disclosure Schedule, no such claims have been brought against any third party by the Company or any of its Subsidiaries.

                                   Annex A-15

    (i) Except as set forth in Section 3.17(i) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

    (j) Section 3.17(j) of the Disclosure Schedule lists all Software (other than off-the-shelf software applications programs having an acquisition price of less than $25,000) which are owned, licensed, leased, or otherwise used by the Company or any of its Subsidiaries, and identifies which of such Software is owned, licensed, leased, or otherwise used, as the case may be. Section 3.17(j) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in
Section 3.17(j) of the Disclosure Schedule which the Company or any of its Subsidiaries purports to own, such Software was either developed (1) by employees of the Company or any of its Subsidiaries within the scope of their employment; or (2) by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements. For purposes of this Section 3.17, "SOFTWARE" means any and all (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (w) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (x) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing,
(y) the technology supporting any Internet site(s) operated by or on behalf of the Company or any of its Subsidiaries, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

    (k) Any Software that the Company or any of its Subsidiaries licenses and maintains pursuant to contracts with third parties ("LICENSED SOFTWARE") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("MILLENNIAL DATE DATA"). All such Licensed Software processes Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by the Company therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any representation or warranty to any third party that imposes any liability (whether or not accrued, contingent or otherwise) on the Company or any of its Subsidiaries greater than the preceding representation.

    Section 3.18 PROPRIETARY RIGHTS AND CONFIDENTIALITY AGREEMENTS. Except as set forth in Section 3.18 of the Disclosure Schedule, each current and former employee and officer of the Company and its Subsidiaries has executed a Proprietary Rights and Confidentiality Agreement or similar such agreement, in substantially the form previously provided to Parent. The Company is not aware that any of the current or former employees of the Company or any of its Subsidiaries is in violation thereof.

    Section 3.19 INSURANCE. The Company and each of its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has not been notified of any threatened termination of, or material premium increase with respect to, any of such policies.

                                   Annex A-16

    Section 3.20 SUPPLIERS AND CUSTOMERS. Since March 31, 2000, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Company's knowledge, (a) no such person has any intention to do so, and (b) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

    Section 3.21  LABOR MATTERS.

    (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule,
(i) the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (ii) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries;
(iv) neither the Company nor any of its Subsidiaries has received notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of the Company, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units; (v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of the Company, threatened by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment; (vi) to the knowledge of the Company, no federal, state, or local agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of the Company or any of its Subsidiaries other than those set forth in Section 3.21(a) of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 3.21(vii)) or any other agreements (whether written or oral) with any employees of the Company or any Subsidiary thereto.

    (b) The Company and its Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. Except as set forth in Section 3.21(b) of the Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries have suffered an "employment loss" (as defined in WARN) during the ninety (90)-day period prior to the execution of this Agreement.

    (c) Neither the Company nor any of its Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

    Section 3.22 ACCOUNTS RECEIVABLE; INVENTORY. Subject to any reserves set forth in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as filed with the SEC prior to the date of this Agreement (the "COMPANY BALANCE SHEET"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and its Subsidiaries arising after the date of the

                                   Annex A-17

Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Company Balance Sheet. As of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices. All such inventories are valued on the Company Balance Sheet in accordance with GAAP applied on a basis consistent with the Company's past practices, and provision has been made or reserves have been established on the Company Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate, for all slow-moving, obsolete or unusable inventories.

    Section 3.23 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.23 of the Disclosure Schedule, since March 31, 2000, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 3.24 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Newbury, Piret & Company, Inc., dated the date hereof, to the effect that, as of such date, the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

    Section 3.25 BROKERS OR FINDERS. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person, other than Newbury, Piret &
Company, Inc., is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and the Company agrees to indemnify and hold Parent and Sub harmless from and against any and all claims, liabilities or obligations with respect to any other commissions or similar fees in connection with any of the transactions contemplated by this Agreement which are asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Newbury, Piret & Company, Inc., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. The aggregate payments payable to Newbury, Piret & Company, Inc. as a result of the consummation of the Merger, the purchase of any Securities, the issuance of any securities, and otherwise in connection with the transactions contemplated hereby and by the Ancillary Agreements, is $930,000.

    Section 3.26 TAX MATTERS. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or shareholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section
368(a) of the Code.

    Section 3.27 STATE TAKEOVER STATUTES. To the knowledge of the Company, no state takeover statute (other than Chapter 7A of the MBCA, which is inapplicable) is applicable to the Merger or the transactions contemplated by this Agreement and the Ancillary Agreements.

    Section 3.28 FULL DISCLOSURE. The Company has not failed to disclose to Parent any facts material to the Company's business, results of operations, assets, liabilities, financial condition or prospects. No

                                   Annex A-18
representation or warranty by the Company in this Agreement and no statement by the Company contained in any document (including the Company Financial Statements), schedule or certificate furnished or to be furnished by the Company to Parent pursuant to the terms hereof, the Option Agreement or in connection with the transactions contemplated hereby or thereby, contains as of the date hereof or will contain as of the Effective Time, any untrue statements of a material fact or omit or will omit to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 4.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

    Section 4.2  CAPITALIZATION.

    (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (the "PARENT PREFERRED STOCK"). As of March 31, 2000, (i) 25,789,588 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 4,652,405 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock pursuant to employee stock option plans of Parent. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and are not subject to any preemptive or similar rights.

    (b) Except as disclosed in this Section 4.2, as of the date of this Agreement, there is no outstanding (i) Right to purchase or otherwise to receive from Parent or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock of Parent or any of its Subsidiaries, (ii) security of any kind convertible into or exchangeable for such capital stock and (iii) voting trust or other agreement or understanding to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

    Section 4.3  AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.

    (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of Parent and Sub, respectively, is a party and the consummation by Parent and Sub of the Merger and of the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, respectively, and no other corporate actions on the part of Parent and Sub are necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements and the consummation by each of them of the transactions contemplated hereby and thereby. Each of this Agreement and the

                                   Annex A-19

Ancillary Agreements to which each of Parent and Sub, respectively, is a party has been duly executed and delivered by Parent or Sub, as the case may be, assuming each of this Agreement and such Ancillary Agreements constitutes a valid and binding obligation of the other parties hereto and thereto, constitutes a valid and binding obligation of Parent or Sub, as the case may be, enforceable against Parent or Sub, as the case may be, in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (b) The Boards of Directors of Parent and Sub each have duly and validly approved and taken all corporate action required to be taken by such Board of Directors for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Parent or Sub, as the case may be, is a party.

    Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the Merger Filing and filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act and state blue sky laws, neither the execution, delivery or performance of this Agreement or any Ancillary Agreements by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby or thereby nor compliance by Parent and Sub with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent or Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on Parent and will not materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby or by the Ancillary Agreements.

    Section 4.5 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Registration Statement (or any amendment thereof or supplement thereto) will not, at the date it becomes effective and at the times of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to shareholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as to information supplied by Parent or Sub, will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    Section 4.6 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules,

                                   Annex A-20
statements and other documents required to be filed by it and its Subsidiaries since August 5, 1999 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "PARENT SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Parent SEC Documents include all the documents that Parent was required to file with the SEC since August 5, 1999. Each of the consolidated financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Certificate of Incorporation and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. Parent has not received notice (written or oral) from and, to its knowledge, is not under any review by any Governmental Entity in connection with its revenue recognition policies and procedures. Without limiting the foregoing, for any period after December 31, 1998, Parent has complied in all material respects with Statement of Position 97-2 (Software Revenue Recognition), as amended by Statement of Position 9804.

    Section 4.7 ABSENCE OF CERTAIN CHANGES. Except as and tod the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since March 31, 2000, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects consistent with past practice only in the ordinary and usual course. From March 31, 2000 through the date of this Agreement, there has not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Since March 31, 2000 neither Parent nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.2 hereof.

    Section 4.8  LITIGATION; COMPLIANCE WITH LAW.

    (a) Except for the suits disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on Parent and its Subsidiaries, or materially impair the ability of Parent to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. The foregoing includes, without limitation, actions pending or, to the knowledge of Parent, threatened (or any basis therefor known to Parent) involving the prior employment of any of Parent's or any of its Subsidiaries' employees, their use in connection with Parent's or any of its Subsidiaries' business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know-how, software or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

                                   Annex A-21

    (b) Parent and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (1) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (2) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.


    Section 4.9 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person, other than Dain Rauscher, Inc., is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and Parent agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of such party.


    Section 4.10 TAX MATTERS. None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors, officers or shareholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    Section 4.11 OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly provided in this Agreement or (ii) with the prior written consent of Parent, after the date hereof and prior to the Effective Time:

    (a) the business of the Company and its Subsidiaries will be conducted in the ordinary and customary course consistent with past practice and each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

    (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

    (c) neither the Company nor any of its Subsidiaries shall (i) amend its certificate of incorporation or by-laws or similar organizational documents;
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options outstanding on the date hereof, in accordance with their present terms; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    (d) neither the Company nor any of its Subsidiaries shall (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors, employees, agents or consultants (other than increases for non-executive level

                                   Annex A-22
employees in the ordinary course of business consistent with past practice);
(ii) adopt or enter into any new plan, policy, agreement or arrangement that would constitute a Company Benefit Plan, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Company Benefit Plan; (iii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company previously delivered to Parent, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; or (iv) make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Merger or otherwise;

    (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

    (g) neither the Company nor any of its Subsidiaries shall license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any of the Company's or any of its Subsidiaries' Intellectual Property Rights, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except in the ordinary course of business and consistent with past practice;

    (h) neither the Company nor any of its Subsidiaries shall cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value, except settlements of accounts receivable in the ordinary course of business and consistent with past practice;

    (i) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt except for amounts set forth in the Company's budget previously delivered to Parent and, except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business and consistent with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures pursuant to the Company's capital expenditures budget previously delivered to Parent and other capital expenditures that do not exceed $25,000 in the aggregate since March 31, 2000;

    (j) neither the Company nor any of its Subsidiaries shall (i) change any of the accounting principles used by it unless required by GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

    (k) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (ii) incurred in the ordinary course of business and

                                   Annex A-23
consistent with past practice or (iii) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (iii) are legally required to be paid and are also not otherwise payable in accordance with clauses (i) or (ii) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $25,000 in value, reasonably in advance of their payment);

    (l) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Alternative Transaction (as defined in Section 5.6(a) hereof);

   (m) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

    (n) neither the Company nor any of its Subsidiaries will voluntarily make or agree to make any changes in Tax accounting methods, waive or consent to the extension of any statute of limitations with respect to Taxes, or consent to any assessment of Taxes, or settle any judicial or administrative proceeding affecting Taxes; and

    (o) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 5.2 INTERIM OPERATIONS OF PARENT. Parent covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of the Company, after the date hereof and prior to the Effective
Time:

    (a) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

    (b) Parent shall not: (i) amend its certificate of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than regular quarterly cash dividends consistent with past practice;

    (c) neither Parent nor any of its Subsidiaries shall (i) change any of the accounting principles used by it unless required by GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

    (d) neither Parent nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; and

    (e) neither Parent nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 5.3 ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, until the Effective Time, Parent will hold, and cause its officers, employees, accountants, counsel,

                                   Annex A-24
financing sources and other representatives to hold, any such information which is nonpublic in confidence in accordance with the provisions of the Mutual Confidentiality Agreement between the Company and Parent, dated as of June 14, 2000 (the "CONFIDENTIALITY AGREEMENT").

    Section 5.4 CONSENTS AND APPROVALS. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the Company, Parent and Sub will, and will cause its respective Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements (collectively, the "REQUISITE REGULATORY APPROVALS").

    Section 5.5 EMPLOYMENT AGREEMENTS. Prior to the Closing, the Company shall, upon Parent's request, extend offers of employment, to be effective as of the Effective Time and to be subject to consummation of the Merger, to certain key employees of the Company identified by Parent, in each case on terms to be proposed by Parent, subject to execution of Parent's standard form of offer letter, in the form of Exhibits B-1 and B-2 hereto, the effectiveness of which offer letters shall be conditioned upon the consummation of the transactions consummated hereby.

    Section 5.6  NO SOLICITATION BY THE COMPANY.

    (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of the Company Common Stock, the Company Board determines in good faith, after receipt of advice from outside counsel, that such action is required for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable law, the Company may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 5.6(a), and subject to compliance with Section 5.6(c) hereof, (A) furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement and
(B) participate in negotiations regarding such proposal. For purposes of this Agreement "ALTERNATIVE TRANSACTION" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than the Company and its Subsidiaries and other than Parent and its Subsidiaries (a) "THIRD PARTY") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding shares of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its significant Subsidiaries by a merger or other business combination whether or not the Company or any of its significant Subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or

                                   Annex A-25
combination including any of them) of the Company or any of its Subsidiaries for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of the Company Common Stock on the date prior to the date hereof.

    (b) Neither the Company Board nor any committee thereof shall (i) except as expressly permitted by this Section 5.6, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "ACQUISITION AGREEMENT") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of the Company Common Stock the Company Board determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from outside counsel, that such action is required for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable law, the Company Board may (subject to this and the following sentences) inform the Company shareholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval of the Merger or this Agreement (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its original recommendation to shareholders without making a Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction on terms which the Company Board determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Company Board, after obtaining advice from a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may have been proposed by Parent in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its shareholders whether or not the Company Board makes a Subsequent Determination.

    (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.6, the Company shall promptly advise Parent orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. The Company will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

    (d) Nothing contained in this Section 5.6 shall prohibit the Company from
(i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its shareholders if, in the good faith judgment of the Company Board, after receipt of advice from outside counsel, failure so to disclose would violate its fiduciary duties to the Company's shareholders under applicable law.

                                   Annex A-26

    Section 5.7  SHAREHOLDERS' MEETING.

    (a) In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING"), as soon as practicable after the Registration Statement is declared effective, for the purpose of considering and voting upon this Agreement. The Company shall include in the Proxy Statement/Prospectus the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the adoption of this Agreement. Nothing contained in the preceding sentence shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or (ii) from making any disclosure to its shareholders if, in the good faith judgment of the Company Board, after receipt of advice from outside counsel, failure so to disclose would violate its fiduciary duties to the Company's shareholders under applicable law.

    (b) The Company shall use all commercially reasonable efforts to hold the Special Meeting as soon as reasonably practicable after the date hereof.

    Section 5.8  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) Parent and the Company shall use commercially reasonable efforts to prepare and file with the SEC, as promptly as practicable after the execution of this Agreement, a proxy statement relating to the Special Meeting to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT/PROSPECTUS"). Parent shall use commercially reasonable efforts to prepare and file with the SEC, as promptly as practicable after the execution of this Agreement, a registration statement on Form S-4 (together with all amendments thereto, the "PARENT REGISTRATION STATEMENT"), in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock and warrants to purchase shares of Parent Common Stock to be issued pursuant to the Merger. Each of Parent and the Company
(i) shall cause the Proxy Statement/Prospectus and the Parent Registration Statement to comply as to form in all material respects with the applicable provision of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use all reasonable efforts to have or cause the Parent Registration Statement to become effective as promptly as practicable, and
(iii) shall take any and all action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent and the Company shall furnish to the other all information concerning Parent and the Company as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Parent Registration Statement shall have become effective, the Company shall deliver the Proxy Statement/Prospectus to its shareholders.

    (b) The information supplied by each of Parent and the Company for inclusion in the Parent Registration Statement and the Proxy Statement/Prospectus shall not (i) at the time the Parent Registration Statement is declared effective,
(ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company,
(iii) at the time of the Special Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent, any Subsidiary of Parent, or their respective officers or directors, should arise or be discovered by such party which should be set forth in an amendment or a supplement to the Parent Registration Statement or the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof. Parent may suspend the effectiveness or distribution of the Proxy Statement/ Prospectus, as reasonably deemed appropriate, pending resolution of such event or circumstance.

                                   Annex A-27

    Section 5.9 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    Section 5.10 PUBLICITY. So long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement, the Ancillary Agreements, or the other transactions contemplated hereby or thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. Without limiting the foregoing, so long as this Agreement is in effect, the Company shall not issue or cause the publication of any press release or other announcement without the prior consent of Parent, which consent shall not be unreasonably withheld.

    Section 5.11 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.12  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Parent agrees that at all times after the Effective Time, it shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("INDEMNIFIED LIABILITY") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, which amount is set forth in
Section 5.14 of the Disclosure Schedule, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to one hundred fifty (150%) of such rate. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in

                                   Annex A-28
part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "ASSERTION") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("INDEMNITORS") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within thirty (30) days after receipt by any Indemnitor of notice of such Assertion, to assume, the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but, until there is a conflict between the positions of the Indemnified Party and the Indemnitors, the fees and expenses of such counsel shall be paid by such Indemnified Party. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, nor shall Parent settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining a general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.12 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

    Section 5.13 AFFILIATE AGREEMENTS. The Company has previously delivered to Parent a list setting forth the names of all persons who are expected to be, at the time of the Special Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.13 to execute a written agreement as soon as practicable after the date hereof, but in no event later than the day preceding the filing of the Registration Statement, in substantially the form of EXHIBIT E hereto.

    Section 5.14 COOPERATION. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (i) with respect to the timing of the Special Meeting,
(ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

                                   Annex A-29

    Section 5.15  LETTERS OF ACCOUNTANTS.

    (a) Parent shall use all reasonable efforts to cause to be delivered to the Company a comfort letter of KPMG LLP, Parent's independent auditors, dated within two (2) business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

    (b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a comfort letter of Arthur Andersen LLP, the Company's independent auditors, dated within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

    Section 5.16 CONSENTS OF ACCOUNTANTS. Parent and the Company will each use reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

    Section 5.17 SUBSEQUENT FINANCIAL STATEMENTS. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

    Section 5.18 NASDAQ QUALIFICATION. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be qualified for inclusion in the Nasdaq Stock Market, subject to official notice of issuance, as of or prior to the Effective Time.

    Section 5.19 EMPLOYEE PLANS AND ARRANGEMENTS. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and amend or terminate Company employee plans immediately prior to the Effective Time, if appropriate). Parent shall use commercially reasonable efforts to ensure that continuous employment with the Company or its Subsidiaries shall be credited to Company employees who become Parent employees or become Continuing Employees for all purposes of eligibility and vesting of benefits but not for purposes of accrual of benefits. Parent shall take commercially reasonable steps to (a) cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare benefit plans that such employees are eligible to participate in after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for such employees immediately prior to the Effective Time and (b) provide each employee of the Company and its Subsidiaries with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for such plan year. For purposes of this Section 5.19, "Continuing Employee" means any employee of the Company who continues as an employee of the Surviving Corporation or Parent after the Effective Time.

                                   Annex A-30

                                   ARTICLE VI

                                   CONDITIONS

    Section 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

    (a) the Company shall have received the Company Shareholder Approval;

    (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting (collectively, "RESTRAINTS") the consummation of the Merger or the effective operation of the business of the Company and its respective Subsidiaries after the Effective Time;

    (c) all Requisite Regulatory Approvals shall have been obtained but excluding any Requisite Regulatory Approval the failure to obtain which would not have a material adverse effect on Parent, Sub, the Company or, after the Effective Time, the Surviving Corporation;

    (d) the shares of Parent Common Stock to be issued in the Merger shall have been qualified for inclusion in Nasdaq Stock Market; and

    (e) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

    Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

    (a) the representations and warranties of the Company shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole; PROVIDED, that the representations and warranties set forth in Sections 3.2 and 3.3 shall be true and correct in all respects;

    (b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (c) the Company shall have obtained, and there shall be in full force and effect, the consents described in Section 6.2 of the Disclosure Schedule;

    (d) each of the Ancillary Agreements shall be valid, in full force and effect and complied with in all material respects;

    (e) since the date of this Agreement, there shall not have occurred any event, change or effect having, or which could be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries;

    (f) Parent shall have received an opinion of Dykema Gossett PLLC, substantially in the form attached as EXHIBIT F-1 hereto and otherwise reasonably satisfactory in form and substance to Parent, addressed to Parent and dated the Closing Date;

                                   Annex A-31

    (g) The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the Chairman of the Board of Directors of the Company or the President and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 6.2(a) through (e) have been satisfied;

    (h) The Company shall deliver to Parent a certification, in form and substance reasonably satisfactory to Parent, that neither the Company nor any of its Subsidiaries is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code; and

    (i) Each employee of the Company shall have executed and delivered a Proprietary Rights and Confidentiality Agreement to Parent and confirmation of "at will" employment, in each case in form and substance acceptable to Parent.

    Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

    (a) the representations and warranties of Parent and Sub shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole; PROVIDED, that the representations and warranties set forth in Sections 4.2 and 4.3 shall be true and correct in all respects;

    (b) Each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

    (c) Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which could be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole;

    (d) The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form attached as EXHIBIT F-2 hereto and otherwise reasonably satisfactory in form and substance to the Company, addressed to the Company and dated the Closing Date;

    (e) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President of Parent to the effect that the conditions set forth in Sections 6.3(a) through (c) have been satisfied.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(e)) whether before or after the Company Shareholder Approval:

    (a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

                                   Annex A-32

    (b) by either the Company Board or the Parent Board:

        (i) if the Merger shall not have been consummated by December 15, 2000 unless the Company Board or Parent Board, as the case may be, has expressly restricted in writing its right to terminate this Agreement pursuant to this
    Section 7.1(b)(i); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) if the Company Shareholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; or

       (iii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

    (c) by the Company Board (PROVIDED that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Parent or is not cured within thirty (30) days of written notice thereof;

    (d) by the Parent Board (PROVIDED that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Company shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.2(a) or (b), and (B) is incapable of being cured by the Company or is not cured within thirty (30) days of written notice thereof; and

    (e) by the Parent Board, at any time prior to the Special Meeting, if the Company Board shall have (A) failed to include in the Proxy Statement/Prospectus to the shareholders of the Company its recommendation without modification or qualification that such shareholders approve this Agreement and the transaction contemplated hereby, (B) failed to reaffirm such recommendation upon Parent's request, (C) subsequently withdrawn such recommendation or (D) modified or qualified such recommendation in a manner adverse to the interests of Parent.

    Section 7.2  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2, Section 8.1 and in the last sentence of Section 5.3, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

    (b) The Company shall pay to Parent a fee of $2.5 million, plus an amount equal to all of the costs and expenses incurred by Parent in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Parent pursuant to Section 7.1(e);

                                   Annex A-33

        (ii) the termination of this Agreement by the Company or Parent pursuant to Section 7.1(b)(ii); or

       (iii) the termination of this Agreement by Parent pursuant to Section 7.1(d).

    (c) The fee, costs and expenses payable pursuant to Section 7.2(b) hereof shall be paid (1) within one (1) business day after the first to occur of any of the events referred to in Section 7.2(b)(i) or 7.2(b)(iii) and (2) in the case of Section 7.2(b)(ii) hereof, upon the earlier to occur of (A) the date of the announcement of an Alternative Transaction or (B) 360 calendar days. Parent will provide to the Company reasonable documentation in respect of the costs and expenses payable pursuant to Section 7.2(b) hereof.

    (d) Notwithstanding anything to the contrary in this Section 7.2, in the event of termination of this Agreement pursuant to Section 7.2(b)(ii), if an Alternative Transaction has not been entered into or announced prior to 360 calendar days from the date of such termination, the fee payable pursuant to
Section 7.2(b) shall be reduced from $2.5 million to $1 million.

    (e) Notwithstanding anything to the contrary in this Section 7.2, the payments provided for in this Section 7.2 shall not be deemed to be Parent's or Sub's exclusive remedy, and Parent and Sub shall have the right to pursue any remedies available to them at law or in equity.

    Section 7.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; PROVIDED, HOWEVER, that after any such approval, there may not be, without further approval of such shareholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by law otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

    Section 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may, subject to the provision of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                                 MISCELLANEOUS

    Section 8.1 FEES AND EXPENSES. (a) Except as otherwise contemplated by this Agreement, including Section 7.2 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the issuance of any securities, including all legal, accounting and financial advisory fees and expenses ("THIRD PARTY EXPENSES"), shall be paid by the party incurring such expenses, except that (i) those costs and expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement/Prospectus (including filing fees related thereto) shall be shared equally by Parent and the Company and (ii) the Company shall cause its Third Party Expenses to be invoiced at or before the Closing and not to exceed, in the aggregate, $1,200,000.

                                   Annex A-34

    Section 8.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

    Section 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:

    Tumbleweed Communications Corp.
    700 Saginaw Drive
    Redwood City, California 94063
    Attention: Jeffrey C. Smith
    Telephone: 650-216-2010
    Facsimile: 650-216-2001

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    525 University Avenue--Suite 220
    Palo Alto, California 94301
    Attention: Gregory C. Smith
    Telephone: 650-470-4500
    Facsimile: 650-470-4590

    and

    (b) if to the Company, to:

    Interface Systems, Inc.
    5855 Interface Drive
    Ann Arbor, Michigan 48103
    Attention: Robert A. Nero
    Telephone: 734-769-5900
    Facsimile: 734-769-1047

    with a copy to:

    Dykema Gossett PLLC
    400 Renaissance Center
    Detroit, Michigan 48243
    Attention: Aleksandra A. Miziolek
    Telephone: 313-568-6762
    Facsimile: 313-568-6915

    Section 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, as the case may be, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed
to refer to June   , 2000. As used in this Agreement, the term "affiliate(s)"
shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The headings and table of contents contained in this

                                   Annex A-35

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

    Section 8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.12 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 8.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    Section 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       TUMBLEWEED COMMUNICATIONS CORP.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       MAIZE ACQUISITION SUB, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       INTERFACE SYSTEMS, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                   Annex A-36

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 28, 2000, by and between Tumbleweed Communications Corp., a Delaware corporation ("Parent"), and Interface Systems, Inc., a Michigan corporation (the "Company").

                                  WITNESSETH:

    WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Maize Acquisition Sub, Inc., a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; and

    WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's authorized but unissued common stock on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, to induce Parent and Sub to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

    1. GRANT OF OPTION. The Company hereby grants Parent an irrevocable option (the "Option") to purchase a number of shares (the "Shares") of common stock, no par value per share, of the Company (the "Company Common Stock"), equal to the Option Number (as defined hereinafter), on the terms and subject to the conditions set forth below.

    2.  EXERCISE OF OPTION.

        (a) EXERCISE. At any time or from time to time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole or in part, if on or after the date hereof:

        (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

           (A) commenced or announced an intention to commence a BONA FIDE tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under Rule 13d-3 of the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 20% or more of the then voting equity of the Company (either on a primary or a fully diluted basis);

           (B) filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), reflecting an intent to acquire the Company or any assets or securities of the Company;

           (C) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Company Common Stock; or

        (ii) any of the events described in Section 7.2(b) of the Merger Agreement that would require the Company to pay Parent the fee set forth therein (but without the necessity of Parent having terminated the Merger Agreement).

        (iii) Each of the events described in clauses (i) and (ii) hereof shall be referred to herein as a "Trigger Event." The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of Parent to exercise the Option.

        (b) EXERCISE PROCEDURE. In the event Parent wishes to exercise the Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of the Shares it wishes to purchase. To the extent permitted by law and the Certificate of Incorporation of the Company and provided that the conditions set forth in Section 3 hereof to Company's obligation to issue the Shares to Parent hereunder have been satisfied or waived, Parent shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of the Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of the Company Common Stock shall not heretofore have been delivered to Parent. Each closing of a purchase of the Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

        (c) TERMINATION OF THE OPTION. The Option shall terminate upon the earlier of: (i) the Effective Time of the Merger; and (ii) the termination of the Merger Agreement pursuant to Section 7.1(a), (b) or (c) thereof; and
    (iii) twelve (12) months following the termination of the Merger Agreement pursuant to Section 7.1(d) or (e) thereof. Notwithstanding the foregoing, if the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m. Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of Parent set forth in Sections 7 and 8 shall not terminate upon termination of Parent's right to exercise the Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the Option, Parent shall be entitled to purchase the shares of the Company Common Stock with respect to which Parent had exercised the Option prior to such termination.

        (d) OPTION NUMBER. The "Option Number" shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in the Company's capitalization occurring after the date hereof in accordance with Section 11 hereof. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 11 hereof.

        (e) EXERCISE PRICE. The purchase price per share of the Company Common Stock pursuant to the Option (the "Exercise Price") shall be $13.33.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Shares to Parent hereunder is subject to the conditions that (i) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Shares and the acquisition of such shares by Parent hereunder shall have been obtained or made, as the case may be; and (ii) no preliminary or permanent injunction or other order

                                   Annex B-2
by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4.  CLOSING.  At any Closing,

        (a) the Company shall deliver to Parent a single certificate in definitive form representing the number of the Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 11 hereof;

        (b) Parent shall deliver to the Company the aggregate price for the Shares so designated and being purchased by wire transfer of immediately available funds to the account or accounts specified in writing by the Company;

        (c) the Company shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and

        (d) the Company shall cause the shares of the Company Common Stock being delivered at the Closing to be approved for quotation on the Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation. At any Closing at which Parent is exercising the Option in part, Parent shall present and surrender this Agreement to the Company, and the Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evincing the right to purchase the balance of the shares of the Company Common Stock purchasable hereunder.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that:

        (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

        (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby;

        (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

        (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved a number of authorized and unissued shares of the Company Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 9 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

        (e) upon delivery of the Shares to Parent upon the exercise of the Option, Parent will acquire the Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

                                   Annex B-3

        (f) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Articles of Incorporation, or Bylaws, of the Company or (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on the Company;

        (g) except as contemplated by Section 8(b) hereof and as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; and

        (h) none of the Company or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person or entity under circumstances that would cause the issuance and sale of shares of the Company Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of Parent contained in Section 6(f) are true and correct, the issuance, sale and delivery of the shares of the Company Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and the Company shall not take any action which would cause the issuance, sale, and delivery of shares of the Company Common Stock hereunder not to be exempt from such requirements.

    6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that:

        (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

        (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby;

        (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

        (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws of Parent, (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its

                                   Annex B-4
    properties or assets, which Violation, in the case of each of clauses
    (B) and (C), would have a material adverse effect on Parent;

        (e) except as contemplated by Section 8(b) hereof and as may be required under the Securities Act, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

        (f) any shares of the Company Common Stock acquired by Parent upon exercise of the Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

    7.  CERTAIN REPURCHASES.

        (a) PARENT PUT. At any time during which the Option is exercisable pursuant to Section 2 hereof (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), all or any portion of the Option, at the price set forth in subparagraph (i) below, or all or any portion of the Shares purchased by Parent pursuant to the exercise of the Option, at a price set forth in subparagraph (ii) below:

        (i) The difference between the "Market/Tender Offer Price" for shares of the Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put, is given to the Company (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Alternative Transaction (as defined in the Merger Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") and (B) the average of the closing prices of shares of the Company Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of the Shares purchasable pursuant to the Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Alternative Transaction which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Alternative Transaction, or if no such value is ascribed, a value determined in reasonable good faith by the Board of Directors of the Company.

        (ii) The Exercise Price paid by Parent for the Shares acquired pursuant to the exercise of the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of the Shares so purchased.

        (iii) For purposes of clauses (i) and (ii) of this Section 7(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Alternative Transaction during the Repurchase Period.

        (b) Payment and Redelivery of the Option or Shares. In the event Parent exercises its rights under this Section 7, the Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Option or the certificates evidencing the Shares purchased by Parent pursuant

                                   Annex B-5
    thereto, and Parent shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

    8.  REGISTRATION RIGHTS.

        (a) Following the termination of the Merger Agreement and exercise of the Option, Parent may by written notice request the Company to register for resale under the Securities Act all or any part of the Shares beneficially owned by Parent (the "Registrable Securities") in a firm commitment offering. The Company shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; PROVIDED, HOWEVER, that (i) Parent shall not be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed sixty
    (60) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when
    (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Company or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole.

        (b) The Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

        (c) The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide the Company with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

        (d) A registration effected under this Section 8 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Parent, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

        (e) In connection with any registration effected under this Section 8, the parties agree (i) to indemnify each other and the underwriters, if any, in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the underwriters participating in such offering, if any, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter deems it necessary, participating in road-show presentations).

    9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        (a) In the event of any change in the Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or

                                   Annex B-6
    the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 2(e) hereof, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, in the then-outstanding shares of the Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of the Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each the Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of the Company Common Stock for which the Option is then exercisable).

    10.  LIMITATION OF PARENT PROFIT.

        (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as defined below) exceed the aggregate amount of fees and expenses payable under the provisions of Section 7.2(b) of the Merger Agreement, and, if Parent's Total Profit shall otherwise exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Shares previously purchased by Parent (valued, for purposes of this Section 10(a) at the average closing sales price per share of Company Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as quoted on the Nasdaq National Market based on published financial sources for the twenty consecutive trading days preceding the day on which Parent's Total Profit exceeds the aggregate amount of fees and expenses payable under the provisions of Section 7.2(b) of the Merger Agreement, (iii) pay cash to the Company, or (iv) any combination thereof, such that Parent's actually realized Total Profit shall not exceed the aggregate amount of fees and expenses payable under the provisions of Section 7.2(b) of the Merger Agreement after taking into account the foregoing actions.

        (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i)(x) the net cash amounts received by Parent or its permitted designees or any affiliated party pursuant to the sale of Shares (or any other securities into which the Option is converted or exchanged) to any unaffiliated party or to the Company pursuant to this Agreement, less (y) Parent's or its permitted designees purchase price of such Shares, (ii) any amounts received by Parent or its permitted designees or any affiliated party on the transfer of the Option (or any portion thereof) to any unaffiliated party or to the Company

                                   Annex B-7
    pursuant to this Agreement, and (iii) any amounts received by Parent pursuant to Section 7.2(b) of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Company pursuant to this Section 10 plus the value of the Shares theretofore delivered to the Company for cancellation pursuant to this Section 10.

    11. RESTRICTIVE LEGENDS. Each certificate representing shares of the Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

    It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this Section 11.

    12. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

    13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

    14. ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    15. FURTHER ASSURANCE. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full

                                   Annex B-8
force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    17. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or facsimile number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

        (i) if to Parent, to:

       Tumbleweed Communications Corp.
       700 Saginaw Drive
       Redwood City, California 94063
       Attention: Jeffrey C. Smith
       Telephone: 650-216-2010
       Facsimile: 650-216-2001

       with a copy to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       525 University Avenue
       Palo Alto, CA 94301
       Attention: Gregory C. Smith
       Telephone No: 650-470-4500
       Facsimile No.: 650-470-4570

        (ii) if to the Company, to:

       Interface Systems, Inc.
       5855 Interface Drive
       Ann Arbor, Michigan 48103
       Attention: Robert A. Nero
       Telephone: 734-769-5900
       Facsimile: 734-769-1047

       with a copy to:
       Dykema Gossett PLLC
       400 Renaissance Center
       Detroit, Michigan 48243
       Attention: Aleksandra A. Miziolek
       Telephone No.: 313-568-6762
       Facsimile No.: 313-568-6915

                                   Annex B-9

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    19. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

    21. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          INTERFACE SYSTEMS, INC.
                                          By:__________________________
                                          Name:
                                          Title:
                                          TUMBLEWEED COMMUNICATIONS CORP.
                                          By:__________________________
                                          Name:
                                          Title:

                                   Annex B-10

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

    VOTING AGREEMENT (this "Agreement"), dated as of July 28, 2000, by and among Tumbleweed Communications Corp., a Delaware corporation ("Parent"), Maize Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Sub"), and [STOCKHOLDER] ("Stockholder").

                                  WITNESSETH:

    WHEREAS, immediately prior to the execution of this Agreement, Parent, Sub and Interface Systems, Inc., a Michigan corporation (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger"); and

    WHEREAS, as of the date hereof, Stockholder is the record and Beneficial
Owner (as defined hereinafter) of           Existing Shares (as defined
hereinafter) of the common stock, no par value, of the Company (the "Company Common Stock"); and

    WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    Section 1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

    (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

    (b) "Existing Shares" means shares of the Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

    (c) "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

    Section 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent and Sub as follows:

    (a) OWNERSHIP OF SHARES. Stockholder is the sole record and Beneficial Owner of (i) the Existing Shares, (ii) Company Options to purchase [ ] shares of Company Common Stock ("Stockholder Options") and (iii) Company Warrants to purchase [ ] shares of Company Common Stock ("Stockholder Warrants"). On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by Stockholder. There are no outstanding options or other rights to acquire from Stockholder or obligations of Stockholder to sell or to acquire, any shares of the Company Common Stock. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 5 through 9 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

    (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (c) NO CONFLICTS. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority ("Governmental Entity") is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets, except in the case of clauses (ii) and (iii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Stockholder or the Company to consummate the transactions contemplated by the Merger Agreement, this Agreement or by the other Ancillary Agreements.

    (d) NO ENCUMBRANCE. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever ("Encumbrances"), except for any such Encumbrances arising hereunder.

    (e) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

    (f) RELIANCE BY PARENT. Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

    Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

    (a) POWER; BINDING AGREEMENT. Parent and Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement

                                   Annex C-2
of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (b) NO CONFLICTS. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Sub, the consummation by each of Parent and Sub of the transactions contemplated hereby or compliance by each of Parent and Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent and Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses
(ii), (iii) and (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated by the Merger Agreement, this Agreement or by the other Ancillary Agreements.

    Section 4. DISCLOSURE. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which Parent, in its sole discretion determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

    Section 5. TRANSFER AND OTHER RESTRICTIONS. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:


        (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein except as provided in Section 8 hereof;


        (ii) grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

       (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

    Section 6. VOTING OF THE COMPANY COMMON STOCK. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or

                                   Annex C-3
special and whether or not an adjourned or postponed meeting) of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities:

           (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

           (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

    Stockholder may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6.

    Section 7.  PROXY.

    (a) Stockholder hereby irrevocably grants to, and appoints, Parent and Bernard J. Cassidy, Joseph C. Consul, or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in connection with any meeting of the stockholders of the Company, as specified in Section 6 hereof.

    (b) Stockholder represents that any other proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies are hereby revoked.

    (c) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked under any circumstances. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 422 of the Michigan Business Corporation Act.

    Section 8. LOCK-UP. As a further inducement to Parent to enter into the Merger Agreement, the Stockholder hereby agrees that until 90 days after the Closing Date (as defined in the Merger Agreement), the Stockholder will not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Parent Common Stock, or securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock, Beneficially Owned or controlled by such Stockholder as of the date hereof or at any time hereafter, in cash or otherwise, without, in each case, the prior written consent of Parent; PROVIDED, that the foregoing prohibitions will not apply to shares sold for the express purpose of covering the exercise price of Stockholder Options. In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of such securities if such transfer would constitute a violation or breach of this Agreement.

                                   Annex C-4

    Section 9.  STOP TRANSFER; LEGEND.

    (a) Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

    (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

    (c) Stockholder will promptly after the date hereof surrender to the Company all certificates representing the Securities, the Company will place the following legend on such certificates in addition to any other legend required thereof:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A VOTING AGREEMENT, DATED AS OF JULY 28, 2000, BY AND AMONG TUMBLEWEED COMMUNICATIONS CORP., MAIZE ACQUISITION SUB, INC. AND [STOCKHOLDER]."

    Section 10. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

    Section 11.  TERMINATION.  This Agreement shall terminate on the earliest of
(a) termination of the Merger Agreement pursuant to Section 7.1(a), (b) or (c) thereof, (b) six months following the termination of the Merger Agreement pursuant to Section 7.1(d) or (e) thereof, (c) the agreement of the parties hereto to terminate this Agreement, or (d) the consummation of the Merger.

    Section 12.  MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    (b) SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    (c) AMENDMENT AND MODIFICATION. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

    (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier

                                   Annex C-5
service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Parent or Sub, to:

           Tumbleweed Communications Corp.
           700 Saginaw Drive
           Redwood City, California 94063
           Attention:   Jeffrey C. Smith
           Telephone:  650-216-2010
           Facsimile:   650-216-2001

       with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           525 University Avenue--Suite 220
           Palo Alto, California 94301
           Telephone: (650) 470-4500
           Telecopy No.: (650) 470-4570
           Attention: Gregory C. Smith

    If to Stockholder, to:

       with a copy to:

    (e) SEVERABILITY. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (g) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (h) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                   Annex C-6

    (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except in such cases as the laws of the State of Michigan are mandatorily applicable.

    (j) DESCRIPTIVE HEADING. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

    (k) EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    (l) FURTHER ASSURANCES. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    (m) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

                                             TUMBLEWEED COMMUNICATIONS CORP.

                                               By:
                                                      ------------------------------------------
                                                      Name:
                                                      Title:

                                             MAIZE ACQUISITION SUB, INC.

                                               By:
                                                      ------------------------------------------
                                                      Name:
                                                      Title:

                                               By:
                                                      ------------------------------------------
                                                                    [Stockholder]*

------------------------

* In the event this agreement covers shars held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.

                                   Annex C-7

                                                                         ANNEX D

                            INTERFACE SYSTEMS, INC.
                         CONVERTIBLE SUBORDINATED NOTE
                               PURCHASE AGREEMENT

    THIS CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT (this "Agreement") is made as of the 28th day of June, 2000, by and between Interface Systems, Inc., a Michigan corporation ("Interface" or the "Company"), and Tumbleweed Communications Corp., a Delaware corporation ("Purchaser" or the "Parent").

                                    RECITALS

    WHEREAS, the Board of Directors of the Company has approved the issuance of Common Stock, no par value (the "Common Stock") in accordance with the Notes, as defined below;

    WHEREAS, the Board of Directors of the Company has approved the sale and issuance of an aggregate of up to $3,000,000 of Convertible Subordinated Notes (individually, a "Note" and collectively, the "Notes") which can be converted into Common Stock;

    WHEREAS, the Purchaser desires to purchase Notes on the terms and conditions set forth herein; and

    WHEREAS, the Company desires to issue and sell Notes to the Purchaser on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  PURCHASE AND SALE OF STOCK.

    1.1 SALE AND ISSUANCE OF NOTES.

    (a) Subject to the terms and conditions of this Agreement, the Purchaser agrees, to purchase at the Closings and the Company agrees to sell and issue to the Purchaser, a Note for $2,000,000 (the "$2,000,000 Note") and a Note for $1,000,000 (the "$1,000,000 Note").

    1.2 THE CLOSINGS.

    (a) The purchase and sale of the $2,000,000 Note shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, at 5:00 p.m., on July 3, 2000, or at such other time and place as the Company and the Purchaser shall mutually agree, either orally or in writing (which time and place are designated as the "$2,000,000 Closing").

    (b) The purchase and sale of the $1,000,000 Note shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, at 5:00 p.m., on September 5, 2000, or at such other time and place as the Company and the Purchaser shall mutually agree, either orally or in writing (which time and place are designated as the "$1,000,000 Closing" and together with the $2,000,000 Closing, the "Closings").

    (c) At each of the Closings, the Company shall deliver to the Purchaser a
Note in exchange for payment of the purchase price therefor by check, wire transfer, or such other form of payment as shall be mutually agreed upon by the Purchaser and the Company.

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    Reference is made to that certain Agreement and Plan of Merger by and among Parent, Maize Acquisition Sub, Inc., a Delaware corporation, and the Company dated June 28, 2000 (the "Merger

Agreement"). The Company hereby represents, warrants and covenants to the Purchaser each of the representations, warranties and covenants set forth in
Article III of the Merger Agreement subject to the exceptions set forth in the Disclosure Schedule thereto, which is incorporated by reference herein, and further represents, warrants, and covenants, specifically identifying the relevant subparagraph(s) hereof and attached hereto, as follows:

    2.1 REGISTRATION RIGHTS.

    Except as provided in the Merger Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

    2.2 AUTHORIZATION.

    All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, that certain Registration Rights Agreement by and between the Company and Parent (the "Registration Rights Agreement") and the Notes, the performance of all obligations of the Company hereunder and thereunder at the Closings and the authorization, issuance (or reservation for issuance), sale, and delivery of the Notes being sold hereunder and the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closings, and this Agreement, the Registration Rights Agreement, and the Notes, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally,
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable laws. The sale of the Notes is not and the subsequent conversion of the Notes into Common Stock will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

    2.3 OFFERING.

    Subject in part to the truth and accuracy of the Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Notes as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

    2.4 VALID ISSUANCE OF NOTES AND COMMON STOCK.

    The Notes that are being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Notes being purchased under this Agreement has been duly and validly reserved for issuance and will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws.

    2.5 GOVERNMENTAL CONSENTS.

    No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the

                                   Annex D-2

Company's valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Notes by the Company or the issuance of Common Stock upon conversion of the Notes, except such filings as have been made prior to the Closings, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

    2.6 DISCLOSURE.

    The Company has provided the Purchaser with all the information reasonably available to it without undue expense that such Purchaser has requested for deciding whether to purchase the Notes and all information that the Company believes is reasonably necessary to enable such Purchaser to make such decision. To the best of the Company's knowledge after reasonable investigation, neither this Agreement nor any other agreements, written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

    The Purchaser hereby represents and warrants to the Company (severally and not jointly) that:

    3.1 AUTHORIZATION.

    The Purchaser has full power and authority to enter into this Agreement and the Registration Rights Agreement, and that this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of such Purchaser.

    3.2 LEGENDS.

    To the extent applicable, each certificate or other document evidencing any of the Notes or any Common Stock issued upon conversion thereof shall be endorsed with the legends substantially in the form set forth below:

    (a) The following legend under the Securities Act:

    "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE "SECURITIES LAWS" AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION, WHICH EXEMPTION FROM REGISTRATION SHALL BE DESCRIBED IN A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PURCHASER AND DELIVERED TO THE PURCHASER."

    (b) Any legend imposed or required by the Company's Bylaws or applicable state securities laws.

    3.3 ACCREDITED INVESTOR.

    (a) The Purchaser further represents to the Company that such Purchaser is an Accredited Investor, as defined in Rule 501 of the Securities Act.

    3.4 PURCHASE ENTIRELY FOR OWN ACCOUNT.

    This Agreement is made with the Purchaser in reliance upon such Purchaser's representation to the Company, which by such Purchaser's execution of this Agreement such Purchaser hereby confirms,

                                   Annex D-3
that the Note to be purchased by such Purchaser and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes.

4.  CONDITIONS OF PURCHASER'S OBLIGATIONS AT THE CLOSINGS.

    The obligations of the Purchaser under subparagraph 1.2 of this Agreement are subject to the fulfillment on or before each of the Closings of each of the following conditions:

    4.1 REPRESENTATIONS AND WARRANTIES.

    The representations and warranties of the Company contained in Section 2 shall be true on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of each Closing.

    4.2 PERFORMANCE.

    The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

    4.3 COMPLIANCE CERTIFICATE.

    The President of the Company shall deliver to the Purchaser at each Closing a certificate certifying that the conditions specified in paragraphs 4.1, 4.2, 4.4, 4.5 and 4.6 have been fulfilled.

    4.4 QUALIFICATIONS.

    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be duly obtained and effective as of each Closing.

    4.5 PROCEEDINGS AND DOCUMENTS.

    All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser's special counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

    4.6 OPINION OF COMPANY COUNSEL.

    The Purchaser shall have received from Dykema Gossett PLLC, counsel for the Company, an opinion, dated the date of each of the Closings, in the form attached hereto as EXHIBIT A.

    4.7 NO MATERIAL ADVERSE CHANGE.

    Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which could be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries.

                                   Annex D-4

    4.8 NO TERMINATION OF THE MERGER AGREEMENT.

    The Merger Agreement shall not have been terminated in accordance with its terms.

    4.9 NO BREACH OF THE MERGER AGREEMENT.

    The Company shall not be in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, the Notes or the Merger Agreement.

5.  CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

    The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment on or before each Closings of each of the following conditions by the Purchaser:

    5.1 REPRESENTATIONS AND WARRANTIES.

    The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

    5.2 QUALIFICATIONS.

    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be duly obtained and effective as of each Closing.


6.  MISCELLANEOUS.


    6.1 ENTIRE AGREEMENT.

    This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

    6.2 SURVIVAL OF WARRANTIES.

    The warranties, representations, and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and both Closings.

    6.3 SUCCESSORS AND ASSIGNS.

    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Notes sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

    6.4 GOVERNING LAW.

    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                                   Annex D-5

    6.5 COUNTERPARTS.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    6.6 TITLES AND SUBTITLES.

    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    6.7 NOTICES.

    Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days' advance notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

    6.8 FINDER'S FEES.

    Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction.

    The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the cost and expenses of defending against such liability or asserted liability) for which it or any of its officers, partners, employees, or representatives is responsible.

    The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.

    6.9 EXPENSES.

    Irrespective of whether either Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Agreement.

    6.10 ATTORNEYS' FEES.

    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

    6.11 AMENDMENTS AND WAIVERS.

    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Purchaser.

                                   Annex D-6

    6.12 SEVERABILITY.

    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                       INTERFACE SYSTEMS, INC.

                                                       By:
                                                                 -------------------------------------

                                                       Address:
                                                                 -------------------------------------
                                                                 -------------------------------------
                                                                 -------------------------------------

                                                       PURCHASER:

                                                       By:
                                                                 -------------------------------------
                                                       Title:
                                                                 -------------------------------------

                                                       Address:
                                                                 -------------------------------------
                                                                 -------------------------------------
                                                                 -------------------------------------

                                   Annex D-7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE "SECURITIES LAWS" AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION, WHICH EXEMPTION FROM REGISTRATION SHALL BE DESCRIBED IN A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PURCHASER AND DELIVERED TO THE PURCHASER.

                                    FORM OF
                            INTERFACE SYSTEMS, INC.
                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$                                                          Palo Alto, California

                                                                   June 28, 2000

    Interface Systems, Inc., a Michigan corporation (the "Company"), the principal office of which is located at 5855 Interface Drive, Ann Arbor, MI, for value received hereby promises to pay to Tumbleweed Communications Corp., a Delaware corporation ("Parent" or the "Purchaser"), or its registered assigns,
the sum             ($      ), or such lesser amount as shall then equal the
outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) June 28, 2001, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. This Note is issued in connection with that certain Convertible Subordinated Note Purchase Agreement between the Company and the Purchasers described therein, dated as of June 28, 2000, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The holder of this
Note is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Note is one of the Notes referred to as the "Notes" in the Purchase Agreement.

    The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.  DEFINITIONS.

    As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

    (i) "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

    (ii) "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

   (iii) "Merger Agreement" shall refer to that certain Agreement and Plan of Merger by and among the Company, Parent, and Maize Acquisition Sub, Inc., dated June 28, 2000.

2.  INTEREST.

    Commencing on December 31, 2000, and on each June 30 and December 31 thereafter until all outstanding principal and interest on this Note shall have been paid in full, the Company shall pay interest at the rate of ten percent (10%) per annum (the "Initial Interest Rate") on the principal of this Note outstanding during the period beginning on the date of issuance of this Note and ending on

                                   Annex D-8
the date that the principal amount of this Note becomes due and payable. In the event that the principal amount of this Note is not paid in full when such amount becomes due and payable, interest at the same rate as the Initial Interest Rate plus three percent (3%) shall continue to accrue on the balance of any unpaid principal until such balance is paid.

3.  EVENTS OF DEFAULT.

    If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the
Company:

    (i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or

    (ii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

   (iii) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

    (iv) Any declared default of the Company under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder; or

    (v) If the Company or the Purchaser terminates the Merger Agreement under any section other than Section 7.1(c) of the Merger Agreement, sixty (60) days following such termination.

4.  SUBORDINATION.

    The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as hereinafter defined.

    4.1 Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

                                   Annex D-9

    4.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and
(ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

    4.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

    4.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 4.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

    4.5 Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.

5.  PREPAYMENT.

    The principal amount of this note plus accrued and unpaid interest may be prepaid upon thirty (30) days' prior written notice to the Holder.

6.  CONVERSION.

    6.1 Voluntary Conversion. Any Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Note, to convert this Note, in accordance with the provisions of Section
6.3 hereof, in whole or in part, into fully paid and nonassessable shares

                                   Annex D-10
of Common Stock of the Company (the "Company Common Stock"). The number of shares of Company Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount together with all accrued interest to the date of conversion by the Conversion Price (as defined below) in effect at the time of such conversion. The initial Conversion Price shall be equal to $9.50.

    6.2 Automatic Conversion. If at any time the Merger Agreement is terminated pursuant to Section 7.1(c) by the Company, the entire principal amount of this Note shall be automatically converted into shares of Company Common Stock at the Conversion Price in effect at that time.

    6.3 Conversion Procedure.

        6.3.1 NOTICE OF CONVERSION PURSUANT TO SECTION 6.1. Before the Holder shall be entitled to convert this Note into shares of Company Common Stock, it shall surrender this Note at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to this
    Section 6.1, and shall state therein the name or names in which the certificate or certificates for shares of Company Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of shares of Company Common Stock to which the Holder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Company Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock as of such date.

        6.3.2 NOTICE OF CONVERSION PURSUANT TO SECTION 6.2. If this Note is automatically converted, written notice shall be delivered to the Holder of this Note at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Holder is located, notifying the Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to the Company, in the manner and at the place designated, the Note.

    6.4 Delivery of Stock Certificates. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of full shares of Company Common Stock issuable upon such conversion.

    6.5 Mechanics and Effect of Conversion. No fractional shares of Company Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. Upon the conversion of this Note pursuant to Section 6.1 above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above. In the event of any conversion of this Note pursuant to
Section 6.1 above, such conversion shall be deemed to have been made immediately prior to the closing of the issuance and sale of such Company Common Stock and on and after such date the Holder of this Note entitled to receive the shares of such Company Common Stock issuable upon such conversion shall be treated for all purpose as the record

                                   Annex D-11

Holder of such shares and a purchaser of such shares under the Purchase Agreement and shall be bound by the terms of the Purchase Agreement. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder, within ten (l0) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

7.  CONVERSION PRICE ADJUSTMENTS.

    7.1 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Company Common Stock or the determination of holders of Company Common Stock entitled to receive a dividend or other distribution payable in additional shares of Company Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Company Common Stock (hereinafter referred to as "Company Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Company Common Stock or the Company Common Stock Equivalents (including the additional shares of Company Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Company Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

    7.2 Adjustments for Reverse Stock Splits. If the number of shares of Company Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Company Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Company Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

    7.3 Restrictions and Limitations. So long as any Notes are outstanding, the Company shall not, without the prior written consent by the Purchaser, authorize or issue or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Note, or borrow any funds, or incur any indebtedness.

    7.4 Notices of Record Date, etc. In the event of:

        7.4.1 Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other Securities or property, or to receive any other right; or

        7.4.2 Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

        7.4.3 Any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying:

           7.4.3.1 The date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and

                                   Annex D-12

           7.4.3.2 The date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

    7.5 Reservation of Stock lssuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock solely for the purpose of effecting the conversion of the Note such number of its shares of Company Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Company Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to the holder of this Note, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Company Common Stock to such number of shares as shall be sufficient for such purposes.

8.  WAIVER AND AMENDMENT.

    Any provision of this Note may be amended, waived or modified upon the written consent of the Company and holders of at least two-thirds of the face amount of all then outstanding Notes issued pursuant to the Purchase Agreement.

9.  TREATMENT OF NOTE.

    To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

10. NOTICES.

    Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

11. NO STOCKHOLDER RIGHTS.

    Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

12. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

13. HEADING; REFERENCES.

    All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

                                   Annex D-13

    IN WITNESS WHEREOF, the Company has caused this Note to be issued this   day
of       , 2000.

                                          INTERFACE SYSTEMS, INC.

                                          By:
                                          --------------------------------------
                                          --------------------------------------

Holder: TUMBLEWEED COMMUNICATIONS CORP.

Address: 700 Saginaw Drive, Redwood City, CA

                                   Annex D-14

                              NOTICE OF CONVERSION

TO INTERFACE SYSTEMS, INC.

    The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Company Common Stock of Interface Systems,
Inc., to the extent of $          unpaid principal amount of such Note, and
requests that the certificates for such shares be issued in the name of, and
delivered to,             , whose address is                    .

Dated:

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Address

                                   Annex D-15

                                                                         ANNEX E

                        FORM OF INTERFACE SYSTEMS, INC.
                             1992 STOCK OPTION PLAN

                   (AS AMENDED AND RESTATED ON JULY 14, 2000)

1. CERTAIN DEFINITIONS.

    A "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than a Subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company or a Subsidiary), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company, provided that a person shall not be deemed to beneficially own shares solely because such person has the right to vote such shares pursuant to a revocable proxy or proxies given in response to a public solicitation made in accordance with the applicable rules promulgated under the Exchange Act; (ii) consummation of any merger, consolidation or similar transaction with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile), if a majority of the members of the Board of Directors of the surviving company are not Continuing Directors; (iii) any liquidation or dissolution of the Company, or any sale of all or substantially all of the Company's assets to an entity not controlled by persons who were members of the Board of Directors or officers of the Company as of the 1997 Annual Meeting of Stockholders or by any employee benefit plan or employee benefit plan trust maintained by the Company or a Subsidiary; and (iv) a change in the identity of a majority of the members of the Company's Board of Directors within any twelve-month period, which change or changes are not recommended by the incumbent directors immediately prior to any such change or changes.

    The "Code" is the Internal Revenue Code of 1986, as amended.

    The "Committee" is a committee of two or more directors of the Company, each of whom is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act.

    The "Common Stock" is the common stock, no par value per share, of the Company.

    The "Company" is Interface Systems, Inc., a Michigan corporation.

    "Continuing Directors" means persons (A) who are members of the Board of Directors immediately prior to the merger, consolidation or similar transaction and (B) who also were members of the Board of Directors of the Company immediately following the 1997 Annual Meeting of Stockholders or are new directors whose election by the Board of Directors, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors immediately following the 1997 Annual Meeting of Stockholders or whose election or nomination for election was previously approved as provided above.

    "Disabled" or "Disability" means Permanently disabled as defined in Section 22(e)(3) of the Code.

    "Employee" means an individual with an "employment relationship" with the Company, or any Parent or Subsidiary, as defined in Regulation 1.421-7(h) promulgated under the Code, and shall include, without limitation, employees who are directors of the Company, or any Parent or Subsidiary.

    "Employment" means the state of being an Employee.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" shall mean the last sale price on the Nasdaq Stock Market National Market, as reported in the Wall Street Journal, for the last preceding day on which the Common Stock was traded prior to the date with respect to which the fair market value is to be determined, as determined by the Committee in its sole discretion.

    An "Incentive Stock Option" is an option intended to meet the requirements of Section 422 of the Code.

    A "Nonqualified Stock Option" is an option granted under the Plan other than an Incentive Stock Option.

    "Parent" means any "parent corporation" of the Company as defined in Section 424(e) of the Code.

    The "Plan" is the 1992 Stock Option Plan.

    "Subsidiary" means any "subsidiary corporation" of the Company as defined in
Section 424(f) of the Code.

2. PURPOSE.

    The purpose of the Plan is to promote the best interests of the Company and its shareholders by encouraging participants to acquire a proprietary interest in the Company, thus identifying their interests with those of its shareholders and encouraging the participants to make greater efforts on behalf of the Company.

3. ADMINISTRATION.

    The selection of participants in the Plan and decisions concerning the timing, pricing and amount of any grant of options under the Plan shall be made by the Committee. Except as provided in Section 13 of the Plan, the Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or any option granted under the Plan shall be final and binding upon all participants.

4. PARTICIPANTS.

    Participants in the Plan shall be such key Employees as the Committee may select from time to time. The Committee may grant options to an individual upon the condition that the individual become an Employee, provided that the option shall be deemed to be granted only on the date the individual becomes an Employee.

5. STOCK.

    The stock subject to options under the Plan shall be the Common Stock, and may be either authorized and unissued shares or treasury shares held by the Company. The total amount of Common Stock on which options may be granted under the Plan shall not exceed 2,000,000 shares, subject to adjustment in accordance with Section 11. Shares subject to any unexercised portion of a terminated, canceled or expired option granted under the Plan may again be subjected to options under the Plan.

6. AWARD OF OPTIONS.

    Subject to the limitations set forth in the Plan, the Committee from time to time may grant options to such participants and for such number of shares of Common Stock and upon such other terms as it shall designate. Each option shall be evidenced by a stock option agreement in such form and containing such provisions as the Committee shall deem appropriate, provided that such terms

                                   Annex E-2
shall not be inconsistent with the Plan. The Committee may designate any option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an option as an Incentive Stock Option or a Nonqualified Stock Option. Any participant may hold more than one option under the Plan and any other stock option plan of the Company. The date on which an option is granted shall be the date of the Committee's authorization of the option or such later date as shall be determined by the Committee at the time the option is authorized.

    Incentive Stock Options. Any option intended to constitute an Incentive Stock Option shall comply with the following requirements in addition to the other requirements of the Plan: (a) the exercise price per share for each Incentive Stock Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date the option is granted; provided that no Incentive Stock Option shall be granted to any participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company or any Parent or Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of such Company, Parent or Subsidiary unless, at the date of grant of an option to such participant, the exercise price for the option is at least 110% of the Fair Market Value of the shares subject to option and the option, by its terms, is not exercisable more than five years after the date of grant; (b) the aggregate Fair Market Value of the underlying Common Stock at the time of grant as to which Incentive Stock Options under the Plan (or a plan of a Parent or Subsidiary) may first be exercised by a participant in any calendar year shall not exceed $100,000 (to the extent that an option intended to constitute an Incentive Stock Option shall exceed the $100,000 limitation, the portion of the option that exceeds such limitation shall be deemed to constitute a Nonqualified Stock Option); (c) an Incentive Stock Option shall not be exercisable after the tenth anniversary of the date of grant or such lesser period as the Committee may specify from time to time.

    Nonqualified Stock Options. A Nonqualified Stock Option shall not be exercisable after the tenth anniversary of the date of grant. The exercise price per share of a Nonqualified Stock Option shall not be less than the Fair Market Value per share of the Common Stock on the date of grant.

7. EXERCISE OF OPTIONS.

    Subject to any limitations on exercise contained in the stock option agreement relating to a particular option which is not inconsistent with this Section, options may be exercised in installments as follows:

        (a) Beginning on the date after the first anniversary of the date of grant, an option may be exercised up to 1/3 of the shares subject to the option;

        (b) After the expiration of each succeeding anniversary date of the date of grant, the option may be exercised up to an additional 1/3 of the shares subject to option, so that after the expiration of the third anniversary of the date of grant the option shall be exercisable in full; and

        (c) To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

8. PAYMENT FOR SHARES.

    The purchase price for shares of Common Stock to be acquired upon exercise of an option granted hereunder shall be paid in full, at the time of exercise, in cash, by certified check, bank draft or money order or by tendering to the Company shares of Common Stock then owned by the participant, duly endorsed for transfer or with duly executed stock power attached, which shares shall be valued at their Fair Market Value as of the date of such exercise and payment. Notwithstanding the foregoing, the option exercise price may be paid by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the participant's broker to deliver to the Company a sufficient amount of cash to pay the exercise price and any applicable income

                                   Annex E-3
and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("Cashless Exercise").

9. WITHHOLDING TAXES.

    The Company shall have the right to withhold from a participant's compensation or require a participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an option.

10. NON-ASSIGNABILITY.

    No option shall be transferable by a participant except by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the lifetime of a participant, an option shall be exercised only by the optionee. No transfer of an option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the option.

11. TERMINATION OF EMPLOYMENT.

    Unless otherwise provided in the stock option agreement relating to a particular option: (a) if, prior to the date that such option shall first become exercisable, the participant's Employment shall be terminated, with or without cause, or by the act, death, Disability, or retirement of the participant, the participant's right to exercise the option shall terminate and all rights thereunder shall cease; and (b) if, on or after the date that such option shall first become exercisable, a participant's Employment shall be terminated for any reason other than death or Disability, the participant shall have the right, prior to the earlier of (i) the expiration of the option or (ii) three months after such termination of Employment, to exercise the option to the extent that it was exercisable and is unexercised on the date of such termination of Employment, subject to any other limitation on the exercise of the option in effect at the date of exercise; and (c) if, on or after the date that such option shall have become exercisable, the participant shall die or become Disabled while an Employee or while such option remains exercisable, the participant or the executor or administrator of the estate of the participant (as the case may be), or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, shall have the right, prior to the earlier of (i) the expiration of the option or (ii) one year from the date of the participant's death or termination due to such Disability to exercise the option to the extent that it was exercisable and unexercised on the date of death, subject to any other limitation on exercise in effect at the date of exercise.

    The transfer of an Employee from one corporation to another among the Company, any Parent and any Subsidiary, or a leave of absence with the written consent of the Company, shall not constitute a termination of Employment for purposes of the Plan.

12. ADJUSTMENTS.

    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock, or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable,

                                   Annex E-4
adjust any or all of (a) the number and type of shares of Common Stock which thereafter may be made the subject of options, (b) the number and type of shares of Common Stock subject to outstanding options, and (c) the exercise price with respect to any option, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding option; provided, however, in each case, that with respect to the Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422 of the Code or any successor provision thereto; and provided further, however, that the number of shares of Common Stock subject to any option shall always be a whole number. In the event of a Change of Control and under such other circumstances as the Committee may designate, options under the Plan shall be treated as the Committee may determine (including acceleration of vesting and settlements of options) at the time of grant or at a subsequent date as provided in the stock option agreement reflecting the grant of such options.

13. RIGHTS PRIOR TO ISSUANCE OF SHARES.

    No participant shall have any rights as a shareholder with respect to any shares covered by an option until the issuance of a stock certificate to the participant for such shares. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date such certificate is issued.

14. TERMINATION AND AMENDMENT.

    The Board of Directors (the "Board") may terminate the Plan, or the granting of options under the Plan, at any time. No Incentive Stock Option shall be granted under the Plan ten years after adoption of the Plan by the Board or approval of the Plan by the Company's shareholders, whichever is earlier. Termination of the Plan shall not affect the rights of the holders of any options previously granted.

    The Board may amend or modify the Plan at any time and from time to time. No amendment, modification, or termination of the Plan shall in any manner affect any option granted under the Plan without the consent of the participant holding the option.

15. APPROVAL OF PLAN.

    The Plan shall be subject to the approval of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at a meeting of shareholders of the Company held within 12 months after adoption of the Plan by the Board. No option granted under the Plan may be exercised in whole or in part until the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within such 12-month period, the Plan and any options granted hereunder shall become void and of no effect.

16. EFFECT ON EMPLOYMENT.

    Neither the adoption of the Plan nor the granting of any option pursuant to it shall be deemed to create any right in any individual to be retained as an Employee.

17. USE OF PROCEEDS.

    The proceeds received from the sale of Common Stock pursuant to exercises of options granted under the Plan will be used for general corporate purposes of the Company.

BOARD OF DIRECTOR APPROVAL:                            March 27, 1992
SHAREHOLDER APPROVAL:                                  May 6, 1992
AMENDED:                                               February 21, 1996
AMENDED AND RESTATED:                                  August 8, 1997
AMENDED AND RESTATED:                                  January 14, 2000
AMENDED AND RESTATED:                                  July 14, 2000

                                   Annex E-5

                                                                         ANNEX F

                 [LETTERHEAD OF NEWBURY, PIRET COMPANIES, INC.]

                                                                   June 28, 2000

Board of Directors
Interface Systems, Inc.
5855 Interface Drive
Ann Arbor, MI 48103

Gentlemen:

    We understand that Interface Systems, Inc. ("Interface"), Tumbleweed Communications Corp. ("Tumbleweed"), and Maize Acquisition Sub, Inc., a wholly-owned subsidiary of Tumbleweed ("Merger Sub"), are proposing to enter into an Agreement and Plan of Merger (the "Agreement") (a draft of which has been provided to us dated June 28, 2000), pursuant to which Merger Sub will be merged with and into Interface, which will be the surviving entity and which will become a wholly-owned subsidiary of Tumbleweed (the "Merger"). Pursuant to the Merger, we understand that each outstanding share of the common stock of Interface ("Interface Common Stock") will be converted into the right to receive
0.264 (the "Exchange Ratio") of a share of Common Stock of Tumbleweed ("Tumbleweed Common Stock"). Outstanding options and warrants to acquire Interface Common Stock will be assumed and converted into options and warrants to acquire Tumbleweed Common Stock pursuant to the terms of the agreement. The terms and conditions of the Merger are set forth in more detail in the Agreement.

    Newbury, Piret Companies, Inc., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. You have asked for our opinion as to the fairness, from a financial point of view as of the date hereof, to the stockholders of Interface of the Exchange Ratio pursuant to the Merger.

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: reviewed certain financial estimates and other financial and operating data concerning the business and operations of Interface prepared by the management of Interface; reviewed certain information and estimates concerning the business and operations of Tumbleweed furnished to us by Tumbleweed's management; reviewed certain publicly available information, including but not limited to: Annual Reports to Shareholders and Annual Reports on Form 10-K of Interface for the five fiscal years ended September 30, 1999, 1998, 1997, 1996 and 1995, Annual Report to Stockholders and Annual Report on Form 10-K of Tumbleweed for the fiscal year ended December 31, 1999, the Prospectus dated August 5, 1999 for Tumbleweed's IPO, Interim reports to stockholders and Quarterly Reports on Form 10-Q of Interface and Tumbleweed, other communications from Interface and Tumbleweed to their respective stockholders, and publicly available assessments of Tumbleweed's financial prospects ("Analyst Reports"); reviewed the draft Agreement in the form presented to Interface's Board of Directors; reviewed the reported historical price and trading activity for Interface Common Stock and Tumbleweed Common Stock; evaluated market valuation multiples of certain other publicly traded companies that we deemed relevant; compared the financial position and operating results of Interface with those of other publicly traded companies that we deemed relevant; reviewed the financial terms of certain recent business combinations in the software and Internet industries specifically and in other industries generally; compared the historical exchange ratios with the proposed Exchange Ratio; prepared an analysis based upon certain historical operating and financial information regarding Interface's contribution to the combined entity; held discussions with members of the senior management of Interface and Tumbleweed regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Merger as well as the past and current business operations, financial conditions, and future prospects of their respective companies; and considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

    In preparing our opinion, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to us by Interface and Tumbleweed and have relied upon the assurances of Interface and Tumbleweed that all such information provided by them is complete and accurate in all material respects and that there is no additional material information known to them that would make any of the information made available to us either incomplete or misleading. In addition, we have not assumed responsibility for reviewing or making an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities (contingent or otherwise) or technology of Interface or Tumbleweed, nor have we been furnished with any such appraisals. We have also assumed that there have been no material changes in Interface's or Tumbleweed's assets, financial condition, results of operations, business, or prospects since the respective dates of their last financial statements made available to us. With respect to the financial forecasts for Interface provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Interface's management at the time of preparation as to the future financial performance of Interface and that they provide a reasonable basis upon which we can form our opinion. We express no view with respect to such forecasts and other information and data or the assumptions on which they are based.

    We have performed no investigation relating to the representations and warranties made by Interface or Tumbleweed, including the representations and warranties made with respect to intellectual property or the status of any litigation pending or threatened against either Interface or Tumbleweed. As you are aware, internal financial projections for Tumbleweed were not available. Accordingly, our review of Tumbleweed's future financial performance for purposes of rendering our opinion was limited to discussions with the management of Tumbleweed of certain research analysts' estimates of Tumbleweed's future financial performance. We have relied upon, without independent verification, the assessment by the managements of Interface and Tumbleweed of: (i) the strategic and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Interface and Tumbleweed; and
(iii) the validity of, and risks associated with, Interface's and Tumbleweed's existing and future technologies, services or business models. We have relied upon the assessment by the managements of Interface and Tumbleweed of their ability to retain key employees of Interface.

    We were not asked to, and did not, conduct a market survey to determine the interest of other potential acquirers of Interface or otherwise solicit, or assist Interface in soliciting, any third party indications of interest in acquiring all or any part of Interface. Furthermore, this opinion addresses only the financial fairness to the stockholders of Interface of the Exchange Ratio pursuant to the Merger and does not address the relative merits of the Merger and any alternative business strategies to the Merger, the effect of any other transaction in which Interface might engage, Interface's underlying decision to proceed with or affect the Merger or any other aspect of the Merger.

    For purposes of this opinion, we have assumed that neither Interface nor Tumbleweed is a party to any pending transactions, including external financings, recapitalizations, or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. We have further assumed with your consent that the Merger will be consummated substantially in accordance with the terms described in the Agreement. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. We have relied on advice of counsel and independent accountants to Interface as to all legal, tax and financial reporting matters with respects to Interface, the Merger, and the Agreement. We are expressing no opinion on such matters.

                                   Annex F-2

    We have acted as financial advisor to Interface in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. We are also currently engaged by Interface as an investment banker in connection with a private equity financing for Interface, and we may in the future provide additional investment banking or other financial advisory services to Interface. In addition, Interface has agreed to indemnify us for certain liabilities that may arise out of our engagement.

    We are expressing no opinion herein as to actual value of Interface's common stock at the consummation of the Merger nor as to the prices at which Interface's and Tumbleweed's securities will actually trade prior to or Tumbleweed's securities will actually trade after the consummation of the Merger. The consideration to be received by the stockholders of Interface pursuant to the Merger is based upon a fixed exchange ratio, with no floor or collar, the trading prices of Interface's and Tumbleweed's common stock are both highly volatile, and, accordingly, the actual transaction consideration may vary significantly.

    We are not expressing an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Tumbleweed as a consequence of Tumbleweed's anticipated purchase of Interface's convertible securities prior to the consummation of the Merger.

    Our opinion is based on financial, economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise, or reaffirm this opinion, and any change in such conditions would require a reevaluation of this opinion.

    The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying our opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Interface's or Tumbleweed's control and are not susceptible to accurate prediction.

    In furnishing this opinion, we are not "experts" within the meaning of that term as used in the Securities Act of 1933, as amended ("the Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

    This opinion is directed to the Board of Directors of Interface in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion may not be used or referred to by Interface, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus or the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger, provided that this opinion is reproduced therein in full and any description of, or reference to, us or any summary of this opinion included therein is in form and substance acceptable to us and our legal counsel.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio pursuant to the Merger is fair to the stockholders of Interface, from a financial point of view, as of the date hereof.

Very truly yours,

Newbury, Piret Companies, Inc.

                                   Annex F-3

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that Tumbleweed may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Tumbleweed) by reason of the fact that the person is or was a director, officer, agent or employee of Tumbleweed or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Tumbleweed, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Tumbleweed as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Tumbleweed, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, any avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    Tumbleweed's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to Tumbleweed or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

    - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

    Tumbleweed's Amended and Restated Bylaws provide that:

    - it must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - it must indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

    - it must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
 2.1(6)                 Agreement and Plan of Merger, dated as of June 28, 2000,
                        among Tumbleweed Communications Corp., Maize Acquisition
                        Sub, Inc. and Interface Systems, Inc. (included as Annex A to the proxy statement/prospectus which forms a part of this
                        Registration Statement)
 3.1(1)                 Amended and Restated Certificate of Incorporation of
                        Registrant
 3.2(1)                 Amended and Restated Bylaws of Registrant
 4.1(1)                 Specimen common stock certificate
 4.2(5)                 Amended and Restated Investors' Rights Agreement, dated as of January 31, 2000
 4.3(1)                 Warrant to Purchase Stock, dated November 30, 1998, issued to Silicon Valley Bank
 5.1                    Opinion of Skadden, Arps, Slate, Meagher and Flom LLP
                        regarding the validity of the securities being registered
 8.1                    Opinion of Dykema Gossett PLLC regarding certain tax matters
 10.1(6)                Stock Option Agreement dated as of June 28, 2000 between
                        Tumbleweed Communications Corp. and Interface Systems, Inc.
                        (included as Annex B to the proxy statement/prospectus which forms a part of this Registration Statement)
 10.2(6)                Form of Interface Voting Agreement dated as of June 28,
                        2000, (included in Annex C to the proxy statement/prospectus which forms a part of this Registration Statement)
 10.3(1)                1993 Stock Option Plan
 10.4(2)                1999 Omnibus Stock Incentive Plan, as Amended
 10.5(1)                1999 Employee Stock Purchase Plan
 10.6(2)                2000 NSO Incentive Stock Plan
 10.6(1)+               Software License, Development and Services Agreement, dated
                        December 19, 1997, between the Registrant and United Parcel
                        Service General Services, Co.
 10.7(1)+               Posta License and Distribution Agreement, dated as of
                        March 31, 1999, between Tumbleweed Software, K.K. and K.K.
                        Hikari Tsushin

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
 10.8(1)+               OEM Object Code License Agreement, dated as of March 30,
                        1998, between the Registrant and RSA Data Security, Inc.
 10.9(1)                Employment Agreement, dated May 24, 1999, between Tumbleweed
                        Software Inc. and Tumbleweed Limited and Donald N. Taylor
 10.10(6)               Convertible Subordinated Note Purchase Agreement and Form of
                        Convertible Subordinated Note dated as of June 28, 2000,
                        between Tumbleweed Communications Corp. and Interface
                        Systems, Inc. (included as Annex D to the proxy
                        statement/prospectus which forms a part of this Registration
                        Statement)
 10.11                  Amended and Restated Interface Systems, Inc. 1992 Stock
                        Option Plan (included as Annex E to the proxy
                        statement/prospectus which forms a part of this Registration
                        Statement)
 21.1(2)                Subsidiaries of Registrant
 23.1                   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1)
 23.2                   Consent of Arthur Andersen LLP relating to reports
                        concerning Interface Systems, Inc.
 23.3                   Consent of KPMG LLP relating to reports concerning
                        Registrant
 23.4                   Consent of Dykema Gossett PLLC (included in Exhibit 8.1)
 24.1**                 Power of Attorney (included on signature page)
 99.1                   Form of Proxy
 99.2                   Consent of Newbury, Piret Companies, Inc. (included as
                        Annex F to the proxy statement/prospectus which forms a part of this Registration Statement)


------------------------

(1) Previously filed in Tumbleweed's Registration Statement on Form S-1 (File No. 79687), as amended and incorporated herein by reference.

(2) Previously filed in Tumbleweed's Registration Statement on Form S-1, filed July 11, 2000, and incorporated herein by reference.

(3) Previously filed in Tumbleweed's Quarterly Report on Form 10-Q, filed November 15, 1999, and incorporated herein by reference.

(4) Previously filed in Tumbleweed's Registration Statement on Form S-4, filed December 10, 1999 (File No. 333-92589), as amended and incorporated herein by reference.

(5) Previously filed in Tumbleweed's Registration Statement on Form S-8, filed February 23, 2000 (File No. 333-84683), and incorporated herein by reference.

(6) Previously filed in Tumbleweed's Current Report on Form 8-K, filed July 6, 2000, and incorporated herein by reference.

+ We sought confidential treatment from the Securities and Exchange Commission for selected portions of this exhibit. The omitted portions were separately filed with the Securities and Exchange Commission.


**  Previously filed.


    (b) FINANCIAL STATEMENT SCHEDULE

    Report on Financial Statement Schedule
    Schedule II--Valuation and Qualifying Accounts.

    (c) REPORTS, OPINIONS AND APPRAISALS OF OUTSIDE PARTIES


    The opinion of Newbury, Piret Companies, Inc. included as Annex F to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the application registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b) that every prospectus: (A) that is filed pursuant to paragraph
    (1)(a) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any actions, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on August 3, 2000.


                                                       TUMBLEWEED COMMUNICATIONS CORP.

                                                       By:             /s/ JOSEPH C. CONSUL
                                                            -----------------------------------------
                                                                         Joseph C. Consul
                                                                   VICE PRESIDENT--FINANCE AND
                                                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    *                       Chairman of the Board, President and
    ---------------------------------         Chief Executive Officer (Principal       August 3, 2000
             Jeffrey C. Smith                 Executive Officer

                                            Vice President--Finance and Chief
                    *                         Financial Officer (Principal Financial
    ---------------------------------         Officer and Principal Accounting         August 3, 2000
             Joseph C. Consul                 Officer)

                    *
    ---------------------------------       Director                                   August 3, 2000
            David F. Marquardt

                    *
    ---------------------------------       Director                                   August 3, 2000
            Timothy C. Draper

                    *
    ---------------------------------       Director                                   August 3, 2000
           Standish H. O'Grady

                    *
    ---------------------------------       Director                                   August 3, 2000
            Eric J. Hautemont

                    *
    ---------------------------------       Director                                   August 3, 2000
             Kenneth R. Klein

                    *
    ---------------------------------       Director                                   August 3, 2000
               Pehong Chen



*By:                  /s/ JOSEPH C. CONSUL
             --------------------------------------
                        Joseph C. Consul
                       (ATTORNEY-IN-FACT)

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors

Tumbleweed Communications Corp.:

    Under the date of January 17, 2000, we reported on the consolidated balance sheets of Tumbleweed Communications Corp. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the registration statement. In connection with our audits of the aforementioned financial statements, we also audited the accompanying financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express a opinion on this financial statement schedule based on our audit.

    In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

January 17, 2000

                TUMBLEWEED COMMUNICATIONS CORP. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                          BALANCE    ADDITIONS                 BALANCE
                                                            AT        CHARGED    DEDUCTIONS:    AT END
                                                         BEGINNING      TO       WRITE-OFFS       OF
DESCRIPTION                                              OF PERIOD    EXPENSE    OF ACCOUNTS    PERIOD
-----------                                              ---------   ---------   -----------   --------
                                                                         (IN THOUSANDS)
Year ended December 31, 1997:
  Allowance for bad debt...............................   $  149      $   41       $   (69)     $  121
                                                          ======      ======       =======      ======
Year ended December 31, 1998:
  Allowance for bad debt...............................   $  121      $1,720       $    (1)     $1,840
                                                          ======      ======       =======      ======
Year ended December 31, 1999:
  Allowance for bad debt...............................   $1,840      $  215       $(1,239)     $  816
                                                          ======      ======       =======      ======

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
 5.1                    Opinion of Skadden, Arps, Slate, Meagher and Flom LLP
                        regarding the validity of the securities being registered
 8.1                    Opinion of Dykema Gossett PLLC regarding certain tax matters
 10.11                  Amended and Restated Interface Systems, Inc. 1992 Stock
                        Option Plan (included as Annex E to the proxy
                        statement/prospectus which forms a part of this Registration
                        Statement)
 23.1                   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1)
 23.2                   Consent of Arthur Andersen LLP relating to reports
                        concerning Interface Systems, Inc.
 23.3                   Consent of KPMG LLP relating to reports concerning
                        Registrant
 23.4                   Consent of Dykema Gossett PLLC (included in Exhibit 8.1)
 24.1                   Power of Attorney (included on signature page)
 99.1                   Form of Proxy
 99.2                   Consent of Newbury, Piret Companies, Inc. (included as
                        Annex F to the proxy statement/prospectus which forms a part of this Registration Statement)